As filed with the Securities and Exchange Commission on January 23, 1997


                                                      Registration No. 333-18673


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          ABRAXAS PETROLEUM CORPORATION
                       CANADIAN ABRAXAS PETROLEUM LIMITED
             (Exact name of registrant as specified in the charter)

Nevada                         1331                          74-2584033
Canada                         1331                          N/A
(State or other jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
of incorporation or            Classification Code Number)   Identification
organization)                                                Number)

                                                     Robert L. G. Watson
       500 North Loop 1604 East                500 North Loop 1604 East
               Suite 100                               Suite 100
       San Antonio, Texas 78232                San Antonio, Texas 78232
            (210) 490-4788                          (210) 490-4788
   (Address, including zip code, and (Address, including zip code, and telephone number, including area code, telephone number, including area code,
  of registrant's principal executive            of agent for service)
               offices)

                                   Copies to:

                            Cox & Smith Incorporated
                         112 E. Pecan Street, Suite 1800
                            San Antonio, Texas 78205
                                 (210) 554-5500
                           Attention: Steven R. Jacobs

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

       THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              CROSS REFERENCE SHEET
                    PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                     REQUIRED BY ITEMS OF PART I OF FORM S-4

           REGISTRATION STATEMENT ITEM OF FORM S-4        CAPTION OR LOCATION

1. Forepart of Registration Statement and Outside Outside Front Cover Front Cover Page of Prospectus

2.     Inside  Front and  Outside  Back Cover Pages    Inside   Front;   Outside
       of Prospectus                                   Back     Cover      Page;
                                                       Available    Information;
                                                       Enforceability  of  Civil
                                                       Liabilities       Against
                                                       Foreign Persons

3.     Risk Factors, Ratio of Earnings to Fixed        Summary; Risk Factors;
       Charges and Other Information                   Selected Consolidated
                                                       Financial Data; Pro
                                                       Forma Financial
                                                       Information

4.     Terms of the Transaction                        Outside    Front    Cover
                                                       Page;    Summary;     The
                                                       Exchange           Offer;
                                                       Description     of    the
                                                       Notes;   Description   of
                                                       Capital  Stock;   Certain
                                                       United     States     and
                                                       Canadian    Income    Tax
                                                       Considerations

5.     Pro Forma Financial Information                 Pro    Forma    Financial
                                                       Information

6.     Material   Contacts   with  the  Company        Inapplicable
       Being Acquired

7.     Additional Information Required for             Inapplicable
       Reofferingby Persons and Parties Deemed
       to Be Underwriters

8.     Interests of Named Experts and Counsel          Legal Matters; Experts

9.     Disclosure of Commission Position on            Inapplicable
       Indemnification for Securities Act Liabilities

10.    Information with Respect to S-3 Registrants     Inapplicable

11.    Incorporation of Certain Information by         Inapplicable
       Reference

12.    Information with Respect to S-2 or S-3          Inapplicable
       Registrants

13.    Incorporation of Certain Information by         Inapplicable
       Reference

14.    Information with Respect to Registrants Other   Business; Consolidated
       than S-3 or S-2 Registrants                     Financial Statements;
                                                       Selected Consolidated
                                                       Financial Data; Pro
                                                       Forma Financial
                                                       Information;
                                                       Management's Discussion
                                                       and Analysis of
                                                       Financial Condition and
                                                       Results of Operation

15.    Information with Respect to S-3 Companies       Inapplicable

16.    Information with Respect to S-2 or S-3          Inapplicable
       Companies

17.    Information with Respect to Companies Other     Inapplicable
       than S-2 or S-3 Companies

18.    Information if Proxies, Consents or             Inapplicable
       Authorizations are to be Solicited

19.    Information if Proxies, Consents or             Management; Executive
       Authorizations are not to be Solicited or in    Compensation; Securities
       an Exchange Offer                               Holdings of Principal
                                                       Stockholders, Directors
                                                       and Officers;
                                                       Transactions with
                                                       Related Parties

                  SUBJECT TO COMPLETION, DATED JANUARY 23, 1997


PROSPECTUS
                          ABRAXAS PETROLEUM CORPORATION
                       CANADIAN ABRAXAS PETROLEUM LIMITED
             OFFER TO EXCHANGE 11.5% SENIOR NOTES DUE 2004, SERIES B
                    FOR ANY AND ALL OUTSTANDING 11.5% SENIOR
                            NOTES DUE 2004, SERIES A


                    THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ________________, 1997,
                                  UNLESS EXTENDED.


      Abraxas Petroleum Corporation, a Nevada corporation ("Abraxas"), and Canadian Abraxas Petroleum Limited, a Canada corporation ("Canadian Abraxas" and, together with Abraxas, the "Issuers"), hereby offer (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of their 11.5% Senior Notes due 2004, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of their outstanding 11.5% Senior Notes due 2004, Series A (the "Series A Notes"), of which $215,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and terms of the Series A Notes (which they replace) except that (i) the Exchange Notes will bear a Series B designation, (ii) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not be subject to certain provisions relating to an increase in the interest rate which were applicable to the Series A Notes in certain circumstances relating to the timing of the Exchange Offer and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Series A Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Series A Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated November 14, 1996 (the "Indenture") among the Issuers and IBJ Schroder Bank & Trust Company governing the Series A Notes and the Exchange B Notes. As used herein, the term "Notes" refers to both the Series A Notes and the Exchange Notes. See "The Exchange Offer" and "Description of the Notes."

      Interest on the Exchange Notes will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 1997, at the rate of 11.5% per annum. Interest will accrue from the date of issuance of the Series A Notes (November 14, 1996). The Exchange Notes will be redeemable, in whole or in part, at the option of the Issuers, on or after November 1, 2000, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to November 1, 1999, the Issuers may, at their option, redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Equity Offerings (as defined herein), at a redemption price equal to 111.5% of the aggregate principal amount of the Exchange Notes to be redeemed, plus accrued and unpaid interest to the date of redemption; provided, however, that, after giving effect to any such redemption, at least $139.75 million aggregate principal amount of Notes remains outstanding.

      The Exchange Notes will be general unsecured obligations of the Issuers and will rank pari passu in right of payment to all existing and future unsubordinated indebtedness of the Issuers. The Exchange Notes will rank senior in right of payment to all future subordinated indebtedness of the Issuers. The Exchange Notes will, however, be effectively subordinated to secured indebtedness of the Issuers to the extent of the value of the assets securing such indebtedness. See "Description of the Notes."

      The Exchange Notes will be unconditionally guaranteed, jointly and severally, by certain of the Issuers' future subsidiaries (the "Subsidiary Guarantors"). The Guarantees (as defined herein) will be general unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all unsubordinated indebtedness of the Subsidiary Guarantors and senior in right of payment to all subordinated indebtedness of the Subsidiary Guarantors. The Guarantees will be effectively subordinated to secured indebtedness of the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. See "Description of the Notes." Upon consummation of the Offering, the Issuers and the Subsidiary Guarantors will have no secured indebtedness outstanding.

      Abraxas has entered into a credit facility (the "New Credit Facility") with Bankers Trust Company ("BTCo") and ING (U.S.) Capital Corporation ("ING Capital") which is secured by certain assets of Abraxas and guaranteed by Canadian Abraxas. The New Credit Facility has an initial availability of $20.0 million. As of December 20, 1996, there were no borrowings under the New Credit Facility outstanding.

      Upon a Change of Control (as defined herein), each holder of the Notes will have the right to require the Issuers to repurchase all or a portion of such holder's Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. In addition, the Issuers will be obligated to offer to repurchase the Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain asset sales. See "Description of the Notes."


      The Issuers will accept for exchange any and all Series A Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on __________, 1997, unless extended by the Issuers in their sole discretion (the "Expiration Date"). Tenders of the Series A Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Series A Notes were sold by the Issuers on November 14, 1996 to the Initial Purchasers (as defined herein) and were thereupon sold by the Initial Purchasers in reliance upon Rule 144A under the Securities Act, to a limited number of qualified institutional buyers that agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Series A Notes may not be offered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Issuers under the Registration Rights Agreement entered into by the Issuers and the Initial Purchasers in connection with the offering of the Series A Notes. See "The Exchange Offer."


      Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of either of the Issuers within the meaning of Rule 405 under the Securities Act or a broker-dealer who purchased the Series A Notes directly from the Issuers for resale pursuant to Rule 144A or another exemption from the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "Purpose of the Exchange Offer" and " Resale of the Exchange Notes." Each broker-dealer that receives the Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of the Exchange Notes received in exchange for the Series A Notes where such Series A Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Issuers agreed that they will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale during the period required by the Securities Act. See "Plan of Distribution."

      There has not previously been any public market for the Series A Notes or the Exchange Notes. The Issuers do not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- Lack of Public Market." Moreover, to the extent that the Series A Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Series A Notes could be adversely affected.

      The Exchange Notes will be available initially only in book-entry form. The Issuers expect that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of a Global Certificate (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Certificate representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be affected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Certificate, the Exchange Notes in certified form will be issued in exchange for the Global Certificate only on the terms set forth in the Indenture. See "Book-Entry; Delivery and Form."

      Holders of the Series A Notes not tendered and accepted in the Exchange Offer will continue to hold such Series A Notes and will be entitled to all of the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Issuers will not receive any proceeds from the Exchange Offer. Pursuant to the Registration Rights Agreement, the Issuers will pay all the expenses incurred by them incident to the Exchange Offer. See "The Exchange Offer."


     SEE "RISK FACTORS" ON P. 19 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR SERIES A NOTES IN THE EXCHANGE OFFER.


      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


      The date of this Prospectus is ______________, 1997.


      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

      This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including, without limitation, those regarding the Issuers' financial position, business strategy, budgets, reserve estimates, development and exploitation opportunities and projects, behind-pipe zones, classification of reserves, projected costs, potential reserves and plans and objectives of management for future operations, are forward-looking statements. Although the Issuers believe that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Issuers' expectations ("Cautionary Statements") are disclosed under "Risk Factors" and elsewhere in this Prospectus including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to either of the Issuers, or persons acting on behalf of either of them, are expressly qualified in their entirety by the Cautionary Statements.

                              CURRENCY TRANSLATION

      Certain information contained in this Prospectus relating to CGGS (as defined herein) and Cascade (as defined herein) has been translated from Canadian dollars into U.S. dollars. The statements of operations and other similar information relating to CGGS have been translated into U.S. dollars at the average exchange rates of $0.7321 and $0.7273 to one Canadian dollar for the nine months ended September 30, 1996 and the fiscal year ended October 31, 1995, respectively. The balance sheet of Canadian Abraxas as of September 30, 1996 has been translated at the period-end exchange rate of $0.7458 to one Canadian dollar. In addition, the financial statements of Canadian Abraxas have been converted from Canadian generally accepted accounting principles to United States generally accepted accounting principles.

                        NOTICE TO NEW HAMPSHIRE RESIDENTS

      NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER THIS CHAPTER WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                           NOTICE TO FLORIDA RESIDENTS

      PURSUANT TO SECTION 517.011(1)(a)(5) OF THE FLORIDA SECURITIES ACT, YOU HAVE THE RIGHT TO RESCIND YOUR SUBSCRIPTION (UNLESS YOU ARE AN INSTITUTIONAL INVESTOR DESCRIBED IN SECTION 517.061(7) OF THE FLORIDA SECURITIES ACT) BY GIVING NOTICE OF SUCH RESCISSION BY TELEPHONE, TELEGRAPH OR LETTER, WITHIN THREE DAYS AFTER YOU FIRST TENDER CONSIDERATION, TO THE INITIAL PURCHASERS. IF NOTICE IS NOT RECEIVED BY SUCH TIME, THE FOREGOING RIGHT OF RESCISSION SHALL BE NULL AND VOID.

                                     SUMMARY


      The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, the term "Abraxas" refers to Abraxas Petroleum Corporation, the term "Canadian Abraxas" refers to Canadian Abraxas Petroleum Limited and the term "Company" refers to Abraxas and all of its subsidiaries, including Canadian Abraxas, for the relevant time periods. The term "CGGS" refers to CGGS Canadian Gas Gathering Systems Inc. after giving effect to the sale by CGGS of the Nevis Gas Processing Plant and related assets (the "Nevis Plant") to a third party. References herein to "Fiscal 1995" with respect to CGGS shall mean CGGS' fiscal year ended October 31, 1995, references to the nine months ended September 30, 1996 with respect to CGGS means the nine months ended October 31, 1996 and references to the balance sheet as of September 30, 1996 means the CGGS balance sheet at October 31, 1996. Except as otherwise noted, the reserve data for Abraxas reported in this Prospectus are based on the reserve estimates of Abraxas' independent petroleum engineers and the reserve data for CGGS reported in this Prospectus are based on reserve estimates of CGGS' independent petroleum engineers. Except as otherwise indicated herein, each reference herein to "on a pro forma basis" shall mean that the results for the stated period or other information have been adjusted to reflect the consummation of the Transactions (as defined herein). See "Glossary of Terms" for definitions of certain terms used in this Prospectus.


                                   The Company

      The Company is an independent energy company engaged primarily in the acquisition, exploration, development and production of crude oil and natural gas. Since January 1, 1991, the Company's principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. The Company utilizes a disciplined acquisition strategy, focusing its efforts on producing properties and related assets possessing the following characteristics: a concentration of operations; significant, quantifiable development potential; historically low operating expenses; and the potential to reduce G&A expenses per BOE. The Company seeks to complement its acquisition and development activities by selectively participating in exploration projects with experienced industry partners. After giving effect to the Recent Acquisitions, the Company's principal areas of operation are Texas, western Canada and southwestern Wyoming. The Company owns interests in 225,290 gross acres (126,845 net acres) and 507 gross wells (325.8 net wells), 352 of which are operated by the Company, and varying interests in 13 natural gas processing plants or compression facilities. On a pro forma basis, at June 30, 1996, the Company would have had total proved reserves of 45,647 MBOE (64.9% natural gas), of which 81.7% would have been proved developed. On a pro forma basis, for the nine months ended September 30, 1996, the Company's EBITDA would have been $28.4 million.

      The Company's acquisition, development, exploitation and exploration activities have substantially increased the Company's proved reserve base, average daily production and natural gas processing plant throughput while decreasing its total operating and G&A expenses per BOE. After consummation of the Recent Acquisitions, the Company has completed 16 acquisitions of producing properties totaling 46,009 MBOE of proved reserves at an average net acquisition cost of $3.83 per BOE since January 1, 1991. From January 1, 1991, on an historical basis, to June 30, 1996, on a pro forma basis, the Company's total proved reserves would have increased from 889 MBOE to 45,647 MBOE and aggregate PV-10 would have increased from $11.9 million to $218.3 million. From January 1, 1991, on an historical basis, to the nine months ended September 30, 1996, on a pro forma basis, average net daily production would have increased from 0.141 MBOE per day to _14.1 MBOE per day. On a pro forma basis, the Company would have had net natural gas processing capacity of 128.1 MMcf per day as of September 30, 1996. In addition, on a pro forma basis, for the nine months ended September 30, 1996, average net daily natural gas processing plant throughput would have been 87.4 MMcf per day, of which 27.3 MMcf would have been processed for third parties, and net operating revenue from processing natural gas of third parties at the Canadian Abraxas Plants (as defined herein) would have been $1.9 million. From the year ended December 31, 1991, on an historical basis, to the nine months ended September 30, 1996, on a pro forma basis, the Company's direct operating expenses per BOE would have decreased from $6.30 per BOE to $2.81 per BOE and G&A expenses per BOE would have decreased from $5.39 per BOE to $0.66 per BOE. As a result of the Company's successful acquisition strategy and its ability to decrease its direct operating and G&A expenses per BOE, the Company's EBITDA (excluding interest income) has increased from $6.66 per BOE, for the year ended December 31, 1991, to, on a pro forma basis, $7.24 per BOE, for the nine months ended September 30, 1996.

      The Company was founded in 1977 by Robert L.G. Watson, the Company's Chairman of the Board, President and Chief Executive Officer. Canadian Abraxas was formed by the Company in 1996 to acquire CGGS. The Company's principal offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 and its telephone number is (210) 490-4788. Canadian Abraxas' principal offices are located at 630 - 6th Avenue, S.W., Suite 303, Calgary, Alberta and its telephone number is (403) 262-1949.

                                Business Strategy

      The Company's primary business objectives are to: increase its recoverable reserves, production and cash flow from operations through strategic acquisitions; exploit and develop its producing properties; maintain low cost operations; and pursue a focused exploration strategy. The Company seeks to achieve its business objectives through the use of the following strategies:

o Disciplined Acquisition Strategy. The Company utilizes a disciplined acquisition strategy, focusing its acquisition efforts on producing properties and related assets possessing the following characteristics: a concentration of operations; significant, quantifiable development potential; historically low operating expenses; and the potential to reduce G&A expenses per BOE. The success of the Company's acquisition strategy is illustrated by the following table:


Property             Purchase  Purchase  Cummulative  Cummulative    June 30,
--------              Date     Price(1)    CapEx(2)  Cash Flow (3)  1996 PV-10   IRR (4)
                     -------   --------- ----------- -------------  ----------   -------
                                   (dollars in millions)

Delaware
Properties(5)          7/1/94  $  25.0   $   6.8      $  6.0          $ 37.6      19.3%
Sinton  Properties(6)  1/1/93     19.6      13.4        12.1(7)         43.0      21.4%
Sharon Ridge/
Westbrook              9/1/92      4.4       0.4         2.0             5.2      13.1%
Spraberry              7/1/94      3.2       3.0         0.9             7.1      18.5%
Happy                 8/12/92      2.2       0.1         2.6(7)          2.0      31.0%
----------------

(1) Purchase price is net of accrual of net revenue from the effective date of acquisition to purchase date.
(2) Consists of capital expenditures on a cumulative basis from date of purchase through June 30, 1996 (undiscounted).
(3) Consists of operating revenue less LOE on a cumulative basis from date of purchase through June 30, 1996 (undiscounted).
(4) Internal rate of return ("IRR") was calculated assuming that the purchase price for each property was paid on the purchase date and that the cumulative capital expenditures and cumulative cash flow occurred in equal monthly amounts over the time periods presented.
(5) Consist of the Company's interests in Cherry Canyon and the Delaware Area (each as defined herein).
(6) Consist of the Company's interests in Portilla, East White Point and Stedman Island (each as defined herein). Does not include the 50% overriding royalty interest in Portilla, East White Point and Stedman Island previously owned by the Pension Fund (as defined herein).
(7) Does not include results of operations of the Partnership (as defined herein) from March 21, 1996 to June 30, 1996 or proceeds from the Acco Sale (as defined herein).

      In connection with the acquisition of the Sinton Properties, the Company also acquired interests in two natural gas processing plants, one of which was subsequently sold in the Acco Sale. See "-- Recent Acquisitions -- Portilla and Happy." Since being acquired by the Company, the average net daily natural gas processing throughput of these plants has increased by an average of 7.3% per year, revenue has increased by an average of 24.5% per year and operating expenses as a percentage of revenue have decreased by an average of 13.7% per year.


o Exploitation Of Existing Properties. The Company allocates a significant amount of its non-acquisition capital budget to the exploitation of its producing properties. As of June 30, 1996, on a pro forma basis, approximately 18.3% (8,373 MBOE) of the Company's total proved reserves would have been classified as proved undeveloped. Management believes that the proximity of these undeveloped reserves to existing production makes development of these properties less risky and more cost-effective than other drilling opportunities available to the Company. The Company has identified 276 potential exploitation opportunities on the Company's existing properties including those acquired in the Recent Acquisitions. The Company drilled 38 wells during 1996 (including seven in western Canada) at a total cost of $13.2 million with a success rate of 90%. In addition, the Company performed 42 workovers or recompletions during 1996 at an estimated cost of $3.3 million and plans to drill 113 wells and perform 48 workovers or recompletions during 1997 at an estimated cost of $33.3 million.


o Low Cost Operations. The Company seeks to maintain low operating and G&A expenses per BOE by operating a majority of its producing properties and related assets and by using contract personnel to assist with the development or evaluation of producing properties and related assets. As a result of this strategy, the Company's EBITDA Margin has consistently improved since 1991, even in years with depressed commodity prices. From the year ended December 31, 1991 to, on a pro forma basis, the nine months ended September 30, 1996, the Company's direct operating and G&A expenses per BOE have decreased by 55.4% and 87.8%, respectively, resulting in an improvement in EBITDA Margin as illustrated below:

                                                                                      Nine Months Ended
                                     Year Ended December 31,                            September 30,
                           ------------------------------------------------------    ------------------
                                                                              Pro               Pro
                                                                             Forma             Forma
 (per BOE) (1)                 1991      1992     1993      1994     1995     1995      1996     1996
                           ----------- -------- --------  -------- --------  -------  --------- --------

Total operating revenue(2)   $ 18.35    $ 16.03  $ 15.98  $ 13.08  $ 12.15  $ 8.61(5) $ 14.08  $ 10.71(5)

Direct operating
operating expenses (3)          6.30       6.23     6.39     4.41     3.92    2.5(5)     4.21     2.81(5)

G&A                             5.39       4.59     1.09     0.93     0.92    0.49       1.54     0.66
                           ----------- -------- --------  -------- --------  -------  --------- --------

EBITDA (4)                  $   6.66    $  5.21  $  8.50  $  7.74  $  7.31  $ 5.62(5) $  8.33  $  7.24(5)
EBITDA Margin                  36.3%      32.5%    53.2%    59.2%    60.2%   65.3%(5)   59.2%    67.6%(5)

--------------------


(1) Amounts are calculated on the basis of dollars per BOE of production. Production data does not include third-party natural gas processing volumes.
(2) Consists of crude oil and natural gas production sales, revenue from rig operations and processing of natural gas of third parties as well as other miscellaneous revenue. Both historical and pro forma total operating revenue for the nine months ended September 30, 1996 are presented net of a loss from hedging activities incurred during such period.
(3) Consists of lease operating expenses, production taxes, abandoned projects, rig operating expenses and processing expenses.
(4) Does not include interest income.
(5) Includes results from the Hoole Area. See "--Recent Acquisitions - CGGS."


o Focused Exploration Activity. The Company allocates a portion of its capital budget to the drilling of exploratory wells which have high reserve potential. The Company believes that by devoting a relatively small amount of capital to high impact, high risk projects while reserving the majority of its available capital for development projects, it can reduce its risk profile while still benefiting from the potential for significant reserve additions. See "Business -- Primary Operating Areas -- Exploration Opportunities."

                               Recent Acquisitions

      The Company has recently acquired CGGS, the Wyoming Properties, Portilla and Happy, East White Point and Stedman Island for an aggregate purchase price of approximately $176.2 million (the "Recent Acquisitions"). The Company believes that each of the Recent Acquisitions is consistent with the Company's acquisition strategy.

CGGS

      In November 1996, Canadian Abraxas acquired 100% of the outstanding capital stock of CGGS, after the consummation of the sale of the Nevis Plant, for CDN$126.4 million, or approximately U.S.$94.8 million, including approximately $8.3 million for CGGS' working capital.


      Canadian Abraxas owns producing properties in western Canada consisting primarily of natural gas reserves (the "Canadian Abraxas Properties") and interests ranging from 10% to 100% in 197 miles of natural gas gathering systems and 11 natural gas processing plants or compression facilities (the "Canadian Abraxas Plants"), four of which are operated by Canadian Abraxas. The Canadian Abraxas Properties consist of 154,968 gross acres (86,327 net acres) and 120 gross wells (68.8 net wells), 48 of which are operated by Canadian Abraxas. As of September 1, 1996, the Canadian Abraxas Properties had total proved reserves of 10,821 MBOE (91.8% natural gas) with an aggregate PV-10 of $46.4 million, 86.3% of which was attributable to proved developed reserves. The Canadian Abraxas Plants had aggregate net natural gas processing capacity of 98.3 MMcf per day at September 1, 1996. For the nine months ended September 30, 1996, the Canadian Abraxas Plants processed an average of 182.8 gross MMcf (65.7 net MMcf) of natural gas per day, of which 19.6% (39.7% net) was custom processed for third parties. For the nine months ended September 30, 1996, the Canadian Abraxas Properties and the Canadian Abraxas Plants would have contributed $10.3 million of EBITDA to the Company on a pro forma basis.

      In January 1997, Canadian Abraxas entered into a letter of intent to sell its interest in the Hoole Area for approximately $9.3 million. The Hoole Area consists of 9,728 gross acres (3,311 net acres) and 6.4 gross wells (3.2 net wells), none of which are operated by Canadian Abraxas. As of September 1, 1996, the Hoole Area natural gas properties had total proved reserves of 1,477.0 MBOE with an aggregate PV-10 of $6.3 million, 89.3% of which was attributable to proved developed reserves. The Hoole Area natural gas processing plant had aggregate net natural gas processing capacity of 32.0 MMcf per day at September 1, 1996. For the nine months ended September 30, 1996, the Hoole Area natural gas processing plant processed an average of 18.9 gross MMcf (9.5 net MMcf) of natural gas per day, of which 4.4% (2.2% net) was custom processed for third parties. For the nine months ended September 30, 1996, the Hoole Area properties and natural gas processing plants contributed $2.4 million of revenue to CGGS.

      The Company believes that the Canadian Abraxas Properties have significant, quantifiable development potential which can be realized through exploitation and development. The Company believes that processing volumes at the Canadian Abraxas Plants can be increased due to unutilized gross natural gas processing throughput capacity at the plants of approximately 62.7 MMcf (32.4 net MMcf) of natural gas per day. The Company intends to utilize this excess capacity by seeking to process additional natural gas volumes from third parties and from increased production from the Canadian Abraxas Properties. In addition, the Company believes that increases in the demand for natural gas from, Alberta, Canada will help to reduce the existence of basis differentials in the pricing of natural gas produced in this area. The Company believes that its ownership of the Canadian Abraxas Properties and the Canadian Abraxas Plants will afford it a competitive advantage relative to other area operators due to the Company's preferential access to the natural gas processing capacity at these facilities.


      Immediately after the acquisition of CGGS, the Company amalgamated CGGS with Canadian Abraxas, and Canadian Abraxas, being the name of the surviving entity, used the net proceeds from the sale of the Nevis Plant to retire the outstanding debentures of CGGS. In addition, Canadian Abraxas intends to sell a 10% working interest in the Canadian Abraxas Properties and the Canadian Abraxas Plants to Cascade, in connection with the Company's plan to integrate the operations of the Canadian Abraxas Properties and the Canadian Abraxas Plants into the existing operations of Cascade Oil & Gas Ltd., one of the Company's Canadian subsidiaries ("Cascade"). The Company has identified potential cost savings through anticipated decreases in the G&A expenses of CGGS, which would have amounted to approximately $380,000 for the nine months ended September 30, 1996, on a pro forma basis. See the unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this Prospectus.

The Wyoming Properties

      On September 30, 1996, the Company acquired producing properties with total proved reserves of 9,935 MBOE (68.5% natural gas) as of June 30, 1996, in the Wamsutter area of southwestern Wyoming (the "Wyoming Properties") for $47.5 million in cash, before adjustment for accrual of net revenue and interest from April 1, 1996 to September 30, 1996. The Wyoming Properties consist of 19,587 gross acres (14,091 net acres) and 25 gross wells (20.4 net wells), 22 of which are operated by the Company. In addition, the Company acquired various overriding royalty interests in four wells. As of June 30, 1996, the aggregate PV-10 of the Wyoming Properties was $30.3 million (based, in part, on an assumed natural gas price of $1.07 per Mcf), 97.3% of which was attributable to proved developed reserves. For the nine months ended September 30, 1996, the Wyoming Properties would have contributed $5.4 million of EBITDA to the Company on a pro forma basis. As of September 30, 1996, the Company had recorded the preliminary net purchase price of $45.9 million to its crude oil and natural gas properties.

      Management believes that the Wyoming Properties have significant development potential which will enable the Company to increase its cash flow from operations and reserve base without significant capital expenditures. The Company intends to exploit this development potential through the more efficient use of compression and gathering facilities, low cost recompletions of various behind-pipe zones and drilling of infill development wells on closer spacing. The Company has drilled two wells on the Wyoming Properties since September 30, 1996. Additionally, the Company has identified potential exploitation and development opportunities which it believes may have up to 15,400 MBOE of additional reserves. The Wyoming Properties are geographically concentrated, thereby enabling the Company to operate the properties without incurring additional G&A expenses. In addition, the Company believes that expected improvements in the transportation infrastructure and an increase in the demand for natural gas from southwestern Wyoming will help to reduce the existence of basis differentials in the pricing of natural gas produced in the area.

Portilla and Happy


      In November 1996, the Company acquired a 75% partnership interest (the "Partnership Interest") in Portilla-1996, L.P. (the "Partnership") for $27.6 million, including the repayment of certain indebtedness and before adjustment for the accrual of net revenue to the closing date. The Company previously owned the remaining 25% interest in the Partnership. The Partnership owned a 100% working interest in the Portilla Field, located in the Texas Gulf Coast region (the "Portilla Field"), a 100% interest in a natural gas processing plant located at the Portilla Field (the "Portilla Plant" and, together with the Portilla Field, "Portilla") and a 12% working interest in the Happy Field, located in the Permian Basin of west Texas ("Happy"). Portilla and Happy consist of 1,405 gross acres (1,115 net acres) and 78 gross wells (52 net wells), 61 of which are operated by the Company. As of June 30, 1996, Portilla and Happy had total proved reserves of 4,314 MBOE (18.4% natural gas) with an aggregate PV-10 of $30.2 million, 99.8% of which was attributable to proved developed reserves. The Portilla Plant had natural gas processing capacity of approximately 20.0 MMcf per day at September 30, 1996. During the nine months ended September 30, 1996, the Portilla Plant processed an average of 18.2 MMcf of natural gas per day. For the nine months ended September 30, 1996, Portilla and Happy would have contributed an additional $3.8 million of EBITDA to the Company on a pro forma basis.


      The Company previously owned a 50% interest in Portilla and a 12% working interest in Happy. In March 1996, the Company sold its interests in Portilla and Happy to Acco, LLC ("Acco") for net consideration of $15.6 million (the "Acco Sale"). Acco subsequently obtained the release of a 50% overriding royalty interest in Portilla previously owned by the Commingled Pension Trust Fund (Pension II), the trustee of which is Morgan Guaranty Trust Company of New York (the "Pension Fund"), and Acco then contributed its interests in Portilla and Happy to the Partnership in return for the Partnership Interest. The Company continued to operate Portilla subsequent to the Acco Sale. See "Business - Recent Acquisitions -- Portilla and Happy."

East White Point and Stedman Island

      In November 1996, the Company obtained the release of the 50% overriding royalty interests in the East White Point Field, San Patricio Country, Texas ("East White Point") and the Stedman Island Field, Nueces County, Texas ("Stedman Island") from the Pension Fund for $9.3 million, before adjustment for accrual of net revenue from August 1, 1996 to November 27, 1996. The Pension Fund's interest in East White Point and Stedman Island consisted of 3,723 gross acres (1,256 net acres) and 25 gross wells (6.5 net wells), 15 of which are operated by the Company. As of June 30, 1996, East White Point and Stedman
Island had total proved reserves of 5,304 MBOE (62.5% natural gas) with an aggregate PV-10 of $29.4 million, 71.7% of which was attributable to proved developed reserves. The East White Point natural gas processing plant, a modern cyrogenic plant with capacity of approximately 25.0 MMcf of natural gas per day, extracted approximately 679 Bbls of NGLs per day for the nine months ended September 30, 1996.

                                The Transactions


      The initial offering of the Notes (the "Offering"), the execution of the New Credit Facility, the repayment of the indebtedness under the Company's $85.0 million revolving credit and term loan facility with BTCo. and ING Capital (the "Bridge Facility") and the consummation of the Recent Acquisitions are collectively referred to herein as the "Transactions."


                                  Risk Factors

      See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

                          PURPOSE OF THE EXCHANGE OFFER

      The Exchange Offer provides holders of the Series A Notes with the Exchange Notes which will generally be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act. The Issuers' purpose in engaging in the Exchange Offer is to provide holders of the Series A Notes with freely transferable securities and to comply with the provisions of the Registration Rights Agreement which require, subject to certain conditions, that the Exchange Offer be made. See "Purpose of the Exchange Offer".

                               THE EXCHANGE OFFER

Exchange Ratio Each Series A Note is exchangeable for a like principal amount of Exchange Notes.


Expiration                              Date 5:00 p.m.,  New York City time,  on
                                        __________,  1997  unless  extended,  in
                                        which  case the term  "Expiration  Date"
                                        means the latest  date and time to which
                                        the  Exchange   Offer  shall  have  been
                                        extended.



Principal Amount of Notes               Subject to the terms and  conditions of
                                        the Exchange Offer,  any and all Series
                                        A  Notes  will  be   accepted  if  duly
                                        tendered  and not  withdrawn  prior  to
                                        acceptance thereof.  The Exchange Offer
                                        is not  conditioned  upon  any  minimum
                                        principal  amount of the Series A Notes
                                        being  tendered.  The Indenture  limits
                                        the  aggregate  amount  of  the  Notes,
                                        including  the  Series A Notes  and the
                                        Exchange    Notes,    which    may   be
                                        outstanding     to    $215.0    million
                                        principal  amount,   all  of  which  is
                                        currently  in the form of the  Series A
                                        Notes.

Trading and Market Price                The   Series  A  Notes  are   currently
                                        eligible  for  quotation   through  the
                                        National   Association   of  Securities
                                        Dealers,  Inc.'s PORTAL  system.  Prior
                                        to the  date  hereof,  there  has  been
                                        only a  private  institutional  trading
                                        market  for the  Series A Notes.  It is
                                        anticipated   that  a  similar  trading
                                        market  will  exist  for  the  Exchange
                                        Notes  following the Exchange Offer. BT
                                        Securities  Corporation,   Jefferies  &
                                        Company,  Inc.  and ING  Baring  (U.S.)
                                        Securities  Corporation  (the  "Initial
                                        Purchasers")  have  advised the Issuers
                                        that  they  intend  to  act  as  market
                                        makers   for   the   Exchange    Notes;
                                        however,  they are not  obligated to do
                                        so and may  discontinue  market  making
                                        activities    with   respect   to   the
                                        Exchange  Notes at any time.  See "Risk
                                        Factors -- Lack of Public Market."

Conditions of the Exchange Offer        The Issuers'  obligation  to consummate
                                        the   Exchange   Offer  is  subject  to
                                        certain  conditions.  See "The Exchange
                                        Offer --  Conditions."  Tenders  of the
                                        Series A Notes may be  withdrawn at any
                                        time prior to the Expiration  Date. See
                                        "The   Exchange   Offer  --  Withdrawal
                                        Rights."

How to Tender                           Tendering   holders  of  the  Series  A
                                        Notes  must  either  (i)  complete  and
                                        sign  a  Letter  of  Transmittal,  have
                                        their    signatures    guaranteed    if
                                        required,   forward   the   Letter   of
                                        Transmittal   and  any  other  required
                                        documents to the Exchange  Agent at the
                                        address  set forth  under  the  caption
                                        "Exchange  Agent",  and either  deliver
                                        the  Series  A  Notes  to the  Exchange
                                        Agent  or  tender  such  Series A Notes
                                        pursuant   to   the    procedures   for
                                        book-entry  transfer or (ii)  request a
                                        broker,  dealer, bank, trust company or
                                        other    nominee    to    effect    the
                                        transaction   for   them.    Beneficial
                                        owners   of   the    Series   A   Notes
                                        registered  in the  name  of a  broker,
                                        dealer,  bank,  trust  company or other
                                        nominee must  contact such  institution
                                        to  tender  their  Series A Notes.  The
                                        Series  A  Notes   may  be   physically
                                        delivered,  but  physical  delivery  is
                                        not  required  if a  confirmation  of a
                                        book-entry  transfer  of such  Series A
                                        Notes to the Exchange  Agent's  account
                                        at  DTC  is   delivered   in  a  timely
                                        fashion.  Certain  provisions have also
                                        been made for  holders  whose  Series A
                                        Notes are not readily  available or who
                                        cannot  comply with the  procedure  for
                                        book-entry  transfer on a timely basis.
                                        Questions  regarding  how to tender and
                                        requests  for  information   should  be
                                        directed  to the  Exchange  Agent.  See
                                        "The Exchange Offer -- How to Tender."

Acceptance of Tenders                   Subject to the terms and  conditions of
                                        the  Exchange   Offer,   including  the
                                        reservation  of  certain  rights by the
                                        Issuers,  the  Series  A Notes  validly
                                        tendered prior to the  Expiration  Date
                                        will be  accepted  promptly  after such
                                        Expiration   Date.   Subject   to  such
                                        terms  and  conditions,   the  Exchange
                                        Notes  to be  issued  in  exchange  for
                                        validly  tendered  Series A Notes  will
                                        be   mailed  by  the   Exchange   Agent
                                        promptly   after   acceptance   of  the
                                        tendered  Series A Notes or credited to
                                        the  holder's   account  in  accordance
                                        with       appropriate       book-entry
                                        procedures.  Although  the  Issuers  do
                                        not currently  intend to do so, if they
                                        modify the terms of the Exchange  Offer
                                        prior  to  the  Expiration  Date,  such
                                        modified  terms  will be  available  to
                                        all  holders  of the  Series  A  Notes,
                                        whether  or not  their  Series  A Notes
                                        have  been   tendered   prior  to  such
                                        modification.        Any       material
                                        modification   will  be   disclosed  in
                                        accordance  with the  applicable  rules
                                        of the  Commission  and,  if  required,
                                        the Exchange  Offer will be extended to
                                        permit  holders  of the  Series A Notes
                                        adequate    time   to   consider   such
                                        modification.  See "The Exchange  Offer
                                        -- Acceptance of Tenders."


Exchange Agent                          IBJ Schroder Bank & Trust Company,  One
                                        State  Street,   New  York,   New  York
                                        10004,    Attention:     Reorganization
                                        Operations Department


Securities Offered                      $215,000,000     aggregate    principal
                                        amount of 11.5% Senior Notes due 2004.

Issuers                                 Abraxas   Petroleum   Corporation   and
                                        Canadian Abraxas Petroleum Limited,  as
                                        joint and several obligors.

Maturity Date                           November 1, 2004.

Interest Payment Dates Interest on the Notes will accrue from the Issue Date and will be payable semi-annually on each May 1 and November 1, commencing May 1, 1997.

Ranking                                 The  Notes  will be  general  unsecured
                                        obligations  of the  Issuers  and  will
                                        rank  pari  passu to all  existing  and
                                        future  unsubordinated  indebtedness of
                                        the  Issuers  and  senior to all future
                                        subordinated    indebtedness   of   the
                                        Issuers.  The Notes will be effectively
                                        subordinated  in  right of  payment  to
                                        all   existing   and   future   secured
                                        indebtedness of the Issuers.

Optional Redemption                     The Notes will be redeemable,  in whole
                                        or  in  part,  at  the  option  of  the
                                        Issuers on or after  November  1, 2000,
                                        at  the  redemption  prices  set  forth
                                        herein,   plus   accrued   and   unpaid
                                        interest to the date of redemption.  In
                                        addition,  at any  time on or  prior to
                                        November 1, 1999,  the Issuers  may, at
                                        their  option,  redeem up to 35% of the
                                        aggregate   principal   amount  of  the
                                        Notes  with  the net cash  proceeds  of
                                        one  or  more  Equity  Offerings  at  a
                                        redemption  price  equal to  111.5%  of
                                        the aggregate  principal  amount of the
                                        Notes to be redeemed,  plus accrued and
                                        unpaid   interest   to  the   date   of
                                        redemption;  provided,  however,  that,
                                        after   giving   effect   to  any  such
                                        redemption,  at least  $139.75  million
                                        aggregate   principal   amount  of  the
                                        Notes remains outstanding.

Change of Control                       Upon a Change of  Control,  each holder
                                        will  have  the  right to  require  the
                                        Issuers  to  repurchase  such  holder's
                                        Notes at a  redemption  price  equal to
                                        101% of the  principal  amount  thereof
                                        plus  accrued  and unpaid  interest  to
                                        the date of  repurchase.  In  addition,
                                        the Issuers  will be obligated to offer
                                        to repurchase  the Notes at 100% of the
                                        principal  amount  thereof plus accrued
                                        and  unpaid  interest  to the  date  of
                                        redemption  in  the  event  of  certain
                                        asset sales.

Guarantees                              The  Notes  will  be  guaranteed   (the
                                        "Guarantees")  on  a  senior  basis  by
                                        each of the Subsidiary Guarantors.  The
                                        Guarantees  will be  general  unsecured
                                        obligations     of    the    Subsidiary
                                        Guarantors  and will rank pari passu to
                                        all unsubordinated  indebtedness of the
                                        Subsidiary  Guarantors.  The Guarantees
                                        will  be  effectively  subordinated  in
                                        right    of    payment    to    secured
                                        indebtedness    of    the    Subsidiary
                                        Guarantors.


Certain Covenants                       The Indenture  governing the Notes (the
                                        "Indenture")   will   contain   certain
                                        covenants  that  limit the  ability  of
                                        the   Issuers   and  their   Restricted
                                        Subsidiaries  (as  defined  herein) to,
                                        among other  things,  incur  additional
                                        indebtedness,  pay  dividends  or  make
                                        certain  other   restricted   payments,
                                        consummate  certain asset sales,  enter
                                        into    certain    transactions    with
                                        affiliates,  incur  liens,  and imposes
                                        restrictions   on  the   ability  of  a
                                        Restricted  Subsidiary to pay dividends
                                        or  make   certain   payments   to  the
                                        Issuers     and    their     Restricted
                                        Subsidiaries,   merge  or   consolidate
                                        with any other person or sell,  assign,
                                        transfer,  lease,  convey or  otherwise
                                        dispose of all or substantially  all of
                                        the assets of either of the Issuers.


       For additional information regarding the Exchange Notes, see "Description of the Notes."

            EXCHANGE OFFER; REGISTRATION RIGHTS; ADDITIONAL INTEREST

      In the Registration Rights Agreement, the Issuers agreed (i) to file within 45 days after the Issue Date, and to cause to become effective within 120 days after the Issue Date, a registration statement with respect to the Exchange Offer, and (ii) upon the Exchange Offer Registration Statement's being declared effective, to offer the Exchange Notes in exchange for surrender of the Series A Notes. If the Issuers do not comply with their registration obligations in a timely manner, they will be required to pay additional interest (in addition to the scheduled payment of interest) during the first 90 day period of such default in an amount equal to 0.50% per annum at the end of such 90 day period. The amount of the additional interest will increase by an additional 0.50% per annum for each subsequent 90 day period until such obligations are complied with, up to a maximum amount of additional interest of 2.00% per annum. In the event that applicable interpretations of the staff of the Commission do not permit the Issuers to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 150 days of the Issue Date, or if certain holders of the Series A Notes are not permitted to receive the benefit of the Exchange Offer, the Issuers will use their best efforts to cause to become effective a shelf registration statement with respect to the resale of the Series A Notes and to keep such shelf registration statement effective until the earlier of three years after its effective date and such time as all of the Series A Notes have been sold thereunder.

             Summary Historical and Pro Forma Financial Information


      The following table presents summary historical consolidated financial data of the Company for the five years ended December 31, 1995, and as of and for the nine months ended September 30, 1995 and 1996, which have been derived from the Company's consolidated financial statements and unaudited historical and pro forma financial data. The pro forma data give effect to the consummation of the Transactions. The unaudited Pro Forma Condensed Balance Sheet reflects such adjustments as if the Transactions had occurred at September 30, 1996, and the unaudited Pro Forma Statements of Operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 reflect such adjustments as if the Transactions had occurred on January 1, 1995 and January 1, 1996, respectively. The historical consolidated financial data of the Company as of and for the nine months ended September 30, 1995 and 1996 have been derived from the Company's interim consolidated financial statements which, in the opinion of management of the Company, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The statement of operations data for the nine months ended September 30, 1996 is not necessarily indicative of results for a full year. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Consolidated Financial Data," the Consolidated Financial Statements and the notes thereto and the unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this Prospectus.


                                                                                            Nine Months Ended
                                            Year Ended December 31,                           September 30,
                            ----------------------------------------------------------- ------------------------
                                                                               Pro                         Pro
                                                                               Forma                      Forma

                               1991      1992     1993      1994    1995     1995(1)(2)   1995     1996   1996(2)
                             --------   -------  -------  --------  -------  ---------- --------  ------ -------

                                        (dollars in thousands, except ratios)
Consolidated   Statement  of
Operations Data:

Total operating revenue (3)   $ 1,150   $ 2,691  $ 7,494  $11,349  $13,817  $45,696     $9,929  $11,909  $42,251
Operating expense (4)             322     1,075    2,964    3,826    4,458   13,283      3,278    3,408   10,855
DD&A expense                      361       957    2,373    3,790    5,434   21,092      3,541    4,145   17,664
G&A expense                       338       770      510      810    1,042    2,592        769    1,250    2,545
Interest expense                  132       906    2,531    2,359    3,911   24,276      2,915    2,142   18,151
Amortization of deferred
financing fee                     --        --       649      400      214    1,025        120      192      769
Income (loss) from
continuing operations
before extraordinary items        (15)   (1,072)  (1,580)     113   (1,208) (15,917)      (685)     122   (8,034)

Preferred stock dividends        (249)     (249)    (186)    (183)    (366)    (366)      (274)    (274)    (274)
Net income (loss)
applicable to common stock    $  (264)  $(4,204) $(2,619) $(2,577) $(1,574) $(16,283)   $ (959)  $  (520) $(8,308)

Other Data:

EBITDA (5)                    $   168   $   760  $ 4,049  $ 6,728  $ 8,351  $ 29,893    $5,892  $ 6,894   $28,403
Capital expenditures          $ 2,940   $ 7,866  $26,234  $40,906  $12,256   $22,842    $9,223  $58,040   $66,036
Ratio  of  EBITDA  to  fixed
charges (6) (7)                  1.27x      --      1.27x    2.44x    2.02x    1.18.x   1.94x    2.95x     1.50x
Ratio(deficiency) of
earnings to fixed
charges(8)(9)                     --        --        --     1.04x     --       --       --      1.05x      --
Ratio     (deficiency)    of
earnings to  combined  fixed
charges and preferred  stock
dividends (10)(11)                --        --        --       --      --       --       --        --       --



                                                                                             September 30, 1996(2)
                                                                                             Historical  Pro Forma
                                                                                             (dollars in thousands)
Consolidated  Balance  Sheet Data:
Cash and cash equivalents                                                                       $  9,993  $ 11,486
Total assets                                                                                     130,440   291,824
Total debt (12)                                                                                   85,123   215,124
Shareholders' equity (11)                                                                         36,421    36,197
ACNTA (13)                                                                                                 293,761
Ratio   of  ACNTA  to  total
debt (14)                                                                                                     1.37x

--------------
(1) The results of operations of CGGS for 1995 included herein reflect CGGS' results of operations for its fiscal year ended October 31, 1995.

(2) Includes  results from the Hoole Area. See " - Recent  Acquisitions - CGGS."
(3) Consists of crude oil and natural gas production sales, revenue from rig operations and processing facilities and other miscellaneous revenue.
(4) Consists of lease operating and production taxes, rig operating expenses and processing expenses.
(5) EBITDA is defined as income (loss) from continuing operations before income taxes, interest expense, DD&A, amortization of deferred financing fee and other non-cash charges. The Company believes that the presentation of EBITDA facilitates an investor's understanding of a company's ability to service and/or incur indebtedness. EBITDA should not be considered by an investor as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.
(6) Fixed charges consist of interest expense and amortization of deferred financing fees.
(7) The Company's EBITDA was inadequate to cover fixed charges in 1992 by $146,000.
(8) Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees.
(9)The Company's earnings were inadequate to cover fixed charges in 1991, 1992, 1993, and 1995 by $15,000, $1,072,000, $1,393,000, and $1,208,000, respectively, for pro forma 1995 by $16,500,000, for the nine months ended September 30, 1995 by $684,000, and for the pro forma nine months ended September 30, 1996 by $8,474,000.
(10) Earnings consist of income (loss) from continuing operations before income tax plus interest expense and amortization of deferred financing fees. Fixed charges and preferred stock dividends consist of interest expense, amortization of deferred financing fees and preferred stock dividends.
(11) The Company's earnings were inadequate to cover fixed charges and preferred stock dividends in 1991, 1992, 1993, 1994 and 1995 by $264,000, $1,321,000,
$1,579,000,  $70,000  and  $1,574,000,  respectively,  for the pro forma 1995 by
$16,866,000, for the nine months ended September 30, 1995 and 1996 by $958,000 and $152,000, respectively, and for the pro forma nine months ended September 30, 1996 by $8,748,000.
(12) Consists of long-term debt, including capital lease obligations.
(13) Consists of 5,804,812 shares of the Company's Common Stock, par value $.01 per share, of which 70,711 are treasury shares, and 45,741 shares of the Company's Series 1995-B Preferred Stock, par value $.01 per share ("Series 1995-B Preferred"). Each share of Series 1995-B Preferred Stock has a liquidation preference of $100, is entitled to cumulative annual dividends of $8.00 per share payable quarterly and is convertible into 11.11 shares of Common Stock.
(14) Adjusted Consolidated Net Tangible Assets ("ACNTA"). Pro Forma ACNTA includes: $218,292,000 of PV-10, $12,104,000 of working capital, $32,660,000 of book value for the processing plants, $28,628,000 of book value for unproved properties, $3,372,000 of book value for other properties and equipment, $858,000 of book value for other tangible assets less $2,153,000 of book value for minority interest.

           Summary Historical and Pro Forma Reserve and Operating Data

      The following table sets forth summary information with respect to the Company's estimated proved crude oil, NGLs and natural gas reserves and certain summary information with respect to the Company's operations for the periods indicated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and the notes thereto and the unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this Prospectus. The pro forma reserve data at December 31, 1995 and June 30, 1996 give effect to the Transactions as if they had occurred on December 31, 1995 and June 30, 1996, respectively, and the pro forma operations data for the year ended December 31, 1995 and the nine months ended September 30, 1996 give effect to the Transactions as if they had occurred on January 1, 1995 and January 1, 1996, respectively.


                                                                Six Months Ended June 30,
                                                              ---------------------------
                               Historical             Pro         Historical        Pro
                           ------------------------  Forma    ------------------   Forma
                            1993     1994    1995    1995(1)   1995      1996     1996(2)
                           -------  -------  ------  -------  --------  --------  --------
Estimated Proved
Reserves (period-end):
--------------------------
Crude oil and NGLs (MBbls)  4,086    9,156    8,267   16,547    n/a(3)     6,513   16,039
Natural gas (MMcf)         16,591   67,579   54,569  191,593    n/a(3)    52,566  177,651
Crude oil equivalents
(MBOE)                      6,851   20,420   17,362   48,479    n/a(3)    15,274   45,647
     % Proved developed     87.7%    67.9%    76.8%    80.8%    n/a(3)     76.9%    81.7%

Estimated future net
revenue before income
taxes (in thousands)      $64,257 $153,476 $164,058 $402,445(4) n/a(3)  $157,153 $414,497(4)
PV-10 (in thousands)       41,095   78,868   89,992  223,790(4) n/a(3)    81,925  218,292(4)
     %Proved developed      89.9%    76.7%    78.4%    90.2%    n/a(3)     79.7%    85.3%

Reserve Life (years):(5)    14.6     23.5     15.3      9.2     n/a(3)     13.8(6)    8.7(6)

Reserve Replacement
Rate:(7)                   1,017%  1,664%     (116%)    640%    n/a(3)      207%   1,075%


                                                                      Nine Months Ended
                                                                        September 30,
                                                              -------------------------------
                                                                   Historical      Pro Forma
                                                              ------------------  -----------
                                                                1995       1996    1996 (1)
                                                              --------  --------  -----------
Average Net Daily Production:
Crude oil and NGLs (Bbls)    835   1,285      1,493    3,668    1,423      1,358    4,071
Natural gas (Mcf)          2,700   6,556      9,733   65,275    9,654      9,582   60,340

Average Sales Price:
Crude oil (per Bbl)      $ 15.54  $15.47   $  17.16 $  17.18  $ 17.24   $  19.94 $  20.04
NGLs (per Bbl)             14.75   10.54      10.83     7.82    10.94      12.73    10.89
Natural gas (per Mcf)       2.60    1.85       1.47     1.01     1.41       1.95     1.30

Natural  Gas   Processing
Plants:
Net plant capacity
(MMcfpd) (period end)         25      25         25      123       25        25       128
     (period-end)
Percentage utilization     52.6%   58.3%      62.4%    60.7%    62.1%     64.1%      68.2%
Percentage  of throughput
attributable to
third-party processing      7.9%    5.3%       9.3%    35.3%     9.1%     11.0%      31.2%

----------------

(1)The operations data of CGGS for 1995 included herein reflect CGGS' operations data (including the Hoole Area) for its fiscal year ended October 31, 1995. CGGS' operations data for the nine months ended September 30, 1996 included herein reflect CGGS' operations data (including the Hoole Area) for the nine months ended October 31, 1996.
(2)Includes reserve information for the Company, the Wyoming Properties, Portilla and Happy and East White Point and Stedman Island at June 30, 1996 and the Canadian Abraxas Properties (including the Hoole Area) at September 1, 1996. Does not include reserves of Cascade.

(3) Not available. Reserve information for 1995 was prepared by the Company's independent petroleum engineers as of January 1, 1996 only. (4) Does not include the present value of future net cash flow from processing natural gas of third parties at the Canadian Abraxas Plants. (5) Except as otherwise noted, Reserve Life is calculated as proved reserves divided by annual production, both on a BOE basis. (6) Based on reserve data as of June 30, 1996 (and September 1, 1996 with respect to the CGGS reserve data included in the pro forma calculation which includes the reserve data for the Hoole Area), and production for the six months ended June 30, 1996, annualized to derive estimated annual production.

(7) Reserve replacement rate is calculated as reserve additions in the period divided by production for the period, both on a BOE basis.

                                  RISK FACTORS

      Prospective investors should carefully consider the following factors in addition to the other information in this Prospectus before making an investment in the Notes offered hereby.

High Degree of Leverage


      As adjusted for the consummation of the Transactions, the Company's total debt and stockholders' equity would have been approximately $215.1 million and $36.2 million, respectively, as of September 30, 1996. See "Capitalization." In addition, the Company has entered into the New Credit Facility, under which the Company's borrowing capacity is an initial maximum of up to $20.0 million. For the year ended December 31, 1995 and the nine months ended September 30, 1996, on a pro forma basis, the Company's ratio of EBITDA to fixed charges would have been 1.18x and 1.50x, respectively, and its ratio of earnings to fixed charges and preferred stock dividends would have been inadequate to cover fixed charges by $16.9 million and $8.7 million, respectively. The Company intends to incur additional indebtedness in the future in connection with acquiring, developing and exploiting producing properties, although the Company's ability to incur additional indebtedness may be limited by the terms of the Indenture and the New Credit Facility. See "Description of the Notes," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and the unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this Prospectus


      The Company's level of indebtedness will have several important effects on its future operations including (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on its indebtedness and will not be available for other purposes; (ii) covenants contained in the Company's debt obligations will require the Company to meet certain financial tests and other restrictions which will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possibly limiting acquisition activities; and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, interest payments, scheduled principal payments, general corporate purposes or other purposes may be limited. See "Description of the Notes -- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

      The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. Based upon the current level of operations and the historical production of the producing properties and related assets currently owned by the Company, the Company believes that its cash flow from operations as well as borrowing capabilities will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments, scheduled principal payments and general corporate or other purposes for the foreseeable future. See the unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this Prospectus, the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations -Liquidity and Capital Resources." No assurance can be given, however, that the Company's business will continue to generate cash flow from operations at or above current levels or that the historical production of the producing properties and related assets currently owned by the Company can be sustained in the future. If the Company is unable to generate cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that such refinancing would be possible or that any additional financing could be obtained. In addition, the Notes are subject to certain limitations on redemption. See "Description of the Notes -- Redemption" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Ranking of Indebtedness

      The Notes will be general unsecured obligations of the Issuers and will rank pari passu in right of payment to all existing and future unsubordinated indebtedness  of the  Issuers  and  senior  in right of  payment  to all  future subordinated indebtedness of the Issuers. In addition, the Notes will be unconditionally guaranteed, jointly and severally, by each of the Subsidiary Guarantors. The Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all existing and future unsubordinated indebtedness of the Subsidiary Guarantors and senior in right of payment to all present and future subordinated indebtedness of the Subsidiary Guarantors. However, the Notes will be effectively subordinated to secured indebtedness of the Issuers and the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. As of September 30, 1996, on a pro forma basis, the Issuers and the Subsidiary Guarantors would have had $215.1 million of indebtedness outstanding, none of which would have been secured, and $20.0 million of availability under the New Credit Facility, which borrowings will be secured. See "Capitalization," "Description of the Notes" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Repurchase of Notes Upon a Change of Control

      Upon the occurrence of a Change of Control, the Issuers must offer to purchase all of the Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase (a "Change of Control Offer"). See "Description of the Notes -- Change of Control."

      Prior to commencing such an offer to purchase, the Issuers may be required to (i) repay in full all indebtedness of the Issuers that would prohibit the repurchase of the Notes, including that under the New Credit Facility, or (ii) obtain any requisite consent to permit the repurchase. See " Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." If the Issuers were unable to repay all of such indebtedness or were unable to obtain the necessary consents, then the Issuers would be unable to offer to repurchase the Notes and such failure would constitute an Event of Default under the Indenture. There can be no assurance that the Issuers will have sufficient funds available at the time of any Change of Control to repurchase the Notes.

      The events that require a Change of Control Offer under the Indenture may also constitute events of default under the New Credit Facility. Such events may permit the lenders under such debt instruments to accelerate the payment of the debt and, if the debt is not paid, to commence litigation which could ultimately result in a sale of substantially all of the assets of the Company to satisfy the debt, thereby limiting the Company's ability to raise cash to repurchase the Notes and reducing the practical benefit of the offer to purchase provisions to the holders of the Notes.

Net Losses

      The Company has experienced recurring losses. For the years ended December 31, 1992, 1993, 1994 and 1995, and the nine months ended September 30, 1996, the Company recorded net losses of $4.0 million, $2.4 million, $2.4 million, $1.2 million and $0.2 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

Industry Conditions; Impact on Company's Profitability

      The Company's revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas. Crude oil and natural gas prices can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. Prices are also affected by actions of state and local agencies, the United States and foreign governments and international cartels. While prices for crude oil and natural gas increased during the fourth quarter of 1995 and remained at these levels during 1996, there can be no assurance that these levels for crude oil and natural gas prices can be sustained. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of crude oil and natural gas. Any substantial or extended decline in the prices of crude oil and natural gas would have a material adverse effect on the Company's financial condition and results of operations, including reduced cash flow and borrowing capacity. All of these factors are beyond the control of the Company. Sales of crude oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. Federal and state regulation of crude oil and natural gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect the Company's ability to produce and market its crude oil and natural gas. If market factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Company and thus represent a significant risk.

      In addition, declines in crude oil and natural gas prices might, under certain circumstances, require a write-down of the book value of the Company's crude oil and natural gas properties. If such declines were severe enough, they could result in the occurrence of an event of default under the Notes or the New Credit Facility that could require the sale of some of the Company's producing properties under unfavorable market conditions or require the Company to seek additional equity capital. In addition, the Indenture and the New Credit Facility contain certain restrictions on certain sales of assets by the Company. See "Description of the Notes" and "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources."

      In order to manage its exposure to price risks in the marketing of its crude oil and natural gas, the Company from time to time has entered into fixed price delivery contracts, financial swaps and crude oil and natural gas futures contracts as hedging devices. To ensure a fixed price for future production, the Company may sell a futures contract and thereafter either (i) make physical delivery of crude oil or natural gas to comply with such contract or (ii) buy a matching futures contract to unwind its futures position and sell its production to a customer. Such contracts may expose the Company to the risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase or deliver the contracted quantities of crude oil or natural gas, or a sudden, unexpected event materially impacts crude oil or natural gas prices. Such contracts may also restrict the ability of the Company to benefit from unexpected increases in crude oil and natural gas prices.

Restrictions Imposed by Terms of the Company's Indebtedness

      The Indenture and the New Credit Facility will restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the New Credit Facility will contain additional and more restrictive covenants. The Indenture and the New Credit Facility also will require the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control, and there can be no assurance that the Company will meet such ratios and tests. See "Description of the Notes -- Certain Covenants" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." A breach of any of these covenants could result in a default under the Indenture and/or the New Credit Facility. Upon the occurrence of an event of default under the New Credit Facility, the lenders thereunder could elect to declare all amounts outstanding under the New Credit Facility, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the New Credit Facility accelerate the payment of such indebtedness, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. Substantially all of the Company's U.S. assets, including, without limitation, working capital and interests in producing properties and related assets owned by the Company, and the proceeds thereof will be pledged as security under the New Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Substantial Capital Requirements

      The Company makes, and will continue to make, substantial capital expenditures for the acquisition, exploitation, development, exploration and production of crude oil and natural gas reserves. Historically, the Company has financed these expenditures primarily with cash flow from operations, bank borrowings and the offering of its equity securities. The Company believes that it will have sufficient capital to finance planned capital expenditures. If revenue or the Company's borrowing base under the New Credit Facility decrease as a result of lower crude oil and natural gas prices, operating difficulties or declines in reserves, the Company may have limited ability to finance planned capital expenditures in the future. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Integration of Operations; Foreign Operations


      The Company's future operations and earnings will be largely dependent upon the Company's ability to integrate the operations of Canadian Abraxas and the Wyoming Properties into the current operations of the Company. The operations of Canadian Abraxas and the Wyoming Properties vary in geography from those of the Company prior to the consummation of the Transactions, and with respect to Canadian Abraxas, to some extent, in scope and type, from those of the Company prior to the consummation of the Transactions. There can be no assurance that the Company will be able to successfully integrate such operations with those of the Company, and a failure to do so would have a material adverse effect on the Company's financial position, results of operations and cash flows. Additionally, although the Company does not currently have any specific acquisition plans, the need to focus management's attention on integration of the new operations, as well as other factors, may limit the Company's ability to successfully pursue acquisitions or other opportunities related to its business for the foreseeable future. Also, successful integration of operations will be subject to numerous contingencies, some of which are beyond management's control. These contingencies include general and regional economic conditions, prices for crude oil and natural gas, competition and changes in regulation. Even if the Company were successful in integrating the new operations, the acquisition of CGGS in particular will significantly increase the Company's dependence on international operations, specifically those in Canada, and therefore the Company will be subject to various additional political, economic and other uncertainties. Among other risks, the Company's operations will be subject to the risks of restrictions on transfers of funds, export duties and quotas, domestic and international customs and tariffs, and changing taxation policies, foreign exchange restrictions, political conditions and governmental regulations. In addition, the Company will receive a substantial portion of its revenue in Canadian dollars. As a result, fluctuations in the exchange rates of the Canadian dollar with respect to the U.S. dollar could have an adverse effect on the Company's financial position, results of operations and cash flows. The Company may from time to time engage in hedging programs intended to reduce the Company's exposure to currency fluctuations.


Future Availability of Natural Gas Supply

      To obtain volumes of committed natural gas reserves to supply the Canadian Abraxas Plants, Canadian Abraxas will contract to process natural gas with various producers. Future natural gas supplies available for processing at the Canadian Abraxas Plants will be affected by a number of factors that are not within the Company's control, including the depletion rate of natural gas reserves currently connected to the Canadian Abraxas Plants and the extent of exploration for, production and development of, and demand for natural gas in the areas in which Canadian Abraxas will operate. Long-term contracts will not protect Canadian Abraxas from shut-ins or supply curtailments by natural gas suppliers. Although CGGS was historically successful in contracting for new natural gas supplies and in renewing natural gas supply contracts as they expired, there is no assurance that Canadian Abraxas will be able to do so on a similar basis in the future.

Operating Hazards; Uninsured Risks

      The nature of the crude oil and natural gas business involves certain operating hazards such as crude oil and natural gas blowouts, explosions, encountering formations with abnormal pressures, cratering and crude oil spills and fires, any of which could result in damage to or destruction of crude oil and natural gas wells, destruction of producing facilities, damage to life or property, suspension of operations, environmental damage and possible liability to the Company. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company.

Competition

      The Company encounters strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration for, and production of, crude oil and natural gas. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. Many of the Company's competitors have financial resources, staff and facilities substantially greater than those of the Company. In addition, the producing, processing and marketing of crude oil and natural gas is affected by a number of factors which are beyond the control of the Company, the effect of which cannot be accurately predicted.

      The principal raw materials and resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. The Company must compete for such raw materials and resources with both major crude oil and natural gas companies and independent operators. Although the Company believes its current operating and financial resources are adequate to preclude any significant disruption of its operations in the immediate future, the continued availability of such materials and resources to the Company cannot be assured.

      The Company will face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. The Company's principal competitors will include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than the Company. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

      The Company will compete against other companies in its natural gas processing business both for supplies of natural gas and for customers to which it will sell its products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

Reliance on Estimates of Proved Reserves and Future Net Revenue

      There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data included in this Prospectus represent only estimates. In addition, the estimates of future net revenue from proved reserves and the present value thereof are based upon certain assumptions about future production levels, prices, and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the crude oil and natural gas properties described in this Prospectus are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at June 30, 1996, with respect to Abraxas' existing properties, and for the month of July 1996 with respect to the Canadian Abraxas Properties. The average sales prices as of such dates used for purposes of such estimates were $19.86 per Bbl of crude oil, $14.09 per Bbl of NGLs and $1.27 per Mcf of natural gas with respect to the Canadian Abraxas Properties, $21.70 per Bbl of crude oil, $9.25 per Bbl of NGLs and $1.07 per Mcf of natural gas with respect to the Wyoming Properties, $19.98 per Bbl of crude oil, $14.50 per Bbl of NGLs and $2.65 per Mcf of natural gas with respect to Portilla and Happy and $20.64 per Bbl of crude oil, $12.38 per Bbl of NGLs and $2.29 per Mcf of natural gas with respect to the Company's other properties in the aggregate. Also assumed is the Company's making future capital expenditures of approximately $19.7 million in the aggregate, including $3.4 million on the Wyoming Properties, $1.7 million on the Canadian Abraxas Properties and $2.2 million on Portilla and Happy, necessary to develop and realize the value of proved undeveloped reserves on these properties. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth herein. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Business -- Reserves Information."

Certain Business Risks

      The Company intends to continue acquiring producing crude oil and natural gas properties or companies that own such properties. Although the Company performs a review of the acquired properties that it believes is consistent with industry practices, such reviews are inherently incomplete. It generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, the Company will focus its review efforts on the higher-valued properties and will sample the remainder. However, even an in-depth review of all properties and records may not necessarily reveal existing or potential problems nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Furthermore, the Company must rely on information, including financial, operating and geological information, provided by the seller of the properties without being able to verify fully all such information and without the benefit of knowing the history of operations of all such properties.

      In addition, a high degree of risk of loss of invested capital exists in almost all exploration and development activities which the Company undertakes. No assurance can be given that crude oil or natural gas will be discovered to replace reserves currently being developed, produced and sold, or that if crude oil or natural gas reserves are found, they will be of a sufficient quantity to enable the Company to recover the substantial sums of money incurred in their acquisition, discovery and development. Drilling activities are subject to numerous risks, including the risk that no commercially productive crude oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain. The Company's operations may be curtailed, delayed or cancelled as a result of numerous factors including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. The availability of a ready market for the Company's natural gas production depends on a number of factors, including, without limitation, the demand for and supply of natural gas, the proximity of natural gas reserves to pipelines, the capacity of such pipelines and government regulations.

Depletion of Reserves

      The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent the Company acquires additional properties containing proved reserves, conducts successful exploration and development activities or, through engineering studies, identifies additional behind-pipe zones or secondary recovery reserves, the proved reserves of the Company will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent upon the Company's level of success in acquiring or finding additional reserves. See "-- Certain Business Risks."

      The Company's ability to continue to acquire producing properties or companies that own such properties assumes that major integrated oil companies and independent oil companies will continue to divest many of their crude oil and natural gas properties. There can be no assurance, however, that such divestitures will continue or that the Company will be able to acquire such properties at acceptable prices or develop additional reserves in the future. In addition, under the terms of the Indenture and the New Credit Facility, the Company's ability to obtain additional financing in the future for acquisitions and capital expenditures may be limited.

Government Regulation

      The Company's business is subject to certain federal, state, provincial and local laws and regulations relating to the exploration for and development, production and marketing of crude oil and natural gas, as well as environmental and safety matters. Such laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance with such requirements. There is no assurance that laws and regulations enacted in the future will not adversely affect the Company's financial condition and results of operations. See "Business -- Regulatory Matters."

Fraudulent Conveyance

      Various fraudulent conveyance laws enacted for the protection of creditors may apply to the Subsidiary Guarantors' issuance of the Guarantees. To the extent that a court were to find that (x) a Guarantee was incurred by a Subsidiary Guarantor with actual intent to hinder, delay or defraud any present or future creditor or (y) such Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business or
(iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the Notes. To the extent any Guarantees were avoided as a fraudulent conveyance or held unenforceable for any other reason, the claims of holders of the Notes in respect of such Subsidiary Guarantor would be adversely affected and such holders would, to such extent, be creditors solely of the Company and any Subsidiary Guarantor whose Guarantee was not avoided or held unenforceable. To the extent the claims of the holders of the Notes against the issuer of an invalid Guarantee were subordinated, they would be subject to the prior payment of all liabilities of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any voided portion of any of the Guarantees.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Under one measure, the Subsidiary Guarantors may be considered insolvent if the sum of their debts, including contingent liabilities, were greater than the fair marketable value of all of their assets at a fair valuation or if the present fair marketable value of their assets were less than the amount that would be required to pay their probable liability on their existing debts, including contingent liabilities, as they become absolute and mature.

      Based upon financial and other information, the Company believes that the Notes and the Guarantees are being incurred for proper purposes and in good faith and that the Company and each Subsidiary Guarantor is solvent and will continue to be solvent after issuing the Notes or its Guarantee, as the case may be, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company.

Dependence on Key Personnel

      The Company depends to a large extent on Robert L. G. Watson, its Chairman of the Board, President and Chief Executive Officer, for its management and business and financial contacts. See "Management." The unavailability of Mr. Watson would have a materially adverse effect on the Company's business. The Company's success is also dependent upon its ability to employ and retain skilled technical personnel. While the Company has not to date experienced difficulties in employing or retaining such personnel, its failure to do so in the future could adversely affect its business.

Limitations   on  the   Availability   of  the  Company's  Net  Operating   Loss
Carryforwards

      As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under section 382 ("Section 382") of the Internal Revenue Code of 1986, as amended (the "Code"), occurred in December 1991. Accordingly, it is expected that the use of net operating loss carryforwards generated prior to December 31, 1991 of $6.9 million will be limited to approximately $235,000 per year. During 1992, the Company acquired 100% of the outstanding capital stock of an unrelated corporation. The use of net operating loss carryforwards of $3.6 million of the unrelated corporation are limited to approximately $115,000 per year. As a result of the issuance of additional shares of Common Stock for acquisitions and to raise capital, an additional ownership change occurred in October 1993. Accordingly, it is expected that the use of the $13.4 million of net operating loss carryforwards generated through October 1993 will be limited to approximately $1.0 million per year, subject to the limitations described above, and $7.2 million in the aggregate. Future changes in ownership may further limit the use of the Company's carryforwards. In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the carryforwards under the criteria set forth in Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes." The Company established a valuation allowance of $5.5 million and $5.7 million for deferred tax assets at December 31, 1994 and 1995, respectively.

Lack of Public Market

      There is no existing trading market for the Notes. Although the Initial Purchasers have advised the Issuers that they currently intend to make a market in the Notes and, if issued, the Exchange Notes, they are not obligated to do so and they may discontinue such market-making at any time without notice. In addition, such market-making activity may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement (as defined herein), if any. Although the Notes will be eligible for trading in the PORTAL Market, there can be no assurance as to the development of any market or the liquidity of any market that may develop for the Notes or the Exchange Notes. The Issuers do not intend to apply for listing or quotation of the Notes on any securities exchange or stock market.

                          PURPOSE OF THE EXCHANGE OFFER

      In connection with the initial sale of the Series A Notes, the Issuers agreed, subject to certain conditions, to use their best efforts to conduct the Exchange Offer pursuant to the terms of the Registration Rights Agreement by and among the Issuers and the Initial Purchasers (the "Registration Rights Agreement"). The Registration Rights Agreement, pursuant to which the Issuers agreed, with respect to the Series A Notes and subject to the Issuers' determination that the Exchange Offer is permitted under applicable law and Commission policy, to (i) cause to be filed with the Commission, no later than 45 days after the Issue Date, a registration statement under the Securities Act relating to the Exchange Notes and the Exchange Offer, (ii) use their best efforts (a) to cause such registration statement to be declared effective by the Commission in no event later than 120 days after the Issue Date, (b) upon the effectiveness of such registration statement, to commence the Exchange Offer, and (c) to cause the Exchange Offer to remain open for a period of not less than 30 days. The Issuers' purpose in making the Exchange Offer is to comply with such agreement and to avoid the increase in interest rate on the Series A Notes which would occur if the Exchange Offer were not duly and timely consummated. The Exchange Offer should provide holders of the Series A Notes with the ability to effect, for federal income tax purposes, a tax-free exchange of such Series A Notes, which are subject to trading limitations, for Exchange Notes that will not be subject to such restrictions.

      The Exchange Offer provides holders of the Series A Notes with the Exchange Notes that will generally be freely transferable by holders thereof (other than any holder who is an "affiliate" or "promoter" of the Issuers within the meaning of Rule 405 under the Securities Act), who may offer for resale, resell or otherwise transfer such Exchange Notes without complying with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of each such holder's business and such holders have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes. Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, that at the time of consummation of the Exchange Offer such holder will have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes in violation of the provisions of the Securities Act, and that such holder is not an affiliate of the Issuers within the meaning of the Securities Act.

                          RESALE OF THE EXCHANGE NOTES

      With respect to resales of the Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuers believe that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Series A Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act (with such prospectus containing the selling securityholder information required by
Item 507 of Regulation S-K under the Securities Act) in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Series A Notes, where such Series A Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act (which may be this Prospectus, as it may be amended or supplemented from time to time) in connection with any resale of such Exchange Notes.


      As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Issuers in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on such no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for the Series A Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."


                              PLAN OF DISTRIBUTION

      Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for the Series A Notes where such Series A Notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that they will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale during the period required by the Securities Act.

      The Issuers will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. The Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange
Offer  may be  sold  from  time  to  time  in one or  more  transactions  in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such
Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Issuers have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify an Eligible Holder (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

      The Issuers will promptly send  additional  copies of this  Prospectus and
any   amendment  or  supplement   to  this   Prospectus  to  any   Participating
Broker-Dealer that requests such documents in the Letter of Transmittal.

                               THE EXCHANGE OFFER

Terms of the Offer

      The Issuers hereby offer, upon the terms and conditions set forth herein and in the related Letter of Transmittal, to exchange the Exchange Notes for a like principal amount of the outstanding Series A Notes. An aggregate of $215.0 million principal amount of Series A Notes are outstanding. The Exchange Offer is not conditioned upon any minimum amount of the Series A Notes being tendered.


      The Exchange Offer will expire at 5:00 p.m., New York City time, on ___________, 1997, unless extended. The term "Expiration Date" means 5:00 p.m., New York City time, on __________ , 1997, unless the Issuers, in their sole discretion, notify the Exchange Agent that the period of the Exchange Offer has been extended, in which case the term "Expiration Date" means the latest time and date on which the Exchange Offer as so extended will expire. See "-- Expiration and Extension."


      Holders of the Series A Notes who wish to exchange the Series A Notes for the Exchange Notes and who validly tender the Series A Notes to the Exchange Agent or validly tender the Series A Notes by complying with the book-entry transfer procedures described below and, in each case, who furnish the Letter of Transmittal and any other required documents to the Exchange Agent, will either have the Exchange Notes mailed to them by the Exchange Agent or have the Exchange Notes credited to their account in accordance with the book-entry transfer procedures described below, promptly after such tender is accepted by the Issuers. Subject to the terms and conditions of the Exchange Offer, the Series A Notes which have been validly tendered prior to the Expiration Date will be accepted on or promptly after the Expiration Date. Subject to the applicable rules of the Commission, the Issuers, however, reserve the right, prior to the first acceptance of tendered Series A Notes, to delay acceptance of tendered Series A Notes, or to terminate the Exchange Offer, subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

      In addition, the Issuers reserve the right to waive any condition or otherwise amend the Exchange Offer in any respect consistent with the Indenture and the Registration Rights Agreement prior to the acceptance of tendered Series A Notes. If any amendment by the Issuers of the Exchange Offer or waiver by the Issuers of any condition thereto constitutes a material change in the information previously disclosed to the holders of Series A Notes, the Issuers will, in accordance with the applicable rules of the Commission, disseminate promptly disclosure of such change in a manner reasonably calculated to inform such holders of such change. If it is necessary to permit an adequate dissemination of information regarding such material change, the Issuers will extend the Exchange Offer to permit an adequate time for holders of the Series A Notes to consider the additional information.

Certain Effects of the Exchange Offer

      Because the Exchange Offer is for any and all Series A Notes, the number of Series A Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Series A Notes outstanding. As a result, the liquidity of any remaining Series A Notes may be substantially reduced. The Series A Notes are currently eligible for sale pursuant to Rule 144A through the PORTAL System of the National Association of Securities Dealers, Inc. Because the Issuers anticipate that most holders of Series A Notes will elect to exchange such Series A Notes for the Exchange Notes due to the absence of restrictions on the resale of the Exchange Notes under the Securities Act, the Issuers anticipate that the liquidity of the market for any Series A Notes remaining after the consummation of the Exchange Offer may be substantially limited.

Expiration and Extension


      The Exchange Offer will expire at 5:00 p.m., New York City time, on __________ , 1997, unless extended by the Issuers. The Exchange Offer may be extended by oral or written notice from the Issuers to the Exchange Agent at any time or from time to time, on or prior to the date then fixed for the expiration of the Exchange Offer. Public announcement of any extension of the Exchange Offer will be timely made by the Company, but, unless otherwise required by law or regulation, the Company will not have any obligation to communicate such public announcement other than by making a release to the Dow Jones News Service.


      The Issuers reserve the right, in their sole discretion, (i) to delay accepting any Series A Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "-- Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Issuers to constitute a material change, the Issuers will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Issuers will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

Conditions

      The Exchange Offer is subject to the following conditions: (i) the Exchange Offer does not violate applicable law or any applicable interpretation of the staff of the Commission, (ii) no action or proceeding is instituted or threatened in any court or by any governmental agency which might materially impair the ability of the Issuers to proceed with the Exchange Offer and no material adverse development has occurred in any existing action or proceeding with respect to the Issuers and (iii) all governmental approvals have been obtained, which approvals the Issuers deem necessary for the consummation of the Exchange Offer.

Registration Rights

      On November 14, 1996, the Issuers entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Issuers have, for the benefit of the holders of the Notes, at the Issuers' cost, agreed to (i) file the registration statement of which this Prospectus forms a part (the "Exchange Offer Registration Statement"), under the Securities Act with respect to the Exchange Offer which constitutes the Issuers' offer to exchange the Series A Notes for the Exchange Notes, which will have terms identical in all material respects to the Series A Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and will not contain certain provisions relating to an increase in the interest rate which were applicable to the Series A Notes in certain circumstances relating to the timing of the Exchange Offer), and (ii) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the Issue Date. The Issuers will keep the Exchange Offer open for not less than 30 calendar days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Series A Notes.


      In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Issuers to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 150 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request within 60 days after the consummation of the Exchange Offer or
(iv) in the case of any holder that participates in the Exchange Offer, such holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Issuers within the meaning of the Securities Act) and so notifies the Issuers within 30 days after such holder first becomes aware of such restriction and provides the Issuers with a reasonable basis for its conclusion, in the case of each of clauses
(i)-(iv) of this sentence, then the Issuers will promptly deliver to the holders and the Trustee written notice thereof and, at their cost, (a)30 days after the delivery of such notice, file a shelf registration statement covering resales of the Notes (the "Shelf Registration Statement"), (b) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use their best efforts to keep the Shelf Registration Statement effective until three years after their effective date, or such shorter period ending when (i) all Notes covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated therein or
(ii) a subsequent Shelf Registration Statement covering all unregistered Notes has been declared effective under the Securities Act. The Issuers will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have its Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth therein.


      The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available without charge by writing to the Company at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232, Attention:
Secretary.

How to Tender

      A holder of the Series A Notes may tender the Series A Notes by (a) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the Series A Notes being tendered (or a confirmation of an appropriate book-entry transfer) to the Exchange Agent on or prior to the Expiration Date or (b) requesting a broker, dealer, bank, trust company or other nominee to effect the transaction for such holder prior to the Expiration Date.

      If Exchange Notes are to be delivered to an address other than that of the registered holder appearing on the note register (the "Note Register")
maintained by the registrar of the Notes, the signature on the Letter of Transmittal must be guaranteed by a commercial bank or trust company having an office or correspondent in the United States, or by a member firm of a national securities exchange or the National Association of Securities Dealers, Inc. (any of the foregoing is hereinafter referred to as an "Eligible Institution"). Exchange Notes will not be issued in the name of a person other than that of the registered holder of the Series A Notes appearing on the Note Register.

      The Exchange Agent will establish an account with respect to the Series A Notes at DTC within two business days after the date of this Prospectus, and any financial institution which is a participant in DTC may make book-entry delivery of the Series A Notes by causing DTC to transfer such Series A Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of the Series A Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth below under "Exchange Agent", or in compliance with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this Prospectus to deposit or delivery of Series A Notes shall be deemed to include DTC's book-entry delivery method.

      Notwithstanding the foregoing, any financial institution that is a participant in the Depository's Book-Entry Transfer Facility system may make book-entry delivery of the Existing Notes by causing the Depositary to transfer such Existing Notes into the Exchange Agent's account in accordance with the Depository's Automated Tender Offer Program ("ATOP") procedures for such book-entry transfers. However, the exchange for the Existing Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such Book-Entry Transfer of Existing Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering the Series A Notes that is the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Issuers may enforce such agreement against such participant.

      THE METHOD OF DELIVERY OF THE SERIES A NOTES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, AND PROPER INSURANCE BE OBTAINED.

      If a holder desires to tender Series A Notes pursuant to the Exchange Offer and such holder's Series A Notes are not immediately available or time will not permit all of the above documents to reach the Exchange Agent prior to the Expiration Date, or such holder cannot complete the procedure of book-entry transfer on a timely basis, such tender may be effected if the following conditions are satisfied:

      (a) such tenders are made by or through an Eligible Institution;

      (b) a properly completed and duly executed Notice of Guaranteed Delivery, in substantially the form provided by the Issuers, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

      (c) the Series A Notes, in proper form for transfer (or confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at DTC as described above), together with a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange, Inc. trading days after the date of execution of such Notice of Guaranteed Delivery.

      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

      A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Series A Notes (or a timely confirmation received of a book-entry transfer of Series A Notes into the Exchange Agent's account at DTC) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Series A Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Series A Notes (or a timely confirmation received of a book-entry transfer of Series A Notes into the Exchange Agent's account at DTC) with the Exchange Agent.

      Partial tenders of Series A Notes may be made only if (i) the principal amount tendered is equal to $1,000 or an integral multiple thereof; and (ii) the remaining untendered portion of such Series A Note is in a principal amount of $250,000, or any integral multiple of $1,000 in excess of such amount. Holders tendering less than the entire principal amount of any Series A Note they hold in accordance with the foregoing restrictions must appropriately indicate such fact on the Letter of Transmittal accompanying the tendered Series A Note.


      With respect to tenders of Series A Notes, the Issuers reserve full discretion to determine whether the documentation is complete and generally to determine all questions as to tenders, including the date of receipt of a tender, the propriety of execution of any document, and other questions as to the validity, form, eligibility or acceptability of any tender. The Issuers reserve the right to reject any tender not in proper form or otherwise not valid or the acceptance for exchange of which may, in the opinion of the Issuers' counsel, be unlawful or to waive any irregularities or conditions, and the Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding. The Issuers and the Exchange Agent shall not be obligated to give notice of any defects or irregularities in tenders and shall not incur any liability for failure to give any such notice. The Exchange Agent may, but shall not be obligated to, give notice of any irregularities or defects in tenders, and shall not incur any liability for any failure to give any such notice. The Series A Notes shall not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. All improperly tendered Series A Notes, as well as Series A Notes in excess of the principal amount tendered for exchange, will be returned (unless irregularities and defects are timely cured or waived), without cost to the tendering holder (or, in the case of Series A Notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such shares), promptly after the Expiration Date.


Terms and Conditions of the Letter of Transmittal

      The Letter of Transmittal contains, among other things, certain terms and conditions which are summarized below and are part of the Exchange Offer.


      Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, unless it is a Participating Broker-Dealer, it is not engaging and does not intend to engage in the distribution of the Exchange Notes, that at the time of consummation of the Exchange Offer such holder will have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes in violation of the provision of the Securities Act, that such holder is not an "affiliate" of the Issuers within the meaning of the Securities Act and that if it participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

      The Series A Notes tendered in exchange for the Exchange Notes (or a timely confirmation of a book-entry transfer of such Series A Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent, with the Letter of Transmittal and any other required documents, by 5:00 p.m., New York City time, on or prior to ___________, 1997, unless extended, or within the time periods set forth above in "-- How to Tender" pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. The party tendering the Series A Notes for exchange (the "Holder") will sell, assign and transfer the Series A Notes to the Exchange Agent, as agent of the Issuers, and irrevocably constitute and appoint the Exchange Agent as the Holder's agent and attorney-in-fact to cause the Series A Notes to be transferred and exchanged. The Holder will warrant that it has full power and authority to tender, exchange, sell, assign and transfer the Series A Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Series A Notes, the Exchange Agent, as agent of the Issuers, will acquire good and unencumbered title to the tendered Series A Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Series A Notes tendered for exchange are not subject to any adverse claims or encumbrance when accepted by the Exchange Agent, as agent of the Issuers. The Holder will also covenant and agree that it will, upon request, execute and deliver any additional documents deemed by the Issuers or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Series A Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the Holder will survive the death or incapacity of the Holder and any obligation of the Holder shall be binding upon the heirs, personal representatives, successors and assigns of such Holder.


      Signature(s) on the Letter of Transmittal will be required to be guaranteed as set forth above in "-- How to Tender." All questions as to the validity, form, eligibility (including time of receipt) and acceptability of any tender will be determined by the Issuers, in their sole discretion, and such determination will be final and binding. Unless waived by the Issuers, irregularities and defects must be cured by the Expiration Date. The Issuers will pay all security transfer taxes, if any, applicable to the transfer and exchange of the Series A Notes tendered.

Withdrawal Rights

      All tenders of the Series A Notes may be withdrawn at any time prior to acceptance thereof on the Expiration Date. To be effective, a notice of withdrawal must be timely received by the Exchange Agent at the address set forth below under "-- Exchange Agent." Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered the Series A Notes to be withdrawn. If the Series A Notes have been physically delivered to the Exchange Agent, the tendering holder must also submit the serial number shown on the particular Series A Notes to be withdrawn. If the Series A Notes have been delivered pursuant to the book-entry procedures set forth above under "--How to Tender," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn Series A Notes. The Exchange Agent will return the properly withdrawn Series A Notes as soon as practicable following receipt of notice of withdrawal. All questions as to the validity, including time of receipt, of notices of withdrawals will be determined by the Issuers, and such determinations will be final and binding on all parties.

Acceptance of Tenders

      Subject to the terms and conditions of the Exchange Offer, including the reservation of certain rights by the Issuers, the Series A Notes tendered (either physically or through book-entry delivery as described in "-- How to Tender") with a properly executed Letter of Transmittal and all other required documentation, and not withdrawn, will be accepted promptly after the Expiration Date. Subject to such terms and conditions, Exchange Notes to be issued in exchange for properly tendered Series A Notes will either be mailed by the Exchange Agent or credited to the holder's account in accordance with the appropriate book-entry procedures promptly after the acceptance of the properly tendered Series A Notes. Acceptance of Series A Notes will be effected by the delivery of a notice to that effect by the Issuers to the Exchange Agent. Subject to the applicable rules of the Commission, the Issuers, however, reserve the right, prior to the acceptance of tendered Series A Notes, to delay acceptance of tendered Series A Notes upon the occurrence of any of the conditions set forth above under the caption "-- Conditions." The Issuers confirms that their reservation of the right to delay acceptance of tendered Series A Notes is subject to the provisions of Rule 14e-1(c) under the 1934 Act which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

      Although the Issuers do not currently intend to do so, if they modify the terms of the Exchange Offer, such modified terms will be available to all holders of Series A Notes, whether or not their Series A Notes have been tendered prior to such modification. Any material modification will be disclosed in accordance with the applicable rules of the Commission and, if required, the Exchange Offer will be extended to permit holders of Series A Notes adequate time to consider such modification.

      The tender of Series A Notes pursuant to any one of the procedures set forth in "-- How to Tender" will constitute an agreement between the tendering holder and the Issuers upon the terms and subject to the conditions of the Exchange Offer.

                                 EXCHANGE AGENT

      IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent as follows:


      If Delivery By Mail:                   If Delivered By Courier or By Hand:

      IBJ Schroder Bank & Trust Company       IBJ Schroder Bank & Trust Company
      One State Street                        One State Street
      New York, New York, 10004               New York, New York 10004
      Attention: Reorganization Operations    Attention: Securities Processing
       Department                              Window, Subcellar One (SC-1)

      Delivery to other than the above addresses will not constitute valid delivery.


Solicitation of Tenders; Expenses

      Except as described above under "Exchange Agent," the Issuers have not retained any agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons for soliciting or recommending acceptances of the Exchange Offer. The Issuers will, however, reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Issuers will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Series A Notes and in handling or forwarding tenders for their customers.

                                USE OF PROCEEDS

      The  Issuers  will not receive  any  proceeds as a result of the  Exchange
Offer.

      The net proceeds to the Issuers from the Offering were approximately $206.8 million after deducting discounts and estimated offering expenses payable by the Issuers. The Issuers utilized the net proceeds, primarily to (i) consummate the Recent Acquisitions, (ii) repay all indebtedness outstanding under the Company's credit facility with BTCo and ING Capital and (iii) pay certain expenses incurred in connection with the Transactions. The following table illustrates the sources and uses of proceeds:

Sources of Funds                         Uses of Funds
--------------------------------------   -------------------------------------
                           (dollars in thousands)
Notes                        $215,000    Purchase of CGGS (2)        $ 94,771
                                         Purchase of Portilla  and
                                         Happy (3)                     2,,848
                                         Purchase  of  East  White
                                         Point and

                                             Stedman Island (4)         8,771
                                         Repay Bridge Facility         85,000
                                         Fees and Expenses              8,200
                                         Working Capital               (8,590)

                            ----------                             -----------
      Total Sources (1)      $215,000          Total Uses            $215,000
                            ----------                             -----------
--------

(1)Does not include the borrowing base of $40.0 million under the New Credit Facility, $20.0 million of which will initially be available upon consummation of the Offering.
(2)$126.4 million converted at an approximate exchange rate of U.S.$0.7499 to one Canadian dollar.
(3)Includes $20.6 million paid to Christiania Bank og Kreditkasse ("Christiania") and $7.0 million paid to Acco and the holders of certain notes (the "Partnership Notes") and options to purchase certain overriding royalty interests issued by the Partnership, net of estimate for the accrual of net crude oil and natural gas revenues to the closing date.

(4)Includes $9.3 million purchase price before estimate for the accrual of net crude oil and natural gas revenues to the closing date.

                                 CAPITALIZATION

      The following table sets forth the total consolidated capitalization of the Issuers at September 30, 1996, on an historical basis and on a pro forma basis. This table should be read in conjunction with the Consolidated Financial Statements of the Issuers and the notes thereto, the unaudited Pro Forma Financial Information and the notes thereto and the other financial information included elsewhere in this Prospectus.

                                             September 30, 1996
                                         --------------------------
                                                        Pro Forma
                                             Actual    As Adjusted
                                         ------------  ------------
                                            (dollars in thousands)
Cash and cash equivalents                 $      9,993  $     11,486
                                          ============  ============
Total debt, including current maturities:
   Bridge Facility (1)                          85,000            --
   Other long-term obligation                      124           124
   New Credit Facility                              --            --
   11 1/2% Senior Notes due 2004                    --       215,000
                                          ------------  ------------
      Total debt                                85,124       215,124
                                          ------------  ------------

Stockholders' equity:
   Preferred stock,   $.01   par   value;
1,000,000 shares  authorized;      45,741

shares of Series 1995-B Preferred
Stock     issued     and      outstanding
(liquidation preference       $4,574,100)            0             0

   Common   stock,    $.01   par   value;
50,000,000 shares       authorized;
5,804,812 shares issued                             58            58
   Treasury stock, 70,711 shares                  (374)         (374)
   Additional paid-in capital                   50,920        50,920

   Retained deficit                            (14,184)      (14,407)
                                          ------------- -------------
      Total stockholders' equity                36,420        36,197
                                          ------------  ------------
      Total capitalization                $    121,544  $    251,321
                                          ============  ============

-------------
(1) All amounts outstanding under the Bridge Facility were repaid with a portion of the proceeds of the initial offering of the Series A Notes.

                         PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma financial data are derived from the historical financial statements of the Company set forth elsewhere in this Prospectus and are adjusted to reflect the consummation of the Transactions.

      The Unaudited Pro Forma Condensed Balance Sheet of the Company as of September 30, 1996 has been prepared assuming the Transactions were consummated on September 30, 1996, and the Unaudited Pro Forma Statements of Operations of the Company for the year ended December 31, 1995 and the nine months ended September 30, 1996 have been prepared assuming the Transactions were consummated on January 1, 1995 and January 1, 1996, respectively. The historical revenues and expenses of CGGS, the Wyoming Properties, Portilla and Happy and East White Point and Stedman Island represent amounts recorded by or with respect to such businesses or properties for the periods indicated.


      The historical financial statements of CGGS were prepared in Canadian dollars in accordance with Canadian generally accepted accounting principles. This information has been adjusted to present the historical financial statements in accordance with United States generally accepted accounting principles. The statements of operations have been translated into U.S. dollars at the average exchange rates of $0.7321 and $0.7273 to one Canadian dollar for the nine months ended October 31, 1996 and the fiscal year ended October 31, 1995, respectively. The monetary amounts on the unaudited balance sheet as of October 31, 1996 have been translated at the period-end exchange rate of $0.7458 to one Canadian dollar. Non-monetary amounts have been translated at a historical November 1, 1994 rate with changes in the amounts since that date translated at the average rate over the twenty-five month period. The historical financial statements of CGGS include the results of the Hoole Area. See "Business - Recent Acquisitions - CGGS" and "Business Primary Operating Areas - Western Canada."


      The Company previously owned a 50% working interest in Portilla and a 12% working interest in Happy. In March 1996, the Company sold its interests in Portilla and Happy to Acco for net consideration of $15.6 million. Acco separately obtained the release of the 50% overriding royalty interest in Portilla previously owned by the Pension Fund and subsequently contributed its interests in Portilla and Happy to the Partnership. The pro forma adjustments assume that the Issuers acquired the Pension Fund's interest in Portilla at the beginning of the periods indicated and that the Issuers owned Portilla and Happy during the period from March 21, 1996 to September 30, 1996.


      The Unaudited Pro Forma Condensed Balance Sheet reflects the preliminary allocations of the purchase prices for the Recent Acquisitions to the assets and liabilities of the Company. The final allocation of the purchase prices, and the resulting effect on DD&A expense in the accompanying unaudited Pro Forma Statements of Operations, will differ from the preliminary estimates because the final allocation will be based on purchase prices allocated to assets and liabilities on the basis of the estimated fair values of the assets and liabilities determined at the end of the allocation period as allowed by Accounting Principles Board Opinion No. 38.

      The unaudited pro forma financial data should be read in conjunction with the notes thereto, the Consolidated Financial Statements of the Company and the notes thereto and the historical financial information and the notes thereto relating to CGGS, the Wyoming Properties and the Portilla Field included elsewhere in this Prospectus.


      The unaudited pro forma financial data are not indicative of the financial position or results of operations of the Company which would actually have occurred if the Transactions had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to normal crude oil and natural gas production declines, reductions in prices paid for crude oil and natural gas, future acquisitions and other factors.



                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1995


                  Historical                  Acquisitions
                  ----------- -----------------------------------------------
                                                                   East White   Adjustment
                  Abraxas                                          Point and     to Reflect   Acquisition
                  Petroleum               Wyoming                  Stedman       Sale of      and Offering
                  Corporation   CGGS     Properties   Portilla(1)  Island(2)     Nevis (a)     Adjustments    Pro Forma
                 ----------- ---------- -----------  -----------  ----------   -----------   -------------   ----------
                                            (dollars in thousands)
Operating revenue:
   Oil and gas
    production      $ 13,660   $ 13,849 $  7,542      $  3,676     $  2,062     $     --       $    --         $ 40,789
   Processing            -       24,072      --           --           --         (20,012)          --            4,060
   Rig revenue           108        -        --           --           --             --            --              108
   Other                  49        690      --           --           --             --            --              739
                  ----------   --------- --------     --------       -------     --------       --------       --------
Total operating
  revenue             13,817     38,611    7,542         3,676        2,062       (20,012)          --           45,696

Operating costs
and expenses:
   LOE                 4,333      4,137    2,142           835          475           --            --           11,922
   Processing           --       10,737      --            --          --          (9,501)          --            1,236
   DD&A                5,434     10,003      --            --          --          (3,672)        9,327 (b)      21,092
   Rig operations        125       --        --            --          --             --            --              125
   G&A                 1,042      3,257      --            --          --          (1,173)         (534)(c)       2,592
                  ----------   --------- --------     --------       -------     --------       --------       --------
Total operating
  expenses            10,934     28,134    2,142           835          475       (14,346)        8,793          36,967
                  ----------   --------- --------     --------       -------     --------       --------       --------
Operating Income       2,883     10,477    5,400         2,841        1,587        (5,666)       (8,793)          8,729

Other(income)expense:
  Interest incom e       (34)       (82)     --            --          --           --              --             (116)
  Amortization of
  deferred financing
  fee                    214        106      --            --          --           --              705(d)        1,025
  Interest expense     3,911     11,822      --            --          --          (5,782)       14,325(e)       24,276
  Unrealized foreign
  exchange gain         --         (795)     --            --          --           --              795(f)         --
  Realized foreingn
  exchange loss         --           44      --            --          --           --               --              44
                  ----------   --------- --------     --------       -------     --------       --------       --------
Income(loss)
 before tax           (1,208)      (618)   5,400         2,841        1,587           116       (24,618)        (16,500)
Income tax(benefit):

   Current              --          224      --            --          --            (128)           --              96
   Deferred             --          --       --            --          --           --             (679)(g)        (679)
                  ----------   --------- --------     --------       -------     --------       --------       --------


Net income(loss)    $ (1,208)  $   (842) $ 5,400      $  2,841     $  1,587     $     244      $(23,939)       $(15,917)

Less dividend
requirement on
cumulative preferred
stock                   (366)      --       --             --         --             --             --             (366)
                  ----------   --------- --------     --------       -------     --------       --------       --------
Net income  (loss)
available to common
stockholders        $ (1,574)  $   (842) $ 5,400      $  2,841    $  1,587      $     244      $(23,939)       $(16,283)
                  ==========   ========= ========       ========    ========     ========       ========       ========

Earnings (loss)
per share:          $ (0.34)   $   --    $  --        $    --     $    --       $    --        $    --         $  3.51)
                  ==========  ========== ========       ========    ========     ========       ========       ========

Other data:
   EBITDA           $  8,351   $ 20,518  $ 5,400      $  2,841    $  1,587      $ (9,338)      $    534        $ 29,893
                  ==========  ========== ========       ========    ========     ========       ========       ========

-------------
(1) The data for Portilla reflects that portion of Portilla previously owned by the Pension Fund.
(2) The data for East White Point and Stedman Island reflects that portion of East White Point and Stedman Island previously owned by the Pension Fund.

See notes to unaudited pro forma financial statements.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  For the Nine Months Ended September 30, 1996

                    Historical                  Acquisitions
                    ----------- -----------------------------------------------
                                                                       East White    Adjustment
                    Abraxas                                          Point and     to Reflect   Acquisition
                    Petroleum               Wyoming     Portilla &    Stedman      Sale of      and Offering
                    Corporation   CGGS     Properties   Happy (h)      Island      Nevis (a)     Adjustments    Pro Forma
                   ----------- ---------- -----------  -----------  ----------   -----------   -------------   ---------
                                              (dollars in thousands)
Operating revenue:
   Oil and gas
    production      $ 11,786    $ 12,246    $  7,280     $  5,232   $   2,359     $     --       $     --       $ 38,903
   Processing           --        20,279        --           --            --        (17,214)          --          3,065
   Rig revenue           106        --          --           --            --           --             --            106
   Other                  17         160        --           --            --           --             --            177
                   ----------- ---------- -----------  -----------  ----------    -----------   -----------     --------
 Total operating
  revenue             11,909      32,685       7,280        5,232       2,359        (17,214)          --         42,251

 Operating costs
 and expenses:
    LOE                3,296       2,920       1,844        1,086         404           --             --         9,550
    Processing          --        11,289        --           --           --         (10,097)          --         1,192
    DD&A               4,145       7,722        --           --           --          (3,098)        8,895 (b)   17,664
    Rig operations       113        --          --           --           --            --             --           113
    G&A                1,250       2,156        --           --           --            (481)         (380)(c)    2,545
    Hedging loss         511        --          --            370         --            --             --           881
                   ----------- ---------- -----------  -----------  ----------    -----------   -----------     --------
Total operating
 expense               9,315      24,087      1,844         1,456         404        (13,676)        8,515       31,945
                   ----------- ---------- -----------  -----------  ----------   -----------   -----------      --------
Operating income       2,594       8,598      5,436         3,776       1,955         (3,538)       (8,515)      10,306

 Other (income)
 expense:
    Interest income     (156)       (226)      --            --           --            --             --         (382)
    Amortization
     of deferred
     financing fee       192          80       --            --           --            --             497(d)      769
    Interest expense   2,142       8,870       --            --           --          (4,255)       11,394(e)   18,151
    Minority interest     58        --         --            --           --            --             --           58
    Unrealized foreign
     exchange gain       --       (2,070)      --            --           --            --           2,070(f)      --
    Realized foreign
     exchange gain       --          (51)      --            --           --            --             --          (51)
    Loss on
     Securities          235        --         --            --           --            --             --          235
                  ----------- ---------- -----------  -----------  ----------    -----------   ------------    --------
 Income (loss)
  before tax             123       1,995      5,436         3,776      1,955            717        (22,476)     (8,474)
 Income Tax (benefit):
     Current              --         190       --            --           --            (89)           --          101
     Deferred             --       --          --            --           --            --            (541)(g)    (541)
                  ----------- ---------- -----------  -----------  ----------    -----------   ------------    --------
 Net income (loss)
  excluding
  extraordinary
  items                  123       1,805      5,436         3,776      1,955            806        (21,935)     (8,034)
 Less dividend
  requirement on
  cumulative
  preferred stock       (274)       --         --             --          --            --             --         (274)
                  ----------- ---------- -----------  -----------  ----------    -----------   ------------    --------
 Net income  (loss)
  available to
  common
  stockholders      $   (151)   $  1,805    $  5,436     $  3,776   $  1,955      $     806      $ (21,935)    $(8,308)
                  =========== ========== ===========  ===========  ==========    ===========   ===========     ========
 Earnings (loss)
  per share         $  (0.03)                                                                                  $ (1.54)
                  ===========                                                                                  ========

 Other data:
    EBITDA          $  6,895    $ 16,597    $  5,436    $  3,776   $   1,955      $  (6,636)     $    380      $28,403
                  =========== ========== ===========  ===========  ==========    ===========   ===========     ========

-------------
See notes to unaudited pro forma financial statements.


                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                            As of September 30, 1996

                                Historical        Acquisitions
                                ------------  --------------------     Acquisition
                                                       Adjustments     Adjustments
                                  Abraxas              to Reflect     Portilla and
                                 Petroleum              Sale of      East White Point     Offering
                                Corporation    CGGS     Nevis(a)    and Stedman Island   Adjustments   ProForma
                                ------------ --------  -----------  ------------------  ------------  ----------
                                            (dollars in thousands)
  Assets:
  Cash                           $ 9,993      $ 7,495   $   87,000      $ (84,412) (b)   $ (8,590) (f)  $ 11,486
  Accounts receivable              3,965       10,099       (5,769)          --              --            8,295
  Other                              280         --           --             --              --              280
                                 --------     --------  -----------    -----------       ---------      ---------
  Total current assets            14,238       17,594       81,231        (84,412)         (8,590)        20,061

  Property and equipment:
    Oil and gas properties       111,104       12,769         --           49,336  (b)       --
                                                                           29,022  (d)       --
                                                                            8,771  (e)       --          211,002
    Processing facilities           --         78,860      (50,790)        18,190  (b)       --           46,260
    Other property and
      equipment                      872        --            --            3,600  (b)       --            4,472
  Investment and advances
      to partnership               2,397        --            --           (2,397) (d)       --              --
  Deferred financing fees            971          992         --              223  (d)      8,200 (f)
                                                                             (992) (b)       (223)(b)      9,171
  Other assets                       858        --            --             --                              858
                                --------     --------  -----------    -----------        ---------      ---------
  Total assets                  $130,440     $110,215  $    30,441     $   21,341         $  (613)      $291,824
                                ========     ========  ===========    ===========        =========      =========

  Liabilities and
    stockholders' equity:


  Total current liabilities    $ 6,556       $  5,586  $   (2,050)     $   (2,135) (b)    $    --       $  7,957

  Long-term debt:
     Financing agreement        85,000            --          --              --             (85,000)(f)     --
     CGGS debentures              --           84,412         --          (84,412) (b)         --            --
  Acquisition debt:
     CGGS shareholders            --              --          --           94,771  (b)       (94,771)(f)     --
     Portilla                     --              --          --           26,848  (d)       (26,848)(f)     --
     East White
       Point/Stedman              --              --          --            8,771  (e)        (8,771)(f)     --
     Notes                        --              --          --              --             215,000 (f) 215,000
  Other liabilities                124          3,834      (1,664)            --               --          2,294
  Deferred  income taxes           187            --          --           28,036  (b)         --         28,223
  Minority interest              2,153            --          --              --               --          2,153
  Shareholders' equity:
     Preferred stock              --              --          --              --               --            --
     Common stock                   58         25,296         --          (25,296) (c)         --             58
     Additional paid in
       capital                  50,920            --          --              --               --         50,920
     Retained earnings
       (deficit)               (14,184)        (8,672)     34,155         (25,483) (c)          (223)(g) (14,407)
     Cumulative foreign
       exchange adjustment        --             (241)        --              241  (c)         --            --
        exchange
     Treasury stock               (374)           --          --              --               --           (374)
                              ---------      ---------   ---------     -----------         ---------    ---------
  Total stockholders' equity    36,420         16,383      34,155         (50,538)             (223)      36,197
                              ---------      ---------   ---------     -----------         ---------    ---------
  Total liabilities and
     Stockholders' equity     $130,440       $110,215     $30,441       $  21,341           $  (613)    $291,824
                              =========      =========   =========      ==========         =========    =========

-------------
See notes to unaudited pro forma financial statements.

                NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Note 1. The pro forma unaudited Statements of Operations for the periods ended December 31, 1995 and September 30, 1996 reflect the Transactions as if consummated on January 1, 1995 and January 1, 1996, respectively:

a. To adjust for the sale of the Nevis Plant prior to the Issuers' acquisition of CGGS.

   The reduction in G&A expense represents the contractual management and administrative fee paid to the operator related to the results of the Nevis Plant, net of overhead recoveries charged to third parties for processing of natural gas.

   The reduction in interest expense relates to the repayment of a portion of the debentures issued by CGGS in connection with its acquisition of the Nevis Plant.

b. To adjust DD&A expense for the year ended December 31, 1995 to reflect the acquisition of CGGS, the Wyoming Properties, the 50% overriding royalty interest in Portilla previously owned by the Pension Fund and the 50% overriding royalty interest in East White Point and Stedman Island for the twelve months ended December 31, 1995 and to adjust DD&A expense for the nine months ended September 30, 1996 to reflect the acquisitions of CGGS, the Wyoming Properties, the reacquisition of Portilla and Happy for the period March 21, 1996 to September 30, 1996, the acquisition of the 50% overriding royalty interest in Portilla previously owned by the Pension Fund for the nine months ended September 30, 1996 and the 50% overriding royalty interest in East White Point and Stedman Island for the nine months ended September 30, 1996. DD&A expense of crude oil and natural gas properties is computed using the units of production method. Depreciation of natural gas processing facilities is computed using the straight line method over the estimated useful life of 18 years.

c.    To adjust G&A expense of CGGS to reflect the following:

                                                       Fiscal      Nine Months
                                                        1995          Ended
                                                                  September 30,
                                                                      1996
                                                      ---------  ---------------
                                                       (dollars in thousands)
Reversal of management and administrative
  fees paid to third party                            $(1,649)         $(1,340)
Additional expenses relating to salaries
  and benefits, office rent and other G&A               1,115              960
                                                       -------          ------
                                                       $ (534)           $(380)
                                                       -------          ------

d. To adjust the amortization of the deferred financing fee for the First Union Credit Facility and the repayment of the CGGS debentures and the fees and expenses related to the issuance of the Notes.

e. To adjust interest expense using a rate of 11.5% for the issuance of the Notes and to reflect the repayment of the Bridge Facility and the retirement of the CGGS debentures.

f. To adjust the foreign exchange gain realized by CGGS with respect to certain U.S. dollar-denominated debentures.

g.    To reflect the deferred tax benefit.

                                        Year Ended         Nine Months
                                     December 31, 1995        Ended
                                                          September 30,
                                                               1996
                                     ------------------  -----------------
                                          (dollars in thousands)
Deferred tax benefit                       $679                $541
                                           ====                ====

h. The following reflects the results of operations of the 50% overriding royalty interest in Portilla previously owned by the Pension Fund for the nine months ended September 30, 1996 and the results from Portilla and Happy previously owned by the Issuers for the period March 21, 1996 to September 30, 1996:

                                       Certain
                                      Overriding
                                       Royalty
                                     Interests in
                                     the Portilla
                                    Field Acquired
                                      by Abraxas       Portilla and Happy
                                      Petroleum        previously owned
                                     Corporation        by the Company
                                     for the Nine       for the period         Portilla
                                     Months Ended      March 21, 1996 to         and
                                  September 30, 1996   September 30, 1996       Happy
                                  ------------------   ------------------    ----------
                                            (dollars in thousands)
Oil and gas production sales       $        2,822         $   2,410            $ 5,232

LOE                                          (622)             (464)            (1,086)
Hedging loss                                   --              (370)              (370)

                                  ==================   ==================    ==========
                                                $                 $   $
                                  $         2,200        $    1,576            $ 3,776
                                  ==================   ==================    ==========

Note 2. The pro forma unaudited Condensed Balance Sheet as of September 30, 1996, reflects the Transactions as if they had occurred as of September 30, 1996 as follows (the acquisition of the Wyoming Properties closed on September 30, 1996, and is reflected in the historical balance sheet of the Company at September 30, 1996 the acquisitions of CGGS and Portilla and Happy were consummated on November 14, 1996 and the acquisition of East White Point and Stedman Island was consummated on November 27, 1996):

a. Canadian Abraxas purchased all of the outstanding shares of capital stock of CGGS and immediately thereafter merged CGGS with and into Canadian Abraxas. Prior to the Canadian Abraxas' acquisition of CGGS, the Nevis Plant was sold and Canadian Abraxas, as the surviving entity of the CGGS acquisition, used the net proceeds from the sale of the Nevis Plant to retire the outstanding debentures of CGGS. The CGGS balance sheet included in the accompanying Unaudited Pro Forma Condensed Balance Sheet dated as of September 30, 1996 represents the historical unaudited balance sheet of CGGS as of October 31, 1996, converted into United States generally accepted accounting principles and into U.S. dollars. The balances included in the "Adjustments to Reflect Sale of Nevis" column on the accompanying Unaudited Pro Forma Condensed Balance Sheet represent the sale of the Nevis Plant and related accounts receivable and payable at a sales price of approximately CDN$116.1 million, net of estimated selling costs and related closing adjustments, or approximately U.S.$87.0 million, and the removal of the historical net book value of the Nevis Plant and the working capital and other liabilities associated with the operations of the Nevis Plant as of October 31, 1996. Retained earnings represent the approximate gain from the sale of the Nevis Plant.

b. The acquisition of CGGS was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations." The purchase price was allocated to the crude oil and natural gas properties, the natural gas processing plants and other assets based upon estimated fair values. A deferred income tax liability has been established representing the tax effect of the difference in the fair value of the assets acquired and their historical tax basis and has been allocated as additional basis of the crude oil and natural gas properties, the natural gas processing plants and other assets.

                                                                (dollars in
                                                                thousands)
   The total purchase price has been allocated as follows:
      Purchase  price for the  outstanding  capital stock of

      CGGS including amounts  paid for working capital                 $94,771


      Book value of net assets acquired                                 49,546
                                                                     ==========
   Increase in basis                                                   $45,225
                                                                     ==========

   Allocation of increase in basis:
      Increase in crude oil and natural gas properties                 $49,336
      Increase in natural gas processing facilities                     18,190
      Increase in other property and equipment                           3,600
               Deferred financing fee                                    (992)
      Change in accounts payable                                         3,127
      Change in deferred tax liabilities                              (28,036)
                                                                     ==========
                                                                       $45,225
                                                                     ==========

   Retirement of CGGS debentures:
      Cash                                                           $ (84,412)
      CGGS debentures                                                   84,412

c. To reflect the elimination of CGGS equity balance:

   Common stock                                                        $25,296
   Retained earnings                                                    25,483
   Cumulative foreign exchange adjustment                                 (241)

d.    To reflect the purchase of Portilla and Happy:

   Purchase price of Portilla and Happy                               $ 27,600
   Estimated  adjustments  to purchase  price for accrual of
    net crude oil and natural gas revenues to November 14, 1996           (752)
                                                                     ----------
   Net amount due to seller                                             26,848
   Elimination  of the  Issuers'  equity  investment  in and
    advances to the partnership                                          2,397
   Deferred financing fee related to debt repaid                          (223)
                                                                     ==========
   Net purchase price allocated to oil and gas properties              $29,022
                                                                     ==========

      Acco entered into a commodity price hedge with Christiania which was assumed by the Company and BTCo and ING Capital in connection with the consummation of the Transactions. Under the terms of this commodity price hedge, the Company is required to receive or make payment to BTCo and ING Capital based on a differential between a fixed and variable price for crude oil and natural gas through the last business day of November 2001 on volumes ranging from 8,160 barrels of crude oil to 20,000 barrels of crude oil per month and 14,850 MMBTU of natural gas to 87,406 MMBTU of natural gas per month. Under this agreement, the Company receives fixed prices ranging from $17.20 per barrel of crude oil to $18.55 per barrel of crude oil and $1.793 per MMBTU of natural gas to $1.925 per MMBTU of natural gas and makes payments based on the price for west Texas intermediate light sweet crude oil on the NYMEX for crude oil and the Inside FERC, Tennessee Gas Pipeline Co: Texas (Zone 0) price for natural gas. Currently there is a net unrealized loss of approximately $1.8 million under the commodity price hedge.

e. To reflect  the  purchase of East White Point and Stedman
Island

   Purchase price of East White Point and Stedman Island                 $9,271
   Estimated  adjustment  to  purchase  price for accrual of
      net  crude oil and  natural  gas  revenues  due to the
      Company from August 1996 to November 1996                            (500)
                                                                     ===========
   Net purchase price allocated to oil and gas properties.               $8,771
                                                                     ===========

f. To reflect the issuance of Notes and application of the proceeds therefrom:

   Issuance of Notes                                                  $215,000
   Expense for issuance of Notes                                        (8,200)
   Repayment of the Bridge Facility                                    (85,000)
   Payment of amount due to CGGS                                       (94,771)
   Payment of amounts due to seller of Portilla and Happy              (26,848)
   Payment of amounts  due to seller of East White Point and
      Stedman Island                                                    (8,771)
                                                                     -----------
   Decrease in existing cash                                          $ (8,590)
                                                                     ===========

g. To reflect the write-off of deferred  financing fees upon
retirement of certain related debt                                       $(223)
                                                                     ===========

================================================================================
                      SELECTED CONSOLIDATED FINANCIAL DATA
================================================================================

      The following historical selected consolidated financial data are derived from, and qualified by reference to, the Company's Consolidated Financial Statements and the notes thereto. The statement of operations data for the nine months ended September 30, 1996 is not necessarily indicative of results for a full year. The consolidated financial data for each of the nine month periods ended September 30, 1995 and 1996 are derived from the unaudited financial statements and, in the opinion of management, include all adjustments that are of a normal and recurring nature and necessary for a fair presentation. The historical consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                             Nine Months Ended
                                   Year Ended December 31,                    September 30,
                           ----------------------------------------------   -------------------
                            1991    1992   1993         1994       1995      1995    1996
                           ------- ------- ------      -------    -------   ------- -----------
Consolidated    Statements         (dollars in thousands except per share data)
    of Operations
Operating revenue:
Oil  and  gas   production
  sales                    $  933    $ 2,666  $ 7,275      $11,114    $13,660   $9,795  $11,786
Other revenue                 217         25      219          235        157      134      123
                           ------    -------   ------      -------    -------   -------  ------
Total operating revenue     1,150      2,691    7,494       11,349     13,817    9,929   11,909
                           ------    -------   ------      -------    -------   -------  ------
Operating costs and
    expenses:
Lease operating and
    production taxes          322     1,075    2,896        3,693      4,333    3,183    3,296
Depreciation, depletion
    and amortization          361       957    2,373        3,790      5,434    3,541    4,145
General and administrative
    expenses                  338       770      510          810      1,042      768    1,250
Other                          73       (29)     103          133        125       95      624
                           ------    -------   ------      -------    -------   -------  ------
Total Operating expenses    1,094     2,773    5,882        8,426     10,934    7,587    9,315
                           ------    -------   ------      -------    -------   -------  ------
Operating income (loss)        56       (82)   1,612        2,923      2,883    2,342    2,594
Net interest expense          121       892    2,492        2,343      3,877    2,907    1,986
Amortization  of  deferred
    financing fees (1)        --         --      649          400        214      120      192
Other (income) expense        (50)       98     (136)          67         --       --      293
                           ------    -------   ------      -------    -------   -------  ------
Income (loss) from
    continuing operations
    before tax and
    extraordinary items       (15)   (1,072)  (1,393)         113     (1,208)    (685)     123
Deferred income tax
   expense                     --        --     (187)          --        --        --       --
Loss from discontinued
    operations (2)             - -   (2,883)    (280)      (1,335)       --        --       --
                           ------    -------   ------      -------    -------   -------  ------
Income (loss) before
    extraordinary items       (15)   (3,955)  (1,860)      (1,222)    (1,208)    (685)     123
Extraordinary items            --       --      (573)(3)   (1,172)(3)    --        --     (369) (3)
                           ------    -------   ------      -------    -------   -------  ------
Net income (loss)             (15)   (3,955)  (2,433)      (2,394)    (1,208)    (685)    (246)
Preferred dividends
    requirement              (249)     (249)    (186)        (183)      (366)    (274)    (274)
                           -------   -------   ------      -------    -------   -------  ------
Net income (loss)
    applicable to
    common stockholders'    $(264)  $(4,204) $(2,619)     $(2,577)   $(1,574)  $ (959)   $(520)
                           =======   =======  =======      =======    =======   =======  ======

Earnings per share:
Income (loss) from
    continuing operations   $(0.28) $(1.23) $  (0.91)     $ (0.02)   $ (0.34   $(0.21)   $(0.03)
                           =======   ======  ========      =======    =======   ======   =======
Discontinued operatios        --     (2.69)    (0.14)       (0.31)       --        --       --
Extraordinary items           --       --      (0.29)       (0.27)       --        --     (0.06)
                           -------   ------  --------      -------    -------   ------   -------
Net income (loss) per
    common share            $(0.28) $(3.92) $  (1.34)     $ (0.60)   $ (0.34)  $(0.21)   $(0.09)
                           =======   ======  ========      =======    =======   =======  =======
Weighted   average  shares
    outstanding                947   1,074     1,947        4,310      4,635    4,456     5,804
                           =======   ======  ========      =======    =======   =======  =======
Other Data:
EBITDA                      $  168    $760  $  4,049      $ 6,728    $ 8,351   $5,892    $ 6,894
Capital expenditures       $2,940  $7,866  $ 26,234      $40,906    $12,256   $9,223    $58,040





                                       At December 31,                 At September 30,
                           -----------------------------------------  ------------------
                            1991     1992    1993    1994      1995     1995     1996
                           -------  ------- ------- --------  ------- --------- --------
                                             (dollars in thousands)

Consolidated  Balance
    Sheet Data:
Working capital (deficit) $(1,323) $(7,184) $(1,368) $(1,605)  $2,633  $(2,465) $  7,682
    (4)

Total assets               13,078   18,017   43,396   75,361   85,067   80,578   130,440
Long-term debt (5)          7,080    6,602   12,484   41,235   41,557   43,974    85,000
Stockholders' equity        3,869    2,233   25,143   28,502   37,063   27,546    36,421

-----------

(1) Consists of financing fees incurred in connection with the acquisition of crude oil and natural gas producing properties.
(2) Discontinued operations consist primarily of coal operations which were terminated in January 1995. The Company anticipates no additional costs associated with coal operations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."
(3) Consists of loss incurred in connection with extinguishment of debt.
(4) Includes current maturities of long-term debt and capital lease obligations.
(5) Excludes current maturities of long-term debt and capital lease obligations.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


      The following is a discussion of the Company's financial condition, results of operations, liquidity and capital resources. This discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.


Results of Operations

      The Company's revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas and the volumes of crude oil, natural gas and NGLs produced by the Company. In addition, the Company's proved reserves will decline as crude oil, NGLs and natural gas are produced unless the Company is successful in acquiring producing properties or conducts successful exploration and development activities.


      Selected Operating Data. The following table sets forth certain operating data of the Company for the periods presented:


                                                              Nine Months
                                                                 Ended
                                   Years Ended December 31,  September 30,
                                   ------------------------------------------
                                     (dollars in thousands, except per unit
                                                     data)

                                    1993    1994       1995    1995       1996
                                    ----    ----       ----    ----       ----
Operating revenue:
     Crude oil sales             $ 4,210  $  5,501  $  6,889 $ 4,887  $   5,306
     NGLs sales                      500     1,193     1,553   1,165      1,350
     Natural gas sales             2,565     4,420     5,218   3,743      5,130
     Other                           219       235       157     134        123
                                  ------  --------  -------- -------   --------
Total operating revenue          $ 7,494  $ 11,349  $ 13,817 $ 9,929  $  11,909
                                 =======  ========  ======== =======   ========

Operating income                 $ 1,612  $  2,923   $ 2,883 $ 2,342   $  2,595
Crude oil production (MBbls)       270.9     355.7     401.4    283.5     266.0
NGLs production (MBbls)             33.9     113.2     143.4    106.5     106.1
Natural gas production (MMcf)      985.4   2,392.9   3,552.7  2,645.1   2,625.4

Average   crude  oil  sales
  prices (per Bbl)               $ 15.54  $  15.47   $ 17.16 $ 17.24   $  19.94
Average NGLs sales price
 (per Bbl)                       $ 14.75  $  10.54    $10.83 $ 10.94   $  12.73
Average  natural  gas  sales
  prices (per Mcf)               $ 2.60   $   1.85    $ 1.47 $  1.41   $   1.95

Comparison of Nine Months Ended September 30, 1996 to Nine Months Ended September 30, 1995

      Operating Revenue. Operating revenue from crude oil, NGLs and natural gas sales increased by 20.3%, from $9.8 million to $11.8 million, from the nine months ended September 30, 1995 to the nine months ended September 30, 1996, primarily due to an increase in crude oil, NGLs and natural gas sales prices and increased production volumes from the Company's properties other than Portilla and Happy in 1996 as compared to 1995 which somewhat offset the loss in production volumes from the sale of Portilla and Happy. Operating revenue from Portilla and Happy decreased from $3.3 million to $1.2 million from the nine months ended September 30, 1995 to the nine months ended September 30, 1996. The Company's average sales prices for its crude oil, NGLs and natural gas were $17.24 per Bbl, $10.94 per Bbl and $1.41 per Mcf, respectively, for the first nine months of 1995 as compared to $19.94 per Bbl, $12.73 per Bbl and $1.95 per Mcf, respectively, for the first nine months of 1996. Crude oil and NGLs sales volumes decreased by 4.6%, from 390.0 MBbls to 372.1 MBbls, from the nine months ended September 30, 1995 to the nine months ended September 30, 1996 and natural gas sales volumes decreased by 0.7%, from 2,645.1 MMcf to 2,625.4 MMcf, from the nine months ended September 30, 1995 to the nine months ended September 30, 1996 as a result of the sale of Portilla and Happy. Portilla and Happy contributed
161.8 MBbls of crude oil and NGLs (41.5% of Company total) and 376.0 MMcf of natural gas (14.2% of Company total) during the first nine months of 1995 as compared to 54.2 MBbls of crude oil and NGLs (14.6% of Company total) and 117.5 MMcf of natural gas (4.5% of Company total) for the first nine months of 1996.

      Lease Operating Expenses. LOE increased by 3.6%, from $3.2 million to $3.3 million, from the first nine months of 1995 to the first nine months of 1996, primarily due to the increased percentage of the Company's production base attributable to west Texas crude oil production than that from Texas Gulf Coast properties, which generally have lower LOE than the west Texas properties. Of the LOE incurred during the first nine months of 1995, $445,000, or 14.0% of the Company's total LOE, was attributable to Portilla and Happy, as compared to $233,000, or 7.1% of the Company's total LOE, during the first nine months of 1996. The Company's LOE on a per BOE basis for the first nine months of 1995 was $3.83 per BOE as compared to $4.07 per BOE for the first nine months of 1996.


      G&A Expenses. G&A expenses increased by 62.7%, from $769,000 to $1.2 million, from the first nine months of 1995 to the first nine months of 1996, primarily as a result of hiring additional staff to manage the Company's assets, including the establishment of a Canadian administrative office. The Company's G&A expenses on a per BOE basis for the first nine months of 1995 were $0.93 per BOE as compared to $1.54 per BOE for the first nine months of 1996.


      DD&A Expenses. DD&A increased by 17.1%, from $3.5 million to $4.2 million, from the first nine months of 1995 to the first nine months of 1996 primarily due to the increase in sales volumes of crude oil and natural gas. The Company's DD&A expenses on a per BOE basis for the first nine months of 1995 were $4.27 per BOE as compared to $5.27 per BOE for the first nine months of 1996.

      Interest Expense and Preferred Dividends. Interest expense and preferred dividends decreased 24.2%, from $3.2 million to $2.4 million, from the first nine months of 1995 to the first nine months of 1996. The decrease was attributable to the sale of Portilla and Happy, part of the proceeds of which were used to reduce the indebtedness outstanding under the First Union Credit Facility by $12.0 million to $29.5 million.

Comparison of Year Ended December 31, 1994 to Year Ended December 31, 1995

      Operating Revenue. Operating revenue from crude oil, NGLs and natural gas sales increased by 22.9%, from $11.1 million to $13.7 million, from the year ended December 31, 1994 to the year ended December 31, 1995. This increase was primarily attributable to an increase in crude oil and NGLs sales volumes of 16.2%, from 468.9 MBbls to 544.8 MBbls, and an increase in natural gas sales volumes of 48.5%, from 2,392.9 MMcf to 3,552.7 MMcf. The increase in sales volumes were primarily attributable to the acquisition of 80% of the overriding royalty interest previously granted to a lender (the "ORRI") and the acquisition of certain properties located in west Texas (the "West Texas Properties") by the Company in June 1994 and July 1994, respectively. The Company's average sales prices for its crude oil, NGLs and natural gas were $15.47 per Bbl, $10.54 per Bbl and $1.85 per Mcf, respectively, for the year ended December 31, 1994 as compared to $17.16 per Bbl, $10.83 per Bbl and $1.47 per Mcf, respectively, for the year ended December 31, 1995. A general weakening of natural gas prices at the wellhead during the first nine months of 1995 resulted in a lower average natural gas sales price received by the Company during the year ended December 31, 1995 as compared to the year ended December 31, 1994. This decrease was partially offset by an increase in average crude oil prices received by the Company during the year ended December 31, 1995 as compared to the year ended December 31, 1994.

      Lease Operating Expenses. LOE increased by 17.3%, from $3.7 million to $4.3 million, from the year ended December 31, 1994 to the year ended December 31, 1995, primarily due to the Company's owning a greater number of wells during the year ended December 31, 1995 than it did during the year ended December 31, 1994. The Company's LOE on a per BOE basis for the year ended December 31, 1994 was $4.26 per BOE as compared to $3.81 per BOE for the year ended December 31, 1995.

      G&A Expenses. G&A expenses increased by 28.6%, from $810,000 to $1.0 million, from the year ended December 31, 1994 to the year ended December 31, 1995 as a result of hiring additional staff to manage and develop the West Texas Properties. The Company's G&A expenses on a per BOE basis for the year ended December 31, 1994 were $0.93 per BOE as compared to $0.92 per BOE for the year ended December 31, 1995.

      DD&A Expenses. DD&A increased by 43.4%, from $3.8 million to $5.4 million, from the year ended December 31, 1994 to the year ended December 31, 1995 primarily as a result of the increase in sales volumes of crude oil and natural gas. The Company's DD&A expenses on a per BOE basis for the year ended December 31, 1994 were $4.37 per BOE as compared to $4.78 per BOE for the year ended December 31, 1995.

      Interest Expense and Preferred Dividends. Interest expense and preferred dividends increased 68.3%, from $2.5 million to $4.3 million from the year ended December 31, 1994 to the year ended December 31, 1995, primarily as a result of the Company's borrowing $28.0 million under the First Union Credit Facility to acquire the West Texas Properties in July 1994.

Comparison of Year Ended December 31, 1993 to Year Ended December 31, 1994

      Operating Revenue. Operating revenue from crude oil, NGLs and natural gas sales increased by 52.8%, from $7.3 million to $11.1 million, from the year ended December 31, 1993 to the year ended December 31, 1994. This increase was primarily attributable to an increase in crude oil and NGLs sales volumes of 53.8%, from 304.8 MBbls to 468.9 MBbls, and an increase in natural gas sales volumes of 142.8%, from 985.4 MMcf to 2,392.9 MMcf. The increase in sales volumes was primarily attributable to the acquisition of the ORRI and the West Texas Properties by the Company in June 1994 and July 1994, respectively, the further development of the Sinton Properties, which were acquired in April 1993, and the Company's ongoing development drilling program. The Company's average sales prices for its crude oil, NGLs and natural gas were $15.54 per Bbl, $14.75 per Bbl and $2.60 per Mcf, respectively, for the year ended December 31, 1993 as compared to $15.47 per Bbl, $10.54 per Bbl and $1.85 per Mcf, respectively, for the year ended December 31, 1994. A general weakening of natural gas prices at the wellhead during the year ended December 31, 1994 resulted in a lower average natural gas sales price received by the Company as compared to the average natural gas sales price received by the Issuers during the year ended December 31, 1993.

      Lease Operating Expenses. LOE increased by 27.5%, from $2.9 million to $3.7 million, from the year ended December 31, 1993 to the year ended December 31, 1994, primarily due to the Company's owning a greater number of wells during the year ended December 31, 1994 than it did during the year ended December 31, 1993. The Company's LOE on a per BOE basis for the year ended December 31, 1993 was $6.17 per BOE as compared to $4.26 per BOE for the year ended December 31, 1994.

      G&A Expenses. G&A expenses increased by 59.0%, from $510,000 to $810,000, from the year ended December 31, 1993 to the year ended December 31, 1994 as a result of an increase in staff. The Company's G&A expenses on a per BOE basis for the year ended December 31, 1993 were $1.09 per BOE as compared to $0.93 per BOE for the year ended December 31, 1994.

      DD&A Expenses. DD&A increased by 59.7%, from $2.4 million to $3.8 million, from the year ended December 31, 1993 to the year ended December 31, 1994 primarily as a result of the increase in sales volumes of crude oil and natural gas. The Company's DD&A expenses on a per BOE basis for the year ended December 31, 1993 were $5.06 per BOE as compared to $4.37 per BOE for the year ended December 31, 1994.

      Interest Expense and Preferred Dividends. Interest expense and preferred dividends decreased by 6.4%, from $2.7 million to $2.5 million, from the year ended December 31, 1993 to the year ended December 31, 1994, primarily as a result of the Company's restructuring its long-term debt in June 1994.

Liquidity and Capital Resources

      Capital expenditures for the years ended December 31, 1993, 1994 and 1995 were $26.2 million, $40.9 million and $12.3 million, respectively. For the nine months ended September 30, 1995, capital expenditures were $9.2 million compared to $58.0 million during the same period in 1996. The table below sets forth the components of these capital expenditures on a historical basis for the three years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996.

                                                           Nine Months Ended
                               Year Ended December 31        September 30,
                             ---------------------------  --------------------
                                          (dollars in thousands)

                                1993      1994     1995     1995      1996
                                ----      ----     ----     ----      ----
Expenditure category:
  Property acquisitions (1)   $20,480   $33,597  $   719   $  199  $47,655 (1)
  Development                   5,167     7,151   11,398    8,935   10,016
  Coal property development        46       --       --       --       --
  Facilities and other            541       158      139       89      369
                               ------    ------   ------   ------   ------

    Total                     $26,234   $40,906  $12,256   $9,223  $58,040
                              =======   =======  =======   ======  =======
------------
(1) Acquisition costs include approximately 78,000 shares of Common Stock valued at $533,000 for the year ended December 31, 1993, and 45,741 shares of Preferred Stock valued at $4.6 million in 1994 and $1.1 million of oil and gas properties acquired from Cascade in the nine months ended September 30, 1996.


      Acquisitions of crude oil and natural gas producing properties beginning in 1993 and continuing through the nine months ended September 30, 1996 account for the majority of the capital expenditures made by the Company since January 1, 1993. These expenditures were funded through internally generated cash flow, borrowings from the Company's lenders and the issuance of shares of the Company's Common and Preferred Stock.


      After consummation of the Offering and application of the net proceeds therefrom, the Company increased its total outstanding debt to approximately $215.1 million from $85.0 million at September 30, 1996. In addition, on November 14, 1996, the Company entered into the New Credit Facility concurrently with the consummation of the Offering. The New Credit Facility provides for a revolving line of credit with an initial availability of $20.0 million, subject to certain customary conditions including a borrowing base condition.

      Commitments available under the New Credit Facility are subject to Borrowing Base redeterminations to be performed semi-annually and, at the option of each of the Company and the Lenders, one additional time per year. Any outstanding principal balance in excess of the Borrowing Base will be due and payable in three equal monthly payments after a Borrowing Base redetermination. The Borrowing Base will be determined in the Agent's sole discretion, subject to the approval of the Lenders, based on the value of the Company's reserves as set forth in the reserve report of the Company's independent petroleum engineers, with consideration given to other assets and liabilities.

      The New Credit Facility has an initial revolving term of two years and a reducing period of three years from the end of the initial two-year period. The commitment under the New Credit Facility will be reduced during such reducing period by eleven equal quarterly reductions. Quarterly reductions will equal 8.2% per quarter with the remainder due at the end of the three-year reducing period.

      The applicable interest rate charged on the outstanding balance of the New Credit Facility is based on a facility usage grid. If the borrowings under the New Credit Facility represent an amount less than or equal to 33.3% of the available Borrowing Base, then the applicable interest rate charged on the outstanding balance will be either (a) an adjusted rate of the London Inter-Bank Offered Rate ("LIBOR") plus 1.25% or (b) the prime rate of the Agent (which is based on the Agent's published prime rate) plus 0.50%. If the borrowings under the New Credit Facility represent an amount greater than or equal to 33.3% but less than 66.7% of the available Borrowing Base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 1.75% or (b) the prime rate of the Agent plus 0.50%. If the borrowings under the New Credit Facility represent an amount greater than or equal to 66.7% of the available Borrowing Base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 2.00% or (b) the prime rate of the Agent plus 0.50%. LIBOR elections can be made for periods of one, three or six months.

      The New Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company to (i) incur certain indebtedness or guarantee obligations, (ii) prepay other indebtedness including the Notes, (iii) make investments, loans or advances, (iv) create certain liens, (v) make certain payments, dividends and distributions, (vi) merge with or sell assets to another person or liquidate, (vii) sell or discount receivables, (viii) engage in certain intercompany transactions and transactions with affiliates, (ix) change its business, (x) experience a change of control and (xi) make amendments to its charter, by-laws and other debt instruments. In addition, under the New Credit Facility, the Company is required to comply with specified financial ratios and tests, including minimum debt service coverage ratios, maximum funded debt to EBITDA tests, minimum net worth tests and minimum working capital tests.


      The New Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities and change of control. The Notes also contain a number of covenants and events of default. See "Description of the Notes."


      At September 30, 1996, the Company had current assets of $14.2 million and current liabilities of $6.6 million, resulting in working capital of $7.6 million. This compares to working capital of $2.6 million at December 31, 1995 and a deficiency of $2.5 million at September 30, 1995. The material components of the Company's current liabilities at September 30, 1996 include trade accounts payable of $4.7 million and revenue due third parties of $1.4 million.


      The Company's current budget for capital expenditures, other than acquisition expenditures, for 1997 is $33.3 million. Such expenditures will be made primarily for the development of existing properties. Additional capital expenditures may be made for acquisitions of producing properties as such opportunities arise. The Company does not have an acquisition budget since the timing and size of acquisitions are difficult to forecast. The Company has no material long-term capital commitments and is consequently able to adjust the level of its expenditures as circumstances dictate. Additionally, the level of capital expenditures will vary during future periods depending on market conditions and other related economic factors.


      In August 1995, the Company entered into a rate swap agreement with First Union relating to $25.0 million of principal amount outstanding under the First Union Credit Facility. This agreement was assumed by BTCo and ING Capital in connection with the consummation of the Bridge Facility and remains in effect. Under the agreement, the Company pays a fixed rate of 6.15% while the lenders under the New Credit Facility will pay a floating rate equal to the USD-LIBOR-BBA rate for one month maturities, quoted on the eighteenth day of each month, to the Company. Settlements are due monthly. The agreement terminates in August 1997 and may be extended for an additional year by the Lenders.

      Acco entered into a commodity price hedge with Christiania which was assumed by the Company and BTCo and ING Capital in connection with the consummation of the Transactions. Under the terms of this commodity price hedge, the Company is required to receive or make payment to BTCo and ING Capital based on a differential between a fixed and variable price for crude oil and natural gas through the last business day of November 2001 on volumes ranging from 8,160 barrels of crude oil to 20,000 barrels of crude oil per month and 14,850 MMBTU of natural gas to 87,406 MMBTU of natural gas per month. Under this agreement, the Company receives fixed prices ranging from $17.20 per barrel of crude oil to $18.55 per barrel of crude oil and $1.793 per MMBTU of natural gas to $1.925 per MMBTU of natural gas and will make payments based on the price for west Texas intermediate light sweet crude oil on the NYMEX for crude oil and the Inside FERC, Tennessee Gas Pipeline Co: Texas (Zone 0) price for natural gas.

      Operating activities during the nine months ended September 30, 1996 provided $4.8 million of cash to the Company compared to $1.4 million in the same period in 1995. Net income plus non-cash expense items during 1996 and net changes in operating assets and liabilities accounted for most of these funds. Investing activities required $41.1 million during the first nine months of 1996 primarily from the acquisition of the Wyoming Properties. This compares to cash requirements of $6.5 million during the same period of 1995 primarily for the development of crude oil and natural gas properties. Financing activities provided $41.9 million for the first nine months of 1996 compared to providing $5.3 million for the same period of 1995.

      For the year ended December 31, 1995, operating activities provided $4.4 million of cash. Investing activities required $10.0 million primarily for the development of existing properties. Total cash provided from financing activities for 1995 was $9.8 million as the result of the sale of 1,330,000 shares of Common Stock and contingent value rights during November 1995 which resulted in net proceeds of $10.1 million.

      During 1994, operating activities provided $4.3 million of cash. Investing activities during 1994 utilized $35.9 million of cash primarily for the acquisition of the ORRI and the West Texas Properties for $29.0 million and the development of producing properties of $7.2 million. The Company borrowed $40.9 million during 1994, repaid $12.7 million of long-term debt, sold Common Stock for proceeds of $1.5 million and paid financing fees and dividends on preferred stock resulting in a net contribution of $29.2 million from financing activities.

      For the year ended December 31, 1993, operating activities produced $665,000 of cash. Investment activities during 1993 utilized $25.2 million of cash primarily for the acquisition of the Sinton Properties in the amount of $19.9 million and the development of existing producing properties at a cost of $5.2 million being offset by the sale of equipment inventory and various crude oil and natural gas properties for $768,000. The Company borrowed $20.6 million during 1993 and repaid $17.2 million of long-term debt and sold 2,250,000 shares of Common Stock for net proceeds of $23.1 million resulting in a net contribution of $26.4 million from financing activities.

      As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 occurred in December 1991. Accordingly, it is expected that the use of net operating loss carry forwards generated prior to December 31, 1991 of $6.9 million will be limited to approximately $235,000 per year. During 1992, the Company acquired 100% of the capital stock of an unrelated corporation. The use of net operating loss carry forwards of $3.6 million of the unrelated corporation are limited to approximately $115,000 per year. As a result of the issuance of additional shares of Common Stock for acquisitions and to raise capital, an additional ownership change occurred in October 1993. Accordingly, it is expected that the use of the $13.4 million of net operating loss carry forwards generated through October 1993 will be limited to approximately $1.0 million per year, subject to the limitations described above, and $7.2 million in the aggregate. Future changes in ownership may further limit the use of the Company's net operating loss carry forwards. In addition to Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carry forwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $5.7 million and $5.5 million for deferred tax assets at December 31, 1995 and 1994, respectively.


      Based upon the current level of operations, the Company believes that the proceeds from the initial offering of the Series A Notes, cash flow from operations and the New Credit Facility will be adequate to meet its anticipated requirements for working capital, capital expenditures and scheduled interest payments for the foreseeable future. A depressed price for natural gas or crude oil would have a material adverse effect on the Company's cash flow from operations and anticipated levels of working capital, and could force the Company to revise its planned capital expenditures.

New Accounting Standards

      In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123, effective for fiscal years beginning after December 31, 1995, defines a fair value-based method of accounting and establishes financial accounting and reporting standards for stock-based employee compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. SFAS 123 allows for the election to continue to measure stock-based compensation cost using the intrinsic value method of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). The election of this option requires a pro forma disclosure of net income and earnings per share as if the fair value-based method of accounting, as defined by SFAS 123, had been applied. Currently, the Company expects to continue to follow APB 25 and will adopt the required disclosures for financial statements beginning in 1996.

                                    BUSINESS

General

      The Company is an independent energy company engaged primarily in the acquisition, exploration, development and production of crude oil and natural gas. Since January 1, 1991, the Company's principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. The Company utilizes a disciplined acquisition strategy, focusing its efforts on producing properties and related assets possessing the following characteristics: a concentration of operations; significant, quantifiable development potential; historically low operating expenses; and the potential to reduce G&A expenses per BOE. The Company seeks to complement its acquisition and development activities by selectively participating in exploration projects with experienced industry partners. After giving effect to the Recent Acquisitions, the Company's principal areas of operation are Texas, western Canada and southwestern Wyoming. The Company owns interests in 225,290 gross acres (126,845 net acres) and 507 gross wells (325.8 net wells), 352 of which are operated by the Company, and varying interests in 13 natural gas processing plants or compression facilities. On a pro forma basis, at June 30, 1996, the Company would have had total proved reserves of 45,647 MBOE (64.9% natural gas), of which 81.7% would have been proved developed. On a pro forma basis, for the nine months ended September 30, 1996, the Company's EBITDA would have been $28.4 million.

      The Company's acquisition, development, exploitation and exploration activities have substantially increased the Company's proved reserve base, average daily production and natural gas processing plant throughput while decreasing its total operating and G&A expenses per BOE. After consummation of the Recent Acquisitions, the Company has completed 16 acquisitions of producing properties totaling 46,009 MBOE of proved reserves at an average net acquisition cost of $3.83 per BOE since January 1, 1991. From January 1, 1991, on an historical basis, to June 30, 1996, on a pro forma basis, the Company's total proved reserves would have increased from 889 MBOE to 45,647 MBOE and aggregate PV-10 would have increased from $11.9 million to $218.3 million. From January 1, 1991, on an historical basis, to the nine months ended September 30, 1996, on a pro forma basis, average net daily production would have increased from 0.141 MBOE per day to 14.1 MBOE per day. On a pro forma basis, the Company would have had net natural gas processing capacity of 128.1 MMcf per day as of September 30, 1996. In addition, on a pro forma basis, for the nine months ended September 30, 1996, average net daily natural gas processing plant throughput would have been 87.4 MMcf per day, of which 27.3 MMcf would have been processed for third parties, and net operating revenue from processing natural gas of third parties at the Canadian Abraxas Plants would have been $1.9 million. From the year ended December 31, 1991, on an historical basis, to the nine months ended September 30, 1996, on a pro forma basis, the Company's direct operating expenses per BOE would have decreased from $6.30 per BOE to $2.81 per BOE and G&A expenses per BOE would have decreased from $5.39 per BOE to $0.66 per BOE. As a result of the Company's successful acquisition strategy and its ability to decrease its direct operating and G&A expenses per BOE, the Company's EBITDA (excluding interest income) has increased from $6.66 per BOE, for the year ended December 31, 1991, to, on a pro forma basis, $7.24 per BOE, for the nine months ended September 30, 1996.

      The Company was founded in 1977 by Robert L.G. Watson, the Company's Chairman of the Board, President and Chief Executive Officer. Canadian Abraxas was formed by the Company in 1996 to acquire CGGS. The Company's principal offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 and its telephone number is (210) 490-4788. Canadian Abraxas' principal offices are located at 630 - 6th Avenue, S.W., Suite 303, Calgary, Alberta and its telephone number is (403) 262-1949. At June 30, 1996, pro forma for the Recent Acquisitions, the Company would have had total proved reserves of 45,647 MBOE (64.9% natural gas) with an aggregate PV-10 of $218.3 million, 71.7% of which would have been attributable to proved developed reserves. In addition, the Company owns varying interests in 13 natural gas processing plants or compression facilities and 197 miles of natural gas gathering systems.

Business Strategy

      The Company's primary business objectives are to: increase its recoverable reserves, production and cash flow from operations through strategic acquisitions; exploit and develop its producing properties; maintain low cost operations; and pursue a focused exploration strategy. The Company seeks to achieve its business objectives through the use of the following strategies:

o Disciplined Acquisition Strategy. The Company utilizes a disciplined acquisition strategy, focusing its acquisition efforts on producing properties and related assets possessing the following characteristics: a concentration of operations; significant, quantifiable development potential; historically low operating expenses; and the potential to reduce G&A expenses per BOE. The success of the Company's acquisition strategy is illustrated by the following table:

                                                                 June 30,
Property            Purchase  Purchase  Cumulative  Cumulative     1996
--------              Date     Price(1) CapEx(2)    Cash Flow(3)   PV-10  IRR(4)
                    --------  --------- ----------  ------------ -------- ------
                                      (dollars in millions)
Delaware              7/1/94   $  25.0   $   6.8  $  6.0     $ 37.6      19.3%
Properties (5)
Sinton Properties(6)  1/1/93      19.6      13.4    12.1(7)    43.0      21.4%
Sharon Ridge/
  Westbrook           9/1/92       4.4       0.4     2.0        5.2      13.1%
Spraberry             7/1/94       3.2       3.0     0.9        7.1      18.5%
Happy                8/12/92       2.2       0.1     2.6(7)     2.0      31.0%

----------------

(1) Purchase price is net of accrual of net revenue from the effective date of acquisition to purchase date.
(2) Consists of capital expenditures on a cumulative basis from date of purchase through June 30, 1996 (undiscounted).
(3) Consists of operating revenue less LOE on a cumulative basis from date of purchase through June 30, 1996 (undiscounted).
(4) IRR was calculated assuming that the purchase price for each property was paid on the purchase date and that the cumulative capital expenditures and cumulative cash flow occurred in equal monthly amounts over the time periods presented.
(5) Consist of the Company's interests in Cherry Canyon and the Delaware Area (each as defined herein).
(6) Consist of the Company's interests in Portilla, East White Point and Stedman Island (each as defined herein). Does not include the 50% overriding royalty interest in Portilla, East White Point and Stedman Island previously owned by the Pension Fund (as defined herein).
(7) Does not include results of operations of the Partnership (as defined herein) from March 21, 1996 to June 30, 1996 or proceeds from the Acco Sale (as defined herein).

      In connection with the acquisition of the Sinton Properties, the Company also acquired interests in two natural gas processing plants, one of which was subsequently sold in the Acco Sale. See "-- Recent Acquisitions -- Portilla and Happy." Since being acquired by the Company, the average net daily natural gas processing throughput of these plants has increased by an average of 7.3% per year, revenue has increased by an average of 24.5% per year and operating expenses as a percentage of revenue have decreased by an average of 13.7% per year.


o Exploitation Of Existing Properties. The Company allocates a significant amount of its non-acquisition capital budget to the exploitation of its producing properties. As of June 30, 1996, on a pro forma basis, approximately 18.3% (8,373 MBOE) of the Company's total proved reserves would have been classified as proved undeveloped. Management believes that the proximity of these undeveloped reserves to existing production makes development of these properties less risky and more cost-effective than other drilling opportunities available to the Company. The Company has identified 276 potential exploitation opportunities on the Company's existing properties including those acquired in the Recent Acquisitions. The Company drilled 38 wells during 1996 (including seven in western Canada) at a total cost of $13.2 million with a success rate of 90% . In addition, the Company performed 42 workovers or recompletions during 1996 at an estimated cost of $3.3 million and plans to drill 113 wells and perform 48 workovers or recompletions during 1997 at an estimated cost of $33.3 million.


o Low Cost Operations. The Company seeks to maintain low operating and G&A expenses per BOE by operating a majority of its producing properties and related assets and by using contract personnel to assist with the development or evaluation of producing properties and related assets. As a result of this strategy, the Company's EBITDA Margin has consistently improved since 1991, even in years with depressed commodity prices. From the year ended December 31, 1991 to, on a pro forma basis, the nine months ended September 30, 1996, the Company's direct operating and G&A expenses per BOE have decreased by 55.4% and 87.8%, respectively, resulting in an improvement in EBITDA Margin as illustrated below:

                                                                            Nine Months Ended
                                 Year Ended December 31                      September 30,
                 -------------------------------------------------------  ------------------
                                                                Pro                 Pro
                                                                Forma              Forma

(per BOE) (1)       1991    1992      1993     1994    1995     1995 (5)    1996    1996 (5)

                 --------- -------  -------  -------  -------  ---------- -------- ----------

Total  operating
 revenue (2)     $  18.35  $ 16.03  $ 15.98  $ 13.08  $ 12.15  $ 8.61 (5) $ 14.08  $ 10.71 (5)
Direct operating
 expenses (3)        6.30     6.23     6.39     4.41     3.92    2.50 (5)    4.21     2.81 (5)
G&A                  5.39     4.59     1.09     0.93     0.92    0.49        1.54     0.66

                 --------- -------  -------  -------  -------  ---------- -------- ----------

EBITDA (4)       $   6.6   $  5.2   $  8.5   $  7.7   $  7.31  $ 5.62 (5) $  8.33  $  7.24(5)
EBITDA Margin      36.3%    32.5%    53.2%    59.2%     60.2%   65.3%       59.2%    67.6%(5)

--------------------

(1) Amounts are calculated on the basis of dollars per BOE of production. Production data does not include third-party natural gas processing volumes.

(2) Consists of crude oil and natural gas production sales, revenue from rig operations and processing of natural gas of third parties as well as other miscellaneous revenue. Both historical and pro forma total operating revenue for the nine months ended September 30, 1996 are presented net of a loss from hedging activities incurred during such period.

(3) Consists of lease operating expenses, production taxes, abandoned projects, rig operating expenses and processing expenses.

(4) Does not include interest income.


(5) Includes results from the Hoole Area. See " - Recent Acquisitions - CGGS" and " - Primary Operating Areas - Western Canada."



o Focused Exploration Activity. The Company allocates a portion of its capital budget to the drilling of exploratory wells which have high reserve potential. The Company believes that by devoting a relatively small amount of capital to high impact, high risk projects while reserving the majority of its available capital for development projects, it can reduce its risk profile while still benefiting from the potential for significant reserve additions. See "Business -- Primary Operating Areas -- Exploration Opportunities."

                               Recent Acquisitions

      The Company has recently acquired CGGS, the Wyoming Properties, Portilla and Happy, East White Point and Stedman Island for an aggregate purchase price of approximately $176.2 million (the "Recent Acquisitions"). The Company believes that each of the Recent Acquisitions is consistent with the Company's acquisition strategy.

CGGS

      In November 1996, Canadian Abraxas acquired 100% of the outstanding capital stock of CGGS, after the consummation of the sale of the Nevis Plant, for CDN$126.4 million, or approximately U.S.$94.8 million, including approximately $8.3 million for CGGS' working capital.


      Canadian Abraxas owns producing properties in western Canada consisting primarily of natural gas reserves and interests ranging from 10% to 100% in 197 miles of natural gas gathering systems and 11 natural gas processing plants or compression facilities, four of which are operated by Canadian Abraxas. The Canadian Abraxas Properties consist of 154,968 gross acres (86,327 net acres) and 120 gross wells (68.8 net wells), 48 of which are operated by Canadian Abraxas. As of September 1, 1996, the Canadian Abraxas Properties had total proved reserves of 10,821 MBOE (91.8% natural gas) with an aggregate PV-10 of $46.4 million, 86.3% of which was attributable to proved developed reserves. The Canadian Abraxas Plants had aggregate net natural gas processing capacity of
98.3 MMcf per day at September 1, 1996. For the nine months ended September 30, 1996, the Canadian Abraxas Plants processed an average of 182.8 gross MMcf (65.7 net MMcf) of natural gas per day, of which 19.6% (39.7% net) was custom processed for third parties. For the nine months ended September 30, 1996, the Canadian Abraxas Properties and the Canadian Abraxas Plants would have contributed $10.3 million of EBITDA to the Company on a pro forma basis.

      In January 1997, Canadian Abraxas entered into a letter of intent to sell its interest in the Hoole Area for approximately $9.3 million. The Hoole Area consists of 9,728 gross acres (3,311 net acres) and 6.4 gross wells (3.2 net wells), none of which are operated by Canadian Abraxas. As of September 1, 1996, the Hoole Area natural gas properties had total proved reserves of 1,477.0 MBOE with an aggregate PV-10 of $6.3 million, 89.3% of which was attributable to proved developed reserves. The Hoole Area natural gas processing plant had aggregate net natural gas processing capacity of 32.0 MMcf per day at September 1, 1996. For the nine months ended September 30, 1996, the Hoole Area natural gas processing plant processed an average of 18.9 gross MMcf (9.5 net MMcf) of natural gas per day, of which 4.4% (2.2% net) was custom processed for third parties. For the nine months ended September 30, 1996, the Hoole Area properties and natural gas processing plants contributed $2.4 million of revenue to CGGS.

      The Company believes that the Canadian Abraxas Properties have significant, quantifiable development potential which can be realized through exploitation and development. The Company believes that processing volumes at the Canadian Abraxas Plants can be increased due to unutilized gross natural gas processing throughput capacity at the plants of approximately 62.7 MMcf (32.4 net MMcf) of natural gas per day. The Company intends to utilize this excess capacity by seeking to process additional natural gas volumes from third parties and from increased production from the Canadian Abraxas Properties. In addition, the Company believes that increases in the demand for natural gas from Alberta, Canada will help to reduce the existence of basis differentials in the pricing of natural gas produced in this area. The Company believes that its ownership of the Canadian Abraxas Properties and the Canadian Abraxas Plants will afford it a competitive advantage relative to other area operators due to the Company's preferential access to the natural gas processing capacity at these facilities.


      Immediately after the acquisition of CGGS, the Company amalgamated CGGS with Canadian Abraxas, and Canadian Abraxas, being the name of the surviving entity, used the net proceeds from the sale of the Nevis Plant to retire the outstanding debentures of CGGS. In addition, Canadian Abraxas intends to sell a 10% working interest in the Canadian Abraxas Properties and the Canadian Abraxas Plants to Cascade, in connection with the Company's plan to integrate the operations of the Canadian Abraxas Properties and the Canadian Abraxas Plants into the existing operations of Cascade. The Company has identified potential cost savings through anticipated decreases in the G&A expenses of CGGS, which would have amounted to approximately $380,000 for the nine months ended September 30, 1996, on a pro forma basis. See the unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this Prospectus.

The Wyoming Properties


      On September 30, 1996, the Company acquired the Wyoming Properties which had total proved reserves of 9,935 MBOE (68.5% natural gas) as of June 30, 1996, for $47.5 million in cash, before adjustment for accrual of net revenue and interest from April 1, 1996 to September 30, 1996. The Wyoming Properties consist of 19,587 gross acres (14,091 net acres) and 25 gross wells (20.4 net wells), 22 of which are operated by the Company. In addition, the Company acquired various overriding royalty interests in four wells. As of June 30, 1996, the aggregate PV-10 of the Wyoming Properties was $30.3 million (based, in part, on an assumed natural gas price of $1.07 per Mcf), 97.3% of which was attributable to proved developed reserves. For the nine months ended September 30, 1996, the Wyoming Properties would have contributed $5.4 million of EBITDA to the Company on a pro forma basis. As of September 30, 1996, the Company had recorded the preliminary net purchase price of $45.9 million to its crude oil and natural gas properties.


      Management believes that the Wyoming Properties have significant development potential which will enable the Company to increase its cash flow from operations and reserve base without significant capital expenditures. The Company intends to exploit this development potential through the more efficient use of compression and gathering facilities, low cost recompletions of various behind-pipe zones and drilling of infill development wells on closer spacing. The Company has drilled two wells on the Wyoming Properties since September 30, 1996. Additionally, the Company has identified potential exploitation and development opportunities which it believes may have up to 15,400 MBOE of additional reserves. The Wyoming Properties are geographically concentrated, thereby enabling the Company to operate the properties without incurring additional G&A expenses. In addition, the Company believes that expected improvements in the transportation infrastructure and an increase in the demand for natural gas from southwestern Wyoming will help to reduce the existence of basis differentials in the pricing of natural gas produced in the area.

Portilla and Happy


      In November 1996, the Company acquired Acco's partnership interest in the Partnership for $27.6 million, including the repayment of certain indebtedness and before adjustment for the accrual of net revenue to the closing date. The Company previously owned the remaining 25% interest in the Partnership. The Partnership owned a 100% working interest in the Portilla Field, a 100% interest in the Portilla Plant and a 12% working interest in Happy Field. Portilla and Happy consist of 1,405 gross acres (1,115 net acres) and 78 gross wells (52 net wells), 61 of which are operated by the Company. As of June 30, 1996, Portilla and Happy had total proved reserves of 4,314 MBOE (18.4% natural gas) with an aggregate PV-10 of $30.2 million, 99.8% of which was attributable to proved developed reserves. The Portilla Plant had natural gas processing capacity of approximately 20.0 MMcf per day at September 30, 1996. During the nine months ended September 30, 1996, the Portilla Plant processed an average of 17.2 MMcf of natural gas per day. For the nine months ended September 30, 1996, Portilla and Happy would have contributed an additional $3.8 million of EBITDA to the Company on a pro forma basis.


      The Company previously owned a 50% interest in Portilla and a 12% working interest in Happy. In March 1996, the Company sold its interests in Portilla and Happy to Acco for net consideration of $15.6 million. Acco subsequently obtained the release of a 50% overriding royalty interest in Portilla previously owned by the Pension Fund and Acco then contributed its interests in Portilla and Happy to the Partnership in return for the Partnership Interest. The Company continued to operate Portilla subsequent to the Acco Sale. See "Recent Acquisitions -- Portilla and Happy."

East White Point and Stedman Island

      In November 1996, the Company obtained the release of the 50% overriding royalty interests in East White Point and Stedman Island from the Pension Fund for $9.3 million before adjustment for accrual of net revenue from August 1996 to November 27, 1996. The Pension Fund's interest in East White Point and Stedman Island consisted of 3,723 gross acres (1,256 net acres) and 25 gross wells (6.5 net wells), 15 of which are operated by the Company. As of June 30, 1996, East White Point and Stedman Island had total proved reserves of 5,304 MBOE (62.3% natural gas) with an aggregate PV-10 of $29.4 million, 71.7% of which was attributable to proved developed reserves. The East White Point natural gas processing plant, a modern cyrogenic plant with capacity of approximately 25.0 MMcf of natural gas per day, extracted approximately 679 Bbls of NGLs per day for the nine months ended September 30, 1996.

Primary Operating Areas

Texas

      Abraxas Cherry Canyon Field, Ward County, Texas. In connection with the acquisition of the West Texas Properties in July 1994, the Company acquired an interest in approximately 7,360 gross acres (4,500 net acres) in this field and currently operates 20 of the wells in its acreage. The Company drilled its first shallow pool exploratory test well in this field in March 1995. Since that time, this field has become the principal focus of the Company's development activity. To date, 24 wells have been drilled and completed in one or more sands, including the Bell Canyon, Cherry Canyon and Brushy Canyon Sands. Four other sands have been production tested with additional sands remaining behind pipe to be tested in the future. The Company is currently attempting to delineate this field by drilling wells in several different areas. The Company has not yet drilled any dry holes in this field. Two wells have been drilled by Chevron USA, Inc. and Southwest Royalties, Inc. offsetting the Company's acreage. Both of these wells are currently being completed and, if successful, could prove additional locations on the Company's acreage. At June 30, 1996, this field had estimated net proved reserves of 3,647 MBOE (50.4% natural gas) with a PV-10 of $20.3 million, 73.0% of which was attributable to proved developed reserves. For the nine months ended September 30, 1996, this field produced an average of approximately 256 net Bbls of crude oil and NGLs and approximately 1,417 net Mcf of natural gas per day from 11.1 net wells.

      Delaware Area (Howe, ROC, Block 16, Taurus, Gomez and Nine Mile Draw Fields), Ward, Reeves, and Pecos Counties, Texas. In connection with the acquisition of the West Texas Properties in July 1994, the Company acquired working interests ranging from 18% to 100% in 35 wells, 29 of which are operated by the Company. These fields produce from Devonian, Wolfcamp, Ellenburger and Cherry Canyon formations at depths ranging from 6,500 feet to 17,600 feet. At June 30, 1996, these fields had estimated total net proved reserves of 3,644 MBOE (83.4% natural gas) with a PV-10 of $17.3 million, 100% of which was attributable to proved developed reserves. For the nine months ended September 30, 1996, these fields produced an average of approximately 127 net Bbls of crude oil and NGLs and 4,253 net Mcf of natural gas per day from 21.1 net wells.


      Portilla Field, San Patricio County, Texas. The Company originally acquired a 50% working interest in Portilla in April 1993. In March 1996, the Company sold its interest in Portilla to Acco, which subsequently contributed it to the Partnership. In September 1996, the Company entered into an agreement to reacquire Portilla, including the 50% interest previously owned by the Pension Fund. See "-- Recent Acquisitions -- Portilla and Happy." This field was discovered in the 1950's by Superior Oil Company and produces from numerous Miocene, Frio and Vicksburg age sands at depths ranging from 4,000 feet to 9,000 feet. At June 30, 1996, this field had estimated net proved reserves of 4,134 MBOE (19.2% natural gas) with a PV-10 of $28.2 million, 99.8% of which was attributable to proved developed reserves. For the nine months ended September 30, 1996, the field produced an average of approximately 872 net Bbls of crude oil and NGLs and approximately 1,957 net Mcf of natural gas per day from 51.0 net wells. The Company owns a 100% interest in the Portilla Plant which had aggregate capacity of approximately 20.0 MMcf of natural gas per day at September 30, 1996. During the nine months ended September 30, 1996, the Portilla Plant processed an average of approximately 17.2 MMcf of natural gas per day and extracted an average of approximately 271 Bbls of NGLs per day. The Company is currently the operator of the Portilla Plant and all of the wells in the Portilla Field.


      East White Point Field, San Patricio County, Texas. The Company originally acquired an approximate 30% working interest in this field in April 1993. The field produces crude oil and natural gas from numerous sands in the Lower Frio formation at depths ranging from 9,000 feet to 13,000 feet. At June 30, 1996, this field had estimated net proved reserves of 8,191 MBOE (61.0% natural gas) with a PV-10 of $45.9 million, 74.2% of which was attributable to proved developed reserves. The Company operates 11 wells in this field, and Marathon Oil Company ("Marathon") operates 10 additional wells in which the Company has an interest. For the nine months ended September 30, 1996, this field produced an average of approximately 461 Net Bbls of crude oil and NGLs and 3,544 net Mcf of natural gas per day from 5.7 net wells. The Company also owns an approximate 38.4% interest in and operates a natural gas processing plant in this field. The East White Point natural gas processing plant, a modern cyrogenic plant with capacity of approximately 25 MMcf of natural gas per day, processed an average of approximately 11.6 MMcf of natural gas per day and extracted approximately 679 Bbls of NGLs per day for the nine months ended September 30, 1996.

      Stedman Island Field, Nueces County, Texas. The Company originally acquired a 25% working interest in this field in April 1993 and an additional 25% in October 1995. This field produces crude oil and natural gas from Frio sands at depths ranging from 8,500 feet to 10,000 feet. At June 30, 1996, this field had estimated net proved reserves of 2,305 MBOE (67.6% natural gas) with a PV-10 of $12.3 million, 62.6% of which was attributable to proved developed reserves. For the nine months ended September 30, 1996, this field produced an average of approximately 42 net Bbls of crude oil and NGLs and 913 net Mcf of natural gas per day from 2.5 net wells. In July 1996, the Company placed a successful recompletion well on production which produced an average of approximately 20 net Bbls of crude oil and 800 net Mcf of natural gas per day during the balance of the month of July and during August and 13 net Bbls of crude oil and 665 net Mcf of natural gas per day during September 1996. The Company believes that additional productive zones remain behind pipe. Two additional workovers have been identified and are expected to be completed during the first quarter of 1997. The Company has also identified a potentially significant exploratory location using recently acquired and re-processed seismic data in a horizon below current production in the field. The seismic data indicates the presence of an untested fault block in the deeper Frio sands and the Company plans to drill a test well during the fourth quarter 1996.

      Spraberry Trend Field, Midland, Martin and Reagan Counties, Texas. Since January 1, 1991, the Company has acquired interests in or drilled eight new wells in this field. This field produces at depths ranging from 8,000 feet to 9,100 feet in multiple sands. The Company owns interests in 30 wells in this field, 15 of which are operated by the Company. Following the successful completion of two wells during the second quarter of 1996, eight additional proved undeveloped locations were identified by the Company's independent petroleum engineers. At June 30, 1996, this field had estimated net proved reserves of 1,335 MBOE (27.0% natural gas) with a PV-10 of $7.1 million, 78.5% of which was attributable to proved developed reserves. For the nine months ended September 30, 1996, the field produced an average of approximately 150 net Bbls of crude oil and NGLs and approximately 351 net Mcf natural gas per day from 17.4 net wells.

      Sharon Ridge and Westbrook Fields, Scurry and Mitchell Counties, Texas. The Company drilled its first wells in the Westbrook Field in 1978 and operated approximately 40 wells prior to 1992. These two fields produce crude oil from Permian age carbonates at depths ranging from 1,700 feet to 3,500 feet. In 1992, the Company acquired working interests ranging from 57.5% to 100% and became the operator of 124 wells in the Sharon Ridge Field, which is adjacent to the Westbrook Field. At June 30, 1996, these fields had estimated total net proved reserves of 991 MBOE (5.1% natural gas) with a PV-10 of $5.2 million, 75.1% of which was attributable to proved developed reserves. For the nine months ended September 30, 1996, these fields produced an average of approximately 200 net Bbls of crude oil and NGLs per day from 89.0 net wells. The Company is currently investigating production enhancement efforts in this field, which could include waterflooding and development drilling.

Southwestern Wyoming


      The Company acquired the Wyoming Properties in September 1996. See " -- Recent Acquisitions." The Wyoming Properties produce natural gas from numerous sands at depths ranging from 8,500 feet to 12,000 feet. At June 30, 1996, the Wyoming Properties had estimated total net proved reserves of 9,935 MBOE (68.5% natural gas) with a PV-10 of $30.3 million (based, in part, on an assumed natural gas price of $1.07 per Mcf), 97.3% of which was attributable to proved developed reserves. For the nine months ended September 30, 1996, the Wyoming Properties produced an average of approximately 997 net Bbls of crude oil and NGLs and 12,477 net Mcf of natural gas per day from 22.0 net wells.


Western Canada


      Producing Properties. In January 1996, the Company invested $3.0 million in Grey Wolf Exploration Ltd. ("Grey Wolf"), a privately held Canadian corporation, which, in turn, invested these proceeds in newly-issued shares of Cascade, an Alberta-based corporation whose common shares are traded on The Alberta Stock Exchange under the symbol "COL." The Company owns 78% of the outstanding capital stock of Grey Wolf and, through Grey Wolf, the Company owns approximately 52% of the outstanding capital stock of Cascade. Cascade owns 30.0 gross (4.3 net to Cascade) producing crude oil and natural gas wells and 12,000 net acres of undeveloped leases in southwestern Saskatchewan. These wells produce crude oil from multiple sands at depths ranging from 4,200 feet to 4,600 feet. A report prepared by Cascade's independent petroleum engineers showed estimated net proved reserves of 141 MBbls of crude oil with a PV-10 of CDN$1.4 million, or approximately U.S.$0.9 million, at January 1, 1996. None of these reserves or values are included in the report of the Company's independent petroleum engineers. See " -- Reserves Information." Cascade has drilled one dry exploratory well and Grey Wolf has drilled six successful development wells during 1996. As of January 20, 1997, the market value of the shares of Cascade held by Grey Wolf was approximately U.S.$13.9 million, based on the closing price per share of Cascade stock on The Alberta Stock Exchange on such date.


      In November 1996, Canadian Abraxas acquired CGGS. As of September 1, 1996, the Canadian Abraxas Properties had estimated total net proved reserves of 10,821 MBOE (91.7% natural gas) with a PV-10 of $46.4 million, 82.4% of which was attributable to proved developed reserves. For the nine months ended September 30, 1996, the Canadian Abraxas Properties produced an average of approximately 600 net Bbls of crude oil and NGLs and 35.5 net Mcf of natural gas per day from 68.8 net wells. See "-- Recent Acquisitions."

      The following table sets forth a summary of certain information, by field, of the Canadian Abraxas Properties:

                                                   Average Daily
                                                Production for Nine
                                                    Months Ended
                                                 September 30, 1996
                                                ---------------------
                                    Reserves    Crude Oil
                                       at        & NGLs     Natural
Name   of     Working   Net Wells   September    (MBbls)      Gas
Field         Interest               1, 1996                 (MMcf)
                                      (MBOE)

Quirk Creek      (1)        5.0       1,785.3      0.2        3.6
Sundre           (2)        9.4       1,794.5      0.3        5.7
Hoole (3)        50%        3.2       1,477.0     --          7.7
Bellis          100%       10.1         961.7     --          2.7
Chinchaga        60%        2.4         859.7     --          3.3
Pouce Coupe     100%        3.0         758.7     --          3.4
Valhalla        100%        6.0         147.7      0.1        3.1
Other (4)        (5)       29.7       3,036.3     --          6.0

                        ---------------------------------------------

Total                      68.8      10,820.9      0.6(6)    35.5 (6)

------------

(1) CGGS owns a 21% working interest in 12 wells and a 48% working interest in four wells. (2) CGGS owns working interests ranging from 11% to 70% in 16 wells.
(3) In January 1997, the Company entered into a letter of intent to sell its interest in the Hoole Area for approximately $9.3 million. (4) Consists of the Big Bend, Knopcik, Eaglesham, Giroux Lake and Minor Properties. (5) CGGS owns working interests ranging from 8% to 100% in 58 wells. (6) Does not reflect burden from royalties payable to the Crown.

      Natural Gas Processing. Canadian Abraxas' natural gas processing business includes natural gas gathering and processing operations. Natural gas gathering operations involve locating and contracting for natural gas supplies produced from crude oil and natural gas fields and the operation and maintenance of a gathering system of pipelines that connect such natural gas supply sources to natural gas processing plants. Natural gas processing involves subjecting natural gas to high pressure and low temperature treatments that cause the natural gas to separate into various products, including a mixture of NGLs (commonly referred to as raw product), residual natural gas and by-products such as helium, condensate and sulfur. The combined value of the residual natural gas, raw product and by-products is generally higher than that of unprocessed natural gas. Certain of Canadian Abraxas' processing plants are equipped to fractionate the raw product into its component products of ethane, propane, butanes and natural gasoline for sale to local markets.


      The Company believes that the Canadian Abraxas Plants will provide substantial revenue-enhancing opportunities to the Company. Several of the plants are located in areas with little or no competition from other natural gas processing plants. The Company intends to utilize the plants' excess capacity by seeking to process additional natural gas volumes from third parties and from increased production from the Canadian Abraxas Properties. The Company believes that its ownership of the Canadian Abraxas Properties and the Canadian Abraxas Plants will afford it a competitive advantage relative to other area operators due to the Company's preferential access to the natural gas processing capacity at these facilities.

      For the nine months ended September 30, 1996, the Canadian Abraxas Plants processed an average of 182.8 MMcf of natural gas per day (65.7 MMcf per day net to CGGS), of which 19.2% (39.2% net) was custom processed for third parties. The following table sets forth certain information with respect to the Canadian Abraxas Plants for the nine months ended September 30, 1996.

                                   Maximum               Gross      CGGS
                                   Plant                 Average    Third
                         Working   Capacity              Throughput Party
Plant Location           Interest  (MMcfpd)   Utilization(MMcfpd)   Processing
                                                                    (MMcfpd)

Quirk Creek                  21%         80        67%      53.6       10.4
Knopcik (1)                  10%         56       100%      56.0        0.4
Hoole (2)                    50%         32        59%      18.9        0.5
Valhalla                    100%         30        67%      20.0       18.3
Sundre                       23%         20        68%      13.5         --
Bellis                      100%         10        76%       7.6        4.8
Big Bend                     77%          8        49%       3.9        1.1
Pouce Coupe                 100%          8        54%       4.3        0.4
Eaglesham                    25%          5       100%       5.0         --

                                   ---------  ---------  --------   --------
   Total                                249        73%     182.8       35.9
                                        ===        ===     =====       ====
------------
(1)   Consists of three plants.

(2) In January 1997, the Company entered into a letter of intent to sell its interest in the Hoole Area for approximately $9.3 million.


Exploration Opportunities

      The Company allocates a portion of its capital budget to the drilling of exploratory wells which have high reserve potential. The Company believes that by devoting a relatively small amount of capital to high impact, high risk projects while reserving the majority of its available capital for development projects, it can reduce its risk profile while still benefiting from the potential for significant reserve additions. Some of the Company's current exploration opportunities include the following:


      Yoakum Prospect, DeWitt County, Texas. The Company owns a 100% interest in approximately 952 acres and intends to drill a 15,000 foot step-out well to the Yoakum (Edwards) Field. The test will attempt to extend existing production in the Edwards Field onto the Company's acreage. Offsetting wells have produced as much as 5,000 Mcf of natural gas per day. This well was drilled in the fourth quarter of 1996 and currently is in the final stages of completion.

      Roche Ranch, Refugio County, Texas. The Company owns a 100% interest in approximately 416 acres and intends to drill a 7,500 foot Frio test well during the first quarter of 1997. This prospect is located approximately five miles north of Portilla.

      Shanghai Field, Wharton County, Texas. The Company owns a 20.0% working interest in the Shanghai Prospect. Following two inconclusive wells drilled in 1994, the Company participated in an expansive 3-D seismic shoot. The seismic data was recently processed and interpreted. During the fourth quarter of 1996, the Company drilled a third well in the field on a directional basis to test four potential Yegua Sands which is currently being completed.

      Jean Prospect, Young County, Texas. The Company owns a 25.0% working interest and 18.8% net revenue interest in approximately 1,800 acres on the Jean 3D seismic project targeting the Mississippi and Caddo formations at 4,500 feet. The Company drilled two wells in the fourth quarter of 1996 and is currently re-evaluating the seismic data.


Developmental and Exploratory Acreage

      The following table indicates the Company's interest in developed and undeveloped acreage as of September 30, 1996, on a pro forma basis:


                                     Developed and Undeveloped Acreage
                                     Pro Forma As of September 30, 1996

                         Developed Acreage       Undeveloped Acreage
                       ----------------------- ------------------------
                       Gross       Net         Gross        Net Acres
                         Acres       Acres       Acres
                       ----------  ----------  ----------  ------------

 Canada                   65,150(1)   39,489(1)   89,818      46,838
 Texas                    40,032`     21,458       7,159       3,795
 N. Dakota                 1,864       1,021          --          --
 Montana                     320          10          --          --
 Kansas                      640         120          --          --
 Wyoming                   4,560       3,654      15,027      10,437
 Alabama                     720          23          --          --

                       ----------  ----------  ----------  ------------
       Total             113,286      65,775     112,004      61,070

-------------
(1) Includes 9,728 gross acres and 3,311 net acres in the Hoole Area. See " - Recent Acquisitions - CGGS" and " - Primary Operating Areas - Western Canada."


Productive Wells

      The following table sets forth the total gross and net productive wells of the Company, expressed separately for crude oil and natural gas, as of September 30, 1996, on a pro forma basis:

                                              Productive Wells
                                     Pro Forma as of September 30, 1996

                              Crude Oil               Natural Gas
                        ----------------------  ------------------------
                          Gross        Net        Gross        Net
                        ----------- ----------- ----------- ------------

 Canada                       16.0        13.5       104.0(1)  55.3 (1)
 Texas                       248.0       171.3       100.0      62.3
 N. Dakota                     4.0         1.7          --        --
 Montana                       1.0         0.1          --        --
 New Mexico                     --          --         1.0       0.1
 Wyoming                       1.0         0.1        24.0      20.3
 Alabama                       2.0         0.1         1.0       0.1
 Utah                          1.0         0.1          --        --
 Kansas                        4.0         0.8          --        --

                        =========== =========== =========== ============
       Total                 277.0       187.7       230.0     138.1
                        =========== =========== =========== ============

-----------
(1) Includes 6.4 gross wells and 3.2 net wells in the Hoole Area. See " - Recent Acquisitions - CGGS" and " - Primary Operating Areas - Western Canada."


      Substantially  all of  the  Company's  U.S.  crude  oil  and  natural  gas properties on a pro forma basis will be pledged to secure the Company's indebtedness under the New Credit Facility. See "Management's Discussion of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Reserves Information


      The crude oil and natural gas reserves of Abraxas have been estimated as of January 1, 1995, and January 1, 1996, and June 30, 1996, and the crude oil and natural gas reserves of the Wyoming Properties and Portilla and Happy have been estimated as of June 30, 1996, by DeGolyer & MacNaughton, Dallas, Texas. The crude oil and natural gas reserves of CGGS have been estimated as of September 1, 1996, by Sproule Associates Limited, Calgary, Alberta, Canada. Crude oil and natural gas reserves, and the estimates of the present value of future net revenue therefrom, were determined based on then current prices and costs. Reserve calculations involved the estimate of future net recoverable reserves of crude oil and natural gas and the timing and amount of future net revenue to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain.


      The following table sets forth certain information regarding estimates of the Company's crude oil, NGLs and natural gas reserves as of January 1, 1995, January 1, 1996 and June 30, 1996, on a historical basis and on a pro forma basis:

                                          Estimated Proved Reserves
                               ------------------------------------------------
                                 Proved            Proved             Total
                                Developed        Undeveloped         Proved
                               ------------      ------------      ------------

As of January 1, 1995
    Crude oil (MBbls)                3,617             3,033             6,649
    NGLs (MBbls)                     2,089               418             2,507
    Natural gas (MMcf)              48,973            18,606            67,579

As of January 1, 1996 (1)
    Crude oil (MBbls)                3,992             1,516             5,508
    NGLs (MBbls)                     2,007               752             2,759
    Natural gas (MMcf)              44,026            10,543            54,569

As of June 30, 1996 (1)
    Crude oil (MBbls)                2,906             1,083             3,989
    NGLs (MBbls)                     1,859               665             2,524
    Natural gas (MMcf)              41,903            10,663            52,566

Pro  Forma  (as  of  June  30,
1996) (1)(2)

    Crude oil (MBbls)                6,895             1,380             8,275
    NGLs (MBbls)                     6,242             1,522             7,764
    Natural gas (MMcf) (3)         144,803            32,848           177,651

------------
(1)   Does not include reserves of Cascade and Grey Wolf.
(2)   Includes reserves of CGGS at September 1, 1996.

(3) Includes 7,651 MMcf of proved developed, 1,211 MMcf of proved undeveloped and 8,862 MMcf of total proved natural gas reserves attributable to the Hoole Area. See " - Recent Acquisitions - CGGS" and " Primary Operating Areas -- Western Canada."

      There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data included in this Prospectus represent only estimates. In addition, the estimates of future net revenue from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices, and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the Company's crude oil and natural gas properties included in this Prospectus are based on the assumption that future oil and gas prices remain the same as crude oil and natural gas prices at June 30, 1996, with respect to the Company's then existing properties and for Portilla and Happy, and for the month of July 1996 with respect to the Canadian Abraxas Properties. The average sales prices as of such dates used for purposes of such estimates were $19.86 per Bbl of crude oil, $14.09 per Bbl of NGLs and $1.27 per Mcf of natural gas with respect to the Canadian Abraxas Properties, $21.70 per Bbl of crude oil, $9.25 per Bbl of NGLs and $1.07 per Mcf of natural gas with respect to the Wyoming Properties, $19.98 per Bbl of crude oil, $14.50 per Bbl of NGLs and $2.65 per Mcf of natural gas with respect to Portilla and Happy and $20.64 per Bbl of crude oil, $12.38 per Bbl of NGLs and $2.29 per Mcf of natural gas with respect to the Company's other properties in the aggregate. Also assumed is the Company's making future capital expenditures of approximately $19.7 million in the aggregate, including $3.4 million on the Wyoming Properties, $1.7 million on the Canadian Abraxas Properties and $2.2 million on Portilla and Happy, necessary to develop and realize the value of its undeveloped reserves. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth herein. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


      In general, the volume of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent the Company acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future crude oil and natural gas production is therefore highly dependent upon its level of success in acquiring or finding additional reserves.

      The Company files reports of its estimated crude oil and natural gas reserves with the Department of Energy and the Bureau of the Census. The reserves reported to these agencies are required to be reported on a gross operated basis and therefore are not comparable to the reserve data reported herein.

Crude Oil, NGLs and Natural Gas Production and Sales Prices

      The following table presents the net crude oil, net NGLs and net natural gas production for the Company, the average sales price per Bbl of crude oil and NGLs and per Mcf of natural gas produced and the average LOE per BOE of production sold, for each of the three years ended December 31, 1995, the nine months ended September 30, 1996, and on a pro forma basis, for the year ended December 31, 1995, and the nine months ended September 30, 1996:

                                              Pro     September   Pro Forma
                                               Forma     30,

                      1993    1994     1995   1995      1996      September
                                                (1)             30, 1996 (1)

                     ---------------- ----------------------------------------

Production
    Crude oil (MBbls)  270.9   355.7    401.4   666.7   266.0     544.6
    NGLs (MBbls)        33.9   113.2    143.4   672.0   106.1     561.0
    Natural       gas  985.4 2,392.9  3,552.7 23,825.52,625.4   16,533.2
(MMcf)

Average sales price
    Crude   oil  (per  $15.54  $15.47   $17.16  $17.18  $19.94    $20.04
Bbl)
    NGLs (per  Bbl)    $14.75  $10.54   $10.83  $ 7.82  $12.73    $10.89
    Natural  gas (per  $ 2.60  $ 1.85   $ 1.47  $ 1.01  $ 1.95    $ 1.30
Mcf)


LOE (per BOE) (2)      $ 6.17  $ 4.26   $ 3.81  $ 2.25  $ 4.05    $ 2.36

----------

(1) Includes results from the Hoole Area. See " - Recent Acquisitions - CGGS" and " - Primary Operating Areas -- Western Canada."

(2) Crude oil and natural gas were combined by converting natural gas to BOE on the basis of 6 Mcf natural gas -- 1 Bbl of crude oil.

Drilling Activities

      The following table sets forth the Company's gross and net working interests in exploratory, development, and service wells drilled during the year ended December 31, 1995, and the nine months ended September 30, 1996:

                                         1995         1996 (thru
                                                    September 30)
                                    --------------------------------
                                     Gross   Net   Gross     Net
                                    --------------------------------
Exploratory                              --     --     --        --
  Productive
     Crude oil                          2.0    1.0    1.0       0.3
     Natural gas                         --     --    1.0       0.3
  Dry holes                             1.0    1.0    1.0       1.0
                                    --------       -----------------
                                            =======
      Total                             3.0    2.0    3.0       1.6
                                    ================================
Development
  Productive
     Crude oil                         12.0    9.1   19.0      11.8
     Natural gas                        1.0    0.3    5.0       0.5
  Service                                --     --    2.0        --
  Dry holes                             1.0    0.6     --       0.8
                                    --------------------------------
      Total                            14.0   10.0   26.0      13.1
                                    ================================

Markets and Customers

      The revenue generated by the Company's operations are highly dependent upon the prices of, and demand for crude oil and natural gas. Historically, the markets for crude oil and natural gas have been volatile and are likely to continue to be volatile in the future. The prices received by the Company for its crude oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond the Company's control including seasonality, the condition of the United States economy (particularly the manufacturing sector), foreign imports, political conditions in other oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic regulation, legislation and policies. Decreases in the prices of crude oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of the Company's proved reserves and the Company's revenue, profitability and cash flow from operations.

      In order to manage its exposure to price risks in the marketing of its crude oil and natural gas, the Company from time to time has entered into fixed price delivery contracts, financial swaps and crude oil and natural gas futures contracts as hedging devices. To ensure a fixed price for future production, the Company may sell a futures contract and thereafter either (i) make physical delivery of crude oil or natural gas to comply with such contract or (ii) buy a matching futures contract to unwind its futures position and sell its production to a customer. Such contracts may expose the Company to the risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase or deliver the contracted quantities of crude oil or natural gas, or a sudden, unexpected event materially impacts crude oil or natural gas prices. Such contracts may also restrict the ability of the Company to benefit from unexpected increases in crude oil and natural gas prices.

      In connection with the Acco Sale, Acco entered into a commodity price hedge with Christiania which was assumed by the Company and BTCo and ING Capital in connection with the consummation of the Transactions. Under the terms of this commodity price hedge, the Company is required to receive or make payment to BTCo and ING Capital based on a differential between a fixed and variable price for crude oil and natural gas through the last business day of November 2001 on volumes ranging from 8,160 barrels of crude oil to 20,000 barrels of crude oil per month and 14,850 MMBTU of natural gas to 87,406 MMBTU of natural gas per month. Under this agreement, the Company receives fixed prices ranging from $17.20 per barrel of crude oil to $18.55 per barrel of crude oil and $1.793 per MMBTU of natural gas to $1.925 per MMBTU of natural gas and makes payments based on the price for west Texas intermediate light sweet crude oil on the NYMEX for crude oil and the Inside FERC, Tennessee Gas Pipeline Co: Texas (Zone 0) price for natural gas.


      Substantially all of the Company's crude oil and natural gas is sold at current market prices under short term contracts, as is customary in the industry. During the year ended December 31, 1996, six purchasers accounted for approximately 61% of the Company's crude oil and natural gas sales. The Company believes that there are numerous other companies available to purchase the Company's crude oil and natural gas and that the loss of any or all of these purchasers would not materially affect the Company's ability to sell crude oil and natural gas.


      In Fiscal 1995, CGGS sold its NGLs and natural gas to a combination of aggregators, short-term and longer-term Canadian and United States customers. Pricing terms in these contracts included a mixture of fixed and floating prices. CGGS received an average of $0.94 per Mcf for its natural gas production in Fiscal 1995. For the nine months ended October 31, 1996, CGGS received an average of $1.24 per Mcf of natural gas as a result of utilizing certain hedging arrangements. During Fiscal 1995, 14 purchasers accounted for 100% of CGGS' crude oil, NGLs and natural gas sales, and during the nine months ended October 31, 1996, eight purchasers accounted for 100% of CGGS' crude oil, NGLs and natural gas sales.

      The Company believes that expected improvements in the transportation infrastructure in, and increased demand for natural gas from, southwest Wyoming and Alberta, Canada will help to reduce the existence of basis differentials in the pricing of natural gas produced in these areas. With basis differentials at relatively high historical levels, the Company believes that the Canadian Abraxas Properties and the Wyoming Properties have the potential for increasing revenue and asset value as these differentials decrease without any increase in LOE and G&A expenses.

Competition

      The Company encounters strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration for, and production of, crude oil and natural gas. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas leases. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas leases include the staff and data necessary to identify, investigate and purchase such leases, and the financial resources necessary to acquire and develop such leases. Many of the Company's competitors have financial resources, staff and facilities substantially greater than those of the Company. In addition, the producing, processing and marketing of crude oil and natural gas is affected by a number of factors which are beyond the control of the Company, the effect of which cannot be accurately predicted.

      The principal raw materials and resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. The Company must compete for such raw materials and resources with both major crude oil companies and independent operators. Although the Company believes its current operating and financial resources are adequate to preclude any significant disruption of its operations in the immediate future, the continued availability of such materials and resources to the Company cannot be assured.

      The Company will face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. The Company's principal competitors will include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than the Company. Smaller local distributors may enjoy a marketing advantage in their immediate service areas. The Company will compete against other companies in its natural gas processing business both for supplies of natural gas and for customers to which it will sell its products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

Regulatory Matters

      The Company's operations are affected from time to time in varying degrees by political developments and federal, state, provincial and local laws and regulations. In particular, oil and gas production operations and economics are, or in the past have been, affected by price controls, taxes, conservation, safety, environmental, and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

      Price Regulations

      In the recent past, maximum selling prices for certain categories of crude oil, natural gas, condensate and NGLs were subject to federal regulation. In 1981, all federal price controls over sales of crude oil, condensate and NGLs were lifted. Effective January 1, 1993, the Natural Gas Wellhead Decontrol Act (the "Decontrol Act") deregulated natural gas prices for all "first sales" of natural gas, which includes all sales by the Company of its own production. As a result, all sales of the Company's domestically produced crude oil, natural gas, condensate and NGLs may be sold at market prices, unless otherwise committed by contract.

      Natural gas exported from Canada is subject to regulation by the National Energy Board ("NEB") and the government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that export contracts in excess of two years must continue to meet certain criteria prescribed by the NEB and the government of Canada. As is the case with crude oil, natural gas exports for a term of less than two years must be made pursuant to an NEB order, or, in the case of exports for a longer duration, pursuant to an NEB license and Governor in Council approval.

      The government of Alberta also regulates the volume of natural gas that may be removed from Alberta for consumption elsewhere based on such factors as reserve availability, transportation arrangements and marketing considerations.

      The North American Free Trade Agreement

      On January 1, 1994, the North American Free Trade Agreement ("NAFTA") among the governments of the United States, Canada and Mexico became effective. In the context of energy resources, Canada remains free to determine whether exports to the U.S. or Mexico will be allowed provided that any export restrictions do not: (i) reduce the proportion of energy resources exported relative to the total supply of the energy resource (based upon the proportion prevailing in the most recent 36 month period); (ii) impose an export price higher than the domestic price; or (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.

      NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. The agreement also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports.

      Natural Gas Regulation

      Historically, interstate pipeline companies generally acted as wholesale merchants by purchasing natural gas from producers and reselling the gas to local distribution companies and large end users. Commencing in late 1985, the Federal Energy Regulatory Commission (the "FERC") issued a series of orders that have had a major impact on interstate natural gas pipeline operations, services, and rates, and thus have significantly altered the marketing and price of natural gas. The FERC's key rule making action, order No. 636 ("Order 636"), issued in April 1992, required each interstate pipeline to, among other things, "unbundle" its traditional bundled sales services and create and make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services, firm and interruptible transportation services, and standby sales and gas balancing services), and to adopt a new ratemaking methodology to determine appropriate rates for those services. To the extent the pipeline company or its sales affiliate makes natural gas sales as a merchant, it does so pursuant to private contracts in direct competition with all of the sellers, such as the Company; however, pipeline companies and their affiliates were not required to remain "merchants" of natural gas, and most of the interstate pipeline companies have become "transporters only." In subsequent orders, the FERC largely affirmed the major features of Order 636 and denied a stay of the implementation of the new rules pending judicial review. By the end of 1994, the FERC had concluded the Order 636 restructuring proceedings, and, in general, accepted rate filings implementing Order 636 on every major interstate pipeline. However, even through the implementation of Order 636 on individual interstate pipelines is essentially complete, many of the individual pipeline restructuring proceedings, as well as Order 636 itself and the regulations promulgated thereunder, are subject to pending appellate review and could possibly be changed as a result of future court orders. The Company cannot predict whether the FERC's orders will be affirmed on appeal or what the effects will be on its business.

      In recent years the FERC also has pursued a number of other important policy initiatives which could significantly affect the marketing of natural gas. Some of the more notable of these regulatory initiatives include (i) a series of orders in individual pipeline proceedings articulating a policy of generally approving the voluntary divestiture of interstate pipeline owned gathering facilities by interstate pipelines to their affiliates (the so-called "spin down" of previously regulated gathering facilities to the pipeline's nonregulated affiliates), (ii) the completion of rule-making involving the regulation of pipelines with marketing affiliates under Order No. 497, (iii) the FERC's ongoing efforts to promulgate standards for pipeline electronic bulletin boards and electronic data exchange, (iv) a generic inquiry into the pricing of interstate pipeline capacity, (v) efforts to refine the FERC's regulations controlling operation of the secondary market for released pipeline capacity, and (vi) a policy statement regarding market based rates and other non-cost-based rates for interstate pipeline transmission and storage capacity. Several of these initiatives are intended to enhance competition in natural gas markets, although some, such as "spin downs," may have the adverse effect of increasing the cost of doing business on some in the industry as a result of the monopolization of those facilities by their new, unregulated owners. The FERC has attempted to address some of these concerns in its orders authorizing such "spin downs," but it remains to be seen what effect these activities will have on access to markets and the cost to do business. As to all of these recent FERC initiatives, the ongoing, or, in some instances, preliminary evolving nature of these regulatory initiatives makes it impossible at this time to predict their ultimate impact on the Company's business.

      Recent orders of the FERC have been more liberal in their reliance upon traditional tests for determining what facilities are "gathering" and therefore exempt from federal regulatory control. In many instances, what was once classified as "transmission" may now be classified as "gathering." The Company transports certain of its natural gas through gathering facilities owned by others, including interstate pipelines, under existing long term contractual arrangements. With respect to item (i) in the preceding paragraph, on May 27, 1994, the FERC issued orders in the context of the "spin off" or "spin down" of interstate pipeline owned gathering facilities. A "spin off" is a FERC-approved sale of such facilities to a non-affiliate. A "spin down" is the transfer by the interstate pipeline of its gathering facilities to an affiliate. A number of spin offs and spindowns have been approved by the FERC and implemented. The FERC held that it retains jurisdiction over gathering provided by interstate pipelines, but that it generally does not have jurisdiction over pipeline gathering affiliates, except in the event of affiliate abuse (such as actions by the affiliate undermining open and nondiscriminatory access to the interstate pipeline). These orders require nondiscriminatory access for all sources of supply and prohibit the tying of pipeline transportation service to any service provided by the pipeline's gathering affiliate. On November 30, 1994, the FERC issued a series of rehearing orders largely affirming the May 27, 1994 orders. The FERC now requires interstate pipelines to not only seek authority under
Section 7(b) of the Natural Gas Act of 1938 (the "NGA") to abandon certificated facilities, but also to seek authority under Section 4 of the NGA to terminate service from both certificated and uncertificated facilities. On December 31, 1994, an appeal was filed with the U.S. Court of Appeals for the D.C. Circuit to overturn three of the FERC's November 30, 1994, orders. The Company cannot predict what the ultimate effect of the FERC's orders pertaining to gathering will have on its production and marketing, or whether the Appellate Court will affirm the FERC's orders on these matters.

      State and Other Regulation

      All of the jurisdictions in which the Company owns producing crude oil and natural gas properties have statutory provisions regulating the exploration for and production of crude oil and natural gas, including provisions requiring permits for the drilling of wells and maintaining bonding requirements in order to drill or operate wells and provisions relating to the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. The Company's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of crude oil and natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from crude oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. Some states, such as Texas and Oklahoma, have, in recent years, reviewed and substantially revised methods previously used to make monthly determinations of allowable rates of production from fields and individual wells. The effect of these regulations is to limit the amounts of crude oil and natural gas the Company can produce from its wells, and to limit the number of wells or the location at which the Company can drill.

      State  regulation  of  gathering  facilities  generally  includes  various safety, environmental, and in some circumstances, non-discriminatory take requirements, but does not generally entail rate regulation. Natural gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under Order 636. For example, Oklahoma recently enacted a prohibition against discriminatory gathering rates and certain Texas regulatory officials have expressed interest in evaluating similar rules.

      Royalty Matters

      United States

      By a letter dated May 3, 1993, directed to thousands of producers holding interests in federal leases, the United States Department of the Interior (the "DOI") announced its interpretation of existing federal leases to require the payment of royalties on past natural gas contract settlements which were entered into in the 1980s and 1990s to resolve, among other things, take-or-pay and minimum take claims by producers against pipelines and other buyers. The DOI's letter sets forth various theories of liability, all founded on the DOI's interpretation of the term "gross proceeds" as used in federal leases and pertinent federal regulations. In an effort to ascertain the amount of such potential royalties, the DOI sent a letter to producers on June 18, 1993, requiring producers to provide all data on all natural gas contract settlements, regardless of whether natural gas produced from federal leases were involved in the settlement. The Company received a copy of this information demand letter. In response to the DOI's action, in July 1993, various industry associations and others filed suit in the United States District Court for the Northern District of West Virginia seeking an injunction to prevent the collection of royalties on natural gas contract settlement amounts under the DOI's theories. The lawsuit, styled "Independent Petroleum Association v. Babbitt," was transferred to the United States District Court in Washington, D.C. On June 4, 1995, the Court issued a ruling in this case holding that royalties are payable to the United States on natural gas contract settlement proceeds in accordance with the Minerals Management Service's May 3, 1993, letter to producers. This ruling was appealed and is now pending in the D.C. Circuit Court of Appeals. The DOI's claim in a bankruptcy proceeding against a producer based upon an interstate pipeline's earlier buy-out of the producer's natural gas sale contract was rejected by the Federal Bankruptcy Court in Lexington, Kentucky, in a proceeding styled "Century Offshore Management Corp." While the facts of the Court's decision do not involve all of the DOI's theories, the Court found on those at issue that the DOI's theories were without legal merit, and the Court's reasoning suggests that the DOI's other claims are similarly deficient. This decision was upheld in the District Court and is now on appeal in the Sixth Circuit Court of Appeals. Because both the "Independent Petroleum Association v. Babbitt" and "Century Offshore Management Corp." decisions have been appealed, and because of the complex nature of the calculations necessary to determine potential additional royalty liability under the DOI's theories, it is impossible to predict what, if any, additional or different royalty obligation the DOI may assert or ultimately be entitled to recover with respect to any of the Company's prior natural gas contract settlements.

      Canada

      In addition to Canadian federal regulation, each province has legislation and regulations that govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of crude oil and natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee. Crown royalties are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed preference prices, well productivity, geographical location, field discovery date and the type and quality of the petroleum product produced.

      From time to time the governments of Canada, Alberta and Saskatchewan have established incentive programs which have included royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging crude oil and natural gas exploration or enhanced planning projects.

      Regulations made pursuant to the Mines and Minerals Act (Alberta) provide various incentives for exploring and developing crude oil reserves in Alberta. Crude oil produced from qualifying development wells that were spudded on or after November 1, 1991, and prior to August 1, 1993 (or spudded in August but licensed prior thereto) are eligible for a 12-month royalty exemption up to a maximum of CDN$400,000. Exploration wells spudded on or after November 1, 1991 and prior to April 1, 1992, or if drilled in northern Alberta or the Foothills area of Alberta prior to April 1, 1993, are entitled to a 24-month exemption to a maximum of CDN$1.0 million. A 24-month royalty reduction (up to December 31, 1996) is available for crude oil produced from qualifying horizontal extensions commenced prior to January 1, 1995. Crude oil produced from horizontal extensions commenced at least five years after the well was originally spudded may also qualify for a royalty reduction. Wells drilled prior to September 1, 1990, and reactivated between November 1, 1991 and October 1, 1992, having had no production between September 1, 1990 and November 1, 1991, are entitled to a five year royalty exemption to a maximum of 4,000 cubic metres. An 8,000 cubic metres exemption is available to production from a well that has not produced for a 12-month period, if resuming production in October, November or December of 1992 or January of 1993, or for a 24-month period if resuming production after January 31, 1993. In addition, crude oil production from eligible new field and new pool wildcat wells and deeper pool test wells spudded or deepened after September 30, 1992, is entitled to a 12-month royalty exemption (to a maximum of $1 million). Crude oil produced from low productivity wells, enhanced recovery schemes (such as injection wells) and experimental projects is also subject to royalty reductions.

      The Alberta government also introduced the Third Tier Royalty with a base rate of 10% and a rate cap of 25% from oil pools discovered after September 30, 1992. The new oil royalty reserved to the Crown has a base rate of 10% and a rate cap of 30% and for old oil a base rate of 10% and a rate cap of 35%.

      Effective January 1, 1994, the calculation and payment of natural gas royalties became subject to a simplified process. The royalty reserved to the Crown, subject to various incentives, is between 15% or 30%, in the case of new natural gas, and between 15% and 35%, in the case of old natural gas, depending upon a prescribed or corporate average reference price. Natural gas produced from qualifying exploratory gas wells spudded or deepened after July 1, 1985 and before June 1, 1988 continues to be eligible for a royalty exemption for a period of 12 months, or such later time that the value of the exempted royalty quantity equals a prescribed maximum amount. Natural gas produced from qualifying intervals in eligible natural gas wells spudded or deepened to a depth below 2,500 meters is also subject to a royalty exemption, the amount of which depends on the depth of the well.

      In Alberta, a producer of crude oil or natural gas is entitled to credit against the royalties payable to the Crown by virtue of the Alberta Royalty Tax Credit ("ARTC") program. The ARTC program is based on a price-sensitive formula, and the ARTC rate currently varies between 75% for prices for crude oil at or below CDN $100 per cubic metre and 35% for prices above CDN $210 per cubic metre. The ARTC rate is currently applied to a maximum of CDN $2.0 million of Alberta Crown royalties payable for each producer or associated group of producers. Crown royalties on production from producing properties acquired from corporations claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The rate is established quarterly based on average "par price", as determined by the Alberta Department of Energy for the previous quarterly period.

      Crude oil and natural gas royalty holidays and reductions for specific wells reduce the amount of Crown royalties paid to the provincial governments. The ARTC program provides a rebate on Crown royalties paid in respect of eligible producing properties.

      The Government of Saskatchewan revised its fiscal regime for the oil and gas industry effective January 1, 1994. Some royalties on wells existing as of that date will remain unchanged and therefore subject to various periods of royalty/tax reduction. While a number of incentives were eliminated or reduced (such as incentives for vertical infill wells and lower cost horizontal wells), new incentive programs were initiated to encourage greater exploration and development activity in the province. The new fiscal regime provides an incentive to encourage the drilling of new vertical oil wells through a revised royalty/tax structure for new vertical oil wells and incremental production from new or expanded water flood projects. This "third tier" Crown royalty rate is price sensitive and varies between heavy and non-heavy oil (from a minimum of 10% for heavy oil at a base price to a maximum of 35% for non-heavy oil at a price above the base price). Previous time-based royalty/tax holidays applicable to vertically drilled oil wells have been replaced with volume-based royalty/tax reduction incentives in which a maximum royalty of 5% will apply to various volumes depending on the depth and nature of the well (up to 25,000 cubic metres of oil in the case of deep exploratory wells). The maximum royalty applicable to the first 12,000 cubic metres of oil has been increased from 5% to 10% for production from certain horizontal wells. In addition, royalty/tax holidays for deep horizontal oil wells have been replaced with a 25,000 cubic metres volume incentive (5% maximum royalty). Oil production from qualifying reactivated oil wells are subject to a maximum new royalty rate of 5% for the first five years following re-activation in the case of wells reactivated after 1993 and shut-in or suspended prior to January 1, 1993. With respect to qualifying exploratory natural gas wells, the first 25 million cubic metres of natural gas produced will be subject to an incentive maximum royalty rate of 5%.

      Environmental Matters

      The Company's operations are subject to numerous federal, state, and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment, including the Comprehensive Environment Response, Compensation, and Liability Act ("CERCLA"), also known as the "Federal Superfund Law." Such laws and regulations, among other things, impose absolute liability upon the lessee under a lease for the cost of clean up of pollution resulting from a lessee's operations, subject the lessee to liability for pollution damages, may require suspension or cessation of operations in affected areas, and impose restrictions on the injection of liquids into subsurface aquifers that may contaminate groundwater. The Company maintains insurance against costs of clean-up operations, but it's not fully insured against all such risks. A serious incident of pollution may, as it has in the past, also result in the DOI requiring lessees under federal leases to suspend or cease operation in the affected area. In addition, the recent trend toward stricter standards in environmental legislation and regulation may continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas production wastes as "hazardous wastes" which would make the reclassified exploration and production wastes subject to much more stringent handling, disposal, and clean up requirements. If such legislation were to be enacted, it could have a significant impact on the Company's operating costs, as well as the crude oil and natural gas industry in general. State initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various matters could have a similar impact on the Company.

      The Company's Canadian operations are also subject to environmental regulation pursuant to local, provincial and federal legislation. Canadian environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced in association with certain crude oil and natural gas industry operations and can affect the location of wells and facilities and the extent to which exploration and development is permitted. In addition, legislation requires that well and facilities sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in the imposition of fines or issuance of clean-up orders. Environmental legislation in Alberta has undergone a major revision and has been consolidated in the Environmental and Enhancement Act . Under the new Act, environmental standards and compliance for releases, clean-up and reporting are stricter. Also, the range of enforcement actions available and the severity of penalties have been significantly increased. These changes will have incremental effect on the cost of conducting operations in Alberta.

      The Company is not currently involved in any administrative or judicial proceedings arising under domestic or foreign federal, state, or local environmental protection laws and regulations which would have a material adverse effect on the Company's financial position or results of operations.

Title to Properties

      As is customary in the crude oil and natural gas industry, the Company makes only a cursory review of title to undeveloped crude oil and natural gas leases at the time they are acquired by the Company. However, before drilling commences, the Company requires a thorough title search to be conducted, and any material defects in title are remedied prior to the time actual drilling of a well on the lease begins. To the extent title opinions or other investigations reflect title defects, the Company, rather than the seller of the undeveloped property, is typically obligated to cure any title defect at its expense. If the Company were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, the Company could suffer a loss of its entire investment in the property. The
Company believes that it has good title to its crude oil and natural gas properties, some of which are subject to immaterial encumbrances, easements and restrictions. The crude oil and natural gas properties owned by the Company are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. The Company does not believe that any of these encumbrances or burdens will materially affect the Company's ownership or use of its properties.

Employees

      As of December 20, 1996, Abraxas had 43 full-time employees, including two executive officers, two non-executive officers, five petroleum engineers, one landman, one geologist, eleven secretarial and clerical personnel and 21 field personnel. Additionally, Abraxas retains contract pumpers on a month-to-month basis. The Company retains independent geologic and engineering consultants from time to time on a limited basis and expects to continue to do so in the future.

Office Facilities

      The Company's executive and administrative offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232. The Company owns a 16% limited partnership interest in the partnership which owns this office building. The Company also has an office in Midland, Texas. These offices, consisting of approximately 12,650 square feet in San Antonio and 960 square feet in Midland, are leased until March 2005 at an aggregate rate of $14,194 per month.

Other Properties

      The Company owns 10 acres of land, an office building, workshop, warehouse and house in Sinton, Texas, 160 acres of land in Coke County, Texas and a 50% interest in approximately 2.0 acres of land in Bexar County, Texas. All three properties are used for the storage of tubulars and production equipment.
The Company also owns 19 vehicles which are used in the field by employees.

Litigation

      From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

                                   MANAGEMENT

Directors and Executive Officers

      Set forth below are the names, ages, years of service and positions of the executive officers and directors of Abraxas , as well as certain executive officers of Cascade and Canadian Abraxas. The term of the Class I directors of Abraxas expires in 1999, the Class II directors expires in 1997 and the Class III directors in 1998.

Name                 Age                      Office                      Class

Robert    L.    G.   46    Chairman  of the Board,  President  and Chief
Watson                     Executive  Officer of  Abraxas;  Chairman  of
                           the Board and  director of Cascade;  Chairman
                           of  the  Board,  President  and  director  of     III
                           Canadian Abraxas
Chris E. Williford   45    Executive  Vice  President,  Chief  Financial
                           Officer,  Treasurer  and director of Abraxas;
                           Vice  President  and  Assistant  Secretary of     III
                           Canadian Abraxas

Robert Patterson     39    Vice President/Operations of Abraxas               --
Stephen T. Wendel    48    Vice President/Land and Marketing of Abraxas       --
Franklin A. Burke    62    Director of Abraxas                                 I
Harold D. Carter     57    Director of Abraxas                                 I
Robert D. Gershen    43    Director of Abraxas                                 I
Richard M.
Kleberg, III         54    Director of Abraxas                                II
James C. Phelps      74    Director of Abraxas                               III
Paul  A.   Powell,
Jr.                  51    Director of Abraxas                                II
Richard M. Riggs     76    Director of Abraxas                                II
Roger L. Bruton      64    Executive  Vice  President  and  director  of

                           Cascade;   Executive   Vice   President   and      --
                           director of Canadian Abraxas
Donald A. Engle      53    President and director of Cascade;  Secretary      --
                           and director of Canadian Abraxas

      Robert L. G. Watson has served as Chairman of the Board, President, Chief Executive Officer and a director of Abraxas since 1977. Since May 1996, Mr. Watson has also served as Chairman of the Board, Chief Executive Officer and director of Grey Wolf and Chairman of the Board and a director of Cascade. In November 1996, Mr. Watson was elected Chairman of the Board, President and as a director of Canadian Abraxas. Prior to joining Abraxas, Mr. Watson was employed in various petroleum engineering positions with Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, from 1972 through 1977, and DeGolyer & McNaughton, an independent petroleum engineering firm, from 1970 to 1972. Mr. Watson received a Bachelor of Science degree in Mechanical Engineering from Southern Methodist University in 1972 and a Master of Business Administration degree from the University of Texas at San Antonio in 1974.

      Chris E. Williford was elected Vice President, Treasurer and Chief Financial Officer of Abraxas in January 1993, and as Executive Vice President and a director of Abraxas in May 1993. In November 1996, Mr. Williford was elected Vice President, Assistant Secretary and as a director of Canadian Abraxas. Prior to joining Abraxas, Mr. Williford was Chief Financial Officer of American Natural Energy Corporation, a crude oil and natural gas exploration and production company, from July 1989 to December 1992 and President of Clark Resources Corp., a crude oil and natural gas exploration and production company, from January 1987 to May 1989. Mr. Williford received a Bachelor of Science degree in Business Administration from Pittsburgh State University in 1973.

      Robert Patterson has served as Vice President/Operations of Abraxas since December 1995. From 1986 to 1995, Mr. Patterson was employed by Parker and Parsley Petroleum USA most recently as a Gulf Coast Division Manager. Prior to that, Mr. Patterson was District Manager for HCW Exploration from 1983 to 1986 and Drilling Engineer with Hilliard Oil and Gas from 1980 to 1983. Prior to that, he was a Drilling Engineer with Texas Pacific Oil Company from 1979 to 1980. Mr. Patterson is a registered Professional Engineer in the state of Texas and graduated with a Bachelor of Science degree in petroleum engineering from the University of Texas in 1979.

      Stephen T. Wendel has served as Vice President/Land and Marketing of Abraxas since 1990 and Corporate Secretary of Abraxas since 1994. From 1982 to 1990, Mr. Wendel served Abraxas as Manager of Joint Interests and Natural Gas Contracts. Prior to joining Abraxas, Mr. Wendel was employed in accounting, auditing and marketing positions with Tenneco Oil Company and Tesoro Petroleum Corporation, both crude oil and natural gas exploration and production companies. Mr. Wendel received a Bachelor of Business Administration degree in Accounting from Texas Lutheran University in 1971.

      Franklin A. Burke, a director of Abraxas since June 1992, has served as President and Treasurer of Venture Securities Corporation since 1971, where he is in charge of research and portfolio management. He has also been a general partner and director of Burke, Lawton, Brewer & Burke, a securities brokerage firm, since 1964, where he is responsible for research and portfolio management. Mr. Burke also serves as a director of NB Instruments, Inc., an instrument products company, Omega Institute, a job training entity, and Starkey Chemical Process Co., a chemical processing company. Mr. Burke received a Bachelor of Science degree in Finance from Kansas State University in 1955, a Master's degree in Finance from University of Colorado in 1960 and studied at the graduate level at the London School of Economics from 1962 to 1963.

      Harold D. Carter, a director of Abraxas since May 1996, has served as a member of the management committee of Brigham Oil & Gas, L.P., a three-dimensional seismic exploration company, since May 1992. Mr. Carter has also served as a consultant to Associated Energy Managers, Inc., an investment manager specializing in structuring and managing private investments in the energy industry, since October 1994. From 1991 to 1992, Mr. Carter was a consultant to various companies and investors involved in the crude oil and natural gas industry. Prior to 1991, Mr. Carter was employed by Pacific Enterprises Oil Company, where he was an Executive Vice President until September 1990 and a consultant from September 1990 until December 1990. From 1986 to 1989, Mr. Carter served as President and Chief Operating Officer of Sabine Corporation.

      Robert D. Gershen, a director of Abraxas since May 1995, has served as President of Associated Energy Managers, Inc., an investment manager specializing in structuring and managing private investments in the energy industry, since July 1989. Mr. Gershen has served as an investment advisor to Endowment Energy Partners, L.P. and Endowment Energy Partners II, Limited Partnership, limited partnerships formed to make loans to companies in the crude oil and natural gas business, since October 1989 and January 1993, respectively.

      Richard M. Kleberg, III, a director of Abraxas since December 1983, has held the position of managing partner of SFD Enterprises, Ltd., a private investment partnership, since 1980. Mr. Kleberg has served on the boards of directors of Cullen Frost Bankers, Inc., a bank holding company, since 1992; 1776 Restaurants, Inc., a restaurant concern, since 1983; The Frost National Bank of San Antonio, a national banking association, since 1984; and Kleberg & Co. Bankers, Inc., a bank holding company, since 1980. Mr. Kleberg holds a Bachelor of Science degree in Political Science from Trinity University.

      James C. Phelps, a director of Abraxas since December 1983, has been a consultant to crude oil and natural gas exploration and production companies such as Panhandle Producing Company and Tesoro Petroleum Corporation since April 1981. Mr. Phelps has served as a director of Grey Wolf since April 1995 and of Cascade since January 1996. From April 1995 to May 1996, Mr. Phelps served as Chairman of the Board and Chief Executive Officer of Grey Wolf, and from January 1996 to May 1996, he served as President of Cascade. From March 1983 to September 1984, he served as President of Osborn Heirs Company, a privately owned crude oil exploration and production company based in San Antonio. Mr. Phelps was President and Chief Operating Officer of Tesoro Petroleum Corporation from 1971 to 1981 and prior to that was Senior Vice President and Assistant to the President of Continental Oil Company. He received a Bachelor of Science degree in Industrial Engineering and a Master of Science degree in Industrial Engineering from Oklahoma State University.

      Paul A. Powell, Jr., a director of Abraxas since 1987, is currently Trustee of the Paul A. Powell Trust and has served as Vice President and Director of Mechanical Development Co., Inc., a tool and die and production machine company, since 1984. He also serves as trustee of sixteen investment trusts. Mr. Powell is a director and officer of Frameco, Inc., a tool and die and production machine company, Somerset Investments, Ltd., an investment company, and Powell Lake Properties, a real estate investment and management company. He attended Emory and Henry College and graduated from National Business College with a degree in Accounting.

      Richard M. Riggs, a director of Abraxas since 1985, is a self-employed geological consultant. He served as Vice President of Petro Consultants Energy Corporation, a crude oil and natural gas exploration and production company, from June 1978 to December 1984. Mr. Riggs has served as a director of Cascade since May 1996. He has previously been employed by Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, as Exploration Vice President for North America, and prior to that time was Manager of Domestic Exploration for Ashland Oil, Inc., a crude oil and natural gas exploration and production company. Mr. Riggs graduated with a Bachelors degree in Geology from Dartmouth College and a Masters degree in Geology from Columbia University.

      Roger L. Bruton is currently Executive Vice President and a director of Cascade. From January 1996 to October 1996, he served as President of Cascade. In November 1996, Mr. Bruton was elected Vice President of Canadian Abraxas and in December 1996 was elected as a director of Canadian Abraxas. Prior to joining Cascade, Mr. Bruton served as a geologist with Panhandle Eastern Pipeline Company from 1958 to 1963. From 1976 to 1977 he served as Regional Exploration Manager for Anadarko Production Company. He also served as Exploration Manager for the western United States and Canada for General Crude Oil Company from 1977 to 1979. From 1984 to 1990, Mr. Bruton served as President of Western Oil Corporation and Plains Petroleum Corporation, both of which are subsidiaries of KN Energy. Mr. Bruton was Regional General Manager of Anadarko Petroleum of Canada Ltd. from 1972 to 1976. Mr. Bruton received a Bachelors of Science degree in Geology and a Masters of Science degree in Geology from Kansas State University.

      Donald A. Engle, is currently President and a director of Cascade. From January 1996 to October 1996, he served as Vice President of Cascade. In November 1996, Mr. Engle was elected Secretary and as a director of Canadian Abraxas. From 1985 to 1995, he was President of Sapphire Resources, Ltd. Prior to that, Mr. Engle served as President of Neomar Resources Limited from 1980 to 1985 and as General Manager of Anadarko Petroleum of Canada Limited from 1976 to 1979. Mr. Engle received a Bachelor of Commerce degree from the University of Saskatchewan.

                             EXECUTIVE COMPENSATION

Compensation Summary

      The following table sets forth a summary of compensation for the fiscal years ended December 31, 1993, 1994 and 1995 paid by the Company to Robert L.G. Watson, the Chairman of the Board, President and Chief Executive Officer of the Company and Chris E. Williford, the Executive Vice President, Chief Financial Officer and Treasurer of the Company. The Company did not have any executive officers other than Messrs. Watson and Williford whose total annual salary and bonus exceeded $100,000 for the years ended December 31, 1993, 1994 and 1995.

                                                             Long-Term
                                                           Compensation
                                                           Awards-Number
                                                             of Shares
                                             Annual         Underlying
                                          Compensation
     Name and Principal         Year       Salary ($)      Options/SARs
           Position
                                         ----------------  --------------

  Robert L. G. Watson           1993     123,977(1)(2)     800,000 (3)
  Chairman of the Board,        1994     157,450(1)(4)        --
  President     and    Chief    1995     108,281(1)(4)      60,000 (6)
  Executive Officer (2)

  Chris E. Williford            1993      78,374            20,000 (6)
  Executive Vice  President,    1994     101,028              --
  Chief  Financial   Officer    1995     115,795(7)         20,000 (6)
  and Treasurer
-----------

(1) Mr. Watson received repayments of loans to Abraxas of $54,826 during 1993, $287,940 during 1994 and $354,677 during 1995. See "Certain Relationships and Related Transactions."
(2) Includes $50,000 of stock awards and $73,977 of salary.
(3) On May 4, 1993, Mr. Watson, who at the time was Chairman of the Board of Castle Minerals, Inc. ("CMI"), approximately 86% of the common stock of which was owned indirectly by the Company at that time, was awarded options to purchase 800,000 shares of CMI Common Stock for $0.13 per share. On April 19, 1994, the Company sold its interests in CMI and all of the options previously granted to Mr. Watson were terminated.
(4) Includes $53,750 of stock awards and $103,700 of salary.
(5) Includes $1,093 of stock awards and $107,188 of salary.
(6) Represents the number of options to purchase Common Stock which were exercisable as of the end of the respective years.
(7) Includes $8,607 of stock awards and $107,188 of salary.

Stock Option Plans

      Pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan (the "ISO Plan"), the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (the "1993 Plan") and the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (the "LTIP"), the Company grants to employees and officers of the Company (including directors of the Company who are also employees) incentive stock options and non-qualified stock options. The ISO Plan, the 1993 Plan and the LTIP are administered by the Compensation Committee of the Board of Directors which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option. In addition to the ability to grant either incentive stock options and non-qualified stock options under the LTIP, the Compensation Committee may grant or award (a) stock appreciation rights in conjunction with stock options or independently, (b) restricted stock or (c) other stock-based awards to executive and other key employees of the Company.

Employment Agreements

      The Company has entered into employment agreements (the "Employment Agreements") with each of Mr. Watson and Mr. Williford, pursuant to which each of Messrs. Watson and Williford will receive compensation as determined from time to time by the Board in its sole discretion. The Employment Agreements terminate on December 31, 1996 except that the term of the Employment Agreements may be automatically extended for an additional year if by December 1 of the prior year neither the Company nor Mr. Watson or Mr. Williford, as the case may be, has given notice that it does not wish to extend the term. Except in the event of a change in control, at all times during the term of the Employment Agreements, each of Mr. Watson's and Mr. Williford's employment is at will and may be terminated by the Company for any reason without notice or cause. If a change in control occurs during the term of the Employment Agreement or any extension thereof, the expiration date of Mr. Watson's Employment Agreement is automatically extended to a date no earlier than four years following the effective date of such change in control and the expiration date of Mr. Williford's Employment Agreement is automatically extended to a date no earlier than three years following the effective date of such change in control. If, following a change in control, Mr. Watson's or Mr. Williford's employment is terminated other than for Cause (as defined in each of the Employment Agreements) or Disability (as defined in each of the Employment Agreements), by reason of Mr. Watson's or Mr. Williford's death or retirement or by either Mr. Watson or Mr. Williford, as the case may be, other than for Good Reason (as defined in each of the Employment Agreements), then Mr. Watson will be entitled to receive a lump sum payment equal to four times his annual base salary and Mr. Williford will be entitled to receive a lump sum payment equal to three times his annual base salary. If any such lump sum payment would individually or together with any other amounts paid or payable constitute an "excess parachute payment" within the meaning of Section 280G ("Section 280G") of the Code, and applicable regulations thereunder, the amounts to be paid will be increased so that Mr. Watson or Mr. Williford, as the case may be, will be entitled to receive the amount of compensation provided in his contract after payment of the tax imposed by Section 280G.

Compensation of Directors

Non-Qualified Stock Option Plan

      Messrs. Burke, Kleberg, Phelps, Powell and Riggs have previously been granted options to purchase 8,900 shares of Common Stock under the Company's 1984 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"). There are currently outstanding options to purchase 8,900 shares of Common Stock under the Non-Qualified Plan at an exercise price of $6.75 per share.

Restricted Share Plan for Directors

      Pursuant to the Abraxas Petroleum Corporation Restricted Share Plan for Directors (the "Director Plan"), each director of the Company, other than Messrs. Watson and Williford, is entitled to receive a grant of shares of Common Stock for attendance at regular and special meetings of the Board of Directors. Each eligible director of the Company was issued 400 shares of Common Stock during 1994 as an initial grant under the Director Plan and thereafter receives a number of shares of Common Stock equal to the product of 1,000 times the Capitalization Factor (as defined in the Director Plan) divided by the Average Stock Price (as defined in the Director Plan) as of the date of a meeting of the Board. For 1995, each of the directors, received the number of shares of Common Stock set forth opposite his name under the Director Plan:

                                                              Number of
Name                                                           Shares
                                                             ------------
Franklin M. Burke                                                365
Robert D. Gershen                                                365
Richard M. Kleberg                                               659
James C. Phelps                                                  659
Paul A. Powell                                                   365
Richard M. Riggs                                                 659

Director Stock Option Plan

      Pursuant to the Abraxas Petroleum Corporation Director Stock Option Plan, each non-employee member of the Board of Directors of the Company on June 1, 1996 was granted an option to purchase 8,000 shares of Common Stock at a price of $6.75 per share. Each person who becomes a director after that date will also be granted an option to purchase 8,000 shares of Common Stock at the then prevailing price of the Common Stock as quoted on the Nasdaq National Market.

Other Compensation

      The directors of the Company received no other compensation for services as directors, except for reimbursement of travel expenses to attend Board meetings.

                 SECURITIES HOLDINGS OF PRINCIPAL STOCKHOLDERS,
                             DIRECTORS AND OFFICERS


      Based upon information received from the persons concerned, each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock and Preferred Stock of Abraxas, each director and officer and all directors and officers of Abraxas as a group, owned beneficially as of January 20, 1997 the number and percentage of outstanding shares of Common Stock and Preferred Stock of Abraxas indicated in the following table:


                                      Beneficial Ownership
                   ------------------------------------------------------------
                    Number of Shares (1)                Percentage
                   -----------------------   ----------------------------------
Name and Address of
Beneficial Owner       Common    Preferred     Common    Preferred    Voting
                      Stock (2)    Stock      Stock (2)    Stock    Stock (2)(3)

Robert L. G. Watson    262,564 (4)               4.51                    4.15
Endowment
 Advisors, Inc.        864,790 (5)  45,741(5)    6.14        100        13.70
 450 Post Road E.
 Westport, CT 06881
Wellington Management
  Company              572,300 (6)               9.86                    9.07
  75 State Street
  19th Floor
  Boston, MA 02109
Ralph Wanger           516,000 (7)               8.89                    8.17
  227 West
  Monroe Street
  Suite 3000
  Chicago, IL 60606
First Union            424,000 (8)               6.81                    6.29
National Bank of
  North Carolina
  230 South Tryon
  Charlotte, NC 28202
Kayne, Anderson
  Management, Inc.     375,000 (9)               6.46                    5.94
  1800 Avenue of
   the Stars
  Suite 1425
  Los Angeles,CA 90067
Metropolitan Life
  Insurance Company    375,000 (10)              6.46                    5.94
  One Madison Avenue
  New York, NY 10010
Franklin A. Burke       90,362 (11)              1.1                     *
Paul A. Powell, Jr.     36,484 (12)               *                      *
James C. Phelps         32,109 (13)               *                      *
Richard M.
 Kleberg, III           30,756 (14)               *                      *
Robert D. Gershen       22,994 (15)               *                      *
Chris E. Williford      15,997 (16)               *                      *
Richard M. Riggs        12,315 (17)               *                      *
Harold D. Carter         5,000                    *                      *
All   Officers and      507,611(4)(11)           8.75                    8.04
Directors as a                 (12)(13)
 Group(9 persons)              (14)(15)
                               (16)(17)

---------
   *  Less than 1%

(1) Unless otherwise indicated, all shares are held directly with sole voting and investment power.

(2) Does not include an aggregate of 1,995,000 shares of Common Stock which may be issued in exchange for the Company's Contingent Value Rights. (3) Includes Common Stock and Preferred Stock. The holder of each share of Preferred Stock has 11.11 votes on all matters voted on by the holders of Common Stock.

(4) Includes 20,316 shares owned by Wind River Resources Corporation, a corporation owned by Mr. Watson, as to which Mr. Watson has sole voting and investment power and 15,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan. Does not include a total of 75,880 shares owned by the Robert L. G. Watson, Jr. Trust and the Carey B. Watson Trust, the trustees of which are Mr. Watson's brothers and the beneficiaries of which are Mr. Watson's children. Mr. Watson disclaims beneficial ownership of the shares owned by these trusts.

(5) Includes 34,288 shares of Series 1995-B Preferred Stock convertible into 380,940 shares of Common Stock and 262,645 shares of Common Stock owned by Endowment Energy Partners, L.P. ("EEP") and 11,453 shares of Series 1995-B Preferred Stock convertible into 127,243 shares of Common Stock and 93,962 shares of Common Stock owned by Endowment Energy Partners II, Limited Partnership ("EEP II"). EEP and EEP II are limited partnerships whose investors are educational institutions and which were formed to make loans to companies in the crude oil and natural gas business. The general partner of both EEP and EEP II is Fairfield Partners, Inc. (Del.) ("Fairfield") which is a wholly-owned subsidiary of Endowment Advisers, Inc. ("EAI"), a Delaware nonstock corporation controlled by its trustees and management. Voting and investment power over the shares held by EEP and EEP II is exercised by the Board of Trustees of EAI, and by Susan J. Carter, the Senior Vice President and Chief Operating Officer of both EAI and Fairfield. The trustees of EAI are principally individuals who are financial officers of educational institutions that have invested in investment partnerships sponsored by EAI, including EEP and EEP II.

(6) Wellington Management Company is an investment manager which has the power to make investment decisions for unrelated clients.

(7) Includes 156,000 shares owned by Wanger Asset Management, L.P. ("WAM") and 360,000 shares owned by the Acorn Investment Trust, Series Designated Acorn Fund (the "Trust"). Wanger Asset Management, Ltd. ("WAM Ltd.") is the general partner of WAM and Ralph Wanger is the general partner of WAM Ltd. WAM serves as investment advisor to the Trust. Certain limited partners and employees of WAM are officers and trustees of the Trust. The Trust has delegated to WAM shared voting and investment power over the shares owned by the Trust. Does not include shares owned by clients of WAM over which WAM does not have or share voting or investment power.

(8) Includes warrants to purchase 424,000 shares of Common Stock at an exercise price of $9.79 per share.

(9) Kayne, Anderson Management, Inc. is an investment manager which has the power to make investment decisions for unrelated clients.

(10) State Street Research & Management, Inc. ("State Street") is an investment manager which has the power to make investment decisions for the account specified above. State Street disclaims beneficial ownership of all of the shares of Common Stock listed above.

(11) Includes 8,900 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Non-Qualified Stock Option Plan.

(12) Includes 4,228 shares owned by Mechanical Development Co., Inc., all of the outstanding capital stock of which is owned by members of Mr. Powell's family, 13,998 shares owned by the Paul A. Powell Trust of which Mr. Powell is a trustee and his family members are the primary beneficiaries, 51 shares owned by the Paul A. Powell Individual Trust of which Mr. Powell is a trustee, 4,989 shares owned by West Point Associates of which Mr. Powell is a general partner and 63 shares owned by NAD Properties of which Mr. Powell is a general partner. Mr. Powell shares voting and investment power as to all of such shares.

(13) Includes 8,000 shares owned by Marie Phelps, Mr. Phelps' wife.

(14) Includes 16,688 shares owned by SFD Enterprises, Ltd., a private investment partnership. Mr. Kleberg shares voting and investment power as to the shares owned by SFD Enterprises.

(15) Includes warrants to purchase 13,500 shares of Common Stock at a price of $7.00 per share owned by Associated Energy Managers, Inc., the principal shareholder and Chief Executive Officer of which is Mr.
Gershen.

(16) Includes 3,126 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, 6,874 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 5,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(17) Includes 700 shares owned by the Riggs Family Trust of which Mr. Riggs is one of the trustees and 1,000 shares owned jointly by Mr. Riggs and his wife.

                            DESCRIPTION OF THE NOTES

      The Series A Notes were and the Exchange Notes will be issued under an indenture (the "Indenture") dated as of November 14, 1996 by and among the Issuers, the Subsidiary Guarantors and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the form of Indenture may be obtained from the Issuers or the Initial Purchasers. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions."

      The Series A Notes were and the Exchange Notes will be general unsecured obligations of the Issuers and will rank pari passu in right of payment to all existing and future unsubordinated obligations of the Issuers. The Series A Notes rank and the Exchange Notes will rank senior in right of payment to all future subordinated indebtedness of the Issuers. The Series A Notes are, and the Exchange Notes will be, however, effectively subordinated in right of payment to all existing and future secured indebtedness of the Issuers to the extent of the value of the assets securing such indebtedness. The Guarantees will be general unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment to all existing and future unsubordinated indebtedness of the Subsidiary Guarantors and senior in right of payment to all existing and future subordinated indebtedness of the Subsidiary Guarantors. The Guarantees will be effectively subordinated to secured indebtedness of the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness.

      The Series A Notes were and the Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. The Trustee currently acts as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. The Issuers may change any paying agent and registrar without notice to holders of the Notes (the "Holders"). The Issuers will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Issuers' option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered addresses of the Holders. Any Series A Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. See "Exchange Offer and Registration Rights."

Principal, Maturity and Interest

      The Notes are limited in aggregate principal amount to $215,000,000 and will mature on November 1, 2004. Interest on the Notes will accrue at the rate of 11.5% per annum and will be payable semi-annually in cash on each May 1 and November 1, commencing on May 1, 1997, to the Persons who are registered Holders at the close of business on the April 15 and October 15, respectively, immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

      The Notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

Optional Redemption

      The Notes will be redeemable, at the Issuers' option, in whole at any time or in part from time to time, on and after November 1, 2000, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on November 1 of the years set forth below, plus, in each case, accrued and unpaid interest, if any, thereon to the date of redemption:

Year                                             Percentage
2000                                             105.750%
2001                                             102.875%
2002 and thereafter                              100.000%

Optional Redemption upon Equity Offerings

      At any time, or from time to time, on or prior to November 1, 1999, the Issuers may, at their option, use all or a portion of the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the Notes originally issued at a redemption price equal to 111.5% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to the date of redemption; provided, however, that at least $139.75 million aggregate principal amount of Notes remains outstanding immediately after giving effect to any such redemption (it being expressly agreed that for purposes of determining whether this condition is satisfied, Notes owned by either Issuer or any of their Affiliates shall be deemed not to be outstanding). In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Issuers shall make such redemption not more than 60 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

      In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes, or portions thereof, for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; and provided, further, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuers have deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Guarantees

      Each Subsidiary Guarantor will unconditionally guarantee, on a senior basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Issuers' obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The obligations of each Subsidiary Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

      Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary without limitation, or with or to other Persons upon the terms and conditions set forth in the Indenture. See "-- Certain Covenants -- Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Subsidiary Guarantor is sold by the Company and/or one or more of its Restricted Subsidiaries and the sale complies with the provisions set forth in "-- Certain Covenants -- Limitation on Asset Sales," such Subsidiary Guarantor's Guarantee will be released.

Change of Control

      The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Issuers purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase.

      Within 30 days following the date upon which the Change of Control occurred, the Issuers must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). A Change of Control Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent for the Notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

      The Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the Change of Control Purchase Price, at the same times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Issuers are required to purchase outstanding Notes pursuant to a Change of Control Offer, the Issuers expect that they would seek third party financing to the extent they do not have available funds to meet their purchase obligations. However, there can be no assurance that the Issuers would be able to obtain such financing.


      Neither the Board of Directors of either of the Issuers nor the Trustee may waive the covenant relating to the Issuers' obligation to make a Change of Control Offer. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. See "Certain Antitakeover Provisions." Consummation of any such transaction in certain circumstances may require repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

      The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

      The Indenture contains, among others, the following covenants:

      Limitation on Incurrence of Additional Indebtedness. Other than Permitted Indebtedness, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and the Restricted Subsidiaries or any of them may incur Indebtedness (including, without limitation, Acquired
Indebtedness), in each case, if on the date of the incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the receipt and application of the proceeds therefrom, (i) both (a) the Company's Consolidated EBITDA Coverage Ratio would have been greater than 2.25 to 1.0 if such proposed incurrence is on or prior to November 1, 1997 and at least equal to 2.5 to 1.0 if such proposed incurrence is thereafter and (b) the Company's Adjusted Consolidated Net Tangible Assets are equal to or greater than 150% of the aggregate consolidated Indebtedness of the Company and its Restricted Subsidiaries or (ii) the Company's Adjusted Consolidated Net Tangible Assets are equal to or greater than 200% of the aggregate consolidated Indebtedness of the Company and its Restricted Subsidiaries.

      For purposes of determining any particular  amount of  Indebtedness  under
this   covenant,   guarantees  of   Indebtedness   otherwise   included  in  the
determination of such amount shall not also be included.

      Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Company or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Company or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

      The Company will not, and will not permit any Subsidiary Guarantor to incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

      Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,
(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock other than through the exchange therefor solely of Qualified Capital Stock of the Company or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company,
(c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or a Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's Guarantee, as the case may be, or (d) make any Investment (other than a Permitted Investment) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with "-- Limitation on Incurrence of Additional Indebtedness" above; provided, however, that notwithstanding the provisions of clause (i)(a) of "-- Limitation on Incurrence of Additional Indebtedness" above, for purposes of determining whether the Company could incur such additional Indebtedness pursuant to this clause (ii), the Consolidated EBITDA Coverage Ratio which shall be required shall be at least 2.5 to 1.0, or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of:
(A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the last date of the Company's fiscal quarter immediately preceding such Restricted Payment (the "Reference Date") (treating such period as a single accounting period); plus (B) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus (C) without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(B) and (C), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes); plus
(D) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, repayments of loans or advances, or other transfers of cash, in each case to the Company or to any Restricted Subsidiary of the Company from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Company), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in "-- Limitation on Designation of Unrestricted Subsidiaries" below), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture; plus (E) without duplication of the immediately preceding subclause (D), an amount equal to the lesser of the cost or net cash proceeds received upon the sale or other disposition of any Investment made after the Issue Date which had been treated as a Restricted Payment (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Company); plus (F) $5,000,000.

      Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit: (1) the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or the applicable redemption if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or such Subsidiary Guarantor's Guarantee, as the case may be, either (A) solely in exchange for shares of Qualified Capital Stock of the Company, or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (I) shares of Qualified Capital Stock of the Company or (II) Refinancing Indebtedness; (4) if no Default or Event of Default shall have occurred and be continuing, the payment of dividends in respect of the Company's Series 1995-B Preferred Stock in an amount not to exceed $400,000 in any one year, (5) the initial designation of Grey Wolf, Cascade and Western Associated Energy Corporation as Unrestricted Subsidiaries under the Indenture and (6) the payment of such portion of the CGGS purchase price, if any, as shall have been placed in an escrow account to the former shareholders of CGGS. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1),
(2)(B) and (5) shall be included in such calculation.

      Limitation on Asset Sales. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless
(a) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors or senior management of the Company);
(b) (i) at least 70% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition and (ii) at least 15% of such consideration received if in a form other than cash or Cash Equivalents is converted into or exchanged for cash or Cash Equivalents within 120 days of such disposition; and (c) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (i) to repay or prepay Indebtedness outstanding under the New Credit Facility, including, without limitation, a permanent reduction in the related commitment, (ii) to repay or prepay any Indebtedness of the Company that is secured by a Lien permitted to be incurred pursuant to "-- Limitation on Liens" below, (iii) to make an investment in properties or assets that replace the properties or assets that were the subject of such Asset Sale or in properties or assets that will be used in the business of the Company and its
Restricted  Subsidiaries  as  existing  on  the  Issue  Date  or  in  businesses reasonably related thereto ("Replacement Assets"), (iv) to an investment in Crude Oil and Natural Gas Related Assets or (v) a combination of prepayment and investment permitted by the foregoing clauses (c)(i) through (c)(iv). On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (c)(i) through (c)(iv) of the next preceding sentence (each a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have been received by the Company or such Restricted Subsidiary but which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (c)(i) through (c)(iv) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary, as the case may be, to make an offer to purchase (a "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that principal amount of Notes purchasable with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5,000,000, shall be applied as required pursuant to this paragraph).

      In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

      Notwithstanding the two immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (a) the consideration for such Asset Sale constitutes Replacement Assets and/or Crude Oil and Natural Gas Related Assets and (b) such Asset Sale is for fair market value; provided, however, that any consideration not constituting Replacement Assets and Crude Oil and Natural Gas Related Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two immediately preceding paragraphs.

      Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes with an aggregate principal amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on principal amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

      The Company's ability to repurchase Notes in a Net Proceeds Offer is restricted by the terms of the New Credit Facility and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and by the Company's financial resources.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

      Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances, or to pay any Indebtedness or other obligation owed, to the Company or any other Restricted Subsidiary; (c) guarantee any Indebtedness or any other obligation of the Company or any Restricted Subsidiary; or (d) transfer any of its property or assets to the Company or any other Restricted Subsidiary (each such encumbrance or restriction, a "Payment Restriction"), except for such encumbrances or restrictions existing under or by reason of: (i) applicable law; (ii) the
Indenture; (iii) the New Credit Facility; (iv) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary; (v) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to such Restricted Subsidiary, or the properties or assets of such Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired; (vi) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (vii) customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the Indenture solely in respect of the assets or Capital Stock to be sold or disposed of;
(viii) any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Permitted Lien; or (ix) an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (ii), (iii), (v) or (vi) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the Holders in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (ii), (iii), (v) or (vi).

      Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not cause or permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

      Limitation on Liens. Other than Permitted Liens, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date) or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (a) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or any Guarantee, the Notes or such Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens at least to the same extent as the Notes are senior in priority to such Indebtedness and (b) in all other cases, the Notes and the Guarantees are equally and ratably secured.

      Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety to any Person unless: (a) either (i) the Company or such Restricted Subsidiary, as the case may be, shall be the surviving or continuing corporation or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (b) immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (i) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (ii) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-- Limitation on Incurrence of Additional Indebtedness" above; (c) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(y) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (d) the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

      Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "Merger, Consolidation and Sale of Assets") will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary unless: (a) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia; (b) such entity assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Guarantee; (c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (d) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (b) of the first paragraph of this covenant. Any merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary need only comply with clause (d) of the first paragraph of this covenant.

      Limitations on Transactions with Affiliates. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or permit or suffer to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) with, or for the benefit of, any of their respective Affiliates (each an "Affiliate Transaction"), other than (i) Affiliate Transactions permitted under paragraph (b) of this covenant and (ii)
Affiliate Transactions that are on terms that are fair and reasonable to the Company or the applicable Restricted Subsidiary and are no less favorable to the Company or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1,000,000 shall be approved by the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10,000,000, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Advisor and file the same with the Trustee.

      (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or senior management of the Company or such Restricted Subsidiary, as the case may be;
(ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided, however, that such transactions are not otherwise prohibited by the Indenture; (iii) Restricted Payments permitted by the Indenture; and (iv) the payment of such portion of the CGGS purchase price, if any, as shall have been held in escrow to the former shareholders of CGGS.

      Limitation on Restricted and Unrestricted Subsidiaries. The Indenture provides that the Board of Directors may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that
(i) any such redesignation shall be deemed to be an incurrence as of the date of such redesignation by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of "-- Limitation on Incurrence of Additional Indebtedness" above, (ii) unless such redesignated Subsidiary shall not have any Indebtedness outstanding, other than Indebtedness which would be Permitted Indebtedness, no such designation shall be permitted if immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-- Limitation on Incurrence of Additional Indebtedness" above and (iii) such Subsidiary assumes by execution of a supplemental indenture all of the obligations of a Subsidiary Guarantor under a Guarantee.

      The Board of Directors of the Company also may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) such designation is at that time permitted under "-- Limitation on Restricted Payments" above and (ii) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "-- Limitation on Incurrence of Additional Indebtedness" above. Any such designation by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations. In the event that any Restricted Subsidiary is designated an Unrestricted Subsidiary in accordance with this covenant, such Restricted Subsidiary's Guarantee will be released.

      The Indenture provides that for purposes of the covenant described under "-- Limitation on Restricted Payments" above, (i) an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary; (ii) at any date the aggregate amount of all Restricted Payments made as Investments since the Issue Date shall exclude and be reduced by an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (in each case (i) and
(ii) "net worth" to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

      The Indenture provides that notwithstanding the foregoing, the Board of Directors may not designate any Subsidiary of the Company to be an Unrestricted Subsidiary if, after such designation, (a) the Company or any Restricted Subsidiary (i) provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) is directly or indirectly liable for any Indebtedness of such Subsidiary or (b) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

      The Indenture provides that Subsidiaries of the Company that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries. Notwithstanding any provisions of this covenant, all Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

      Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Subsidiary Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in or hold an Investment in another Restricted Subsidiary having total consolidated assets with a book value in excess of $500,000 that is not a Subsidiary Guarantor, then such transferee or acquired or other Restricted Subsidiary shall (a) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (b) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.

      Limitation on Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the Crude Oil and Natural Gas Business.


      Reports to Holders. The Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of Section 314(a) of the TIA.

Events of Default

      The following events are defined in the Indenture as "Events of Default":

      (a) the failure to pay interest (including any Additional Interest) on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

      (b) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

      (c) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after either Issuer receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to observance or performance of any of the terms or provisions of "-- Change of Control" or "Certain Covenants -- Merger, Consolidation and Sale of Assets" or "-- Limitation on Asset Sales" which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

      (d) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness (a "payment default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $5,000,000;

      (e) one or more judgments in an aggregate amount in excess of $5,000,000 (unless covered by insurance by a reputable insurer as to which the insurer has acknowledged coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unvacated, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

      (f) certain events of bankruptcy affecting the Company or any of its Subsidiaries; or

      (g) any of the Guarantees cease to be in full force and effect or any of the Guarantees are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture).

      The Indenture provides that, if an Event of Default (other than an Event of Default specified in clause (f) above) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default specified in clause (f) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

      The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (a) if the rescission would not conflict with any judgment or decree, (b) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration, (c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (d) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (e) in the event of the cure or waiver of an Event of Default of the type described in clause (f) of the description of Events of Default above, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

      The Indenture provides that, at any time prior to the declaration of acceleration of the Notes, the Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

      The Indenture provides that, Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

      Under the Indenture, the Issuers are required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

      The Issuers may, at their option and at any time, elect to have their obligations and the corresponding obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, and satisfied all of their obligations with respect to the Notes, except for (a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (b) the Issuers' obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (c) the rights, powers, trust, duties and immunities of the Trustee and the Issuers' obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (other than non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance, (a) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (b) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (c) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;
(f) the Issuers shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other creditors of either Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others; (g) the Issuers shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company; (h) the Issuers shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuers; and (i) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (a) either (i) all the Notes, theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (b) the Issuers have paid all other sums payable under the Indenture by the Issuers; and (c) the Issuers have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Issuers.

Modification of the Indenture

      From time to time, the Issuers, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA or to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel; provided, however, that in delivering such opinion of counsel, such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (a) reduce the amount of Notes whose Holders must consent to an amendment; (b) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (c) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (d) make any Notes payable in money other than that stated in the Notes; (e) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (f) amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (g) modify or change any provision of the Indenture or the related definitions affecting ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or (h) release any Subsidiary Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

      The Indenture provides that the Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

      The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuers or a Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

      "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries (i) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or (ii) which becomes Indebtedness of the Company or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

      "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its consolidated Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal income tax), as estimated by a nationally recognized firm of independent petroleum engineers as of a date no earlier than the date of the Company's latest annual consolidated financial statements, as increased by, as of the date of determination, the estimated discounted future net revenues from
(A) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (a)(i) shall be confirmed in writing, by a nationally recognized firm of independent petroleum engineers (which may be the Company's independent petroleum engineers who prepare the Company's annual reserve report) plus (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, plus (iii) the Net Working Capital on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements plus (iv) with respect to each other tangible asset of the Company or its consolidated Restricted Subsidiaries specifically including, but not to the exclusion of any other qualifying tangible assets, the Company's or its consolidated Restricted Subsidiaries' gas producing facilities and unproved oil and gas properties (less any remaining deferred income taxes which have been allocated to such gas processing facilities in connection with the acquisition thereof), land, equipment, leasehold improvements, investments carried on the equity method, restricted cash and the carrying value of marketable securities, the greater of
(A) the net book value of such other tangible asset on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements or (B) the appraised value, as estimated by a qualified Independent Advisor, of such other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements minus (b) minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any gas balancing liabilities of the Company and its consolidated Restricted Subsidiaries reflected in the Company's latest audited financial statements. In addition to, but without duplication of, the foregoing, for purposes of this definition, "Adjusted Consolidated Net Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to (1) any Investment not prohibited by the Indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of the Company, (2) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and (3) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date.

      "Affiliate" means, with respect to any specified Person, (a) any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or under common control with, such specified Person and (b) any Related Person of such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

      "Affiliate Transaction" has the meaning set forth under "Certain Covenants -- Limitation on Transactions with Affiliates."

      "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

      "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of
(a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets (including any interests therein) of the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction; provided, however, that Asset Sales shall not include (i) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company in a transaction which is made in compliance with the provisions of "-- Certain Covenants -- Merger, Consolidation and Sale of Assets", (ii) any Investment in an Unrestricted Subsidiary which is made in compliance with the provisions of "-- Certain Covenants -- Limitation on Restricted Payments" above, (iii) disposals or replacements of obsolete equipment in the ordinary course of business, (iv) the sale, lease, conveyance, disposition or other transfer (each, a "Transfer") by the Company or any Restricted Subsidiary of assets or property to the Company or one or more Restricted Subsidiaries, (v) any disposition of Hydrocarbons or other mineral products for value in the ordinary course of business and (vi) the Transfer by the Company or any Restricted Subsidiary of assets or property in the ordinary course of business; provided, however, that the aggregate amount (valued at the fair market value of such assets or property at the time of such Transfer) of all such assets and property Transferred since the Issue Date pursuant to this clause (vi) shall not exceed $1,000,000 in any one year.

      "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

      "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

      "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

      "Capitalized Lease Obligation" means, as to any Person, the discounted present value of the rental obligations of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation at such date, determined in accordance with GAAP.

      "Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

      "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above and (f) money market mutual or similar funds having assets in excess of $100,000,000.

      "Change of Control" means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture); (b) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (c) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (d) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period with directors whose replacement shall not have been approved (by recommendation, nomination or election, as the case may be) by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

      "Change of Control Offer" has the meaning set forth under "-- Change of Control."

      "Change of Control Payment Date" has the meaning set forth under "-- Change of Control."

      "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

      "Commission" means the Securities and Exchange Commission.

      "Company" means Abraxas Petroleum Corporation, a Nevada corporation.

      "Company Properties" means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Company or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

      "Consolidated EBITDA" means, for any period, the sum (without duplication) of (a) Consolidated Net Income and (b) to the extent Consolidated Net Income has been reduced thereby, (i) all income taxes of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (ii) Consolidated Interest Expense, (iii) the amount of any Preferred Stock dividends paid by the Company and its Restricted Subsidiaries and (iv) Consolidated Non-cash Charges, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

      "Consolidated EBITDA Coverage Ratio" means, with respect to the Company, the ratio of (a) Consolidated EBITDA of the Company during the four full fiscal quarters for which financial information in respect thereof is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio (the "Transaction Date") to (b) Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect (without duplication) on a pro forma basis for the period of such calculation to (a) the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness, and also including, without limitation, any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the Company or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or the Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated EBITDA Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; (iii) notwithstanding clauses (i) and (ii) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

      "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of (a) Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus
(b) the product of (i) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times
(ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

      "Consolidated Interest Expense" means, with respect to the Company for any period, the sum of, without duplication: (a) the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (i) any amortization of original issue discount, (ii) the net costs under Interest Swap Obligations, (iii) all capitalized interest and (iv) the interest portion of any deferred payment obligation; and (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

      "Consolidated Net Income" means, with respect to the Company for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto,
(b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary, (d) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract, operation of law or otherwise, (e) the net income of any Person in which the Company has an interest, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions actually paid to the Company or to a Restricted Subsidiary by such Person, (f) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) and (g) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets.

      "Consolidated Net Worth" of any Person as of any date means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

      "Consolidated Non-cash Charges" means, with respect to the Company, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

      "consolidation" means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term "consolidated" has a correlative meaning to the foregoing.

      "Covenant Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

      "Crude Oil and Natural Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties located in North America, and (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties of the Company or of others.

      "Crude Oil and Natural Gas Hedge Agreements" means, with respect to any Person, any oil and gas agreements and other agreements or arrangements or any combination thereof entered into by such Person in the ordinary course of business and that is designed to provide protection against oil and natural gas price fluctuations.

      "Crude Oil and Natural Gas Properties" means all Properties, including equity or other ownership interests therein, owned by any Person which have been assigned "proved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act as in effect on the Issue Date.

      "Crude Oil and Natural Gas Related Assets" means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by the Company or any Subsidiary of the Company which is related to the business of the Company and its Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.

      "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

      "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

      "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof, in whole or in part, in either case, on or prior to the final maturity of the Notes.

      "Equity Offering" means an offering of Qualified Capital Stock of the Company.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

      "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Company delivered to the Trustee; provided, however, that (A) if the aggregate non-cash consideration to be received by the Company or any Restricted Subsidiary from any Asset Sale shall reasonably be expected to exceed $5,000,000 or (B) if the net worth of any Restricted Subsidiary to be designated as an Unrestricted Subsidiary shall reasonably be expected to exceed $10,000,000, then fair market value shall be determined by an Independent Advisor.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as of any date of determination.

      "Holder" means any Person holding a Note.

      "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products processed therefrom.

      "incur" has the meaning set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."

      "Indebtedness" means with respect to any Person, without duplication, (a) all Obligations of such Person for borrowed money, (b) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all Capitalized Lease Obligations of such Person, (d) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable), (e) all Obligations for the reimbursement of any obligor on a letter of credit, banker's acceptance or similar credit transaction, (f) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (a) through (e) above and clause
(h) below, (g) all Obligations of any other Person of the type referred to in clauses (a) through (f) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (h) all Obligations under Currency Agreements and Interest Swap Obligations and (i) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company. The "amount" or "principal amount" of Indebtedness at any time of determination as used herein represented by (a) any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the face amount of the liability in respect thereof, (b) any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof, (c) any Interest Swap Obligations included in the definition of Permitted Indebtedness shall be zero, (d) all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP and (e) all other contingent obligations shall be the maximum liability at such date of such Person.

      "Independent Advisor" means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Company and
(b) which, in the judgment of the Board of Directors of the Company, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

      "Initial Purchasers" means, collectively, BT Securities Corporation, Bankers Trust International plc, Jefferies & Company, Inc. and ING Baring (U.S.) Securities Corporation.

      "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

      "Investment" means, with respect to any Person, any direct or indirect (i) loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property (valued at the fair market value thereof as of the date of transfer) others or any payment for property or services for the account or use of others), (ii) purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness), (iii) guarantee or assumption of the Indebtedness of any other Person (other than the guarantee or assumption of Indebtedness of such Person or a Restricted Subsidiary of such Person which guarantee or assumption is made in compliance with the provisions of "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above), and (iv) other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. Notwithstanding the foregoing, "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. The amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

      "Issue Date" means the date of original issuance of the Notes.

      "Legal Defeasance" has the meaning set forth under "-- Legal Defeasance and Covenant Defeasance."

      "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

      "Material Change" means an increase or decrease of more than 10% during a fiscal quarter in the discounted future net cash flows (excluding changes that result solely from changes in prices) from proved oil and gas reserves of the Company and consolidated Subsidiaries (before any state or federal income tax); provided, however, that the following will be excluded from the Material Change calculation: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by independent petroleum engineers and on which a report or reports exist, (ii) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in "Limitation on Asset Sales" and (iii) any reserves added during the quarter attributable to the drilling or recompletion of wells not included in previous reserve estimates, but which will be included in future quarters.

      "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts (determined by the Chief Financial Officer of the Company) to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post closing adjustments or liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (but excluding any payments which, by the terms of the indemnities will not, be made during the term of the Notes).

      "Net Proceeds Offer" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

      "Net Proceeds Offer Amount" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

      "Net Proceeds Offer Payment Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

      "Net Proceeds Offer Trigger Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

      "Net Working Capital" means (i) all current assets of the Company and its consolidated Subsidiaries, minus (ii) all current liabilities of the Company and its consolidated Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP.

      "New Credit Facility" means the Amended and Restated Credit Agreement dated as of November 14, 1996, by and among the Company, BTCo and ING Capital, as Co-Agents, and each of the Lenders named therein, or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

      "Non-Recourse Indebtedness" with respect to any Person means Indebtedness of such Person for which (i) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (ii) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness; provided, however, that any such Indebtedness shall not cease to be "Non-Recourse Indebtedness" solely as a result of the instrument governing such Indebtedness containing terms pursuant to which such Indebtedness becomes recourse upon (a) fraud or misrepresentation by the Person in connection with such Indebtedness, (b) such Person failing to pay taxes or other charges that result in the creation of liens on any portion of the specific property securing such Indebtedness or failing to maintain any insurance on such property required under the instruments securing such Indebtedness, (c) the conversion of any of the collateral for such Indebtedness,
(d) such Person failing to maintain any of the collateral for such Indebtedness in the condition required under the instruments securing the Indebtedness, (e) any income generated by the specific property securing such Indebtedness being applied in a manner not otherwise allowed in the instruments securing such Indebtedness, (f) the violation of any applicable law or ordinance governing hazardous materials or substances or otherwise affecting the environmental condition of the specific property securing the Indebtedness or (g) the rights of the holder of such Indebtedness to the specific property becoming impaired, suspended or reduced by any act, omission or misrepresentation of such Person; provided, further, however, that upon the occurrence of any of the foregoing clauses (a) through (g) above, any such Indebtedness which shall have ceased to be "Non-Recourse Indebtedness" shall be deemed to have been Indebtedness incurred by such Person at such time.

      "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      "Payment Restriction" has the meaning set forth under "-- Certain Covenants -- Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

      "Permitted   Indebtedness"  means,   without  duplication,   each  of  the
following:

      (a) Indebtedness under the Notes, the Exchange Notes, the Private Exchange Notes, if any, the Indenture and the Guarantees;

      (b) Indebtedness incurred pursuant to the New Credit Facility in an aggregate principal amount at any time outstanding not to exceed $50,000,000, reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

      (c) Interest Swap Obligations of the Company or a Restricted Subsidiary covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

      (d) Indebtedness of a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary; provided, however, that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

      (e) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary, in each case subject to no Lien; provided, however, that (i) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and
(ii) if as of any date any Person other than a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

      (f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;

      (g) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

      (h) Refinancing Indebtedness;

      (i) Capitalized Lease Obligations of the Company outstanding on the Issue Date;

      (j) Capitalized Lease Obligations and Purchase Money Indebtedness of the Company or any of its Restricted Subsidiaries not to exceed $5,000,000 at any one time outstanding;

      (k) Permitted Operating Obligations;

      (l) Obligations arising in connection with Crude Oil and Natural Gas Hedge Agreements of the Company or a Restricted Subsidiary;

      (m) Non-Recourse Indebtedness;

      (n) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

      (o) additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $10.0 million or (ii) 5.0% of Adjusted Consolidated Net Tangible Assets of the Company; and

      (p) Indebtedness outstanding on the Issue Date.

      "Permitted Industry Investments" means (i) capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein; (ii) (a) entry into operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, pooling arrangements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and gas business, and (b) exchanges of Company Properties for other Company Properties of at least equivalent value as determined in good faith by the Board of Directors of the Company; (iii) Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties of the Company or the Subsidiaries pursuant to joint operating agreements.

      "Permitted Investments" means (a) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary that is not subject to any Payment Restriction, (b) Investments in the Company by any Restricted Subsidiary; provided, however, that any Indebtedness evidencing any such Investment held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (c) investments in cash and Cash Equivalents;
(d) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with "-- Certain Covenants -- Limitation on Asset Sales" above; and (e) Permitted Industry Investments.

      "Permitted Liens" means each of the following types of Liens:

      (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date (and any extensions, replacements or renewals thereof covering property or assets secured by such Liens on the Issue
Date);

      (b) Liens securing Indebtedness outstanding under the New Credit Facility and Liens arising under the
Indenture;

      (c) Liens securing the Notes and the Guarantees;

      (d) Liens of the Company or a Restricted Subsidiary on assets of any Restricted Subsidiary;

      (e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (x) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

      (f) Liens for taxes,  assessments or governmental charges or claims either
(i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or a Restricted Subsidiary, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

      (g) statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business to the extent such Liens relate only to the tangible property of the lessee which is located on such property and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

      (h) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

      (i) judgment and attachment Liens not giving rise to an Event of Default;

      (j) easements, rights-of-way, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

      (k) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

      (l) Liens securing Purchase Money Indebtedness of the Company or any Restricted Subsidiary; provided, however, that (i) the Purchase Money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed and (ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction;

      (m) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

      (n) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

      (o)  Liens  securing   Interest  Swap  Obligations   which  Interest  Swap
Obligations relate to Indebtedness that is otherwise permitted under the Indenture and Liens securing Crude Oil and Natural Gas Hedge Agreements;

      (p) Liens securing Acquired Indebtedness incurred in accordance with "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above; provided, however, that (i) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (ii) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

      (q) Liens on, or related to, properties and assets of the Company and its Subsidiaries to secure all or a part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, transportation, marketing or storage, or operation thereof;

      (r) Liens on pipeline or pipeline facilities, Hydrocarbons or properties and assets of the Company and its Subsidiaries which arise out of operation of law;

      (s) royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, revisionary interests, production payments, production sales contracts, operating agreements and other similar interests, properties, arrangements and agreements, all as ordinarily exist with respect to Properties and assets of the Company and its Subsidiaries or otherwise as are customary in the oil and gas business;

      (t) with respect to any Properties and assets of the Company and its Subsidiaries, Liens arising under, or in connection with, or related to, farm-out, farm-in, joint operation, area of mutual interest agreements and/or other similar or customary arrangements, agreements or interests that the Company or any Subsidiary determines in good faith to be necessary for the economic development of such Property;

      (u) any (a)  interest or title of a lessor or  sublessor  under any lease,
(b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, tax liens, and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

      (v) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank; and

      (w) Liens securing Non-recourse Indebtedness.

      "Permitted Operating Obligations" means Indebtedness of the Company or any Restricted Subsidiary in respect of one or more standby letters of credit, bid, performance or surety bonds, or other reimbursement obligations, issued for the account of, or entered into by, the Company or any Restricted Subsidiary in the ordinary course of business (excluding obligations related to the purchase by the Company or any Restricted Subsidiary of Hydrocarbons for which the Company or such Restricted Subsidiary has contracts to sell), or in lieu of any thereof or in addition to any thereto, guarantees and letters of credit supporting any such obligations and Indebtedness (in each case, other than for an obligation for borrowed money, other than borrowed money represented by any such letter of credit, bid, performance or surety bond, or reimbursement obligation itself, or any guarantee and letter of credit related thereto).

      "Person" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

      "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

      "Property" means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

      "Purchase Money Indebtedness" means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

      "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

      "Reference Date" has the meaning set forth under "-- Certain Covenants -- Limitation on Restricted Payments."

      "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

      "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above (other than pursuant to clause (b), (c), (d), (e), (f), (g), (j), (k),
(l), (n) or (o) of the definition of Permitted Indebtedness), in each case that does not (i) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company and its Restricted Subsidiaries in connection with such Refinancing) or (ii) create Indebtedness with (x) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (y) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided, however, that (1) if such Indebtedness being Refinanced is Indebtedness of the Company or a Subsidiary Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or such Subsidiary Guarantor and (2) if such Indebtedness being Refinanced is subordinate or junior to the Notes or a Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

      "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date among the Company, the Subsidiary Guarantors and the Initial Purchasers.

      "Related Person" of any Person means any other Person directly or indirectly owning 10% or more of the outstanding voting Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person).

      "Replacement Assets" has the meaning set forth under "-- Certain Covenants -- Limitation on Asset Sales."

      "Restricted Payment" has the meaning set forth under "-- Certain Covenants -- Limitation on Restricted Payments."

      "Restricted Subsidiary" means any Subsidiary of the Company (including, without limitation, Canadian Abraxas) that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with "-- Certain Covenants -- Limitation on Restricted and Unrestricted Subsidiaries" above. Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

      "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

      "Subsidiary", with respect to any Person, means (a) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (b) any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

      "Subsidiary Guarantor" means each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary
Guarantor; provided, however, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

      "Surviving Entity" has the meaning set forth under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."

      "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with "-- Certain Covenants -- Limitation on Restricted and Unrestricted Subsidiaries" above; provided, however, that Unrestricted Subsidiaries shall initially include Cascade Oil & Gas Ltd., an Alberta, Canada corporation, Grey Wolf Exploration, Ltd., an Alberta corporation, and Western Associated Energy Corporation, a Texas corporation. Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

      "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

      "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which all the outstanding voting securities normally entitled to vote in the election of directors are owned by the Company or another Wholly Owned Restricted Subsidiary.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

Abraxas


      Abraxas is authorized to issue 50,000,000 shares of Common Stock, par value $.01 per share. At January 20, 1997, there were 5,804,812 shares of Common Stock issued and outstanding. Holders of the Common Stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Holders of Common Stock do not have preemptive rights to subscribe for additional shares of Common Stock issued by Abraxas.


      Holders of the Common Stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to the rights of the holders of Abraxas' Series 1995-B Preferred Stock and any subsequently issued classes or series of Abraxas' Preferred Stock. No dividend may be declared or paid on the Common Stock and no Common Stock may be purchased by Abraxas, unless all accrued and unpaid dividends on the outstanding Series 1995-B Preferred Stock for all past or current dividend periods, if any, have been paid, except for a purchase of shares of the Common Stock by Abraxas pursuant to Rule 13e-4(h)(5) of the Exchange Act. In addition, under the terms of the New Credit Facility , Abraxas may not pay dividends on shares of the Common Stock. In the event of liquidation, holders of the Common Stock are entitled to share pro rata in any distribution of Abraxas' assets remaining after payment of liabilities, subject to the preferences and rights of the holders of the Series 1995-B Preferred Stock. All of the outstanding shares of the Common Stock are fully paid and nonassessable.

      References herein to Abraxas' Common Stock include the common share purchase rights distributed by Abraxas to its stockholders on November 17, 1994 as long as they trade with the Common Stock. See "-- Stockholder Rights Plan".

Canadian Abraxas

      Canadian Abraxas is authorized to issue an unlimited number shares of Common Stock, without par value. At December 20, 1996, there was one (1) share of Common Stock issued and outstanding which was held by Abraxas. Holders of the Common Stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Holders of Common Stock do not have preemptive rights to subscribe for additional shares of Common Stock issued by Canadian Abraxas.

      Holders of the Common Stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to the rights of the holders of the class or series of Canadian Abraxas' preferred stock. Under the terms of the New Credit Facility , Canadian Abraxas may not pay dividends on shares of the Common Stock. In the event of liquidation, holders of the Common Stock are entitled to share pro rata in any distribution of Canadian Abraxas' assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any shares of preferred stock. All of the outstanding shares of the Common Stock are fully paid and nonassessable.

Preferred Stock

Abraxas

      General. Abraxas' Articles of Incorporation authorize the issuance of up to 1,000,000 shares of Preferred Stock, par value $.01 per share, in one or more series. The Board of Directors is authorized, without any further action by the stockholders, to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of Preferred Stock, the number of shares constituting any such series, and the designation thereof. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future.

      Description of Series 1995-B Preferred Stock. Abraxas is authorized to issue 1,000,000 shares of Preferred Stock, of which 45,741 shares have been designated as the Series 1995-B Preferred Stock. The holders of the Series 1995-B Preferred Stock have the full right and power to vote with the holders of the Common Stock on all matters on which the stockholders of the Common Stock are entitled to vote. Holders of the Series 1995-B Preferred Stock are entitled to 11.11 votes for each share of the Series 1995-B Preferred Stock and are not entitled to cumulate votes in the election of directors. Holders of the Series 1995-B Preferred Stock do not have preemptive rights to subscribe for or to purchase any additional shares of the Series 1995-B Preferred Stock. All or any shares of the Series 1995-B Preferred Stock may be redeemed at the option of Abraxas at any time after January 1, 1997 at $100 per share plus the amount of accrued and unpaid dividends. If Abraxas redeems, repurchases, exchanges any security or property for, or otherwise acquires for consideration any shares of Common Stock (other than an acquisition pursuant to Rule 13e-4(h)(5) promulgated under the Exchange Act) at a price equal to or greater than $100 divided by the number of shares of Common Stock into which one share of the Series 1995-B
Preferred  Stock is then  convertible,  any  holder of  shares of Series  1995-B
Preferred Stock may require Abraxas to redeem a number of shares of such holder's Series 1995-B Preferred Stock equal to the product of (i) the percentage of the shares of the Common Stock so redeemed or otherwise acquired times (ii) the total number of shares of the Series 1995-B Preferred Stock held by such holder at a price per share equal to the product of (x) the number of shares of Common Stock that such holder's shares of Series 1995-B Preferred Stock is then convertible times (y) the per share price paid for a share of Common Stock by Abraxas plus all accrued and unpaid dividends. Each share of Series 1995-B Preferred Stock may be converted, subject to adjustment, into
11.11 shares of the Common Stock.

      Shares of the Series 1995-B Preferred Stock are entitled to a cumulative dividend of $8.00 per share per annum payable on a quarterly basis, when and if declared by the Board of Directors. In the event of the dissolution, liquidation or winding up of Abraxas, the holders of the Series 1995-B Preferred Stock shall be entitled to receive an amount of money equal to the redemption price per share plus all accrued and unpaid dividends thereon in cash or in any assets of Abraxas remaining after the debts of Abraxas have been paid in full and before any payment is made or assets set aside for payment to the holders of the Common Stock. All outstanding shares of the Series 1995-B Preferred Stock are fully paid and nonassessable.

Canadian Abraxas

      Canadian Abraxas' Articles of Incorporation authorize the issuance of an unlimited number of First Preferred Shares, without par value. The Board of Directors is authorized, without any further action by the stockholders, to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of the First Preferred Shares. The rights of the holders of Canadian Abraxas' Common Stock will be subject to, and may be adversely affected by, the rights of holders of the First Preferred Shares that may be issued in the future.

Contingent Value Rights


      General. The CVRs were issued under the CVR Agreement (the "CVR Agreement") between Abraxas and First Union. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions."


      Issuance of Shares at Extended Maturity Date. The CVR Agreement provides that, subject to adjustment as described under "Antidilution" below, Abraxas shall issue to each holder of the CVRs (each such person, a "CVR Holder") on the Extended Maturity Date (as defined below), for each CVR held by such CVR Holder, Abraxas shall issue a number of shares of Common Stock, if any, equal to (a) the Target Price (as defined below) minus the Current Market Value divided by (b) the Current Market Value; provided, however, in no event shall more than 1.5 shares of Common Stock be issued in exchange for each CVR at the Extended Maturity Date. Such determination by Abraxas absent manifest error shall be final and binding on Abraxas and the CVR Holder.

      Determination that No Shares are Issuable With Respect to the CVRs. If the Current Market Value of a share of the Common Stock equals or exceeds $12.50 on the Extended Maturity Date, no shares of the Common Stock will be issuable with respect to the CVRs. In addition, the CVRs will terminate if the Per Share Market Value (as defined below) equals or exceeds the Target Price for any period of 30 consecutive Trading Days during the period from and after November 17, 1996 to and including November 17, 1997.

      In the event that Abraxas determines that no shares of the Common Stock are issuable with respect to the CVRs to the CVR Holders, Abraxas shall give to the CVR Holders notice of such determination. Upon making such determination and absent manifest error, the CVRs shall terminate and become null and void and the CVR Holders shall have no further rights with respect thereto. The failure to give such notice or any defect therein shall not affect the validity of such determination.

      Antidilution. In the event Abraxas shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the number of outstanding shares of the Common Stock, Abraxas shall similarly subdivide or combine the CVRs and shall approximately adjust the Target Price. Whenever such an adjustment is made, Abraxas shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (ii) promptly file with First Union a copy of such certificate and (iii) mail a brief summary thereof to each CVR Holder. First Union shall be fully protected in relying on any such certificate and on any adjustment therein contained. Such adjustment absent manifest error shall be final and binding on Abraxas and the CVR Holders. Each outstanding CVR Certificate shall thenceforth represent that number of adjusted CVRs necessary to reflect such subdivision or combination and reflect the adjusted Target Price.

      Consolidation, Merger and Sale of Assets. The CVR Agreement provides that Abraxas may, without the consent of the holders of any of the outstanding CVRs, consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, provided that
(i) the Surviving Person (as defined below) assumes Abraxas' obligations under the CVRs and the CVR Agreement and (ii) Abraxas delivers to First Union an officer's certificate regarding compliance with the foregoing. For the purposes hereof, "convey, transfer or lease its properties and assets substantially as an entirety" shall mean properties and assets contributing in the aggregate of at least 80% of Abraxas' total revenues as reported in Abraxas' last available periodic financial report (quarterly or annual, as the case may be) filed with the Commission.

      In the event that Abraxas were merged out of existence, liquidated or subject to some other event resulting in the lack of any market for the Common Stock (each, a "Transaction"), the holders of the CVRs would be entitled to receive securities of the Surviving Person or such other consideration that holders of shares of the Common Stock received in such a Transaction on the basis described herein. In the event of a Transaction in which the consideration received by the stockholders of Abraxas were shares of capital stock or other securities of the Surviving Person, the CVRs would mature on the Extended Maturity Date, the Target Price would be adjusted by dividing the Target Price by the Conversion Ratio (as defined below) and the holders of the CVRs would receive on the Extended Maturity Date a number of shares of the capital stock or other securities of the Surviving Person equal to (a) the Adjusted Target Price (as defined below) minus the Adjusted Current Market Value (as defined below) divided by (b) the Adjusted Current Market Value; provided, however, in no event shall the Surviving Person (a) be required to issue a number of shares of its capital stock or other securities greater than 1.5 times the Conversion Ratio at the Extended Maturity Date and (b) issue shares of its capital stock or other securities which are not publicly traded to the holders of the CVRs for any CVRs held by them. In the event that the shares of capital stock or other securities of the Surviving Person to be issued in a Transaction are not publicly traded, the consideration to be received by the holders of the CVRs for any CVRs held by them shall be cash calculated in the manner described in the following sentence. In the event of a Transaction in which the holders of Abraxas' Common Stock received cash, the holders of the CVRs would receive cash in an amount equal to the Adjusted Target Price minus the cash received by the stockholders of Abraxas for one share of the Common Stock on the effective date of such a Transaction; provided, however that the holders of the CVRs would not receive greater than $7.50 per CVR in cash from and after November 17, 1996 to and including the Extended Maturity Date.

      Certain Definitions.

      "Adjusted Current Market Value" per share means, with respect to the Extended Maturity Date, the median of the averages of the closing bid prices of the shares of capital stock or other securities of the Surviving Person received by the holders of Common Stock in a Transaction on the principal stock exchange on which such shares of capital stock or other securities are traded during each 20 consecutive Trading Day period that both begins and ends in the Valuation Period.

      "Adjusted Target Price" means the Target Price divided by the Conversion Ratio.

      "Authorized Newspaper" means The Wall Street Journal, or if The Wall Street Journal shall cease to be published, or, if the publication or general circulation of The Wall Street Journal shall be suspended for whatever reason, such other English language newspaper as is selected by Abraxas with general circulation in The City of New York, New York.

      "Conversion Ratio" means the number of shares of capital stock or other securities of the Surviving Person received by the holder of one (1) share of the Common Stock.

      "Current Market Value" means with respect to the Extended Maturity Date, the median of the averages of the closing bid prices on the NASDAQ Stock Market (or, if the Common Stock is listed on a securities exchange, on such exchange) of shares of the Common Stock during each 20 consecutive trading day period that both begins and ends in the Valuation Period.

      "Extended Maturity Date" means November 17, 1997.

      "Person" means any individual,  corporation,  partnership,  joint venture,
association,   joint-stock  company,  trust,   unincorporated   organization  or
government or any agency or political subdivision thereof.

      "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the principal stock exchange on which the Common Stock has been listed or, if there is no such price on such date, then the average of such prices on such exchange on the date nearest preceding such date, or (b) if the Common Stock is not listed on any stock exchange, the average of the high and low sales prices for a share of Common Stock in the over-the-counter market, as reported by the NASDAQ Stock Market for such date, or, if there are no such prices on such date, then the average of such prices on the date nearest preceding such date, or (c) if the Common Stock is not quoted on the NASDAQ Stock Market, the average of the final bid and final asked prices for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or (d) if the Common Stock is no longer publicly traded, as determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of Abraxas) selected in good faith by the Board of Directors of Abraxas.

      "Surviving Person" means any other Person into which Abraxas shall consolidate with or merge into or the Person which acquires by conveyance or transfer or which leases, the properties and assets of Abraxas substantially as an entirety.

      "Target Price" means $12.50. Upon each occurrence of an event specified under "Antidilution" above, such amount, as it may have been previously adjusted, shall be adjusted as described under "Antidilution" above.

      "Trading Day" means (a) a day on which the Common Stock is traded on the principal stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the NASDAQ Stock Market, or (c) if the Common Stock is not traded on the NASDAQ Stock Market, a day on which the Common Stock is traded in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).

      "Valuation Period" means the 60 Trading Day period immediately preceding (and including) the Maturity Date or the Extended Maturity Date.

Warrants

      Abraxas has warrants ("Warrants") outstanding to purchase an aggregate of 437,500 shares of Common Stock. Associated Energy Managers, Inc. ("AEM"), has Warrants to purchase 13,500 shares at an exercise price of $7.00 per share. First Union has Warrants to purchase 424,000 shares of Common Stock at an exercise price of $9.79 per share. These Warrants were issued to First Union in connection with Abraxas' credit agreement. First Union and AEM have certain registration rights with respect to shares of the Common Stock issued pursuant to the exercise of such Warrants. See " -- Registration Rights."

      All outstanding Warrants contain provisions that protect AEM and First Union against dilution by adjusting the price at which the Warrants are exercisable and the number of shares of the Common Stock issuable upon exercise thereof upon the occurrence of certain events, including payment of stock dividends and distributions, stock splits, recapitalizations, reclassifications, mergers, consolidations or the issuance or sale of Common Stock or options, rights or securities convertible into shares of the Common Stock, in the case of AEM, at less than the current market price or, in the case of First Union, at a price less than the greater of the current market price or the exercise price. A holder of Warrants has no rights as a stockholder of Abraxas until the Warrants are exercised. All Warrants are currently exercisable, although none have been exercised as of the date hereof.

Registration Rights

      The shares of the Common Stock to be received by AEM and First Union upon exercise of Warrants and any shares of the Common Stock owned by Endowment Energy Partners, L.P. ("EEP") and Endowment Energy Partners II, Limited Partnership ("EEP II") are entitled to certain rights with respect to the registration of such shares under the Securities Act.

      Under the terms of the Registration Rights Agreement with EEP and EEP II, in the event that Abraxas proposes to register any shares of the Common Stock or securities convertible into Common Stock under the Securities Act for its own account, except in certain circumstances, EEP and EEP II are entitled to unlimited Piggyback Registrations, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration. Abraxas has agreed to pay all expenses in connection with a Piggyback
Registration except for underwriting discounts and selling commissions which shall be borne by EEP and/or EEP II with respect to shares of the Common Stock owned by EEP and EEP II other than the 211,500 shares of Common Stock acquired by EEP and EEP II through the exercise of the Warrants formerly owned by EEP and EEP II ("Warrant Shares"). EEP and EEP II have the additional right to require Abraxas to effect one Demand Registration of all shares of the Common Stock (other than Warrant Shares) in the aggregate at any time and Abraxas is required to effect such registration, subject to certain conditions and limitations. Abraxas is required to bear the expenses of a Demand Registration except for underwriting discounts and selling commissions which shall be borne by EEP and/or EEP II with respect to shares of Common Stock owned by EEP and EEP II other than Warrant Shares. Abraxas has agreed to customary indemnities including an agreement to indemnify, subject to certain limited exceptions, EEP and EEP II in connection with a Demand Registration and a Piggyback Registration.

      Under the terms of its Warrants, AEM has the right to unlimited Piggyback Registrations. EEP and EEP II have the right to one Demand Registration in the aggregate at any time after December 20, 1995 and unlimited Piggyback
Registrations with respect to Warrant Shares. Abraxas has agreed to pay all expenses in connection with Piggyback Registrations by AEM and by EEP and EEP II with respect to Warrant Shares and to share expenses equally with EEP and EEP II with respect to Warrant Shares registered in a Demand Registration; provided, however, all underwriting discounts and selling commissions shall be borne by EEP, EEP II or AEM, as the case may be.

      Under the terms of its Warrants, First Union has the right to two Demand Registrations and, subject to the rights to Piggyback Registration of EEP, EEP II and AEM, unlimited Piggyback Registrations. Abraxas will pay all expenses incurred in connection with any such registration other than underwriting discounts and selling commissions which shall be borne by First Union. Abraxas has also agreed to customary indemnities, including an agreement to indemnify, subject to certain limitations, First Union in connection with a Demand Registration and a Piggyback Registration.

      Anti-takeover   Effects  of  Certain   Provisions   of  the   Articles  of
Incorporation and Bylaws

      Abraxas' Articles of Incorporation and Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The Articles of Incorporation and Bylaws provide that the Board of Directors will consist of not less than three nor more than twelve members, with the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. The Board of Directors, and not the stockholders, has the authority to determine the number of directors, and could prevent any stockholder from obtaining majority representation on Abraxas' Board of Directors by enlarging the Board of Directors and by filling the new directorships with the stockholder's own nominees.
In addition, directors may be removed by the stockholders only for cause.

      The Articles of Incorporation and Bylaws provide that special meetings of stockholders of Abraxas may be called only by the Chairman of the Board, the President or a majority of the members of the Board of Directors. This provision may make it more difficult for stockholders to take actions opposed by the Board of Directors.

      The Articles of Incorporation and Bylaws provide that any action required to be taken or which may be taken by holders of Common Stock must be effected at a duly called annual or special meeting of such holders, and may not be taken by any written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the Articles of Incorporation and Bylaws prohibiting stockholder action by written consent could prevent the holders of a majority of the voting power of Abraxas from using the written consent procedure to take stockholder action and taking action by consent without giving all the stockholders of Abraxas entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

Stockholder Rights Plan

      On November 17, 1994, the Board of Directors of Abraxas adopted a stockholder rights plan (the "Rights Plan"). Under the terms of the Rights Plan, the Board of Directors of Abraxas declared a dividend of one common share purchase right ("Right") on each share of the Common Stock outstanding on November 17, 1994. Each Right entitles the holder thereof to buy one-half of one share of Common Stock at an exercise price of $40 per share ($20 per half share), subject to adjustment.

      The Rights are not exercisable until the occurrence of specified events. Upon the occurrence of such an event (which events are generally those which would signify the commencement of a hostile bid to acquire Abraxas), the Rights then become exercisable (unless redeemed by the Board of Directors) for a number of shares of Common Stock having a market value of four times the exercise price of the Right. If the acquiror were to conclude the acquisition of Abraxas, the Rights would then become exercisable for shares of the controlling/surviving corporation having a value of four times the exercise price of the Rights. If the Rights were exercised at any time, significant dilution would result, thus making the acquisition prohibitively expensive for the acquiror. In order to encourage a bidder to negotiate with the Board of Directors, the Rights Plan provides that the Rights may be redeemed under prescribed circumstances by the Board of Directors.

      The Rights are not intended to prevent a takeover of Abraxas and will not interfere with any tender offer or business combination approved by the Board of Directors. The Rights Plan is intended to protect the stockholders in the event of (a) an unsolicited offer to acquire Abraxas, including offers that do not treat all stockholders equally, (b) the acquisition in the open market of shares constituting control of Abraxas without offering fair value to all stockholders and (c) other coercive takeover tactics which could impair the Board's ability to fully represent the interests of the stockholders.

Anti-takeover Statutes

      The Nevada GCL contains two provisions, described below as "Combination Provisions" and the "Control Share Act," that may make more difficult the accomplishment of unsolicited or hostile attempts to acquire control of a corporation through certain types of transactions.

Restrictions on Certain Combinations Between Nevada Resident Corporations and Interested Stockholders

      The Nevada GCL includes certain provisions (the "Combination Provisions") prohibiting certain "combinations" (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an "interested stockholder" (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation's stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder's date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto, or in its bylaws. Abraxas' Articles of Incorporation and Bylaws do not currently contain a provision rendering the Combination Provisions inapplicable.

Nevada Control Share Act

      Nevada's Control Share Acquisition Act (the "Control Share Act") imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of "control shares" of a person or group ("Acquiring Person") purchasing a "controlling interest" in an "issuing corporation" (as defined in the Nevada GCL) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an "issuing corporation" unless, before an acquisition is made, the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Abraxas' Articles of Incorporation and Bylaws do not currently contain a provision rendering the Control Share Act inapplicable.

      Under the Control Share Act, an "issuing corporation" is a corporation organized in Nevada which has 200 or more stockholders, at least 100 of whom are stockholders of record (which for this purpose includes registered and beneficial owners) and residents of Nevada, and which does business in Nevada directly or through an affiliated company. The status of Abraxas at the time of the occurrence of a transaction governed by the Control Share Act (assuming that Abraxas' Articles of Incorporation or Bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable.

      The Control Share Act requires an Acquiring Person to take certain procedural steps before he or it can obtain the full voting power of the control shares. "Control shares" are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a "controlling interest," and (2) acquired within 90 days immediately preceding that date. A "controlling interest" is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of all voting power of the corporation. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as "interested stockholders" (as defined below).

      To obtain voting rights in control shares, the Acquiring Person must file a statement at the principal office of the issuer ("Offeror's Statement") setting forth certain information about the acquisition or intended acquisition of stock. The Offeror's Statement may also request a special meeting of stockholders to determine the voting rights to be accorded to the Acquiring Person. A special stockholders' meeting must then be held at the Acquiring Person's expense within 30 to 50 days after the Offeror's Statement is filed. If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.

      At the special or annual meeting at which the issue of voting rights of control shares will be addressed, "interested stockholders" may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise. Abraxas' Articles of Incorporation do not currently contain a provision allowing for such voting power.

      If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, must be sent a notice advising them of the fact and of their right to receive "fair value" for their shares. Abraxas' Articles of Incorporation and Bylaws do not provide otherwise. Within 20 days of the mailing of the notice, any such stockholder may demand to receive from the corporation the "fair value" for all or part of his shares. "Fair value" is defined in the Control Share Act as "not less than the highest price per share paid by the Acquiring Person in an acquisition."

      The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror's Statement to the corporation within 10 days after the Acquiring Person's acquisition of the control shares; or (2) an Offeror's Statement is delivered, but the control shares are not accorded full voting rights by the stockholders. Abraxas' Articles of Incorporation and Bylaws do not address this matter.

          CERTAIN UNITED STATES AND CANADIAN INCOME TAX CONSIDERATIONS


      The discussion below is intended to be a general description of the material United States and Canadian tax consequences of the Exchange Offer to holders of the Notes. In addition, the discussion describes, in general, the material United States and Canadian tax consequences associated with the acquisition, ownership and disposition of the Notes. It does not take into account the individual circumstances of any particular investor and does not purport to discuss all of the possible tax consequences of the Exchange Offer or the ownership or disposition of the Notes and is not intended as tax advice. The summary below is general in nature and does not discuss all aspects of United States and Canadian income taxation that may be relevant to a particular investor in the light of the investor's particular circumstances.


Certain U.S. Federal Income Tax Considerations


      The following is a summary of certain United States federal income tax consequences related to the Exchange Offer and the associated with the acquisition, ownership, and disposition of the Notes. The following summary does not discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of the Notes in light of his or her particular circumstances, or to certain types of holders which are subject to special treatment under the federal income tax laws (including persons who hold the Notes as part of a conversion, straddle or hedge, dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and S corporations). Further, this summary pertains only to holders that are citizens or residents of the United States, corporations, partnerships or other entities created in or under the laws of the United States or any political subdivision thereof, or estates or trusts the income of which is subject to United States federal income taxation regardless of its source. In addition, this summary does not describe any tax consequences under state, local, or foreign tax laws.

      This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (the "Regulations"), rulings and pronouncements issued by the Internal Revenue Service ("IRS") and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect the holders of the Notes. The Issuers have not sought and will not seek any rulings from the IRS or opinions from counsel with respect to the matters discussed below except for the opinion of both U.S. and Canadian counsel with respect to the federal income tax consequences of the Exchange Offer delivered to the Issuers. There can be no assurance that the IRS will not take positions concerning the tax consequences of the Exchange Offer or the valuation, purchase, ownership or disposition of the Notes which are different from those discussed herein.


Tax Consequences of the Exchange Offer


      An exchange of the Series A Notes for the Exchange Notes pursuant to the Exchange Offer should not be treated as a significant modification of the Series A Notes; accordingly, an Exchange Note should be treated as a continuation of the corresponding Series A Note and an exchanging holder should not recognize any gain or loss as a result of participating in the Exchange Offer. In addition, an exchanging Holder's basis in an Exchange Note should be equal to the basis of the corresponding Series A Note and the holding period for an Exchange Note would include such holder's holding period for the corresponding Series A Note.

      The Exchange Offer will not have any federal income tax consequences to a non-exchanging holder.

      Each exchanging holder should consult with his or her individual tax advisor concerning any foreign, state or local tax consequences of the Exchange Offer as well as to the effect of his or her particular facts and circumstances on the matters discussed herein.


Taxation of Accrued Stated Interest on Notes

      Accrued stated interest paid on a Note will generally be taxable to a holder as ordinary interest income at the time it accrues or is received, in accordance with the holder's regular method of accounting for federal income tax purposes.

      The Company will annually furnish to certain record holders of the Notes and the IRS information with respect to any stated interest accruing during the calendar year as may be required under applicable Regulations.

Market Discount


      If a holder purchases a Note, other than in connection with the Offering or the Exchange Offering, for less than the stated redemption price of the Note at maturity, the difference is considered "market discount," unless such difference is "de minimis," i.e., less than one-fourth of one percent of the stated redemption price of the Note at maturity multiplied by the number of complete years to maturity (after the holder acquires the Note). Under market discount rules, any gain realized by the holder on a taxable disposition of a Note having "market discount," as well as any partial principal payment made with respect to such a Note, will be treated as ordinary income to the extent of the then "accrued market discount" of the Note. The rules concerning the calculation of "accrued market discount" are set forth in the paragraph immediately below. In addition, a holder of such a Note may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred to purchase or carry a Note having "market discount."


      Any market discount will accrue ratably from the date of acquisition to the maturity date of the Note, unless the holder elects, irrevocably, to accrue market discount on a constant interest rate method. The constant interest rate method generally accrues interest at times and in amounts equivalent to the result which would have occurred had the market discount been original issue discount computed from the date of the holder's acquisition of the Note through the maturity date. The election to accrue market discount on a constant interest rate method is irrevocable but may be made separately as to each Note held by the holder.

      Accrual of market discount will not cause the accrued amounts to be included currently in a holder's taxable income, in the absence of a disposition of, or principal payment on, the Note. Nevertheless, a holder may elect to currently include market discount in income as it accrues on either a ratable or constant interest rate method. In such event, interest expense relating to the acquisition of a Note which would otherwise be deferred would be currently deductible to the extent otherwise permitted by the Code. The election to include market discount in income currently, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies and all subsequent years unless revoked with the consent of the IRS. Accrued market discount which is included in a holder's gross income will increase the adjusted tax basis of the Note in the hands of the holder.

Acquisition Premium

      If a subsequent holder acquires a Note for an amount which is greater than the stated redemption price of the Note at maturity, such holder will be considered to have purchased such Note with "amortizable bond premium" equal to the amount of such excess. The holder may elect to amortize the premium using a constant yield method employing six month compounding over the period from the acquisition date to the maturity date of the Note. Amortized amounts may be offset only against interest paid with respect to the Note and will reduce the holder's adjusted tax basis in the Note to the extent so used. Once made, an election to amortize and offset interest on the Note may be revoked only with the consent of the IRS and will apply to all Notes held by the holder on the first day of the taxable year to which the election relates and to subsequent taxable years and to all Notes subsequently acquired by the holder.

Sale, Exchange or Other Taxable Disposition of the Notes

      The sale, redemption or other taxable disposition of a Note will result in the recognition of gain or loss to the holder in an amount equal to the difference between (i) the amount of cash and fair market value of property received (except to the extent attributable to the payment of accrued stated interest) in exchange therefore and (ii) the holder's adjusted tax basis in such Note. A holder's initial tax basis in a Note purchased by such holder will be equal to the issue price of the Note.

      Any gain or loss on the sale, redemption or other taxable disposition of a Note will be capital gain or loss, except to the extent of any "accrued market discount," assuming a purchaser of the Note holds such security as a "capital asset" (generally property held for investment) within the meaning of Section 1221 of the Code. Any capital gain or loss will be long-term capital gain or loss if the Note is held for more than one year and otherwise will be short-term capital gain or loss. Payments on such disposition for accrued stated interest not previously included in income will be treated as ordinary interest income.

Purchase or Redemption of Notes

      Effect of Change of Control and Asset Sale. Upon a Change of Control, the Issuers are required to offer to redeem all outstanding Notes for a price equal to 101% of the principal amount thereof plus accrued and unpaid stated interest. See "Description of the Notes -- Redemption -- Optional Redemption." Under the Regulations, such a Change of Control redemption requirement will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that a Change of Control giving rise to the redemption will occur. Upon certain asset sales, the Issuers will be obligated to offer to repurchase the Notes at one hundred percent (100%) of the principal amount thereof plus accrued and unpaid interest to the date of redemption. The Issuers will not treat the Change of Control or the asset sale redemption provisions of the Notes as affecting the calculation of the yield to maturity of any Note.

      Optional Redemption. The Issuers, at their option, may redeem part or all of the Notes at any time on or after November 1, 2000, at the redemption prices set forth herein. In addition, if the Issuers consummate an Equity Offering on or before November 1, 1999, the Issuers may, at their option, use all or a portion of the proceeds from such Equity Offering to redeem up to thirty-five percent (35%) of the aggregate principal amount of the Notes originally issued in the Offering at a redemption price equal to 111.5%, together with accrued and unpaid interest to the date of redemption; provided, however, that, after giving effect to any such redemption, at least $139.75 million aggregate principal amount of the Notes remains outstanding. See "Description of the Notes -- Redemption -- Optional Redemption." For purposes of determining whether the Notes are issued with any "original issue discount," the Regulations generally provide that an issuer will be treated as exercising any such option if its exercise would lower the yield of the debt instrument. A redemption of Notes at the optional redemption prices, however, would increase rather than decrease the effective yield of the debt instrument as calculated from the issue date.

      The Issuers do not currently intend to exercise any of the options described above with respect to the Notes. Should the Issuers exercise an option and redeem a Note, the holder of the Note would be required to treat any amount paid by the Issuers which exceeds the Note's then principal balance and all accrued and unpaid interest thereon as an amount received in exchange for the Note.

Backup Withholding

      The backup withholding rules require a payor to deduct and withhold a tax if (i) the payee fails to properly furnish a taxpayer identification number ("TIN") to the payor, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (iv) there has been a failure of the payee to certify under a penalty of perjury that a payee is not subject to withholding under Section 3406 of the Code. As a result, if any one of the events discussed above occurs with respect to a holder of Notes, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Notes to such holder. A "reportable payment" includes, among other things, amounts paid in respect of interest or original issue discount and amounts paid through brokers in retirement of securities. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided, that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to the backup withholding rules.

Certain Canadian Federal Income Tax Considerations


      The following is a general summary of the Canadian federal and certain provincial income tax consequences to a holder of the Notes or Exchange Notes who is not a resident of Canada, who does not use or hold, and is not deemed to use or hold, the Notes or Exchange Notes in the course of carrying on business in Canada and is a person who, throughout the period during which the Notes or Exchange Notes are held deals at arm's length with Canadian Abraxas and is not deemed to deal otherwise than at arm's length with Canadian Abraxas. This summary has been prepared by reference to the Income Tax Act (Canada) (the "Canadian Act"), the Income Tax Regulations (the "Canadian Regulations"), with reference to all published proposals for the amendment of the Canadian Act and the Canadian Regulations.


Receipt or Deemed Receipt of Interest

      The terms of the Notes are such that interest paid or deemed to have been paid (for example, where Notes are redeemed at a premium to their issue price) on the Notes to a non-resident person with which Canadian Abraxas deals at arm's length is exempt from taxation under the Canadian Act. Consequently, provided the aforementioned conditions are met, holders of the Notes will on disposition thereof not be subject to Canadian taxation in respect of the receipt or deemed receipt of interest thereon.

Dispositions of the Notes and Tax Consequences of the Exchange Offer

      The Canadian Act does not impose a tax in respect of gains recognized upon disposition of Notes held by non-resident persons who do not use or hold the Exchange Notes or the Notes in the course of carrying on a business in Canada. Consequently, provided that the aforementioned conditions are met, any gain recognized by a holder of the Notes or the Exchange Notes on a sale, redemption or other disposition (including any disposition under the Exchange Offer) will not be subject to taxation under the Canadian Act. Any amount paid upon a disposition of the Notes or the Exchange Notes which represents accrued and unpaid interest will generally be treated as a deemed receipt of interest.

                        TRANSACTIONS WITH RELATED PARTIES

      Messrs. Watson, Phelps and Riggs were founders of Grey Wolf and in April 1995 purchased 900,000 shares of the capital stock of Grey Wolf (initially representing 39% of the outstanding shares) for an aggregate of CDN$90,000 (or CDN$0.10 per share) in cash. In January 1996, the Company purchased 20,325,096 shares of the capital stock of Grey Wolf (representing 78% of the outstanding shares) for an aggregate of approximately CDN$4.1 million (or CDN$.20 per share) in cash. Messrs. Bruton, Engle, Phelps, Riggs and Watson currently own 13.8% of the issued and outstanding capital stock of Grey Wolf. In addition, Mr. Watson owns options to purchase up to 450,000 shares of Grey Wolf's capital stock at an exercise price of CDN$.10 per share.

      Messrs. Bruton, Engle, Phelps and Riggs own options to purchase in the aggregate up to 2,600,000 shares of capital stock of Cascade at an exercise price of CDN$.20 per share, and Mr. Watson owns options to purchase up to 800,000 shares of Cascade's capital stock at an exercise price of CDN$.34 per share.
Cascade currently has 61,365,000 shares of capital stock outstanding.

      Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by Mr. Watson, owns a twin-engine airplane. The airplane is available for business use by employees of the Company from time to time at $385 per hour. The Company paid Wind River a total of $80,678 for use of the plane during 1995.

      Mr. Watson and members of his family previously had an outstanding loan of $328,259, including accrued interest, to Abraxas as of December 31, 1994. Abraxas made principal and interest payments of $354,677 on the note during 1995 which represented payment of all principal and interest due and owing on the note.

      Abraxas has adopted a policy that transactions, including loans, between Abraxas and its officers, directors, principal stockholders, or affiliates of any of them, will be on terms no less favorable to Abraxas than can be obtained on an arm's length basis in transactions with third parties and must be approved by the vote of at least a majority of the disinterested directors.

                          BOOK-ENTRY; DELIVERY AND FORM

      The Certificates representing the Exchange Notes will be issued in fully registered form, without coupons and will be deposited with, or on behalf of, the Depositary, and registered in the name of Cede & Co., as the Depository's nominee in the form of a global Exchange Note certificate (the "Global Certificate") or will remain in the custody of the Trustee.

      Except as set forth below, the Global Certificate may be transferred, in whole and not in part, only by the Depositary to its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor.

      The Issuers understand that the Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not participants may beneficially own securities held by the Depositary through Participants or indirect participants.

      Pursuant to procedures established by the Depositary (i) upon deposit of the Global Certificate, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Certificate and (ii) ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interest on the Depository's participants), the Depository's Participants and the Depository's indirect participants.

      The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer interests in the Global Certificate will be limited to such extent.

      So long as the nominee of the Depositary is the registered owner of the Global Certificate, such nominee will be considered the sole owner or holder of the Exchange Notes for all purposes under the Indenture. Except as provided below, the owners of interests in the Global Certificate will not be entitled to have Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of Exchange Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. As a result, the ability of a person having a beneficial interest in Exchange Notes represented by the Global Certificate to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take actions in respect to such interest may be affected by the lack of a physical certificate evidencing such interest.

      Neither the Issuers, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such interests.

      Principal and interest payments on the Global Certificate registered in the name of the Depository's nominee will be made by the Issuers or through a paying agent to the Depository's nominee as the registered owner of the Global Certificate. Under the terms of the Indenture, the Issuers and the Trustee will treat the persons in whose names the Exchange Notes are registered as the owners of such Exchange Notes for the purpose of receiving payments of principal and interest on such Exchange Notes and for all other purposes whatsoever. Therefore, neither the Issuers, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Exchange Notes to owners of interests in the Global Certificate. The Depositary has advised the Issuers and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to credit immediately the account of the Participants with payments in amounts proportionate to their respective holdings in principal amount of interests in the Global Certificate as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of interests in the Global Certificate will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants or indirect participants.

      If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Issuers within 90 calendar days, the Issuers will issue Exchange Notes in certificated form in exchange for the Global Certificate. In addition, the Issuers may at any time determine not to have the Exchange Notes represented by a Global Certificate, and, in such event, will issue Exchange Notes in certificated form in exchange for the Global Certificate. In either instance, an owner of an interest in the Global Certificate would be entitled to physical delivery of such Exchange Notes in certificated form. Exchange Notes so issued in certificated form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only.

      Neither the Issuers nor the Trustee shall be liable for any delay by the Depositary or its nominee in identifying the beneficial owners or the related Exchange Notes, and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary or its nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

                              AVAILABLE INFORMATION

      The Issuers have filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement", which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Issuers and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

      The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such material filed by the Company with the Commission may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Common Stock of the Company is quoted on The Nasdaq National Market under the symbol "AXAS" and such reports, proxy and information statements and other information concerning the Company are available at the offices of The Nasdaq National Market located at 1735 K Street, N.W., Washington, D.C. 20006.

      In the event that the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Issuers have agreed that, so long as the Series A Notes or the Exchange Notes remain outstanding, they will file with the Commission and distribute to holders of the Series A Notes or the Exchange Notes, as applicable, copies of the financial information that would have been contained in annual reports and quarterly reports, including management's discussion and analysis of financial condition and results of operations, that the Company would have been required to file with the Commission pursuant to the Exchange Act. Such financial information shall include annual reports containing consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, as well as quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year. The Company will also make such reports available to prospective purchasers of the Series A Notes or the Exchange Notes, as applicable, securities analysts and broker-dealers upon their request. In addition, the Issuers have agreed that for so long as any of the Series A Notes remain outstanding they will make available to any prospective purchaser of the Series A Notes or beneficial owner of the Series A Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Issuers have either exchanged the Series A Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Series A Notes pursuant to an effective registration statement filed by the Issuers.

           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

      Canadian Abraxas is a Canadian corporation, certain of its officers and directors may be residents of various jurisdictions outside the United States and its Canadian counsel, Burnet, Duckworth & Palmer, are residents of Canada. All or a substantial portion of the assets of Canadian Abraxas and of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the Securities Act. Notwithstanding the foregoing, Canadian Abraxas has irrevocably agreed that it may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Chris
E. Williford, c/o Abraxas Petroleum Corporation, 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232, Canadian Abraxas' United States agent appointed for that purpose. Canadian Abraxas has been advised by its Canadian counsel, Burnet, Duckworth & Palmer, that there is doubt as to the enforceability in Canada against Canadian Abraxas or against any of its directors, controlling persons, officers or experts who are not residents of the United States, in original actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

                                  LEGAL MATTERS

      Certain legal matters related to the Notes offered hereby are being passed upon for the Company by Cox & Smith Incorporated, San Antonio, Texas and for Canadian Abraxas by Burnet, Duckworth and Palmer, Barristers and Solicitors, Calgary, Alberta.

                                     EXPERTS


      The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, the statements of Combined Oil and Gas Revenues and Direct Operating Expenses of Certain Overriding Royalty Interests in the Portilla Field Acquired by Abraxas Petroleum Corporation for the years ended December 31, 1994 and 1995 and the balance sheet of Canadian Abraxas Petroleum Limited at September 30, 1996 included in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


      The Statements of Revenues and Direct Operating Expenses of Enserch Exploration, Inc.'s Wamsutter Area Package for the three years ended December 31, 1995, 1994 and 1993 included in this Prospectus and the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


      The financial statements of CGGS Canadian Gas Gathering Systems, Inc. as of October 31, 1995 and 1994 and for the years ended October 31, 1995, 1994 and 1993 have been included herein and in the Registration Statement in reliance upon the report of KPMG, Chartered Accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


      The historical reserve information prepared by DeGolyer and MacNaughton and Sproule Associates Limited included in this Prospectus and the Registration Statement has been included herein in reliance upon the authority of such firms as experts with respect to matters contained in such reserve reports.

                                GLOSSARY OF TERMS

      Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or NGLs.

      The following definitions shall apply to the technical terms used in this Prospectus.

      "Bbl" means barrel or barrels.

      "Bblpd" means barrels per day.

      "Bcf" means billion cubic feet.

      "BOE" means barrel of crude oil equivalent.

      "DD&A" means depletion, depreciation and amortization.

      "Developed acreage" means acreage which consists of acres spaced or assignable to productive wells.

      "Development well" means a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extraction of proved crude oil or natural gas reserves.

      "Dry hole" means an exploratory or development well found to be incapable of producing either crude oil or gas in sufficient quantities to justify completion as a crude oil or natural gas well.

      "EBITDA" means earnings from continuing operations before income taxes, interest expense, DD&A and other non-cash charges.

      "EBITDA Margin" means EBITDA divided by total operating revenue.

      "Exploratory well" means a well drilled to find and produce crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be producing crude oil or natural gas in another reservoir, or to extend a known reservoir.

      "Finding cost", expressed in dollars per BOE, is calculated by dividing the amount of total exploration and development capital expenditures (excluding any amortization with respect to deferred financing fees) by the amount of proved reserves added during the same period (including the effect on proved reserves of reserve revisions).

      "G&A" means general and administrative.

      "Gross" natural gas and crude oil wells or "gross" wells or acres is the number of wells or acres in which the Company has an interest.

      "LOE" means lease operating expenses and production taxes.

      "MBbl" means thousand barrels.

      "MBOE" means thousand barrels of crude oil equivalent.

      "Mcf" means thousand cubic feet.

      "Mcfpd" means thousand cubic feet per day.

      "MMBbls" means million barrels of crude oil.

      "MMBOE" means million barrels of crude oil equivalent.

      "MMBTU" means million British Thermal Units.

      "MMcf" means million cubic feet.

      "MMcfpd" means million cubic feet per day.

      "Net" natural gas and crude oil wells or "net" acres are determined by multiplying "gross" wells or acres by the Company's working interest in such wells or acres.

      "NGL" means natural gas liquid.

      "PV-10" means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the Securities and Exchange Commission.

      "Production costs" means lease operating expenses and taxes on natural gas and crude oil production.

      "Productive wells" mean producing wells and wells capable of production.

      "Proved developed reserves" includes only those proved reserves expected to be recovered from existing completion intervals in existing wells and those reserves that exist behind the casing of existing wells when the cost of making such reserves available for production is relatively small compared to the cost of a new well.

      "Proved   reserves"  or  "reserves"  means  natural  gas  and  crude  oil, condensate and NGLs on a net revenue interest basis, found to be commercially recoverable.

      "Proved undeveloped reserves" includes those proved reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

      "Service Well" is a well used for water injection in secondary recovery projects or for the disposal of produced water.

      "Undeveloped acreage" means leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of crude oil and natural gas, regardless whether or not such acreage contains proved reserves.

                                       F-9
                          INDEX TO FINANCIAL STATEMENTS

                                                                     Page
Abraxas Petroleum Corporation and Subsidiaries

Report of Independent Auditors                                       F-2
Consolidated Balance Sheets at December 31, 1994 and 1995
  and September 30, 1996 (Unaudited)                                 F-3
Consolidated Statements of Operations for the years
  ended December 31, 1993, 1994, and 1995 and for the nine
  months  ended  September  30,  1995 and 1996(Unaudited)            F-5
Consolidated  Statements of  Shareholders'  Equity for the years ended December 31, 1993, 1994, and 1995 and for the nine months
 ended September 30, 1996 (Unaudited)                                F-7
Consolidated  Statements  of Cash Flows for the years ended
 December 31, 1993, 1994, and 1995 and for the nine  months
 ended  September  30,  1995 and 1996(Unaudited)                     F-9
Notes to Consolidated Financial Statements                           F-12
Supplemental Information Relating to Oil and Gas
 Producing Companies                                                 F-34

CGGS Canadian Gas Gathering Systems Inc.

Auditors' Report to the Directors                                    F-38
Balance Sheets at October 31, 1994 and 1995
  and October 31, 1996 (Unaudited)                                   F-39
Statements of Earnings (Loss) and Deficit for the years
 ended October 31, 1993, 1994, and 1995 and for the year
 ended  October  31,  1996 (Unaudited)                               F-40
Statements  of Changes in  Financial  Position  for the
 years ended  October 31, 1993, 1994, and 1995 and for the
 year ended October 31, 1996 (Unaudited)                             F-41
Notes to Financial Statements                                        F-42

Enserch Exploration, Inc.'s Wamsutter Area Package

Independent Auditors' Report                                         F-49
Statements of Revenues and Direct Operating Expenses for
 the years ended December 31, 1993, 1994, and 1995 and for the
 nine months ended September 30, 1995 and 1996 (Unaudited)           F-50
Notes to Statements of Revenues and Direct Operating Expenses        F-51

Certain Overriding Royalty Interests in the Portilla Field
 Acquired by  Abraxas Petroleum Corporation

Report of Independent Auditors                                       F-53
Statements of Combined Oil and Gas Revenues and Direct
 Operating Expenses for the years ended December 31, 1994
 and 1995 and for the nine months ended September 30, 1995
 and 1996  (Unaudited)                                               F-54
Notes to Statements of Combined Oil and Gas Revenues and
  Direct Operating Expenses                                          F-55

Canadian Abraxas Petroleum Limited

Report of Independent Auditors                                       F-59
Balance Sheet at September 30, 1996                                  F-60
Note to Balance Sheet                                                F-61

                         Report of Independent Auditors



The Board of Directors and Shareholders
Abraxas Petroleum Corporation

      We have audited the accompanying consolidated balance sheets of Abraxas Petroleum Corporation and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abraxas Petroleum Corporation and Subsidiaries at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                          ERNST & YOUNG LLP

San Antonio, Texas
March 19, 1996, except for paragraph 2
  of Note 16, as to which the date is March 21, 1996

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                   ASSETS

                                              December 31         September 30
                                       ---------------------------
                                           1994          1995         1996
                                       ------------- ------------- -------------
                                                                   (Unaudited)
Current assets:
  Cash .............................   $     5,297  $  4,249,767   $  9,992,902
  Accounts receivable, less
   allowance for doubtful accounts of
   $44,369, $35,900, and $35,900 at
   December 31, 1994 and 1995, and
   September 30, 1996, respectively:
     Joint owners ..................     1,260,090     1,334,873        593,481
     Oil and gas production sales ..     2,206,037     2,945,681      2,748,505
     Affiliates, officers, and              66,497        53,224         59,463
      shareholders .................
     Other .........................        54,646        60,367        563,081
                                        ----------     ---------     ----------
                                         3,587,270     4,394,145      3,964,530

  Equipment inventory ..............        51,309        80,070        142,023
  Other current assets .............       126,664       124,820        138,986
                                        ----------     ---------     ----------
   Total current assets ..............   3,770,540     8,848,802     14,238,441

Property and equipment:
  Oil and gas properties, including
   $8,000,000 excluded from the
   amortization base at
   September 30, 1996 and gas
   processing plants, less
   accumulated depreciation,
   depletion, and amortization of
   $24,338,518, $29,651,521, and
   $37,601,185 at December 31, 1994
   and 1995, and September 30,
   1996, respectively ..............    70,178,563    74,475,683    111,103,581
  Other property and equipment:
   Land ............................       152,536       139,466        139,466
   Equipment .......................       552,906       692,508        969,835
   Leasehold improvements ..........             -        37,430        129,398
   Less accumulated depreciation
     and amortization ..............      (146,158)     (266,686)      (366,586)
                                       ------------   -----------   ------------
Net property and equipment .........    70,737,847    75,078,401    111,975,694
Investments in and advances to oil
  and gas partnership...............             -             -      2,396,992
Deferred financing fees, net of
  accumulated amortization of
  $75,000, $289,231, and
  $850,650 at December 31, 1994 and
  1995,  and September 30, 1996,
  respectively .....................       381,284       353,514        970,807
Restricted cash ....................       130,000       134,419         91,160
Marketable securities ..............       326,000       326,000             -
Other assets .......................        15,188       326,222        766,994
                                       ------------- -------------- ------------
  Total assets .......................   $75,360,859   $85,067,358 $130,440,088
                                       ============= ============= =============

                             See accompanying notes.



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)


                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                              December 31         September 30
                                       ---------------------------
                                           1994          1995         1996
                                       ------------- --------------------------
                                                                  (Unaudited)
Current liabilities:
  Accounts payable .................   $ 3,813,272   $ 3,928,824  $   4,694,034
  Oil and gas production payable ...       867,756     1,787,152      1,414,212
  Accrued interest .................       336,268       362,750            -
  Other accrued expenses ...........       116,806        46,207        356,263
  Dividends payable on preferred
   stock ...........................        91,462        91,482         91,482
  Liabilities related to
   discontinued operations .........       150,000             -            -
                                       -----------   -----------  -------------
   Total current liabilities .........   5,375,564     6,216,415      6,555,991
Long-term debt:
  Financing agreements .............    40,906,652    41,556,651     85,000,000
  Principal shareholder ............       328,259             -            -
                                       -----------   -----------  --------------
                                        41,234,911    41,556,651     85,000,000

Other long-term obligations ........        61,696        44,737        123,538
Deferred income taxes ..............       186,749       186,749        186,749
Minority interest in foreign
  subsidiary .......................             -             -      2,153,223

Commitments and contingencies

Shareholders' equity:
  Preferred stock 8%, authorized
   1,000,000 shares; issued and
   outstanding 45,741 shares at
   December 31, 1994 and 1995, and
   at September 30, 1996 ...........           457          457             457
  Common stock, par value $.01 per
   share - authorized  50,000,000 shares;
   issued  and outstanding 4,461,890,
   5,799,762, and 5,804,812 shares at
   December 31, 1994 and 1995, and
   September 30, 1996, respectively ..      44,620       57,999          58,050
  Additional paid-in capital .......    36,216,694   50,914,078      50,920,154
  Unrealized holding loss on
   securities ......................      (244,000)    (244,000)             -
  Retained deficit .................   (12,089,475) (13,663,903)    (14,184,400)
  Treasury stock, at cost, -0- ,
   2,571, and 70,711 shares at
   December 31, 1994 and 1995, and
   September 30, 1996, respectively              -       (1,825)       (374,079)
  Foreign currency translation
   adjustment ........................           -           -              405
                                       ------------  -----------   -------------
Total shareholders' equity .........    28,501,939    37,062,806     36,420,587
                                       ------------  -----------   -------------
   Total liabilities and shareholders'
     equity                            $75,360,859   $85,067,358   $130,440,088
                                       ============  ===========   =============




                             See accompanying notes.



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                  Nine Months Ended
                                                      Year Ended December 31                       September 30
                                            --------------------------------------------    ----------------------------
                                                1993         1994               1995            1995           1996
                                            ------------ --------------    -------------    ------------    ------------
                                                                                                     (Unaudited)
Revenue:
  Oil and gas production sales .........   $  7,274,676    $ 11,114,028    $ 13,659,556    $  9,794,667    $ 11,785,848
  Rig revenues .........................        118,081         160,605         108,400          92,250         106,000
  Other ................................        101,580          73,882          48,559          42,257          17,210
                                              ---------    ------------    ------------    ------------    ------------
                                              7,494,337      11,348,515      13,816,515       9,929,174      11,909,058

Operating costs and expenses:
  Lease operating and production
   taxes ...............................      2,895,651       3,693,085       4,333,240       3,182,567       3,295,659
  Depreciation, depletion, and
   amortization ........................      2,373,400       3,790,023       5,433,531       3,540,882       4,145,047
  Abandoned prospects ..................         22,343            --              --              --              --
  Rig operations .......................         68,118         132,522         125,353          94,978         112,581
  General and  administrative ..........        509,511         810,315       1,041,740         768,575       1,250,458
  Provision for losses on
   accounts receivable .................         13,000            --              --              --              --
  Hedging loss .........................           --              --              --              --           510,767
                                           ------------    ------------    ------------    ------------    ------------
                                              5,882,023       8,425,945      10,933,864       7,587,002       9,314,512
                                           ------------    ------------    ------------    ------------    ------------
                                              1,612,314       2,922,570       2,882,651       2,342,172       2,594,546
Other (income)expense:
  Interest income ......................        (38,917)        (16,411)        (33,749)         (8,392)       (155,674)
  Amortization of deferred
   financing  fee ......................        649,000         400,000         214,231         120,000         192,419
  Amortization .........................        100,000          66,667            --              --              --
  Interest expense .....................      2,530,669       2,359,310       3,910,669       2,915,260       2,141,816
  Loss (recovery)on marketable
   securities ..........................       (235,500)           --              --              --           235,197
                                           ------------    ------------    ------------    ------------    ------------
                                              3,005,252       2,809,566       4,091,151       3,026,868       2,413,758
                                           ------------    ------------    ------------    ------------    ------------
Income (loss) from  continuing
  operations before taxes and
  extraordinary  items .................     (1,392,938)        113,004      (1,208,500)       (684,696)        180,788
Deferred income tax expense ............       (186,749)           --              --              --              --
Minority  interest in income of
  consolidated foreign  subsidiary .....           --              --              --              --            57,839
                                           ------------    ------------    ------------    ------------    ------------
Income (loss) from continuing
  operations before extraordinary  items     (1,579,687)        113,004      (1,208,500)       (684,696)        122,949




                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                  Nine Months Ended
                                                      Year Ended December 31                       September 30
                                            --------------------------------------------    ----------------------------
                                                1993         1994               1995            1995           1996
                                            ------------ --------------    -------------    ------------  ------------
                                                                                                   (Unaudited)
Discontinued operations:
  Loss from operations of discontinued
    coal  properties .................    $   (279,673)   $  (347,596)      $      --        $      --      $      --
  Loss on disposal of discontinued
    coal properties ..................            --         (987,543)             --               --             --
                                          -------------   ------------      ------------     -----------    ------------
Loss from  discontinued operations ...        (279,673)    (1,335,139)             --               --             --
                                          -------------   ------------      ------------     -----------    ------------
Income (loss) before
  extraordinary  items ...............      (1,859,360)    (1,222,135)        (1,208,500)       (684,696)      122,949
Extraordinary items:
  Gain from partial extinguishment
   of debt ...........................       2,462,664           --                --               --             --
  Debt extinguishment costs ..........      (3,036,000)    (1,171,832)             --               --        (369,000)
                                          -------------   ------------      ------------     -----------    ------------
Net income (loss) ....................      (2,432,696)    (2,393,967)       (1,208,500)       (684,696)      (246,051)

Less dividend requirement on
  cumulative preferred  stock ........        (186,285)      (182,924)         (365,928)       (274,464)      (274,446)
                                          -------------   ------------      ------------   -------------   ------------
Net income (loss) applicable
  to common  stock ...................     $(2,618,981)   $(2,576,891)      $(1,574,428)   $   (959,160)   $  (520,497)
                                          =============   ============      ============   =============   ============


Income (loss) per common share:
  Income (loss)from continuing operations  $     (.91)    $      (.02)      $     (.34)    $       (.21)   $      (.03)
  Discontinued operations                        (.14)           (.31)            -                 -              -
  Extraordinary items                            (.29)           (.27)            -                 -             (.06)
                                          -------------   -------------     ------------   -------------   ------------
Net loss per common share                  $    (1.34)    $       (.60)     $     (.34)    $       (.21)   $      (.09)
                                          =============   =============     ============   =============   ============


Weighted average shares outstanding           1,947,256      4,309,878        4,635,412       4,456,462      5,804,145
                                          =============   ============      ============   =============   ============




                             See accompanying notes.



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                        Preferred Stock           Common Stock                   Treasury Stock
                                   ---------------------------------------------------     -----------------------
                                    Shares      Amount          Shares       Amount            Shares      Amount

                                   -------------------------------------------------------------------------------

Balance at .................        24,910   $  2,491,000      1,362,600  $     13,626          --            --
  January 1, 1993
  Issuance of common stock
    for acquisitions
    and compensation .......          --             --          154,394         1,543          --            --
  Conversion of  preferred
    stock and related
    dividends in arrears
    into common stock ........     (24,910)    (2,491,000)       317,539         3,175          --            --
  Issuance of
    common stock ...........          --             --        2,250,000        22,500          --            --
  Options
    exercised ..............          --             --            1,250            13          --            --
  Issuance of
    common stock for debt
    prepayment .............          --             --          116,666         1,167          --            --
  Net loss for the year  ...          --             --             --            --            --            --
                             -------------    ----------   -------------     ---------       ---------   ------------
Balance at
  December 31,  1993 .......          --             --        4,202,449        42,024          --            --
  Issuance of common stock
    for compensation .......          --             --           10,033           101          --            --
  Issuance of preferred
    stock for acquisition ..        45,741      4,574,100           --            --            --            --
  Options and  warrants
    exercised ..............          --             --          249,408         2,495          --            --
  Changes in unrealized
    holding loss
    on securities ..........          --             --             --            --            --            --
  Dividend on preferred
    stock ..................          --             --             --            --            --            --
  Net loss for the year ....          --             --             --            --            --            --
                              -------------    ----------   -------------     ---------       ---------   ------------
Balance at
  December 31, 1994 ........        45,741      4,574,100      4,461,890        44,620          --            --
  Issuance of  common stock
    for compensation .......          --             --            7,872            79          --            --
  Issuance of common stock .          --             --        1,330,000        13,300          --            --
  Treasury stock
    purchased, net .........          --             --             --            --           2,571        (1,825)
  Changes in preferred
    stock par value ........          --       (4,573,643)          --            --            --            --
  Dividend on  preferred
    stock ..................          --             --             --            --            --            --
  Net loss for the year ....          --             --             --            --            --            --
                             -------------    ----------   -------------     ---------       ---------   ------------
Balance at
  December 31, 1995 ........        45,741            457      5,799,762        57,999         2,571        (1,825)
                               ------------  -------------    -----------       -------       ------        -------


                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES


           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)

                                               Unrealized
                                 Additional      Holding                     Foreign
                                  Paid-In         Loss         Retained      Currency
                                  Capital          on          Deficit      Translation         Total
                                               Securities
                              -------------  -------------- -------------  ------------      -------------
Balance at .................  $  5,874,383   $       --     $ (6,145,763)  $                  $  2,233,246
  January 1, 1993
  Issuance of
    common stock for
    acquisitions and
    compensation ...........       964,180          --             --              --             965,723
  Conversion of preferred
    stock and related
    dividends in arrears
    into common stock ......       (24,910)          --        (934,125)          --              --                --
  Issuance of
    common stock ...........    23,022,635          --             --              --          23,045,135
  Options  exercised .......         6,863          --             --              --               6,876
  Issuance of common stock
    for debt prepayment ....     1,323,833          --             --              --           1,325,000
  Net loss for the
    year ...................          --            --       (2,432,696)           --          (2,432,696)
                              -------------  -------------- -------------  ------------      -------------
Balance at
  December 31, 1993 ........    34,613,844          --       (9,512,584)           --          25,143,284
  Issuance of common stock
    for compensation .......       106,652          --             --              --             106,753
  Issuance of preferred
    stock for acquisition ..          --            --             --              --           4,574,100
  Options and  warrants
    exercised ..............     1,496,198          --             --              --           1,498,693
  Changes in unrealized
    holding loss
    on securities ..........          --        (244,000)          --              --            (244,000)
  Dividend on preferred
    stock ..................          --            --         (182,924)           --            (182,924)
  Net loss for the year ....          --            --       (2,393,967)           --          (2,393,967)
                              -------------  -------------- -------------  ------------      -------------
Balance at
  December 31, 1994 ........    36,216,694      (244,000)   (12,089,475)           --          28,501,939
  Issuance of common stock
    for compensation .......        73,936          --             --              --              74,015
  Issuance of
    common stock ...........    10,049,805          --             --              --          10,063,105
  Treasury stock
    purchased, net .........          --            --             --              --              (1,825)
  Changes in preferred
    stock par value ........     4,573,643          --             --              --                --
  Dividend on preferred
    stock ..................          --            --         (365,928)           --            (365,928)
  Net loss for the
    year ...................          --            --       (1,208,500)           --          (1,208,500)
                              -------------  -------------- -------------  ------------      -------------
Balance at
  December 31, 1995 ........    50,914,078      (244,000)   (13,663,903)           --          37,062,806



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)



                                         Preferred Stock           Common Stock                   Treasury Stock
                                   ----------------------  -----------------------------     -----------------------
                                    Shares      Amount          Shares       Amount            Shares      Amount

                                   ----------------------  -----------------------------     -----------------------
  Issuance of
    common stock for
    compensation
      (Unaudited) ..                 --      $      --          5,050     $      51           --         $  --
  Expenses paid related to
    private placement
    offering (Unaudited) ..          --             --             --             --             --         --
  Treasury stock purchased, net
     (Unaudited) .                   --             --             --             --           68,140    (372,254)
  Dividend on  preferred
    stock (Unaudited) ..             --             --             --             --             --         --
  Foreign currency
    translation adjustment
    (Unaudited) ..                   --             --             --             --             --         --
  Changes in unrealized
    holding loss
    on securities                    --             --             --             --             --         --
  Net income
    (loss) for the nine month
    period (Unaudited) ..            --             --             --             --             --         --
                                  --------    ----------       ----------  -----------       ---------  ---------
Balance at
  September 30, 1996 (Unaudited)   45,741    $      457        5,804,812   $ 58,050            70,711   $(374,079)
                                  ========    ===========      ==========   ==========       =========  ==========


                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)

                                               Unrealized
                                 Additional      Holding                     Foreign
                                  Paid-In         Loss         Retained      Currency
                                  Capital          on          Deficit      Translation         Total
                                               Securities
                              -------------  -------------- -------------  ------------      -------------
  Issuance of
    common stock for
    compensation (Unaudited) $    42,829           --            --            --           $ 42,880
  Expenses paid related to
    private placement
    offering (Unaudited) .       (36,753)          --            --            --            (36,753)
  Treasury stock purchased,
    net (Unaudited) .              --              --            --            --           (372,254)
  Dividend on preferred
    stock (Unaudited) ..           --              --         (274,446)        --           (274,446)
  Foreign currency
    translation adjustment
    (Unaudited) ..                 --              --             --           405               405
  Changes in unrealized
    holding loss
    on securities                  --           244,000           --           --            244,000
  Net income (loss) for the
    nine month period
    (Unaudited) ..                 --              --         (246,051)         --           (246,051)
                            -------------  -------------- -------------  ------------      -----------
Balance at
  September 30,
  1996 (Unaudited)          $  50,920,154          --      (14,184,400)         405       $36,420,587
                            =============  ============== =============  ============      ===========


                                              See accompanying notes.



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     Nine Months Ended
                                                    Year Ended December 31             September 30
                                      ----------------------------------------- --------------------------
                                          1993         1994           1995         1995            1996
                                      ------------- ------------ -------------- -----------   ------------
                                                                                       (Unaudited)
Operating Activities
Net  income (loss) .................  $(2,432,696)  $(2,393,967)  $(1,208,500)  $  (684,696)  $  (246,051)
Adjustments to reconcile net loss to
 net cash provided by operating
 activities:
   Minority  interest in income
     of foreign  subsidiary ........         --            --            --            --          57,839
   Abandoned prospects .............       22,343          --            --            --            --
   Loss on disposal of discontinued
     operations ....................         --         987,543          --            --            --
   Depreciation, depletion, and
     amortization ..................    2,373,400     3,790,023     5,433,531     3,540,882     4,145,047
   Amortization of deferred
     financing  fees ...............      649,000       400,000       214,231       120,000       192,419
   Issuance of common stock ........         --            --            --          55,512          --
   Amortization ....................      100,000        66,667          --            --            --
   Provision for deferred income
     taxes .........................      186,749          --            --            --            --
   (Recovery) on marketable
     securities ....................     (235,500)         --            --            --            --
   Provision for losses on
     accounts receivable ...........       13,000          --            --            --            --
   Net loss from debt
     restructuring .................      573,336     1,171,832          --            --         369,000
   Changes in operating assets and
    liabilities:
    (Increase) decrease in accounts
      receivable ...................   (1,898,220)     (814,053)     (806,875)   (1,892,866)      429,615
    (Increase) decrease in equipment
      inventory ....................      170,030        (9,208)      (28,761)      (16,872)      (61,953)
    (Increase) decrease in other
      assets .......................       55,902       (73,912)        1,831      (127,947)     (340,166)
    Decrease in notes receivable ...       38,484          --            --            --            --
    (Decrease)increase in
      accounts payable, accrued
      expenses, and  dividends
      payable ......................    1,053,000     1,274,702       (78,545)      107,469       712,516
     Decrease in accounts payable
      to affiliates ................      (63,323)      (42,839)         --            --            --
     Decrease in advances on
      drilling in progress .........     (242,823)         --            --            --            --
     Increase (decrease) in oil
      and gas production payable ...      301,952       (62,493)      919,396       325,992      (372,940)
                                      ------------   -----------   -----------   ----------     ----------
Net cash  provided by operating
  activities .......................      664,634     4,294,295     4,446,308     1,427,474     4,885,326



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                                        Nine Months Ended
                                                 Year Ended December 31                   September 30
                                     -------------------------------------------  ----------------------------
                                           1993         1994           1995           1995          1996
                                     -------------  ------------   -------------  -------------  -------------
                                                                                               (Unaudited)
Investing Activities
Development of oil and gas
  properties ......................  $ (5,166,747)  $ (7,150,943)  $(11,398,088)  $ (8,934,853)  $(10,016,286)
 Purchase of oil and gas
  producing  properties ...........   (14,393,911)   (28,900,000)      (635,435)      (153,139)   (46,430,993)
Purchase of gas processing
  plants and  equipment ...........    (3,172,430)      (123,072)       (83,436)       (45,843)      (123,532)
Proceeds from  sale of oil
  and gas properties and
  equipment inventory .............       767,812         69,717      2,556,491      2,724,001     16,794,137
Purchase of interest in
  real estate partnership .........          --             --         (311,021)          --             --
Purchase of equipment .............      (540,515)      (158,268)      (139,602)       (89,252)      (369,295)
  Assets of acquired companies,
  net of cash .....................          --             --             --             --         (645,001)
Investment in  and advances
  to oil and  gas  partnership ....          --             --             --             --       (2,396,992)
Purchase of interest in real estate
  partnership .....................          --             --             --             --          (27,810)
Minority interest related to assets
  acquired of foreign subsidiary ..          --             --             --             --        2,095,384
Acquisition  costs allocated to
  deferred financing fees .........    (2,380,000)          --             --             --             --
Purchases of unproved oil and gas
  prospects,  net .................          --           (4,786)          --             --             --
Development of coal properties ....       (46,017)          --             --             --             --
(Purchase) sale of marketable
  securities ......................      (300,000)          --             --             --             --
Sale of common  stock in
  Castle  Minerals ................          --          371,000           --             --             --
                                      ------------   ------------   ------------   ------------    ------------
Net cash (used  in) provided
  by investing  activities ........   (25,231,808)   (35,896,352)   (10,011,091)    (6,499,086)    (41,120,388)




                                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                                               Nine Months Ended
                                                    Year Ended December 31                       September 30
                                      ---------------------------------------------   ------------------------------
                                           1993           1994             1995            1995             1996
                                      -------------   ------------    -------------   -------------    -------------
                                                                                               (Unaudited)
Financing  Activities
Preferred stock dividends .........   $       --      $    (91,462)   $   (365,928)   $   (274,464)   $   (274,464)
Issuance of  common stock,
  net of  expenses ................     23,052,011       1,498,693      10,063,105            --            30,313
Purchase of treasury
  stock, net ......................           --              --            (1,825)           --          (372,254)
Proceeds from  long-term
  borrowings ......................     20,631,793      40,906,652       5,950,000       2,750,000      90,400,000
Proceeds from short-term
  borrowings ......................           --              --              --         3,000,000            --
Payments on long-term
  borrowings ......................    (17,236,327)    (12,658,997)     (5,645,219)        (10,552)    (46,956,650)
Loan  origination
  fees ............................           --          (451,116)       (186,461)       (171,996)       (970,807)
Increase in ong-term
  liabilities .....................           --              --              --              --            78,800
                                      ------------    ------------    ------------    ------------    -------------
Net cash  provided by
  (used in)  financing
  activities ......................     26,447,477      29,203,770       9,813,672       5,292,988      41,934,938
                                      ------------    ------------    ------------    ------------    -------------
Increase  (decrease) in
  cash ............................      1,880,303      (2,398,287)      4,248,889         221,376       5,699,876
Cash at beginning of
  year ............................        653,281       2,533,584         135,297         135,297       4,384,186
                                      ------------    ------------    ------------    ------------    -------------
Cash at end of  year,
  including  restricted
  cash ............................   $  2,533,584    $    135,297    $  4,384,186    $    356,673    $ 10,084,062
                                      ============    ============    ============    ============    =============

Supplemental Disclosures
Supplemental disclosures of cash
 flow information:
   Interest paid .................   $  2,567,785    $  2,150,425    $  3,884,187    $  2,953,296    $  2,141,816
                                     ============    ============    ============    ============    =============

Supplemental schedule of noncash
 investing and financing activities:
   Accrual of preferred  dividends   $       --      $       --      $       --      $     91,482    $     91,482
                                     ============    ============    ============    ============    =============
   Exchange of common stock for
    acquisitions and compensation.   $    965,723    $    106,753    $     74,015    $     55,512    $     42,880
                                     ============    ============    ============    ============    =============
   Exchange of treasury stock for
    noncompete agreement ........   $       --      $       --      $       --      $     70,625    $       --
                                    ============    ============    ============    ============    =============

   Exchange of preferred stock in
    exchange for oil  and gas
    producing properties .........  $       --      $  4,574,100    $       --      $       --      $       --
                                    ============    ============    ============    ============    =============
   Issuance of subsidiary
    preferred stock in
     extinguishment of subsidiary
     debt .......................   $    840,000    $       --      $       --      $       --      $       --
                                    ============    ============    ============    ============    =============
   Conversion of preferred stock
    and related dividend in
    arrears into common stock ...   $  3,425,125    $       --      $       --      $       --      $       --
                                    ============    ============    ============    ============    =============

                             See accompanying notes.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1993, 1994, and 1995
          (Information as to September 30, 1996 and for the Nine Months
                 Ended September 30, 1995 and 1996 is Unaudited)


1.  Organization and Significant Accounting Policies

Nature of Operations

      Abraxas Petroleum Corporation (the "Company" or "Abraxas") is an independent energy company engaged in the exploration for and the acquisition, development, and production of crude oil and natural gas primarily along the Texas Gulf Coast and in the Permian Basin of west Texas for sale into the U.S. energy market. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

      The accompanying unaudited interim consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the financial position as of September 30, 1996 and the results of operations and cash flows for the nine months ended September 30, 1995 and 1996. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year. Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996, as well as disclosures of events occurring after March 1996 are unaudited.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Marketable Securities

      Management determines the appropriate classification of marketable equity and debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a separate component of shareholders' equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings.

Accounts Receivable

      Substantially all accounts receivable relate to transactions relating to crude oil and natural gas activities with customers or joint owners in the United States. The Company does not require collateral for its receivables.

Equipment Inventory

      Equipment inventory consists of casing and tubing, and is carried at the lower of cost or market.

Oil and Gas Properties

      The Company follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all costs associated with acquisition, exploration, and development are capitalized. The Company does not capitalize internal costs, except for the expenses of its geologist. Depreciation, depletion, and amortization (DD&A) of crude oil and natural gas properties are based on the unit-of-production method. If unamortized capitalized costs are in excess of the discounted present value of future cash flows relating to proved reserves (ceiling), a charge to operations is recorded. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances.

Other Property and Equipment

      Other property and equipment are recorded on the basis of cost. Depreciation is provided at amounts calculated to amortize costs of the assets over their estimated useful lives using the straight-line method. Major renewals and betterments are recorded as additions to the property and equipment accounts. Repairs that do not improve or extend the useful lives of assets are expensed.

Stock-Based Compensation

      The Company grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for the stock option grants.

Revenue Recognition and Major Customers

      The Company recognizes crude oil and natural gas revenue from its interest in producing wells as crude oil and natural gas is sold from those wells. For the years ended December 31, 1993, 1994, and 1995, the Company sold 30%, 35%, and 20%, respectively, of its total crude oil and natural gas sales to one purchaser. Additionally, for the years ended December 31, 1993, 1994, and 1995, approximately 80%, 74%, and 64%, respectively, of the Company's total crude oil and natural gas sales were made to five purchasers.

Deferred Financing Fees

      Deferred financing fees are being amortized on a level yield basis over the term of the related debt.

Federal Income Taxes

      The Company records income taxes under Financial Accounting Standards Board Statement No. 109 using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Net Income (Loss) Per Common Share

      Net income  (loss) per common  share is computed  by  dividing  net income
(loss) (adjusted for dividends on preferred stock) by the weighted average number of shares of common stock outstanding during the period. The weighted average number of shares includes the number of shares that would be issuable under the Contingent Value Rights Agreement (CVR Agreement), if the current market value of the Company's common stock at year-end is less than a specified target price (see Note 7). Common stock equivalents, including any shares issuable under the CVR Agreement, are not considered in the computation of periods with a loss, as their effect is anti-dilutive.

Reclassifications

      Certain balances for 1993 and 1994 have been reclassified for comparative purposes.

2.  Acquisitions and Divestitures

Texas Gulf Coast Properties Acquisition

      In October 1995, the Company acquired additional working interests in certain producing crude oil and natural gas properties in which the Company had an existing working interest ownership. The net purchase price to Abraxas amounted to approximately $635,000. Revenues and expenses have been included in the consolidated financial statements since October 1, 1995.

West Texas Properties Acquisition

      In July 1994, the Company acquired from various parties interests in certain producing crude oil and natural gas properties located in West Texas (the West Texas Properties). The net purchase price to Abraxas amounted to approximately $28,242,000 including closing costs of approximately $383,000. The acquisition was accounted for as a purchase and the purchase price was allocated to crude oil and natural gas properties based on the fair values of the properties acquired. The transaction was financed principally by additional borrowings under the Company's credit agreement with First Union National Bank of North Carolina (First Union), referred to in Note 6. Revenue and expenses from the West Texas Properties have been included in the consolidated financial statements since July 1, 1994.

Overriding Royalty Interest Acquisition

      In June 1994, the Company acquired from its prior secured lenders, Endowment Energy Partners, L.P. (EEP) and Endowment Energy Co-Investment Partnership (EECIP), 80% of the previously granted overriding royalty interests. The net purchase price of approximately $5,174,100 consisted of $600,000 cash and 45,741 shares of the Company's Series B 8% nonvoting cumulative convertible preferred stock with a par value of $100 per share (Series B Preferred) at the time of issuance. The preferred shares were recorded at $4,574,100 at the date of the acquisition. In November 1995, the Company exchanged the Series B Preferred for an equal number of shares of its Series 1995-B Preferred Stock, par value $.01 per share, with a liquidation preference of $100 per share. The preferred shares are convertible into 508,182 shares of the Company's common stock. The acquisition was accounted for as a purchase, and the purchase price was allocated to crude oil and natural gas properties based on the fair values of the properties acquired. The cash portion of the transaction was financed principally under the Company's credit agreement with First Union. Revenues and expenses related to these properties have been included in the consolidated financial statements since July 1, 1994.

Mobil Acquisition

      In April 1993, the Company acquired from Mobil Producing Texas and New Mexico, Inc. (Mobil) interests in certain producing crude oil and natural gas properties and natural gas processing plants located in Texas (the Sinton Properties). The net purchase price to Abraxas amounted to approximately $19,600,000 ($41,000,000 gross purchase price plus closing costs of $472,000 less the sale of 50% of the Company's interest to an unrelated pension trust fund for $21,000,000 and the reimbursement from Mobil for net production from January 1, 1993 through the closing date). The acquisition was accounted for as a purchase and the purchase price was allocated to crude oil and natural gas properties, natural gas processing plants and other assets based upon an estimate of the fair values of the properties acquired and the reimbursement from Mobil described above. The transaction was financed principally by additional borrowings under the Company's financing agreement with EECIP referred to in Note 6. Under the financing agreement, the Company was required to assign a 10% overriding royalty interest in and to the future gross revenues to be received from the sales of crude oil and natural gas produced from the acquired properties. Revenues and expenses from the Sinton Properties have been included in the consolidated financial statements since April 1, 1993.

Gaelic Properties

      In January 1993, the Company acquired from Gaelic Resources the remaining 75% working interest in the Alice Deep wells for $300,000 and 18,200,000 shares of Gaelic common stock for $300,000. The purchase price of $600,000 cash was financed through an increase in the financing agreement with EEP. Revenues and expenses of the Gaelic Properties have been included in the consolidated financial statements since January 1, 1993.

      The condensed unaudited combined pro forma financial information for the periods presented assumes the purchases of the West Texas Properties, the Overriding Royalty Interest, the Sinton Properties, and the Gaelic Properties were effective as of January 1, 1993. The pro forma information does not necessarily represent what the actual consolidated results would have been for these periods and is not intended to be indicative of future results.

                                                  December 31
                                       ----------------------------------
                                             1993             1994
                                       ----------------- ----------------
                                                  (Unaudited)

   Revenues ........................      $14,903,431       $13,971,761
   Operating costs and expenses ....       16,893,094        14,157,384
                                       ----------------- ----------------
   Loss from continuing operations .      $(1,989,663)      $  (185,623)
                                       ================= ================

   Net loss ........................      $(3,029,421)      $(2,692,594)
                                       ================= ================

   Loss per common share:
     Continuing operations .........      $     (1.30)      $      (.13)
      Net loss .....................            (1.83)             (.71)

Divestiture

      In July 1995, the Company sold its C.S. Dean Unit for approximately $2,550,000.

3.  Discontinued Operations

      In January 1995, the Company entered into a plan to discontinue the operations of its coal properties and commenced the permanent closing of the mine. As of December 31, 1994, the Company wrote off its investment in its coal properties and related equipment, eliminated the related minority interest in the coal entities, and established a liability of $150,000 pursuant to a plan to discontinue operations for future costs related to closing the mine. Additionally, during 1994, the Company sold its interest in Castle Minerals, Inc., which was acquired in 1992 to finance the coal operations, for $371,000, net of expenses related to the sale (see Note 11). The Company recorded a loss on these transactions in 1994 of $987,543. The revenues from coal sales for the years ended 1993, 1994, and 1995 were $23,759, $104,310, and $-0-, respectively.

4.  Marketable Securities

      In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), effective for fiscal years beginning after December 15, 1993. At December 31, 1994, the Company's marketable equity securities were classified as available-for-sale. As of December 31, 1994, the Company recognized a decrease of approximately $244,000 in shareholders' equity, representing the recognition in shareholders' equity of unrealized depreciation, net of taxes, for the Company's investment in equity securities determined to be available-for-sale, previously carried at the lower of cost or market.

      The marketable securities represent an equity investment in a foreign corporation which the Company considers as available-for-sale. The securities had an original cost of $570,000 at December 31, 1994 and 1995, and at September 30, 1996. In October 1996, the Company sold its investment in marketable securities, realizing a loss of $235,197. Such loss was recorded as of September 30, 1996.

      Prior to the adoption of SFAS 115, and to increase the carrying amount of its marketable securities portfolio to market, a recovery of $235,000 was recorded during 1993.

5.  Related Party Transactions

      Accounts receivable from affiliates, officers, and shareholders represents amounts receivable relating to joint interest billings on properties which the Company operates and advances made to officers.

      Oil and gas production payable includes $5,054 and $-0- at December 31, 1994 and 1995, respectively, which represent amounts due to affiliates and related parties.

      Note payable to the principal shareholder amounted to $328,259 and $-0- at December 31, 1994 and 1995, respectively, including accrued interest of $10,550 and $-0-. Principal and interest payments amounted to $333,081 and $354,677 in the years ended December 31, 1994 and 1995, respectively.

      Overhead reimbursements charged to affiliates and related parties amounted to $70,039, $7,087, and $-0- in 1993, 1994, and 1995, respectively.

      Charges to the Company for well and other services performed by related parties were $52,719, $-0-, and $-0- during 1993, 1994, and 1995, respectively.

      Rental expense for office furnishings and equipment of $25,000 in 1993, $-0- in 1994, and $-0- in 1995,
was paid to a related party.

      During 1993, the Company purchased from a shareholder and director various working interests in wells. The Company issued 10,368 shares of its common stock in exchange for the shareholder's working interests in these wells. The Company increased its full cost pool by $77,760 with a corresponding increase to shareholder's equity.

      Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by the Company's President, owns a twin-engine airplane. The airplane is available for business use by employees of the Company from time to time at $385 per hour. The Company paid Wind River a total of $80,678 for use of the plane during 1995.

6.  Long-Term Debt

Long-term debt consists of the following:

                                             December 31           September 30
                                   ------------------------------  -------------
                                     1994            1995              1996
                                   -------------- ---------------  -------------
                                                                    (Unaudited)

Revolving lines of
  credit due under the
  First Union credit
  agreement (see
  below) .......................     $32,906,652     $35,556,651     $      --
Term notes due under
  the First Union
  credit agreement
  (see below) ..................       8,000,000       6,000,000            --
Bridge facility due to
  Bankers Trust
  Company and ING
  Capital (see
  Note 17) .....................            --              --        85,000,000
Principal shareholder,
  interest at 10%
  (including accrued
  interest of $10,550
  and $-0- at
  December 31, 1994
  and 1995,
  respectively), with
  remaining balance of
  principal and unpaid
  interest due
  December 20, 2001  ...........          28,259            --              --
                                      ----------      ----------     -----------
                                      41,234,911      41,556,651      85,000,000
Less current maturities.........            --              --              --
                                     -----------     -----------     -----------
                                     $41,234,911     $41,556,651     $85,000,000
                                     ===========     ===========     ===========

      In June 1994, the Company entered into a credit agreement with First Union which was subsequently amended during the year. The Company borrowed $40,906,652 during 1994 under the agreement. The borrowings were composed of advances of $32,906,652 under a revolving line of credit which was due June 1997, and $8,000,000 under a term note which was due June 15, 1995. In August 1995, the Company amended the credit agreement with First Union. Under the amended credit agreement, the Company has two lines of credit, one for $23,000,000 and one for $17,000,000 and two term notes, one for $3,450,000 and one for $2,550,000. At
December 31, 1995, the Company's borrowings under the credit agreement were $41,556,651. The borrowings were composed of advances of $12,656,651 and $22,900,000 under the revolving lines of credit which are due June 30, 1997, and $6,000,000 under the term notes which are also due June 30, 1997. The interest rate for the revolving credit lines is, at the option of the Company, either (a) the higher of First Union prime plus 1/4% or the federal funds rate plus 3/4%, floating, payable monthly, or (b) LIBOR plus 2 1/4% (30-, 60-, 90-, and 180-day options), with interest payable the earlier of maturity of each LIBOR tranche or quarterly. The interest rate for the term notes is, at the option of the Company, either (a) the higher of First Union prime plus 3/4% or the federal funds rate plus 1 1/4%, floating, payable monthly, or (b) LIBOR plus 3 1/4% (30-, 60-, 90-, and 180-day options), with interest payable the earlier of maturity of each LIBOR tranche or quarterly. At December 31, 1995, the $12,656,651 revolver carried interest at 8.19%, the $22,900,000 revolver carried interest at 8.06%, and the term notes at 8.16%. The revolvers provide for borrowing based principally on the Company's crude oil and natural gas reserve base, which was $44,000,000 at December 31, 1995.

      In April 1996, the Company amended the credit agreement with First Union, extending the due date to June 1999. In accordance with the credit agreement, in July 1996 the borrowing base was adjusted to $35,000,000. At September 30, 1996, the Company's borrowings under this line of credit was $-0-.

      The  revolving  lines  of  credit  may  be  extended,   at  First  Union's
discretion, and are subject to semi-annual redeterminations of the borrowing base each June and December. The borrowings under the First Union credit agreement are secured by a first-priority mortgage on all of the Company's crude oil and natural gas properties and gas plants, as well as a security interest in accounts receivable, inventory, contracts, and general intangibles, and are guaranteed by the Company. The First Union credit agreement requires compliance with certain covenants including, among other things, the ratio of current assets to current liabilities, excluding any current portion of the credit agreement, of not less than 1.0 to 1.0; and the ratio of the Company's indebtedness compared to annualized net income plus non-cash charges shall not be greater than 7.5 to 1.0 through December 31, 1995, and 5.0 to 1.0 after December 31, 1995. In August 1996, the ratio of the Company's indebtedness compared to annualized net income plus non-cash charges was amended to 8.0 to
1.0 through December 31, 1996, effective December 31, 1995, and to 5.0 to 1.0 after December 31, 1996. In addition, the credit agreement requires certain financial reporting requirements and limits the payments of dividends on common stock, additional indebtedness, mergers and acquisitions. Loan fees paid in connection with the origination of the credit agreement and the amended agreement have been classified as deferred financing fees. In addition, terms include a commitment fee of 1/2 of 1% per annum, payable quarterly in arrears on the average unused portion of the borrowing base. The debt's carrying value approximate its fair values.

      On June 30, 1994, the Company secured advances under the First Union facility adequate to extinguish the total debt and accrued interest owed to the Company's previous lenders, EEP and EECIP. The prepayment resulted in the Company recording an extraordinary debt extinguishment charge of $1,171,832, representing the reduction of the deferred financing fees related to the EEP and EECIP debt origination.

      In August 1993, EEP and EECIP agreed to permit the Company to prepay $14,000,000 of the outstanding balances of the Company's notes out of the proceeds of the Company's common stock offering. In consideration of this agreement, the Company issued an aggregate of 50,000 shares of its common stock to EEP and EECIP's general partners, EEP and Endowment Energy Partners II, L.P. (EEP II) and, upon making the prepayment of $14,000,000 in October 1993, issued an additional 66,666 shares of common stock to EEP and EEP II. The prepayment of debt and the issuance of the above-discussed shares of common stock resulted in the Company recording an extraordinary debt extinguishment charge of $3,036,000, representing the fair value of the shares of common stock issued of $1,325,000 and the reduction of the deferred financing fees of $1,711,000 in proportion to the amount of debt prepaid. The issuance of the above shares resulted in a corresponding increase in common stock and additional paid-in capital.

      The Company has approximately $90,000 of standby letters of credit open at December 31, 1995. Approximately $134,419 of cash is restricted and in escrow related to the letters of credit.

7.  Shareholders' Equity

Common Stock

      Holders of common stock are entitled to one vote for each share and are not entitled to preemptive rights to subscribe to additional shares of common stock issued by the Company. Holders are entitled to receive dividends as may be declared by the Board of Directors, subject to the rights of holders of preferred stock and the terms of the Company's credit agreement, which restrict the payment of dividends.

      In October 1993, the Company issued an additional 2,250,000 common shares through a public offering, resulting in net proceeds of $23,045,135. Loss per share, calculated on a supplemental basis as if the foregoing event had occurred at the beginning of the year, would have been $(.16) loss per share from continuing operations and $(.37) net loss per share for the year ended December 31, 1993. The supplemental earnings per share assumes that interest expense would have been reduced by $939,000 from the prepayment of $14,000,000 of long-term debt from the proceeds of the issuance of the additional common stock. The preferred stock was assumed to be converted as of the beginning of 1993; therefore, income was not required to be adjusted for preferred stock dividends.

      In 1994, the Board of Directors adopted a Shareholders' Rights Plan and declared a dividend of one Common Stock Purchase Right (Rights) for each share of common stock. The Rights are not initially exercisable. Subject to the Board of Directors' option to extend the period, the Rights will become exercisable and will detach from the common stock ten days after any person has become a beneficial owner of 20% or more of the common stock of the Company or has made a tender offer or exchange offer (other than certain qualifying offers) for 20% or more of the common stock of the Company.

      Once the Rights become exercisable, each Right entitles the holder, other than the acquiring person, to purchase for $20 one-half of one share of common stock of the Company having a value of four times the purchase price. The Company may redeem the rights at any time for $.01 per Right prior to a specified period of time after a tender or exchange offer. The Rights will expire in November 2004, unless earlier exchanged or redeemed.

      In November 1995, the Company issued 1,330,000 units, each consisting of one share of common stock and one Contingent Value Right (CVR), through a private placement, resulting in net proceeds of $10,063,105. Each CVR allows the holder the right to acquire additional shares of common stock under certain circumstances. See further discussion of CVRs below. Loss per share, calculated on a supplemental basis as if the foregoing event had occurred at the beginning of the year, would have been $(.19) loss per share for the year ended December 31, 1995. The supplemental earnings per share assumes that interest expense would have been reduced by $455,800 from the prepayment of $5,300,000 of long-term debt from the proceeds of the issuance of the units for the year ended December 31, 1995.

Preferred Stock

      In June 1994, in connection with the Company's acquisition of the overriding royalty interest from EEP and EECIP, 45,741 shares of the Company's Series B 8%, nonvoting cumulative convertible preferred stock with a par value of $100 were issued. The preferred shares are convertible into 508,182 shares of the Company's common stock. Preferred stock dividends during 1995 amounted to $365,928. During 1995, the Company exchanged the Series B 8%, nonvoting cumulative convertible preferred stock for an equal number of shares of Series 1995-B cumulative convertible preferred stock which have a par value of $.01 per share and a stated value of $100 per share.

      The Board of Directors of the Company is authorized to approve the issuance of one or more classes or series of preferred stock without further authorization of the Company's shareholders. At December 31, 1992, 24,910 shares of preferred stock were outstanding. The stock was entitled to a cumulative dividend of $10 per share, payable in shares of preferred stock, was redeemable at the option of the Company, and was convertible into common stock at the rate of 9.271 shares of common stock for each share of preferred stock plus unpaid dividend. In October 1993, in connection with the Company's common stock offering, the holders of the preferred stock converted all of the then outstanding preferred shares, including the preferred shares issued in payment of approximately $934,000 cumulative dividends in arrears, into 317,539 shares of common stock.

Contingent Value Rights (CVR)

      The CVRs were issued under the CVR Agreement between the Company, the purchasers, and First Union, as rights agent. The CVR Agreement provides that, subject to adjustment as described below, the Company shall issue to each holder of the CVRs on the Maturity Date (November 17, 1996), unless the Company shall, in its sole discretion, extend the Maturity Date to the Extended Maturity Date (November 17, 1997), then on the Extended Maturity Date, a number of shares of common stock, if any, equal to (a) the Target Price ($10.00 on the Maturity Date or $12.50 on the Extended Maturity Date) minus the current market value divided by (b) the current market value; provided, however, that in no event shall more than one share of common stock be issued in exchange for each CVR at the Maturity Date or more than 1.5 shares of common stock be issued in exchange for each CVR at the Extended Maturity Date. Such determination by the Company shall be final and binding on the Company and the holders of CVRs.

      If the median of the average prices of the common stock for the three 20-trading day periods immediately preceding the Maturity Date or the Extended Maturity Date, as the case may be, equals or exceeds $10.00 on the Maturity Date or $12.50 on the Extended Maturity Date (if the Maturity Date is extended by the Company to the Extended Maturity Date), as the case may be, no shares of the common stock will be issuable with respect to the CVRs. In addition, the CVRs will terminate if the per share market value equals or exceeds the Target Price for any period of 30 consecutive trading days during either the period from and after November 17, 1995 to and including November 17, 1996, or from and after November 17, 1996 to and including November 17, 1997.

      In the event that the Company determines that no shares of the common stock are issuable with respect to the CVRs to such holders, the CVRs shall terminate and become null and void and the holders shall have no further rights with respect thereto. If the Maturity Date of the CVR Agreement had been December 31, 1995 and September 30, 1996, an aggregate of 746,480 and 1,117,200 shares, respectively, of common stock would have been issued to the holders of the CVRs.

      Should any additional shares of common stock be required to be issued under the terms of the CVR Agreement, such issuance will be considered to be an adjustment to the original sales price per share received in connection with the sale of the associated common shares; accordingly, the Company will increase its common stock for the par value related to the additional shares at the time such shares are issued with a corresponding decrease in additional paid-in capital.

Treasury Stock

      During the nine months ended September 30, 1996, the Company purchased 68,140 shares of its common stock at a cost of $372,254, which are being held as treasury stock.

8.  Stock Option Plans and Warrants

      The Company grants options to its officers, directors, and key employees under its 1984 Incentive Stock Option Plan, Non-Qualified Stock Option Plan, Key Contributor Stock Option Plan, Long-Term Incentive Plan, and Director Stock Option Plan.

      The following is a summary of activity in the stock option plans for the years ended December 31, 1994 and 1995, and the nine-month period ended September 30, 1996:

                                                 Price           Options
                                             Per Share (1)     Outstanding
                                            ----------------  -------------

   Outstanding at December 31, 1993 ..         $4.50 - $9.75     132,616
   Granted ...........................          9.75 - 10.75      27,500
   Canceled ..........................          5.50 - 9.75      (18,675)
   Exercised .........................          4.50 - 9.75      (37,908)
                                                               ----------
   Outstanding at December 31, 1994 ..          4.50 - 10.75     103,533
   Granted ...........................             9.50          157,500
   Canceled ..........................          9.50 - 10.75     (42,000)
   Exercised .........................                              -
                                                               ----------
   Outstanding at December 31, 1995 ..          5.50 - 9.75      219,033
   Granted ...........................          5.00 - 6.75      200,777 (2)
   Canceled ..........................             9.75          (20,000)
   Exercised .........................                              -
                                                               ----------

   Outstanding at September 30, 1996 .                           399,810
                                                               ==========

   Options exercisable at
     December 31, 1995 ...............                            52,850
                                                               ==========

         (1) During the nine months ended September 30, 1996, the Company amended the exercise price to $6.75 per share on all previously issued options with an exercise price greater than $6.75 per share.

         (2) Includes 70,000 options granted at an exercise price of $5.00 for which vesting does not begin until the closing price of the Company's common stock exceeds $8.00 per share.

      In addition to stock options granted under the plans described above, the Long-Term Incentive Plan also provides for the right to receive compensation in cash, awards of common stock, or a combination thereof. In 1994 and 1995, the Company made direct awards of common stock of 6,111 shares and 4,800 shares, respectively.

      The Company also has adopted the Restricted Share Plan for Directors which provides for awards of common stock to nonemployee directors of the Company who did not, within the year immediately preceding the determination of the director's eligibility, receive any award under any other plan of the Company. In 1994 and 1995, the Company made direct awards of common stock of 2,400 shares and 3,072 shares, respectively.

      During the nine months ended September 30, 1996, the Company's shareholders approved the Abraxas Petroleum Corporation Director Stock Option
Plan (Plan), which authorizes the grant of nonstatutory options to acquire an aggregate of 104,000 common shares to those persons who are directors and not officers of the Company. Under the Plan, each of the seven eligible directors was granted an option to purchase 8,000 common shares at $6.75.

Stock Warrants

      In connection with the EEP and EECIP financing agreements entered into in 1992 and 1993, the Company granted stock warrants covering 90,000 shares at $5.25 per share and 135,000 shares at $7.00 per share. During 1994, 211,500 warrants were exercised to purchase common stock for $1,323,000. In 1995, no warrants were exercised by EEP or EECIP. For the nine month period ended September 30, 1996, no warrants were exercised.

      In connection with an amendment and increase in the facility under the credit agreement with First Union and the extension of the due date on the term note, the Company granted stock warrants to First Union covering 424,000 shares of its common stock at an average price of $9.79 a share. The warrants are exercisable in whole or in part through December 1999 and are nontransferable without the consent of the Company.

      At December 31, 1995, the Company has approximately 6,470,000 shares reserved for future issuance for conversion of its stock options, warrants, Rights, preferred stock, CVRs, and incentive plans for the Company's Directors and employees.

9.  Income Taxes

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                   December 31
                                         --------------------------------
                                              1994            1995
                                         --------------------------------

   Deferred tax liabilities:
     Full cost pool, including
      intangible                            $1,292,000      $ 661,000
      drilling costs ...............
     State taxes ...................          187,000         187,000
     Other .........................                -         101,000
                                         --------------------------------
   Total deferred tax liabilities ..        1,479,000         949,000
   Deferred tax assets:
     Coal mine valuation provisions         1,740,000               -
     Depletion .....................          242,000         242,000
     Net operating losses ..........        4,771,000       6,163,000
     Other .........................           21,000          13,000
                                         --------------------------------
   Total deferred tax assets .......        6,774,000       6,418,000
   Valuation allowance for deferred        (5,482,000)     (5,656,000)
     tax assets ....................
                                         --------------------------------
   Net deferred tax assets .........        1,292,000         762,000
                                         --------------------------------

   Net deferred tax liabilities ....        $ 187,000       $ 187,000
                                         ================================

      At December 31, 1995, the Company had, subject to the limitations discussed below, $18,127,000 of net operating loss carryforwards for tax purposes, of which approximately $4,697,000 are available for utilization without limitation. These loss carryforwards will expire from 2002 through 2010 if not utilized.

      As the result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 of the Internal Revenue Code of 1986, as amended (Section 382), occurred in December 1991. Accordingly, it is expected that the use of net operating loss carryforwards generated prior to December 31, 1991 of $6,916,000 will be limited to approximately $235,000 per year.

      During 1992, the Company acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of $3,607,000 acquired in the acquisition are limited to approximately $115,000 per year.

As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all net operating loss carryforwards generated through October 1993 of

$13,430,000 will be limited to approximately $1,034,000 per year, subject to the lower limitations described above. Of the $13,430,000 net operating loss carryforwards existing at October 1993, it is anticipated that the maximum net operating loss that may be utilized before it expires is $7,188,000. Future changes in ownership may further limit the use of the Company's carryforwards.

      In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $5,482,000 and $5,656,000 for deferred tax assets at December 31, 1994 and 1995, respectively.

      The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense is:

                                             December 31
                             --------------------------------------------
                                 1993           1994           1995
                             -------------- -------------- --------------

   Tax (expense) benefit
     at U.S. statutory          $ 569,000     $  (38,400)     $ 411,000
     rates (34%) ..........
   (Increase) decrease in
     deferred tax asset          (469,000)        31,600       (174,000)
     valuation allowance ..
   Deferred state income         (186,749)             -              -
     taxes ................
   Other ..................      (100,000)         6,800       (237,000)
                             -------------- -------------- --------------

                                $(186,749)    $        -      $       -
                             ============== ============== ==============

10.  Leases

      The Company leases its existing primary office space for $8,591 per month under a noncancelable lease expiring on June 30, 1998. During 1995, the Company entered into a noncancelable lease for new primary office space at $13,700 per month through March 2001 and $18,975 per month through March 2006.

      During the years ended December 31, 1993, 1994, and 1995, the Company incurred rent expense of approximately $143,000, $108,000, and $103,000, respectively. Future minimum rental payments are as follows at December 31, 1995:

   1996 .................................................    $ 225,816
   1997 .................................................      219,016
   1998 .................................................      217,848
   1999 .................................................      164,448
   2000 .................................................      227,700
   Thereafter ...........................................    1,138,500

      Aggregate future minimum rentals to be received under noncancelable subleases as of December 31, 1995 amount to $92,664.

11.  Investment in Coal Properties

      Over the past years the Company, through a subsidiary, had been developing certain coal properties in Colorado. During this period, development costs along with interest on its bank debt have been capitalized as coal properties. The interest accrued into the subsidiary bank debt, which was nonrecourse to the parent. Effective July 1, 1992, the subsidiary commenced expensing interest and other related operating costs.

      In March 1992, the subsidiary acquired for $15,000 a controlling interest in an inactive Vancouver publicly traded company, Castle Minerals, Inc. (CMI). In December 1992, the subsidiary received approval from the Vancouver Stock Exchange, whereby the subsidiary contributed all of its coal-related assets to CMI in exchange for additional shares amounting to approximately 86% of the capital stock of CMI.

      During 1992, the Company recorded as a charge against operations, $3,137,000, representing interest expense and other operating costs of the coal mine of approximately $512,000 and a reduction in the carrying value of the coal mine by $2,625,000. The estimated fair value of the coal mine was determined based upon an appraisal that assumes the startup of commercial production and the availability of markets in which to sell the coal production.

      On April 14, 1993, the Company entered into a letter agreement with the lender of the subsidiary bank debt (Bank) effective March 31, 1993, wherein the Company assumed a portion of the subsidiary bank debt by issuing a note to the Bank in the principal amount of $1,000,000. In addition, the subsidiary issued to the Bank its preferred stock with a par value of $2,000,000, and the Bank canceled the subsidiary bank debt of $4,302,675. The preferred stock of the subsidiary requires no dividends prior to April 1, 1996 and at 8% thereafter payable in cash or property of the subsidiary, carries a liquidation preference of $2,000,000, and is redeemable at the option of the subsidiary at $2,000,000. The preferred stock had been recorded at management's estimate of the stock's fair market value of $840,000 and was carried as minority interest in the December 31, 1993 balance sheet. A pretax gain of $2,462,664, representing the excess of the carrying value of the subsidiary bank debt over the estimated fair value of the preferred stock and the future cash payments of the $1,000,000 subsidiary bank debt assumed by the Company, was recorded as an extraordinary item for the year ended December 31, 1993. On October 29, 1993, the Company paid its note of $1,000,000 plus interest to the Bank. In December 1994, the Company discontinued its operation of the coal properties (see Note 3).

12.  Benefit Plans

      During 1993, the Company established a defined contribution plan (401(k)) covering all eligible employees of the Company. No contributions were made by the Company during 1993, 1994, or 1995. The employee contribution limitations are determined by formulas which limit the upper one-third of the plan members from contributing amounts that would cause the Plan to be top-heavy. The overall contribution is limited to the lesser of 20% of the employee's annual compensation or $9,240.

13.  Incentive Bonus Plan

      In January 1995, the Company created the Technical Employees Incentive Bonus Plan, whereby technical employees have an incentive to find and develop crude oil and natural gas reserves on an economic basis beneficial to the Company and its shareholders. Participants are any technical employees (geologist, geophysicist, engineer) not covered by another incentive bonus plan. A participant may earn a monetary bonus of up to 65% of the participant's base salary each year. The bonuses are determined in the first quarter of each year and are based upon the amount of new proved developed producing reserves booked each year on approved exploration and exploitation projects taking into consideration the cost per equivalent barrel of developing the new reserves. No bonuses were paid under this plan in 1995.

14.  Contingencies

      From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. At December 31, 1995 and September 30, 1996, the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company's financial statements.

15.  Commodity Swap Agreement

      In December 1995, the Company entered into a commodity swap agreement with First Union. Under the commodity swap agreement, the Company receives or makes payments to First Union based on the differential between a fixed and variable price for natural gas. At December 31, 1995 and September 30, 1996, the Company had agreed to exchange payments monthly on 5,000 MMBTU of natural gas per day, beginning in March 1996 and extending through November 1996. Under the swap agreement, the Company receives fixed prices averaging $1.747 per MMBTU and pays a variable price based on the arithmetic average of the last three trading days' settlement price of the first nearby contract for natural gas as quoted by the New York Mercantile Exchange. For the year ended December 31, 1995, there was no effect on income from continuing operations as there was no activity related to the swap agreement, which begins in March 1996. At September 30, 1996, the effect on income was a loss of $510,767.

16.  Subsequent Events

      In January 1996, the Company made a $3,000,000 investment in Grey Wolf, a privately held Canadian corporation, which in turn invested these proceeds in newly issued shares of Cascade Oil and Gas Ltd. (Cascade), an Alberta-based corporation whose shares are traded on the Alberta Stock Exchange. The Company owns 78% of the outstanding capital stock of Grey Wolf, and, through Grey Wolf, the Company owns approximately 52% of the outstanding capital stock of Cascade. Certain officers and directors of the Company own approximately 6% of the common stock of Grey Wolf and serve as directors of Grey Wolf.

      In March 1996, the Company sold all of its interest in its Portilla and Happy Fields to an unrelated purchaser (Purchaser or Limited Partner). Simultaneously with this sale, the Limited Partner also acquired the 50% overriding royalty interest in the Portilla field owned by the Commingled Pension Trust Fund (Petroleum II), the trustee of which is Morgan Guaranty Trust Company of New York (Pension Fund). In connection with the purchase of both the Company's interest in the Portilla and Happy Fields and the Pension Fund's interest in the Portilla Field (together, the Properties), the Limited Partner obtained a loan (Bank Loan) secured by the Properties and contributed the Properties to Portilla-1996, L.P., a Texas limited partnership (Partnership). A subsidiary of the Company, Portilla-Happy Corporation (Portilla-Happy), is the general partner of the Partnership. The aggregate purchase price received by the Company was $17,600,000, of which $2,000,000 was used to purchase a minority interest in the Partnership, which has been accounted for using the equity method. At September 30, 1996, the Company's investment in and advances to the Partnership represents the original investment of $2,000,000 and advances made to the Partnership primarily for development drilling net of production revenue collected by the Company on behalf of the Partnership.

17.  Acquisitions and Related Financing (Unaudited)

      On September 30, 1996, the Company acquired interests in certain producing crude oil and natural gas properties located in the Wamsutter area of southwestern Wyoming (the Wyoming Properties) from Enserch Exploration, Inc. The initially agreed to purchase price of $47,500,000 was adjusted to $45,856,000 to reflect the preliminary estimate of net production revenue which accrued to the Company from April 1, 1996, the effective date, until closing, net of interest owed by the Company for the same period. As of September 30, 1996, the Company recorded $45,856,000 in its oil and gas properties. The acquisition was financed by borrowings under the Bridge Facility discussed below.

      On September 30, 1996, the Company entered into a credit facility with Bankers Trust Company (BTCo) and ING Capital (together the Lenders), providing a bridge facility in the total amount of $90,000,000, consisting of a $30,000,000 revolving credit facility, with $25,000,000 initially available, a $35,000,000 term loan and a $25,000,000 term loan (the Bridge Facility). The Bridge Facility is secured by a first priority lien on substantially all of the Company's U.S. assets and matures on October 31, 1997. If borrowings under the Bridge Facility have not been repaid by each of November 15, 1996 and January 1, 1997, the Company will be obligated to pay the Lenders additional fees and/or warrants to purchase common stock of the Company. The agreement limits the Company's debt to the Bridge Facility, restricts the payment of dividends other than to the existing preferred stock, and requires compliance with minimum tangible net worth, current and interest coverage ratios and certain financial reporting requirements.

      The revolving credit facility and the $35,000,000 term loan carry interest at LIBOR plus 2 1/4% and the $25,000,000 term loan carries interest at the BTCo's prime rate plus 3%, increasing at 1/2% for each 90-day period thereafter to a maximum of prime plus 4 1/2%. Under an interest rate swap agreement, the Company pays a fixed rate of 6.15% on $25,000,000 of borrowings while the lender under the Bridge Facility will pay a floating rate equal to the USD-LIBOR-BBA rate for one month maturities to the Company. Settlements are due monthly. The agreement terminates in August 1997 and may be extended for an additional year by the lenders. On September 30, 1996, the Company borrowed $85,000,000 under the Bridge Facility which was used to repay all amounts due First Union and to finance the purchase of the Wyoming Properties. In connection with the Bridge Facility the commodity swap agreement discussed in Note 15 was terminated.


      On November 14, 1996, the Company repaid all amounts outstanding under the Bridge Facility with proceeds from the offering of $215,000,000 of Senior Notes described below and entered into an amended and restated credit agreement (New Credit Facility). The New Credit Facility provides for a revolving line of credit with an initial availability of $20.0 million, subject to certain customary conditions including a borrowing base condition. No amounts were outstanding on September 30, 1996 under the New Credit Facility.


      Commitments available under the New Credit Facility are subject to borrowing base redeterminations to be performed semi-annually and, at the option of each of the Company and the Lenders, one additional time per year. Any outstanding principal balance in excess of the borrowing base will be due and payable in three equal monthly payments after a borrowing base redetermination. The borrowing base will be determined in the Agent's sole discretion, subject to the approval of the Lenders, based on the value of the Company's reserves as set forth in the reserve report of the Company's independent petroleum engineers, with consideration given to other assets and liabilities.

      The New Credit Facility has an initial revolving term of two years and a reducing period of three years from the end of the initial two-year period. The commitment under the New Credit Facility will be reduced during such reducing period by eleven equal quarterly reductions. Quarterly reductions will equal 8.2% per quarter with the remainder due at the end of the three-year reducing period.

      The applicable interest rate charged on the outstanding balance of the New Credit Facility is based on a facility usage grid. If the borrowings under the New Credit Facility represent an amount less than or equal to 33.3% of the available borrowing base, then the applicable interest rate charged on the outstanding balance will be either (a) an adjusted rate of the London Inter-Bank Offered Rate ("LIBOR") plus 1.25% or (b) the prime rate of the Agent (which is based on the agent's published prime rate) plus 9.50%. If the borrowings under the New Credit Facility represent an amount greater than or equal to 33.3% but less than 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 1.75% or (b) the prime rate of the Agent plus 0.50%. If the borrowings under the New Credit Facility represent an amount greater than or equal to 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 2.00% or (b) the prime rate of the Agent plus 0.50%.
LIBOR elections can be made for periods of one, three or six months.


      The New Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company to (i) incur certain indebtedness or guarantee obligations, (ii) prepay other indebtedness including the Notes, (iii) make investments, loans or advances, (iv) create certain liens, (v) make certain payments, dividends and distributions, (vi) merge with or sell assets to another person or liquidate, (vii) sell or discount receivables, (viii) engage in certain intercompany transactions and transactions with affiliates, (ix) change its business, (x) experience a change of control and (xi) make amendments to its charter, by-laws and other debt instruments. In addition, under the New Credit Facility, the Company is required to comply with specified financial ratios and tests, including minimum debt service coverage ratios, maximum funded debt to EBITDA (earnings from continuing operations before income taxes, interest expense, depletion, deprecation and amortization and other non-cash charges) tests, minimum net worth tests and minimum working capital tests.


      The New Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities and change of control.

      In September 1996, the Company entered into an agreement with the Limited Partner and certain noteholders (Noteholders) of the Partnership, pursuant to which the Company agreed to purchase the Limited Partner's interest in the Partnership and the Noteholders' notes in the aggregate principal amount of $5,920,000 (Notes), resulting in the Company's owning, on a consolidated basis, all of the equity interests in the Partnership. The aggregate consideration for the purchase of the Limited Partner's interest in the Partnership and the Notes is $6,961,000. The Company will also assume the Bank Loan which had an outstanding principal balance of approximately $20,639,000 as of October 31, 1996, and a commodity price hedge agreement. Under the terms of the agreement, the Company will be required to receive or make payments to BTCo and ING Capital based on a differential between a fixed and variable price for crude oil and natural gas through November 2001 on volumes ranging from 8,160 barrels of crude oil to 20,000 barrels of crude oil per month and 14,850 MMBTU of natural gas to 87,406 MMBTU of natural gas per month. Under this agreement, the Company will receive fixed prices ranging from $17.20 per barrel of crude oil to $18.55 per barrel of crude oil and $1.793 per MMBTU of natural gas to $1.925 per MMBTU of natural gas and will make payments based on the price for west Texas intermediate light sweet crude oil on the NYMEX for crude oil and the Inside FERC, Tennessee Gas Properties Co. Texas price for natural gas. Currently there is a net unrealized loss of approximately $1.8 million under the commodity price hedge. On November 14, 1996, the Company closed the transaction.

      As a result, the Company reacquired those interests in the Portilla and Happy Fields which it previously owned, as well as the interest in the Portilla Field previously owned by the Pension Fund. The Company will include in its balance sheet the amount previously removed from oil and gas properties in connection with the sale of its interest in the Portilla and Happy Fields during the quarter ended March 31, 1996, as well as the amount of the purchase price paid for the Pension Fund's interest in the Portilla Field, and all development drilling expenditures incurred on the properties, less the amount of DD&A related to the properties from the formation of the Partnership through the closing of the transaction.

      In October 1996, the Company entered into a letter of intent to purchase 100% of the outstanding capital stock of CGGS Canadian Gas Gathering Systems Inc. (CGGS) in Calgary, Canada after the consummation of the sale of CGGS of its Nevis gas processing plant, for approximately U.S.$85,000,000 plus the amount of CGGS's working capital at August 1, 1996, subject to price adjustments. CGGS owns producing oil and gas properties in Western Canada and adjacent gas gathering and processing facilities as well as undeveloped net acres of leaseholds. On November 14, 1996, the Company, through its wholly owned subsidiary, Canadian Abraxas Petroleum Limited (Canadian Abraxas) closed the transaction and immediately merged CGGS with and into Canadian Abraxas, and Canadian Abraxas, as the surviving entity, used the net proceeds from the sale of the Nevis gas processing plant to retire all of the outstanding debentures of CGGS. The transaction was financed by a portion of the proceeds from the offering of $215,000,000 of Senior Notes discussed below.

      On November 14, 1996, the Company and Canadian Abraxas completed the sale of $215,000,000 aggregate principal amount of Senior Notes due November 1, 2004. Interest at 11.5% is payable semi-annually on May 1 and November 1. The Notes are general unsecured obligations of the Company and Canadian Abraxas and the Company and Canadian Abraxas are joint and several obligors. The Notes are redeemable, in whole or in part, at the option of the Company and Canadian Abraxas on or after November 1, 2000, and any time prior to November 1, 1999, the Company and Canadian Abraxas may redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds of equity offerings at a redemption price of 111.5% of the aggregate principal amount of the Notes to be redeemed. The terms of the Indenture related to the Notes provide for certain financial covenants which may limit the ability of the Company to incur additional debt.


      In November 1996, the Company obtained a release of the 50% overriding royalty interest in the East White Point Field in San Patricio County, Texas and the Stedman Island Field in Nueces County, Texas from the Pension Fund for $9,300,000 before adjustment for accrual of net revenue to closing. The Company will record the net purchase price of approximately $8,771,000 to its oil and gas properties.


18.  Oil and Gas Properties

      The Company's investment in crude oil and natural gas properties was as follows:

                                                    December 31
                                            -----------------------------
                                                1994           1995
                                            -------------- --------------

   Proved crude oil and natural gas
     properties, including gas                $94,542,481    $104,127,204
     processing plants ..................
   Accumulated depreciation, depletion,
     and amortization, and valuation         (24,363,918)   (29,651,521)
     allowances .........................
                                            -------------- --------------

   Net capitalized costs ................     $70,178,563    $74,475,683
                                            ============== ==============

      Costs incurred, capitalized, and expensed in crude oil and natural gas producing activities are as follows:

                                             December 31
                             --------------------------------------------
                                 1993           1994           1995
                             -------------- -------------- --------------

  Property acquisition costs:
  Proved ..................    $20,479,509    $33,597,172    $  718,871
  Unproved ................         42,726          4,786          -
                             -------------- -------------- --------------

                               $20,522,235    $33,601,958    $  718,871
                             ============== ============== ==============

  Property development and
   exploration costs ......    $ 5,116,747    $ 7,150,943    $11,398,088
                             ============== ============== ==============

  Depreciation, depletion,
   and amortization .......    $ 2,360,200    $ 3,776,823    $ 5,313,003
                             ============== ============== ==============

  Depletion per
   equivalent barrel of
   production ............     $      5.03    $      4.35    $      4.67
                             ============== ============== ==============

      The results of operations for oil and gas producing activities are as follows:

                                              December 31
                              --------------------------------------------
                                  1993           1994           1995
                              ------------- ------------------------------

  Revenues ..............      $7,274,676    $11,114,028    $13,659,556
  Production costs ......      (2,895,651)    (3,693,085)    (4,333,240)
  Depreciation,
   depletion, and
   amortization .........      (2,360,200)    (3,776,823)    (5,313,003)
  Abandoned prospects ...         (22,343)             -              -
  General and
   administrative .......        (127,377)      (202,579)      (260,435)
  Income taxes ..........               -              -              -
                              ------------- -------------   ------------

  Results of operations
   from oil and gas
   producing activities
   (excluding corporate
   overhead and interest
   costs) ...............     $ 1,869,105    $ 3,441,541    $ 3,752,878
                              =============  ============   ============

                            SUPPLEMENTAL INFORMATION
                                   RELATING TO
                         OIL AND GAS PRODUCING COMPANIES


              For the Years Ended December 31, 1993, 1994, and 1995
                  and the Six-Month Period Ended June 30, 1996

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      SUPPLEMENTAL INFORMATION - UNAUDITED

               December 31, 1993, 1994, and 1995 and June 30, 1996
      (All Supplemental Information for the Periods Presented is Unaudited)


Estimated Quantities of Proved Oil and Gas Reserves

      The following table presents the Company's estimate of its net proved crude oil and natural gas reserves as of December 31, 1993, 1994, and 1995, and June 30, 1996. The Company's management emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared by independent petroleum reserve engineers.

                                                Liquid        Natural
                                             Hydrocarbons       Gas
                                            --------------- -------------
                                              (Barrels)        (Mcf)
   Proved developed and undeveloped reserves:
     Balance at December 31, 1992 .....        1,834,846      5,660,070
      Revisions of previous estimates .         (298,390)    (1,339,668)
      Extensions and discoveries ......            9,728      1,486,680
      Purchase of minerals in place ...        3,063,401     11,822,353
      Production ......................         (304,804)      (985,385)
      Sale of minerals in place .......         (218,510)       (53,410)
                                            --------------- -------------
     Balance at December 31, 1993 .....        4,086,271     16,590,640
      Revisions of previous estimates .          854,672      5,034,435
      Extensions and discoveries ......        2,267,787     15,061,671
      Purchase of minerals in place ...        2,416,646     33,288,229
      Production ......................         (468,867)    (2,392,855)
      Sale of minerals in place .......              (19)        (3,027)
                                            --------------- -------------
     Balance at December 31, 1994 .....        9,156,490     67,579,093
      Revisions of previous estimates .       (1,327,795)   (18,941,473)
      Extensions and discoveries ......        1,335,349      6,819,415
      Purchase of minerals in place ...          213,998      2,888,885
      Production ......................         (544,825)    (3,552,671)
      Sale of minerals in place .......         (565,975)      (224,642)
                                            --------------- -------------
     Balance at December 31, 1995 .....        8,267,242     54,568,607
      Revisions of previous estimates .         (353,035)    (3,260,607)
      Extensions and discoveries ......          862,674      4,772,542
      Purchase of minerals in place ...          230,647      1,700,440
      Production ......................         (261,872)    (1,758,034)
      Sale of minerals in place .......       (2,104,957)    (3,456,916)
                                            --------------- -------------

     Balance at June 30, 1996 .........        6,640,699 (1) 52,566,032
                                            =============== =============
                                      F-34

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

               December 31, 1993, 1994, and 1995 and June 30, 1996
      (All Supplemental Information for the Periods Presented is Unaudited)


Estimated Quantities of Proved Oil and Gas Reserves (continued)

                                               Liquid         Natural
                                            Hydrocarbons        Gas
                                            -------------- --------------
                                              (Barrels)        (Mcf)
   Proved developed reserves:
     December 31, 1993 ................        3,468,492    15,242,500
                                            ============== ==============

     December 31, 1994 ................        5,705,678    48,973,212
                                            ============== ==============

     December 31, 1995 ................        5,999,581    44,025,782
                                            ============== ==============

     June 30, 1996 ....................        4,885,838    41,902,598
                                            ============== ==============

         (1) Includes 127,700 barrels of crude oil from the Company's Canadian subsidiary, Cascade, which are not included in the Company's June 30, 1996 reserve report.

      All proved reserves are located within the continental United States.

      The significant downward revision in 1995 of previous liquid hydrocarbons and natural gas was due principally to decreased estimates of recoverable reserves in existing wells related to disappointing drilling results principally in the East White Point field, resulting in reclassification of proved undeveloped reserves to probable reserves.

      The significant upward revision in 1994 of previous liquid hydrocarbons and natural gas was due principally to increased estimates of recoverable reserves in existing wells as a result of drilling and workover success in 1994, combined with the completion of geological engineering studies on several major fields.

      The significant downward revision in 1993 of previous natural gas quantities was due principally to the reclassification of natural gas liquids to liquid hydrocarbons. The significant downward revision of liquid hydrocarbons was caused by the approximate 30 percent decrease in the price of crude oil, partially offset by the reclassification of the natural gas liquids.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

               December 31, 1993, 1994, and 1995 and June 30, 1996
      (All Supplemental Information for the Periods Presented is Unaudited)


Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

      The following disclosures concerning the standardized measure of future cash flows from proved crude oil and natural gas reserves are presented in accordance with Statement of Financial Accounting Standards No. 69. The standardized measure does not purport to represent the fair market value of the Company's proved crude oil and natural gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

      Under the standardized measure, future cash inflows were estimated by applying period-end prices at December 31, 1995 and June 30, 1996, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company's basis in the associated proved crude oil and natural gas properties, less the tax basis of the properties. Operating loss carryforwards, tax credits, and permanent differences to the extent estimated to be available in the future were also considered in the future income tax calculations, thereby reducing the expected tax expense.

      Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

      Set forth below is the Standardized Measure relating to proved oil and gas reserves for:

                                                                          Six-Month
                                                                            Period
                                  Years Ended December 31                   Ended
                      ----------------------------------------------       June 30
                            1993          1994              1995             1996
                      -------------  --------------    -------------   -------------

Future cash inflows  $  91,302,460   $ 238,027,959     $ 243,968,579   $ 233,993,225
Future production
  and development
  costs ...........    (27,045,914)    (84,551,808)       79,910,127     (76,840,346)
Future income
  tax expense .....    (11,109,000)    (26,542,000)      (28,014,454)    (26,506,019)
                     --------------   -------------    --------------   -------------
Future net cash
  flows ...........     53,147,546     126,934,151       136,043,998     130,646,860
Discount ..........    (20,219,000)    (49,241,151)      (48,884,079)    (50,073,402)
                     --------------   --------------   --------------   -------------
Standardized
  Measure of
  discounted
  future net
  cash relating
  to proved
  reserves ........  $  32,928,546   $  77,693,000     $  87,159,919   $  80,573,458
                     ==============  =============     =============   =============

                                      F-36

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

               December 31, 1993, 1994, and 1995 and June 30, 1996
      (All Supplemental Information for the Periods Presented is Unaudited)


Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

      The following is an analysis of the changes in the Standardized Measure:

                                                               Six-Month
                                                                Period
                             Year Ended December 31              Ended
                      --------------------------------------    June 30
                            1993         1994          1995       1996
                      ------------  ------------  -----------  --------------

  Standardized
    Measure,
    beginning of
    year .........     $12,656,520  $32,928,546   $77,693,000  $87,159,919
  Sales and
    transfers of
    oil and gas
    produced, net
    of production
    costs ........      (4,379,025)  (7,420,942)   (9,351,316)  (5,833,143)
  Net changes in
    prices and
    development
    and
    production
    costs from
    prior year ...       1,597,103    2,450,058    22,559,686   10,032,893
  Extensions,
    discoveries,
    and improved
    recovery,
    less related
    costs ........       1,613,724   13,509,056    13,475,100    9,467,077
  Purchases of
    minerals in
    place ........      31,098,560   29,162,942     3,867,205    2,935,043
  Sales of
    minerals in
    place ........      (1,162,137)      (2,000)   (3,355,289) (15,308,066)
  Revision of
    previous
    quantity
    estimates ....      (3,282,778)   7,346,415   (24,936,935)  (5,118,486)
  Change in
    future income       (2,989,000)   5,804,000       382,460   (2,462,218)
    tax expense ..
  Other ..........      (3,490,071)  (9,377,929)     (943,292)  (4,657,557)
  Accretion of
    discount .....       1,265,650    3,292,854     7,769,300    4,357,996
                       -----------  -----------   -----------  -----------

  Standardized
    Measure, end
    of year ......     $32,928,546  $77,693,000   $87,159,919  $80,573,458
                       ===========  ===========   ===========  ===========

      The net change in prices and production costs from prior years in the Standardized Measure of discounted future net cash flows was predominantly due to an approximate increase in the price of an equivalent barrel of oil of $2.39, offset by an increase in the production cost of an equivalent barrel of oil of $.70.

                        AUDITORS' REPORT TO THE DIRECTORS



To the Board of Directors of
Canadian Gas Gathering Systems Inc.

      We have audited the balance sheets of CGGS Canadian Gas Gathering Systems Inc. as at October 31, 1995 and 1994 and the statements of earnings (loss) and deficit and changes in financial position for the years ended October 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

      In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 1995 and 1994 and the results of its operations and the changes in its financial position for the years ended October 31, 1995, 1994 and 1993 in accordance with generally accepted accounting principles.



KPMG
Chartered Accountants

Calgary, Canada
January 12, 1996



                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                                 BALANCE SHEETS

                              (In Canadian Dollars)


                                     ASSETS

                                               October 31           October 31
                                       ----------------------------
                                           1994          1995          1996
                                       ------------- ---------------------------
                                                                    (Unaudited)
Current assets:
  Cash and short-term deposits .....  $  8,326,000  $  1,274,000   $ 10,050,000
  Accounts receivable ..............    11,619,000    12,850,000     13,540,000
                                       ------------  -----------   ------------
                                        19,945,000    14,124,000     23,590,000

Capital assets (note 3) ............   129,432,000   128,095,000    123,857,000
Deferred financing costs (note 4) ..     1,628,000     1,482,000      1,336,000
Deferred foreign exchange loss ......    9,775,000     7,882,000      6,858,000
                                       -----------   -----------    ------------

  Total assets .......................$ 160,780,000 $151,583,000   $155,641,000
                                       ============ ============   =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                October 31           October 31
                                       -----------------------------
                                           1994           1995          1996
                                       -------------- --------------------------
                                                                     (Unaudited)
Current liabilities:
  Debenture interest payable to
   shareholders ....................  $  1,399,000   $  1,344,000  $ 1,342,000
  Accounts payable .................    10,108,000      4,335,000    7,201,000
                                      ------------   ------------  ------------
   Total current liabilities .......    11,507,000      5,679,000    8,543,000

Long-term shareholders' debt (note 5)  114,167,000    113,070,000  113,179,000
Provision for future site
  restoration ......................     2,236,000      3,015,000    4,148,000
                                      ------------   ------------  ------------
                                       127,910,000    121,764,000  125,870,000

Shareholders' equity:
  Share capital (note 6) ...........    34,213,000     34,213,000   34,213,000
  Deficit ..........................    (1,343,000)    (4,394,000)  (4,442,000)
                                       -------------- ------------- -----------
   Total shareholders' equity           32,870,000     29,819,000   29,771,000

Commitments (note 10)
                                     -------------  ------------- --------------
   Total liabilities and
     shareholders' equity .......... $160,780,000   $151,583,000  $155,641,000
                                     =============  ============= ==============




                 See accompanying notes to financial statements.



                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                    STATEMENTS OF EARNINGS (LOSS) AND DEFICIT

                              (In Canadian Dollars)


                                                                         Year Ended
                                        Year Ended October 31            October 31
                               ---------------------------------------- -------------
                                   1993          1994         1995          1996
                               ------------- -------------------------- -------------
                                                                        (Unaudited)
Revenues:
  Processing ................    $25,818,000   $30,408,000  $33,100,000   $36,954,000
  Production ................     28,620,000    35,855,000   22,408,000    26,791,000
  Royalties, net ............     (5,321,000)   (6,787,000)  (3,366,000)   (3,975,000)
  Other income ..............        264,000     1,028,000      996,000       690,000
                               -------------  ------------- ------------- -------------
                                  49,381,000    60,504,000   53,138,000    60,460,000

Expenses:
  Processing ................     16,707,000    15,621,000   14,763,000    19,207,000
  Production ................      4,649,000     4,866,000    5,689,000     5,308,000
  Administration (note 7) ...      3,685,000     3,960,000    4,507,000     4,117,000
  Interest on acquisitions ..      1,280,000             -            -             -
  Interest on long-term
   shareholders' debt .......     12,175,000    15,998,000   16,227,000    16,172,000
  Depletion and depreciation      13,408,000    14,361,000   13,754,000    14,092,000
  Amortization of deferred
   financing costs ..........        146,000       146,000      146,000       146,000
  Foreign exchange loss .....        760,000       772,000      795,000     1,134,000
                               -------------   -----------  -----------   -----------
   ..........................     52,810,000    55,724,000   55,881,000    60,176,000
                               -------------   -----------  -----------   -----------

Earnings (loss) before taxes      (3,429,000)    4,780,000   (2,743,000)      284,000

Large corporation tax .......        262,000       274,000      308,000       332,000
                               -------------   -----------  -----------   -----------
Net earnings (loss) .........     (3,691,000)    4,506,000   (3,051,000)      (48,000)

Deficit - beginning of year .     (2,158,000)   (5,849,000)  (1,343,000)   (4,394,000)
                               -------------   ------------ ------------  ------------
Deficit - end of year .......    $(5,849,000)  $(1,343,000) $(4,394,000)  $(4,442,000)
                               =============   ============ ============  ============




                 See accompanying notes to financial statements.



                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                   STATEMENTS OF CHANGES IN FINANCIAL POSITION

                              (In Canadian Dollars)


                                                                         Year Ended
                                        Year Ended October 31            October 31
                               ---------------------------------------- -------------
                                   1993          1994         1995          1996
                               ------------- -------------------------- -------------
                                                                        (Unaudited)
Operating Activities:
  Net earnings (loss) .......    $(3,691,000)  $4,506,000   $(3,051,000)   $   (48,000)
  Depletion and depreciation      13,408,000   14,361,000    13,754,000     14,092,000
  Amortization of deferred
   financing costs ..........        146,000      146,000       146,000        146,000
  Foreign exchange loss .....        760,000      772,000       795,000      1,134,000
  Decrease (increase) in
   non-cash working capital
   items ...................       6,004,000   (5,443,000)   (7,004,000)     2,176,000
                                ------------   -----------   -----------   -----------
                                  16,627,000   14,342,000     4,640,000     17,500,000

Financing Activities:
  Issuance of share capital .     17,692,00      583,000            -             -
  Increase in long-term
   shareholders' debt .......    53,057,000    1,726,000            -             -
                               ------------   -----------    -----------   -----------
                                 70,749,000    2,309,000            -             -

Investing Activities:
  Expenditures on capital
   assets ...................   (49,010,000) (15,024,000)   (11,638,000)    (8,72,000)
  Decrease in deferred
   revenue ..................    (1,473,000)        -               -             -
  (Increase) decrease in
   non-cash working capital     (35,281,000)  (3,771,000)       (54,000)       (2,000)
                               ------------- ------------   ------------   -----------
                                (85,764,000) (18,795,000)   (11,692,000)   (8,724,000)

Increase (decrease) in cash
  and short-term deposits ...     1,612,000   (2,144,000)    (7,052,000)    8,776,000

Cash and Short-Term Deposits:
  Beginning of year ........      8,858,000   10,470,000      8,326,000     1,274,000
                               ------------- ------------   ------------  ------------
  End of year ..............     $10,470,000   $8,326,000   $1,274,000    $10,050,000
                               ============= ============   ============  ============




                 See accompanying notes to financial statements.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                          NOTES TO FINANCIAL STATEMENTS

  (Information as to October 31, 1996 and for the Year Then Ended is Unaudited)


      The Company was incorporated on March 9, 1990 under the Canada Business Corporations Act. The Company was formed to invest in gas plants, gas gathering systems and related gas reserves in Canada. Morrison Petroleums Ltd., a shareholder, manages the Company.

1.  Summary of Significant Accounting Policies

      The financial statements are prepared in accordance with generally accepted accounting principles in Canada.

Foreign Currency Translation

      Monetary assets and monetary liabilities are translated at the exchange rate in effect at the balance sheet date. Gains and losses on translation are recorded in the statement of earnings, except that gains or losses on monetary liabilities with a fixed or ascertainable life are deferred and amortized over the repayment period.

Joint Ventures

      The Company's exploration and production activities related to oil and gas are substantially conducted in joint participation with others and, accordingly, the accounts reflect only the Company's proportionate interest in such activities.

Capital Assets

      The Company follows the full cost method of accounting for exploration and development expenditures wherein all costs related to the exploration for and the development of oil and gas reserves are capitalized. These costs include leasehold acquisition costs, carrying charges of non-producing properties, costs of drilling and completing wells, and oil and gas production equipment. Proceeds received from the disposal of properties are normally credited against accumulated costs unless this would result in a significant change in the depletion rate, in which case, a gain or loss is computed and reflected in the earnings statement.

      The Company carries its oil and gas properties at the lower of capitalized cost and net recoverable value. Net recoverable value is future net revenues from proven reserves plus unproven properties at cost less impairment, if any, net of the provision for future site restoration. Future net revenues are determined using unit prices and production costs in effect at year-end and include an allowance for future overhead costs, site restoration, financing charges and income taxes that will be incurred in earning these revenues.

      Petroleum and natural gas properties are depleted and tangible production equipment is depreciated using the unit-of-production method based upon the estimated proven oil and gas reserves after royalties. Reserves are converted to common units based on the approximate equivalent energy content of each unit of reserves, which results in a conversion ratio of six thousand cubic feet of gas to one barrel of oil equivalent.

      Processing facilities are depreciated on a straight-line basis over the estimated useful life of each facility.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

Provision for Future Site Restoration

      Provision is made for future site restoration costs. This provision is charged to earnings over the estimated life of the proven oil and gas reserves and processing facilities using the unit of production and the straight-line methods respectively, and is included with depletion and depreciation.

Royalties

      Crown, freehold and overriding royalties and mineral taxes are net of Alberta Royalty Tax Credits.

Deferred Financing Costs

      The  deferred   financing   costs  are   associated   with  obtaining  the
subscriptions for units (see Note 2). These costs were amortized evenly over fifteen years.

2.  Formation and Unit Subscriptions

      Under the Unit Subscription Agreement, the investors have subscribed for units at U.S. $100,000 per unit consisting of U.S. $75,000 of debentures and U.S. $25,000 of Class A shares (2,500 Class A shares at a price of U.S. $10 per share) in a 3-to-1 ratio. The Company received commitments for unit subscriptions totaling U.S. $114,700,000 (U.S. $86,025,000 of debentures and 2,867,500 Class A shares at U.S. $10 per share). At October 31, 1996, 1995 and 1994 98.12% of the subscriptions were paid for and debentures and shares issued.

      On September 14, 1994, the Board of Directors approved a resolution to end any further acquisitions by the investors and to close out the investor obligations.

      At October 31, 1996, U.S.  $84,411,829 of debentures and U.S.  $28,137,367
Class A shares were issued and outstanding.

      Under Amendment No. 4 to the Unit Subscription Agreement dated May 15, 1995, in 1995 the Company is permitted to expend all of its funds from operations after debt servicing and all applicable corporate tax, on capital enhancements, repairs and maintenance. In 1996 and subsequent years, subject to approval by eighty percent of all shareholders, the Company is permitted to expend two-thirds of its funds from operations after debt servicing and all applicable corporate tax on, capital enhancements, repairs and maintenance.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

3.  Capital Assets

                                                 October 31
                                 -------------------------------------------
                                     1994           1995          1996
                                 -------------- ----------------------------
                                                              (unaudited)
      Oil and Gas Properties:
        Cost ...................   $42,310,000    $43,361,000   $44,963,000
        Accumulated depletion ..  (20,267,000)   (24,540,000)  (28,197,000)
                                 -------------- ----------------------------
                                   22,043,000     18,821,000    16,766,000
                                 -------------- ----------------------------

      Tangible Production
        Equipment:
        Cost ...................    7,889,000      9,402,000    10,239,000
        Accumulated depreciation   (3,523,000)    (4,450,000)   (5,283,000)
                                 -------------- ----------------------------
                                    4,366,000      4,952,000     4,956,000
                                 -------------- ----------------------------
      Processing Facilities:
        Cost ...................  118,623,000    127,696,000   133,979,000
        Accumulated depreciation  (15,600,000)   (23,374,000)  (31,844,000)
                                 -------------- ----------------------------
                                  103,023,000    104,322,000   102,135,000
                                 -------------- ----------------------------
                                 $129,432,000   $128,095,000  $123,857,000
                                 ============== ============================

      During 1996 no acquisition fees (1995 - $0, 1994 - $27,000) were included in the cost of capital assets. A provision for future site restoration of $1,132,347 (1995 - $779,000, 1994 - $740,000, 1993 - $644,935) was expensed during 1996.

4.  Deferred Financing Costs

                                              October 31
                                 --------------------------------------
                                     1994         1995        1996
                                 --------------------------------------
                                                           (unaudited)
      Deferred financing costs     $2,187,000   $2,187,000   $2,187,000
      Accumulated amortization       (559,000)    (705,000)    (851,000)
                                 --------------------------------------
                                   $1,628,000   $1,482,000   $1,336,000
                                 ======================================

5.    Long-Term Shareholders' Debt

      The debentures are payable in U.S. dollars fifteen years from the date of issue which is in the period 2005 to 2008. The debentures bear interest at 14% per annum payable on a quarterly basis.

      The Company is entitled, if the after-tax cash flow is not sufficient to make interest payments, to satisfy interest payments by issuing additional debentures valued at an amount equal to 100% of the principal amount thereof, and Class A shares at $10.00 per share.

      The debentures are held by the Class A shareholders.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

6.  Share Capital

Authorized

      Unlimited Class A voting common shares.

      Unlimited Class B non-voting common shares.

      The Class B shares are not entitled to dividends. Upon payout, as defined in the Company's Articles, each Class B share may be converted to a Class A share and the Class B shareholders have a call option to purchase, in the aggregate, 25% of the then outstanding debentures at a price of U.S. $10 for each U.S. $75,000 principal amount of debentures.

      Class B shares are issued equal to 33% of the Class A shares issued pursuant to subscription calls. Class B shares are issued for U.S. $.01 per share.

Issued for Cash

                                     Class A                  Class B
                           ---------------------------------------------------

Inception to October 31,
  1993                       2,770,599     $33,619,000   923,530   $11,000
Issued during 1994              43,139        582,000     14,380        -
                           ------------- -------------  --------   --------

Balance at October 31,
  1994, 1995 and 1996
  (unaudited)                2,813,738     $34,201,000   937,910   $11,000
                           ============= =============  ========   ========

7.  Administration

      Pursuant to the administration and management agreements, the following expenses have been recorded:

                                      Year Ended October 31
                        ---------------------------------------------------
                            1993         1994        1995         1996
                        -------------------------------------- ------------

                                                               (unaudited)
Management fees .......   $2,105,000   $2,384,000   $2,613,000   $2,531,000
Administration fees ...    1,394,000    1,959,000    1,628,000    1,632,000
                        ------------  -----------  ----------- ------------
                           3,499,000    4,343,000    4,241,000    4,163,000

Directors' fees and
  expenses ............       38,000       63,000      311,000      113,000
General corporate
  expenses ............      148,000      550,000      400,000      299,000
                         -----------  -----------  -----------  -----------
                           3,685,000    4,956,000    4,952,000    4,575,000

Recoveries ............            -     (996,000)    (445,000)    (458,000)
                        ------------   -----------  -----------  -----------
                          $3,685,000   $3,960,000   $4,507,000   $4,117,000
                        ============   ===========  ===========  ===========

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

      General  corporate   expenses  include   third-party   professional  fees,
insurance and other items of a general corporate nature.

8.  Income Taxes

      At October 31, 1996, the Company has estimated deductions for income tax purposes which exceed the related book value by $3,400,000, the potential benefit of which have not been recognized in these financial statements. For income tax purposes, the Company has reported non-capital loss carryforwards of $50,350,000 at October 31, 1996, which expire as follows: 1997 - $415,000; 1998
- $1,658,000; 1999 - $12,543,000;  2000 - $11,991,000; 2001 - $9,061,000; 2002 -
$11,247,000; 2003 - $3,435,000.

9.  Related Party Transactions

      At times, the Company enters into agreements and transactions related to gas plants and gas reserves with Morrison Petroleums Ltd. and Canadian Gas Gathering Systems II, Inc. These transactions are carried out in accordance with industry standard terms.

      During 1995, a consulting fee of $158,000 was paid to a founder and director.

10.  Commitments

      The Company has a Management Agreement with Morrison Petroleums Ltd. to provide services with respect to evaluation, acquisition, development and construction of projects and Consulting Agreements with two other founders. The Agreements are for ten years and provide for annual management and consulting fees to be paid to the three parties totaling 1.5% of the original cost of all projects, subject to certain adjustments as provided in the Agreements.

      The Company has an Administration Agreement with Morrison Petroleums Ltd. to provide administrative functions to the Company. This Agreement is for ten years and provides for an annual administration fee of 5% of the net operating income as defined in the agreement.

      Under these agreements, fees were incurred and accrue to the founders as follows:

                                     Morrison       Gas      B.
                                    Petroleums   Systems     Feshbach
                                       Ltd.         III        & Sons
                                   ------------- ----------- -----------

      Year ended October 31, 1993    $3,187,000    $496,000    $192,000
      Year ended October 31, 1994     3,653,000     443,000     247,000
      Year ended October 31, 1995     3,485,000     485,000     271,000
      Year ended October 31, 1996
        (unaudited).............      3,363,000     513,000     287,000

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

      Of the above fees which accrued to the founders, the following amounts were outstanding at the periods ended as follows:

                                  Morrison       Gas      B.
                                 Petroleums   Systems     Feshbach
                                    Ltd.         III        & Sons
                                 ------------ ----------- -----------

      Year ended October 31,
        1994 ...................   $854,000      $92,000     $53,000
      Year ended October 31,
        1995 ...................    850,000       88,000      40,000
      Year ended October 31,
        1996 ...................    616,000      131,000       1,000

      In addition, under the Administration Agreement, where Morrison Petroleums Ltd is the operator of a gas system, capital and operating overhead is recovered from the Company by Morrison Petroleums Ltd. following guidelines prescribed by the Petroleum Accountants Society of Canada, Accounting Procedure at negotiated rates.

11.  Subsequent Events

      Subsequent to October 31, 1996 the Company became a wholly owned subsidiary of Abraxas Petroleum Corporation. Prior to the change in ownership, the Company sold its interest in the Nevis gas plant and related facilities to Morrison Petroleums, Ltd for a consideration of $120,000,000, converted its U.S. dollar denominated debt to Canadian dollars and repaid the debt.

12. Differences Between Canadian and United States Generally Accepted Accounting Principles

      These financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") which, in the case of the Company, conforms with United States generally accepted accounting principles ("US GAAP") in all material respects except as follows:

      (a)In accordance with U.S. GAAP, exchange gains and losses arising on translation of long-term monetary liabilities, unless designated as a hedge, are included in income currently instead of deferred and amortized over the lives of such long term liabilities.

      (b)The Company has applied Statement of Financial Accounting Standards Number 109 "Accounting for Income Taxes" ("SFAS 109") effective November 1, 1992. SFAS 109 requires the Company to account for income taxes using the liability method for US GAAP purposes. There was no cumulative effect or effect on current results as a consequence of adopting SFAS 109.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

      The impact of these changes on the Company's financial statements is as follows:

Statement of Earnings

                                        Year Ended October 31
                        ------------------------------------------------------
                            1993          1994          1995         1996
                        ------------- ------------- --------------------------

                                                                   (unaudited)
Net earnings (loss) as
  reported ............ $(3,691,000)  $4,506,000    $(3,051,000) $(1,384,000)
Foreign currency
  translation .........  (4,409,000)  (1,829,000)     1,893,000    1,024,000
                        ------------  -----------   ------------ ------------
Net earnings (loss) in
  accordance with U.S.
  GAAP ................$ (8,100,000)  $2,677,000    $(1,158,000) $  (360,000)
                        ============  ==========    ============ ============

                                                 Increase
                                 As Reported    (Decrease)    U.S. GAAP
                                 ------------- ------------- -------------

      October 31, 1994
      Deferred foreign exchange
        loss ...................  $9,775,000   $(9,775,000)  $        -
      Deficit ..................  (1,343,000)    9,776,000    (11,119,000)

      October 31, 1995
      Deferred foreign exchange
        loss ...................   7,882,000    (7,882,000)             -
      Deficit ..................  (4,394,000)    7,883,000    (12,277,000)

      October 31, 1996
      Deferred foreign exchange
        loss ...................   6,858,000    (6,858,000)             -
      Deficit ..................  (5,778,000)    6,859,000    (12,637,000)

13. Changes in non-cash working capital components

                                       Years Ended October 31
                        ------------------------------------------------------
                            1993          1994          1995         1996
                        ------------- ------------- --------------------------
                                                                 (unaudited)
Decrease (increase) in
   non-cash working
  capital
Operating:
  Accounts receivable   $  (5,558,000) $  (562,000)  $(1,231,000)   $ (690,000)
  Accounts payable         11,562,000   (4,881,000)   (5,773,000)    2,866,000
                          ------------   ------------  ------------  -----------
                        $   6,004,000   $(5,443,000)  $(7,004,000)   $2,176,000
                          ============   ============  ============  ===========

Investing:
  Accounts payable       $(38,023,000)  $     --      $     --     $        --
  Debenture interest
  payable to
  shareholders              2,742,000    (3,771,000)      (54,000)       (2,000)
                        -------------   ------------  ------------ -------------
                         $(35,281,000)  $(3,771,000)  $   (54,000) $     (2,000)
                        =============   ============  ============ =============

                          Independent Auditors' Report



To the Board of Directors of
  Enserch Exploration, Inc.

      We have audited the accompanying statements of revenues and direct operating expenses of Enserch Exploration, Inc.'s Wamsutter Area Package (the "Package") (see Note 1) to be sold to Abraxas Petroleum Corporation for the years ended December 31, 1995, 1994, and 1993. These financial statements are the responsibility of the management of Enserch Exploration, Inc., as operator of the properties. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying statements of revenues and direct operating expenses reflect the revenues and direct operating expenses attributable to the Package as described in Note 1 to the financial statements and are not intended to be a complete presentation of the revenues and expenses of the Package.

      In our opinion, the accompanying financial statements present fairly, in all material respects, the revenues and direct operating expenses of the Package as described in Note 1 for the years ended December 31, 1995, 1994, and 1993, in accordance with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Dallas, Texas
June 26, 1996

               ENSERCH EXPLORATION, INC.'S WAMSUTTER AREA PACKAGE

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES


                                                               Nine Months Ended
                                    Year Ended December 31        September 30
                               ------------------------------- -----------------
                                   1993     1994       1995      1995     1996
                                 -------  --------   --------  -------  --------
                                 (in thousands)                  (Unaudited)
Revenues:
  Oil, gas and related
    product sales ............   $10,655   $10,171   $ 7,542   $ 5,262   $ 7,280

Direct operating expenses:
  Lease operating expenses ...       431       640     1,029       894       776
    Severance and
   property taxes ............     1,108     1,291     1,113       778     1,068
                                 -------   -------   -------   -------   -------
                                   1,539     1,931     2,142     1,672     1,844
                                 -------   -------   -------   -------   -------

Excess of revenues over
  direct operating
  expenses ...................   $ 9,116   $ 8,240   $ 5,400   $ 3,590   $ 5,436
                                 =======   =======   =======   =======   =======




        The accompanying notes are an integral part of these statements.

               ENSERCH EXPLORATION, INC.'S WAMSUTTER AREA PACKAGE

                       NOTES TO STATEMENTS OF REVENUES AND
                            DIRECT OPERATING EXPENSES


1.  The Properties

      The accompanying statements represent the revenues and direct operating expenses attributable to the net interest in Enserch Exploration, Inc.'s ("EEX") Wamsutter Area Package producing wells and certain non-producing leases to be sold to Abraxas Petroleum Corporation ("Abraxas"). The properties are located in Sweetwater and Canton County, Wyoming. EEX acquired the properties on June 8, 1995 when it purchased all of the capital stock of Dalen Corporation. Effective January 1, 1996, Dalen Corporation was merged into EEX.

      Historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the properties acquired because the entire acquisition cost is being assigned to oil and gas properties. Accordingly, these statements of revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

      The accompanying statements of revenues and direct operating expenses represent EEX's net working interest in the properties to be acquired by Abraxas and are presented on the full cost accrual basis of accounting. Depreciation, depletion and amortization, allocated general and administrative expense, interest expense and income, and income taxes have been excluded because the property interests acquired represent only a portion of a business and the expenses incurred are not necessarily indicative of the expenses to be incurred by Abraxas.

2.  Contingent Liabilities

      Given the nature of the properties acquired and as stipulated in the purchase agreement, Abraxas is subject to loss contingencies pursuant to existing or expected environmental laws, regulations, and losses covering the acquired properties.

3.  Oil and Gas Reserves (Unaudited)

      The following table of estimated proved and proved developed reserves of oil and gas related to the Wamsutter Area Package properties has been prepared utilizing estimates of period-end reserve quantities provided by independent petroleum consultants.

                                  Oil             Gas
                               (Bbl) (a)         (Mcf)
                              -------------  -------------

      At January 1, 1993 ....    547,125      43,339,881
        Production ..........    (65,283)     (4,498,193)
        Other changes, net ..     28,903         553,355
                              -------------  -------------
      At January 1, 1994 ....    510,745      39,395,043
        Production ..........   (288,763)     (4,712,683)
        Other changes, net ..  1,915,650       1,298,888
                              -------------  -------------
      At January 1, 1995 ....  2,137,632      35,981,248
        Production ..........   (303,076)     (4,285,734)
        Other changes, net ..  l,390,493       8,838,026
                              =============  =============
      At January 1, 1996 ....  3,225,049      40,533,540
                              =============  =============

               ENSERCH EXPLORATION, INC.'S WAMSUTTER AREA PACKAGE

                       NOTES TO STATEMENTS OF REVENUES AND
                            DIRECT OPERATING EXPENSES


                                  Oil           Gas
                                 (Bbl)         (Mcf)
                              ------------- -------------
      Proved Developed
        Reserves:
      At January 1, 1993 ....     547,125    43,339,881
      At January 1, 1994 ....     510,745    39,395,043
      At January 1, 1995 ....   2,137,632    35,981,248
      At January 1, 1996 ....   2,942,115    36,559,004
------------------

(a) Includes condensate and natural gas liquids attributable to leasehold interests of 2,655,476 Bbls for January 1, 1996 and 1,669,664 Bbls for January 1, 1995. Prior to l994, gas was not processed to extract natural gas liquids.

4. Standardized Measure (Unaudited)

      Discounted future net cash flows relating to proved gas and oil reserve quantities (unaudited) have been prepared using estimated future production rates and associated production and development costs. Continuation of economic conditions existing at the balance sheet date was assumed. Accordingly, estimated future net cash flows were computed by applying prices and contracts in effect at period end to estimated future production of proved gas and oil reserve, estimating future expenditures to develop proved reserves and estimating costs to produce the proved reserves based on average costs for the period. Average prices used in the computations were: Gas (per Mcf) $2.08 in 1995, $1.45 in 1994 and $2.40 in 1993; Oil (per barrel) $11.17 in 1995, $7.22 in
1994 and $13.52 in 1993.

      Because reserve estimates are imprecise and changes in the other variables are unpredictable, the standardized measure should be interpreted as indicative of the order of magnitude only and not as precise amounts.

                                           1995        1994        1993
                                       -------------------------------------

      Standardized Measure (in
        thousands):
        Future cash inflows ........     $ 120,278   $  67,597   $ 101,445
        Future production and              (25,971)    (17,121)    (19,710)
          development costs ........
        Future income-tax expense ..       (16,137)    (14,873)    (25,525)
                                       -------------------------------------
        Future net cash flows ......        78,170      35,603      56,210
        Less 10% annual discount ...        35,565      14,095      23,727
                                       =====================================
        Standardized measure of
          discounted future net
          cash flows ...............     $  42,605   $  21,508   $  32,483
                                       =====================================
      Change in Standardized Measure
        (in thousands):
        Sales and transfers of gas
          and oil produced, net of
          production costs .........     $  (5,400)  $  (8,240)  $  (9,116)
        Changes in prices, net of
          production and future             14,280     (21,828)      4,903
          development costs ........
        Accretion of discount ......         2,151       3,248       3,326
        Net change in income taxes .           190       5,765         240
        Additions, revisions and             9,876      10,080        (125)
          offer changes ............
                                       =====================================
            Total ..................     $  21,097   $ (10,975)  $    (772)
                                       =====================================

                         Report of Independent Auditors



Board of Directors
Abraxas Petroleum Corporation

We have audited the accompanying statements of combined oil and gas revenues and direct operating expenses of the Certain Overriding Royalty Interests in the Portilla Field Acquired by Abraxas Petroleum Corporation (Abraxas) for the years ended December 31, 1994 and 1995. These statements are the responsibility of Abraxas' management. Our responsibility is to express an opinion on the statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of combined oil and gas revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of combined oil and gas revenues and direct operating expenses. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.


The accompanying statements of combined oil and gas revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, are not intended to be a complete presentation of the combined oil and gas revenues and expenses of Certain Overriding Royalty Interests in the Portilla Field Acquired by Abraxas.

In our opinion, the statements referred to above present fairly, in all material respects, the combined oil and gas revenues and direct operating expenses of Certain Overriding Royalty Interests in the Portilla Field Acquired by Abraxas for the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles.




                                                ERNST & YOUNG LLP
San Antonio, Texas
August 30, 1996

           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

                   STATEMENTS OF COMBINED OIL AND GAS REVENUES
                          AND DIRECT OPERATING EXPENSES


                                                            Nine Months Ended
                               Year Ended December 31          September 30
                             -------------------------- ------------------------
                                  1994        1995          1995         1996
                             -------------------------- ------------------------
                                                                (Unaudited)

Oil and gas revenues          $3,529,234   $3,675,596    $2,608,169   $2,821,855

Direct operating expenses:
  Production taxes               908,421      835,092       590,019      621,656
                              ----------  ------------   -----------   ---------

Oil and gas revenues in
  excess of   direct
  operating  expenses         $2,620,813   $2,840,504    $2,018,150   $2,200,199
                              ==========   ==========    ==========   ==========




                             See accompanying notes.

           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

              NOTES TO STATEMENTS OF COMBINED OIL AND GAS REVENUES
                          AND DIRECT OPERATING EXPENSES

                     Years Ended December 31, 1994 and 1995
           (Information as to the Nine Months Ended September 30, 1995
                             and 1996 is Unaudited)


1.  Basis of Presentation

      The accompanying statement of combined oil and gas revenues and direct operating expenses represents the results from certain oil and gas producing properties located in the Portilla Field, San Patricia County, Texas -- (Properties) which were previously owned by the Commingled Pension Trust Fund (Petroleum II) (the Pension Fund) which were acquired in connection with the acquisition by Abraxas Petroleum Corporation (Abraxas). Abraxas acquired the remaining 75% partnership interest in Portilla-1996, L.P., the limited partner of which acquired the above interests from the Pension Fund on March 21, 1996 and contributed such interest to the Partnership.

      Full historical financial statements reflecting financial position, results of operations, and cash flows required by generally accepted accounting principles are not presented, as such information is not readily available on an individual property basis nor meaningful for the properties acquired because the entire acquisition cost is being assigned to oil and gas properties. Accordingly, these statements of combined oil and gas revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of Regulation S-X of the Securities and Exchange Commission.

      The accompanying statements of combined oil and gas revenues and direct operating expenses represent the net overriding royalty interests in the Properties to be acquired by Abraxas and are presented on the accrual basis of accounting. Depreciation, depletion and amortization, general and administrative expenses, interest expense, and federal and state income taxes have been excluded because the property interests acquired represent only a portion of a business and the expenses incurred are not necessarily indicative of the expenses to be incurred by Abraxas.

      The unaudited statements of combined oil and gas revenues and direct operating expenses for the nine months ended September 30, 1995 and 1996 include, in the opinion of management, all material adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation. The results of the nine months ended September 30, 1996, are not necessarily indicative of the results to be expected for the full year.

           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

              NOTES TO STATEMENTS OF COMBINED OIL AND GAS REVENUES
                    AND DIRECT OPERATING EXPENSES (CONTINUED)





2. Supplemental Information Relating to Oil and Gas Producing Activities (Unaudited)

      The following table presents the estimate of the net proved crude oil and natural gas quantities related to the interests in the Properties acquired and have been prepared utilizing the estimates of reserve quantities prepared by independent petroleum reserve engineers.

                                               Liquid         Natural
                                            Hydrocarbons        Gas
                                            -------------- --------------
                                              (Barrels)        (Mcf)
Proved developed and undeveloped reserves:
  Balance at December 31, 1993 ...........     2,060,000      7,309,000
   Revisions of previous estimates .......       240,000     (1,374,000)
   Production ............................      (207,000)      (256,000)
                                            -------------- --------------
  Balance at December 31, 1994 ...........     2,093,000      5,679,000
   Revisions of previous estimates .......      (245,000)    (2,290,000)
   Production ............................      (176,000)      (497,000)
   Other changes, net ....................       306,000        681,000
                                            -------------- --------------
  Balance at December 31, 1995 ...........     1,978,000      3,573,000
   Revisions of previous estimates .......      (417,000)      (974,000)
   Production ............................       (81,000)      (209,000)
   Other changes, net ....................       208,000         10,000
                                            -------------- --------------

  Balance at June 30, 1996 ...............     1,688,000      2,400,000
                                            ============== ==============

Proved developed reserves:
  December 31, 1994 ......................     1,782,000      4,727,000
  December 31, 1995 ......................     1,722,000      3,378,000
  June 30, 1996 ..........................     1,677,000      2,331,000

All of the above reserves are located in the United States.

           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

              NOTES TO STATEMENTS OF COMBINED OIL AND GAS REVENUES
                    AND DIRECT OPERATING EXPENSES (CONTINUED)





Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

      The following disclosures concerning the standardized measure of future cash flows from proved crude oil and natural gas reserves are presented in accordance with Statement of Financial Accounting Standards No. 69. The standardized measure does not purport to represent the fair market value of the Properties' proved crude oil and natural gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

      Under the standardized measure, future cash inflows were estimated by applying prices at December 31, 1995 and June 30, 1996 to the estimated future production of period-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. The Properties are not, nor is the Owner, a separate tax paying entity. Accordingly, the standardized measure of discounted future net cash flows from proved reserves is presented before deduction of federal income taxes.

      Future net cash inflows were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

              NOTES TO STATEMENTS OF COMBINED OIL AND GAS REVENUES
                    AND DIRECT OPERATING EXPENSES (CONTINUED)





      Set forth below is the Standardized Measure relating to proved oil and gas reserves for December 31, 1995 and June 30, 1996:

                                        December 31            June 30
                                 ---------------------------
                                     1994          1995          1996
                                 ------------- ------------- -------------

   Standardized Measure:
     Future cash inflows .....     $40,963,000   $43,052,000   $38,232,000
     Future production and
      development costs ......      12,078,000    13,490,000    12,268,000
                                 ------------- ------------- -------------
                                    28,885,000    29,562,000    25,964,000
     Discount ................     (11,498,000)  (10,622,000)  (11,703,000)
                                 ------------- ------------- -------------
   Discounted future net cash
     flows before income
     taxes ...................     $17,387,000   $18,940,000   $14,261,000
                                 ============= ============= =============

   Change in Standardized Measure (in thousands):
      Standardized Measure,
      beginning of period ....     $11,427,000   $17,387,000   $18,940,000
         Sales and transfers
          of gas and oil
          produced, net of
          production costs ...      (2,621,000)   (2,841,000)   (1,482,000)
         Changes in prices,
          net of production
          and future
          development costs ..       6,639,000     2,661,000       627,000
         Revisions of
          previous quantity
          estimates ..........          63,000    (3,168,000)   (4,001,000)
         Accretion of
          discount ..........        1,854,000     1,739,000       947,000
         Additions,
          revisions, and
          other changes ......          25,000     3,162,000      (770,000)
                                 ------------- ------------- -------------
      Standardized Measure,
        end of period ........     $17,387,000   $18,940,000   $14,261,000
                                 ============= ============= =============

                         Report of Independent Auditors



The Board of Directors and Shareholders
Canadian Abraxas Petroleum Limited (a Canadian corporation)

      We have  audited  the  accompanying  balance  sheet  of  Canadian  Abraxas
Petroleum Limited as of September 30, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Canadian Abraxas Petroleum Limited at September 30, 1996, in conformity with generally accepted accounting principles.



                                          ERNST & YOUNG LLP

San Antonio, Texas
October 7, 1996

                       CANADIAN ABRAXAS PETROLEUM LIMITED

                                  BALANCE SHEET

                               September 30, 1996


                                     ASSETS

Subscription receivable ........................                 $    1
                                                               ==========
   Total assets ................................                 $    1
                                                               ==========

                      LIABILITIES AND SHAREHOLDER'S EQUITY

Shareholder's equity:
  Common stock, no par value; unlimited number
   of shares authorized, issued and outstanding                  $    1
   -0- shares (Subscribed 1 share)..............
  Preferred stock, no par value; unlimited
   number of shares authorized, issued and                            -
   outstanding -0- shares ......................
                                                               ==========
     Total liabilities and shareholder's equity ..............   $    1
                                                               ==========



                             See accompanying notes.

                       CANADIAN ABRAXAS PETROLEUM LIMITED


                             NOTES TO BALANCE SHEET


                               September 30, 1996



1. Organization and Operations



      Canadian Abraxas Petroleum Limited, a Canadian Corporation (Canadian Abraxas), was capitalized by Abraxas Petroleum Corporation for the principal purpose of acquiring 100% of the outstanding capital stock of CGGS Canadian Gas Gathering Systems, Inc. (CGGS), after the consummation of the sale of the Nevis Plant. CGGS owns producing properties in western Canada, consisting primarily of natural gas reserves, natural gas gathering systems, and processing facilities. Canadian Abraxas has conducted no business and has no employees or operating history as of September 30, 1996. Due to the absence of business activity as of September 30, 1996, no statement of operations or cash flows is presented.


2.    Subsequent Events (unaudited)

      On November 14, 1996, Abraxas Petroleum Corporation, through its wholly owned subsidiary, Canadian Abraxas, closed the acquisition of CGGS with a portion of the proceeds from the issuance of $215,000,000 of Senior Notes due 2004 (Notes). Abraxas Petroleum Corporation and Canadian Abraxas are jointly and severally liable for all obligations under the Notes. In connection with the close of the transaction, Canadian Abraxas incurred a liability of approximately $82,000,000 of the $215,000,000 liability. The Notes are redeemable, in whole or in part, at the option of the Company and Abraxas Petroleum Corporation on or after November 1, 2000, and any time prior to November 1, 1999, the Company and Abraxas Petroleum Corporation may redeem up to 35% of the aggregate principal amount of the Notes with cash proceeds of equity offerings at a redemption price of 111.5% of the aggregate principal amount of the Notes to be redeemed. The terms of the Indenture related to the Notes provide for certain financial covenants which may limit the ability of the Company to incur additional debt. Additionally, in connection with the close of the transaction, CGGS was immediately merged with and into Canadian Abraxas, and Canadian Abraxas, as the surviving entity, used the net proceeds from the sale of the Nevis gas processing plant to retire all of the outstanding debentures of CGGS.

No person is  authorized  in  connection
with any offer  made  hereby to give any
information     or    to    make     any
representation  not  contained  in  this
Prospectus   in   connection   with  the
offering  made  hereby  and, if given or
made, such information or representation
must not be relied  upon as having  been
authorized   by   the   Issuers.    This
Prospectus  does not constitute an offer
to sell, or a  solicitation  of an offer
to  purchase,   any  securities  in  any
jurisdiction  in which, or to any person
to whom,  it is  unlawful  to make  such
offer  or   solicitation.   Neither  the
delivery  of  this   Prospectus  or  the
accompanying  Letter of  Transmittal  or
both   together   nor  any  exchange  of
securities made hereunder  shall,  under
any circumstances,  create any inference         ABRAXAS PETROLEUM
that  there  has not been any  change in            CORPORATION
the affairs of the Issuers since the date hereof.

 -------------------------                       CANADIAN ABRAXAS
                                                 PETROLEUM LIMITED
           TABLE OF CONTENTS
                                Page


Summary............................5
Risk Factors......................19
Purpose of the Exchange Offer.....11
Resale of the Exchange Note.......27
Plan of Distribution..............27
The Exchange Offer................28
Exchange Agent....................34
Use of Proceeds...................35
Capitalization....................36
Pro Forma Financial Information...37
Selected Consolidated Financial
 Information..................... 45              Offer to Exchange
Management's Discussion and               11.5% Senior Notes Due 2004, Series B
 Analysis of Financial Condition              for any and all Outstanding
 and Resultsof Operations... .....47      11.5% Senior Notes due 2004, Series A
Business..........................54
Management........................74
Executive Compensation............77
Securities Holdings of Principal
 Stockholders Directors and
 Officers.........................80
Description of the Notes..........83
Description of Capital Stock.....111
Certain United States and Canadian
  Income Tax Considerations......118
Transactions with Related Parties123
Book-Entry; Delivery and Form....123
Available Information............125
Enforceability of Civil
 Liabilities Against Foreign
 Persons.........................125
Legal Matters....................126
Experts..........................126
Glossary of Terms................127

Index to Consolidated
 Financial Statements............F-1


Until  __________,  1997 (25 days  after
the date of this Prospectus) all dealers             [LOGO]
effecting transactions in the registered
securities, whether or not participating
in this distribution, may be required to
deliver   a   Prospectus.   This  is  in
addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                                                Prospectus
                                                                 , 1997







================================================================================

                                                  PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.     Indemnification of Directors and Officers

      Abraxas' Articles of Incorporation contain a provision that eliminates the personal monetary liability of directors and officers to Abraxas and its stockholders for a breach of fiduciary duties to the extent currently allowed under the Nevada General Corporation Law (the "Nevada Statute"). In respect of Canadian Abraxas, the Canada Business Corporation Act ("CBCA") does not permit any such limitations of a director's liability. If a director or officer of Abraxas were to breach his fiduciary duties, neither Abraxas nor its stockholders could recover monetary damages, and the only course of action available to Abraxas' stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors or officers are limited to equitable remedies, this provision of Abraxas' Articles of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors or officers for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Director's action, this remedy would be ineffective if the stockholder did not become aware of a transaction or event until after it had been completed. In such a situation, it is possible that the stockholders and the Company would have no effective remedy against the directors or officers.

      Liability for monetary damages has not been eliminated for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or payment of an improper dividend in violation of section 78.300 of the Nevada Statute. The limitation of liability also does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws.

      The Nevada Statute permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties against all expenses (including attorneys' fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense by reason of his being or having been a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except where he has been adjudged by a court of competent jurisdiction (and after exhaustion of all appeals) to be liable for gross negligence or willful misconduct in the performance of duty. The Bylaws of Abraxas provide indemnification to the same extent allowed pursuant to the foregoing provisions of the Nevada Statute.

      Nevada corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. CBCA corporations are permitted to obtain such insurance also, accept for liability relating to the failure to act honestly and in good faith with a view to the best interests of the corporation. Abraxas currently has a directors' and officers' liability insurance policy in effect providing $3.0 million in coverage and an additional $1.0 million in coverage for certain employment related claims.

      Abraxas has entered into indemnity agreements with each of its directors and officers. These agreements provide for indemnification to the extent permitted by the Nevada Statute.

      Under the CBCA, except in respect of an action by or on behalf of a corporation or a body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was substantially successful on the merits in his or her defense of the action or proceeding, fulfilled the conditions set out in (a) and (b), above and is fairly and reasonably entitled to indemnity. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in
(a) and (b), above. The Canadian Abraxas Bylaws provide for indemnification of directors and officers to the fullest extent authorized by the CBCA.

Item 21. Exhibits and Financial Statement Schedules.

**3.1 Articles of Incorporation of Abraxas. (Filed as Exhibit 3.1 to the Company's Form S-4 Registration Statement, Registration Statement No. 33-36565 (the "S-4 Registration Statement")).

**3.2 Articles of Amendment to the Articles of Incorporation of Abraxas dated October 22, 1990 (Filed as Exhibit 3.3 to the S-4 Registration Statement).

**3.3 Articles of Amendment to the Articles of Incorporation of Abraxas dated December 18, 1990. (Filed as Exhibit 3.4 to the S-4 Registration Statement).

**3.4 Articles of Amendment to the Articles of Incorporation of Abraxas dated June 8, 1995. (Filed as Exhibit 3.4 to the Company's Form S-3 Registration Statement No. 333-398 (the "S-3 Registration Statement")).

**3.5 Amended and Restated Bylaws of Abraxas. (Filed as Exhibit 3.5 to the S-3 Registration Statement).

**3.6 Certificate of Designation of Series 1995-B Preferred Stock of Abraxas. (Filed as Exhibit 3.6 to the S-3 Registration Statement).


***3.7 Articles of Incorporation of Canadian Abraxas.

***3.8 By-Laws of Canadian Abraxas.


**4.1 Specimen Common Stock Certificate of Abraxas. (Filed as Exhibit 4.1 to the S-4 Registration Statement).

**4.2 Specimen Preferred Stock Certificate of Abraxas. (Filed as Exhibit 4.2 to the Company's Annual Report on Form 10-K filed on March 31, 1995).

**4.3 Rights Agreement dated as of December 6, 1994 between of Abraxas and First Union National Bank of North Carolina ("FUNB"). (Filed as Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on December 6, 1994).

**4.4 Contingent Value Rights Agreement dated November 17, 1995 by and between Registrant and FUNB (Filed as Exhibit 4.1 to the Company's Current Report on Form 8-K dated November 21, 1995).

**4.5 First Amendment to Contingent Value Rights Agreement dated May 2, 1996 by and between Registrant and FUNB. (Filed as Exhibit 4.5 to the S-3 Registration Statement).

**4.6 Indenture dated November 14, 1996 by and among the Company and IBJ Schroder Bank and Trust Company. (Filed as Exhibit 4.1 to the Company's Current Report on Form 8-K dated November 27, 1996).


***4.7 Form of Note.


*4.8 Form of Letter of Transmittal.


***4.9 Specimen Common Stock Certificate of Canadian Abraxas.

***5.1 Opinion of Cox & Smith Incorporated.

***5.2 Opinion of Burnet, Duckworth & Palmer.


*8.1 Tax Opinion of Cox & Smith Incorporated.

*8.2 Tax Opinion of Burnet, Duckworth & Palmer.

**10.1 Abraxas Petroleum Corporation 1984 Non-Qualified Stock Option Plan, as amended and restated. (Filed as Exhibit 10.7 to the Company's Annual Report on Form 10-K filed April 14, 1993).

**10.2 Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, as amended and restated. (Filed as Exhibit 10.8 to the Company's Annual Report on Form 10-K filed April 14, 1993).

**10.3 Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan. (Filed as Exhibit 10.9 to the Company's Annual Report on Form 10-K filed April 14, 1993).


+**10.4 Abraxas Petroleum Corporation 401(k) Profit Sharing Plan.

+**10.5 Abraxas Petroleum Corporation Director Stock Option Plan.


+**10.6 Abraxas Petroleum Corporation Restricted Share Plan for Directors. (Filed as Exhibit 10.20 to the Company's Annual Report on Form 10-K filed on April 12, 1994).

+**10.7 Abraxas  Petroleum  Corporation 1994 Long Term Incentive Plan. (Filed as
Exhibit  10.21 to the  Company's  Annual  Report on Form 10-K filed on April 12,
1994).

+**10.8 Abraxas Petroleum Corporation Incentive Performance Bonus Plan. (Filed as Exhibit 10.24 to the Company's Annual Report on Form 10-K filed on April 12,
1994).

**10.9 Registration Rights and Stock Registration Agreement dated as of August 11, 1993 by and among Abraxas, EEP and Endowment Energy Partners II, Limited Partnership ("EEP II"). (Filed as Exhibit 10.33 to the Company's Registration Statement on Form S-1, Registration No. 33-66446 (the "S-1 Registration Statement")).

**10.10 First Amendment to Registration Rights and Stock Registration Agreement dated June 30, 1994 by and among Abraxas, EEP and EEP II. (Filed as Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on July 14, 1994).

**10.11 Second Amendment to Registration Rights and Stock Registration Agreement dated September 2, 1994 by and among Abraxas, EEP and EEP II. (Filed as Exhibit
10.3 to the Company's Annual Report on Form 10-K filed March 31, 1995)

**10.12 Third Amendment to Registration Rights and Stock Registration Agreement dated November 17, 1995 by and among Abraxas, EEP and EEP II. (Filed as Exhibit
10.17 to the Company's Annual Report on Form 10-K filed March 31, 1995)

**10.13 Common Stock Purchase Warrant dated as of December 18, 1991 between Abraxas and EEP. (Filed as Exhibit 12.3 to the Company's Current Report on Form 8-K filed January 9, 1992).

**10.14 Common Stock Purchase Warrant dated as of August 1, 1993 between Abraxas and EEP. (Filed as Exhibit 10.35 to the S-1 Registration Statement).

**10.15 Common Stock Purchase Warrant dated August 11, 1993 between Abraxas and EEP II. (Filed as Exhibit 10.36 to the S-1 Registration Statement).

**10.16 Common Stock Purchase Warrant dated August 11, 1993 between Abraxas and Associated Energy Managers, Inc. (Filed as Exhibit 10.37 to the S-1 Registration Statement).

**10.17 Letter dated September 2, 1994 from Abraxas to EEP and EEP II. (Filed as
Exhibit 10.13 to the Company's Annual Report on Form 10-K filed March 31, 1995)

**10.18 Amended and Restated Credit Agreement dated as of November 14, 1996 among Abraxas, Bankers Trust Company, Inc. (U.S.) Capital Corporation and the Lenders named therein. (Filed as Exhibit 10.5 to the Company's Current Report on Form 8-K filed November 27, 1996).

**10.19 Warrant Agreement dated as of July 27, 1994 between Abraxas and FUNB. (Filed as Exhibit 10.3 to the Company's Current Report on Form 8-K filed August 5, 1994).

**10.20 Warrant Agreement dated as of December 16, 1994, between Abraxas and FUNB. (Filed as Exhibit 10.23 to the Company's Annual Report on Form 10-K filed March 31, 1995).

**10.21 First Amendment to Warrant Agreement dated as of August 31, 1995 between Abraxas and FUNB. (Filed as Exhibit 10.21 to the S-3 Registration Statement).

**10.22 Form of Indemnity Agreement between Abraxas and each of its directors and officers. (Filed as Exhibit 10.30 to the S-1 Registration Statement).

+**10.23 Employment Agreement between Abraxas and Robert L. G. Watson. (Filed as
Exhibit 10.23 to the S-3 Registration Statement).

+**10.24 Employment Agreement between Abraxas and Chris E. Williford.  (Filed as
Exhibit 10.24 to the S-3 Registration Statement).

+**10.25  Employment  Agreement between Abraxas and Robert Patterson.  (Filed as
Exhibit 10.25 to the S-3 Registration Statement).

+**10.26 Employment  Agreement between Abraxas and Stephen T. Wendel.  (Filed as
Exhibit 10.26 to the S-3 Registration Statement).

**10.27 Common Stock and Contingent Value Rights Purchase Agreement dated as of November 17, 1995 by and among Abraxas and the Purchasers named in Schedule l thereto. (Filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated November 21, 1995.)

**10.28 Registration Agreement dated November 17, 1995 by and among Registrant and the parties named in Schedule I thereto. (Filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated November 21, 1995.)

**10.29 Subscription Agreement between Registrant and Grey Wolf Exploration, Ltd. (Filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated January 17, 1995.)

**10.30 Subscription Agreement between Grey Wolf Exploration, Ltd. and Cascade Oil and Gas Ltd. (Filed as Exhibit 10.2 to the Company's Current Report on Form 8-K dated January 17, 1995.)

**10.31 Purchase Agreement dated November 14, 1996 by and among Abraxas, Canadian Abraxas, BT Securities Corporation, Jefferies & Company, Inc. and ING Baring (U.S.) Securities Corporation (collectively, the "Initial Purchasers"). (Filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed November 27, 1996).

**10.32 Registration Rights Agreement dated November 14, 1996 by and among Abraxas, Canadian Abraxas, and the Initial Purchasers. (Filed as Exhibit 10.2 to the Company's Current Report on Form 8-K filed November 27, 1996).

**10.33 Share Sale Agreement dated October 29, 1996 by and among Abraxas, Canadian Abraxas, CGGS Canadian Gas Gathering Systems Inc. ("CGGS") and the shareholders of CGGS. (Filed as Exhibit 10.3 to the Company's Current Report on Form 8-K filed November 27, 1996).

**10.34 Purchase and Sale Agreement dated September 18, 1996 by and among Abraxas, Acco, LLC, Massachusetts Bay Transportation Authority Retirement Fund, Metropolitan Life Insurance Company Separate Account No. 175, The General Mills, Inc. Master Trust: Pooled Real Estate Fund and State Street Research Energy, Inc. (Filed as Exhibit 10.4 to the Company's Current Report on Form 8-K filed November 27, 1996).

**10.35 Purchase and Sale Agreement dated May 22, 1996 between Abraxas and Enserch Exploration, Inc. (Filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed October 15, 1996).


***10.36 Management Agreement dated November 14, 1996 by and between Canadian Abraxas and Cascade Oil & Gas Ltd.

*12.1 Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.


**18.1 Letter regarding change in accounting principle. (Filed as Exhibit 18.1 to the Registrant's Annual Report on Form 10-K filed on April 12, 1994).


***22.1 Subsidiaries of Abraxas.


*23.  1 Consent of Ernst & Young LLP.


***23.2 Consent of DeGolyer and MacNaughton.

***23.3 Consent of Sproule Associates Limited.

***23.4 Consent of Cox & Smith Incorporated (included in Exhibit 5.1).


*23.5 Consent of Deloitte & Touche LLP.

*23.6 Consent of KPMG.


***23.7 Consent of Burnet, Duckworth & Palmer (included in Exhibit 5.2).

***24.1 Power of Attorney of Franklin Burke.

***24.2 Power of Attorney of Harold D. Carter.

***24.3 Power of Attorney of Robert D. Gershen.

***24.4 Power of Attorney of Richard M. Kleberg, III.

***24.5 Power of Attorney of James C. Phelps.

***24.6 Power of Attorney of Paul A. Powell, Jr.

*24.7 Power of Attorney of Richard M. Riggs

***25.1 Form T-1 Statement of Eligibility and Qualification of IBJ Schroder Bank & Trust Company, as Trustee.


*27.1 Financial Data Schedule.

*    Filed herewith.

**   Incorporated by reference to the filing indicated.
***  Previously Filed.
+    Management Compensatory Plan or Agreement.

Item 22.     Undertakings

      A. Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      B. Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by either of them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      D. Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on January 23, 1997.




                          ABRAXAS PETROLEUM CORPORATION



                          By:   /s/ Robert L. G. Watson
                             --------------------------------
                              Robert L. G. Watson, Chairman of the Board,
                              Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

      Signature                 Name and Title                     Date


/s/ Robert L. G. Watson         Chairman of the Board,        January 23 , 1997
------------------------        President, Chief Executive
Robert L.G. Watson              Officer (Principal Executive
                                Officer) and Director
                                of the Company




/s/ Chris E. Williford          Executive Vice President,      January 23, 1997
------------------------------  Treasurer, Chief Financial
Chris E. Williford              Officer and Director (Principal
                                Financial and Accounting Officer)
                                of the Company






 *                              Director of the Company        January 23, 1997
------------------------
Franklin Burke

*                               Director of the Company        January 23, 1997
------------------------
Harold D. Carter

*                               Director of the Company       January 23 , 1997
------------------------
Robert D. Gershen

*                               Director of the Company       January 23 , 1997
------------------------
Richard M. Kleberg, III

 *                              Director of the Company        January 23, 1997
------------------------
James C. Phelps

 *                              Director of the Company       January 23 , 1997
------------------------
Paul A. Powell, Jr.

*                               Director of the Company        January 23, 1997
------------------------
Richard M. Riggs


By: /s/ Chris E. Williford
   ------------------------
Chris E. Williford
Attorney-in-fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on January 23, 1997.




                                    CANADIAN ABRAXAS PETROLEUM LIMITED



                                    By:   /s/ Robert L. G. Watson
                                        ------------------------------
                                        Robert L. G. Watson, President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

      Signature                   Name and Title                   Date


/s/ Robert L. G. Watson        Chairman of the Board,          January 23, 1997
------------------------       President, and Director of
Robert L.G. Watson             Canadian Abraxas
                               (Principal Executive Officer)





/s/Chris E. Williford           Vice President and Assistant   January 23, 1997
------------------------        Secretary of Canadian Abraxas
Chris E. Williford              (Principal Accounting Officer)





/s/ Donald A. Engle            Secretary and Director of       January 23, 1997
--------------------------

Donald A. Engle                Canadian Abraxas


/s/ Roger L. Bruton            Executive Vice President and   January 23 , 1997
--------------------------

                               Director of Canadian Abraxas

                                  EXHIBIT INDEX

Exhibit Number:  Exhibit                                     Page Number


4.8              Form of Letter of Transmittal.                      __

8.1              Tax Opinion of Cox & Smith Incorporated             __

8.2              Tax Opinion of Burnet, Duckworth & Palmer           __

12.1 Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined
                 Fixed Charges and Preferred Stock Dividends         __
23.1             Consent of Ernst & Young LLP.                       __

23.5             Consent of Deloitte & Touche LLP.                   __

23.6             Consent of KPMG.                                    __

24.7             Power of Attorney of Richard M. Riggs               __

27.1             Financial Data Schedule.                            __

                                                                EXHIBIT 4.8





                THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW
                   YORK CITY TIME, ON , 1997, UNLESS EXTENDED.



                          FORM OF LETTER OF TRANSMITTAL


                    TO ACCOMPANY 11.5% SENIOR NOTES DUE 2004,
                      SERIES A (CUSIP NO. ____________) OF

                          ABRAXAS PETROLEUM CORPORATION
                             (a Nevada corporation)
                                       AND
                       CANADIAN ABRAXAS PETROLEUM LIMITED
                             (a Canada corporation)

                       TENDERED PURSUANT TO THE PROSPECTUS

                            DATED ____________, 1997

(PLEASE READ THE INSTRUCTIONS CAREFULLY)

IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE HEREOF) AND ALL OTHER DOCUMENTS AND INSTRUMENTS REQUIRED HEREBY SHOULD BE SENT OR DELIVERED TO THE EXCHANGE AGENT AT THE ADDRESS SET FORTH BELOW. TENDERS MUST BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON , 1997, UNLESS THE EXCHANGE OFFER IS EXTENDED (THE "EXPIRATION DATE").

                               The Exchange Agent

                        IBJ SCHRODER BANK & TRUST COMPANY

Facsimile Transmission Telephone Number:        Address for Mailing:

      (212) 858-2611                            One State Street

                                                New York, N.Y.  10004

                                                Attn: Reorganization Operations
                                                      Department


Confirm by Telephone:                           Address for Couriers and
                                                Hand Deliveries:

      (212) 858-2103                            One State Street

                                                New York, N.Y.  10004

                                                Attn: Securities Processing
                                                      Window,
                                                      Subcellar One (SC-1)



                            ------------------------

DELIVERY TO ANY ADDRESS OTHER THAN AS SET FORTH HEREIN WILL NOT CONSTITUTE VALID DELIVERY.

                            ------------------------

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

      This Letter of Transmittal is to be completed by holders of Series A Notes (as defined below) only (a) if Series A Notes are to be forwarded herewith or
(b) if delivery of such Series A Notes is to be made by book-entry transfer to the account maintained by the Exchange Agent at The Depository Trust Company
(DTC) pursuant to the procedures set forth under the caption "The Exchange Offer -- How to Tender" in the Prospectus (as defined below). DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

      Holders of Series A Notes who cannot deliver their Series A Notes or deliver confirmation of the book-entry transfer of their Series A Notes into the Exchange Agent's account at DTC and all other documents required hereby to the Exchange Agent on or prior to the Expiration Date must tender their Series A Notes pursuant to the guaranteed delivery procedure set forth under the caption "The Exchange Offer -- How to Tender" in the Prospectus. See Instruction 2 herein.

            (BOXES BELOW TO BE CHECKED BY ELIGIBLE INSTITUTIONS ONLY)

/ / CHECK HERE IF TENDERED SERIES A NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution___________________________________________
DTC Account Number _____________________________________________________
Transaction Code Number ________________________________________________

/ / CHECK HERE AND ENCLOSE A PHOTOCOPY OF THE NOTICE OF GUARANTEED DELIVERY IF TENDERED SERIES A NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE
      FOLLOWING:

Name of Registered Owner(s) ____________________________________________
Date of Execution of Notice of Guaranteed Delivery _____________________ Name of Institution which Guaranteed delivery __________________________

If Delivered By Book-Entry Transfer:

Name of Tendering Institution __________________________________________
DTC Account Number _____________________________________________________
Transaction Code Number ________________________________________________

/ / CHECK HERE IF TENDERING BY BOOK-ENTRY TRANSFER AND NON-EXCHANGED SERIES A NOTES ARE TO BE RETURNED BY CREDITING THE DTC ACCOUNT NUMBER SET FORTH ABOVE.

                     DESCRIPTION OF SERIES A NOTES TENDERED

SERIES A NOTES TENDERED_________________________________________________

IF BLANK, PRINT NAME AND ADDRESS OF REGISTERED HOLDER.
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(ATTACH ADDITIONAL LIST IF NECESSARY)
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                                 AGGREGATE PRINCIPAL  PRINCIPAL AMOUNT OF
                  SERIES A        AMOUNT OF SERIES A     SERIES A NOTES
              NOTES NUMBER(S)*          NOTES              TENDERED**
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TOTALS:
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* Need not be completed by Book-Entry Holders.
** The aggregate principal amount of all Series A Notes held shall be deemed tendered unless a lesser principal amount is specified in this column. See Instruction 4.

                     NOTE: SIGNATURES MUST BE PROVIDED BELOW
               PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:


      Pursuant to the terms and subject to the conditions of the Exchange Offer (as described below) of Abraxas Petroleum Corporation, a Nevada corporation
("Abraxas"), and Canadian Abraxas Petroleum Limited, a Canada corporation ("Canadian Abraxas" and, together with Abraxas, the "Issuers"), to holders of the Issuers' 11.5% Senior Notes due 2004, Series A issued pursuant to the Offering Memorandum dated November 5, 1996 (the "Series A Notes"), as set forth in the Prospectus dated ___________, 1997 (the "Prospectus") and this Letter of Transmittal (which, together with the Prospectus, constitute the Exchange Offer), the signer of this Letter of Transmittal (the "Holder") hereby accepts the Exchange Offer and tenders the Series A Notes listed on this Letter of Transmittal in exchange for a like principal amount of 11.5% Senior Notes due 2004, Series B (the "Exchange Notes"). The Exchange Notes are substantially identical to the Series A Notes except that the resale of the Exchange Notes will not be subject to the restrictions of Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Notes will not be subject to certain interest rate increase provisions which were applicable to the Series A Notes in certain circumstances relating to the timing of the Exchange Offer. The Holder hereby acknowledges receipt of the Prospectus. Capitalized terms used but not defined herein have the respective meanings given such terms in the Prospectus.


      Accordingly, subject to, and effective upon, acceptance for exchange of the Series A Notes tendered herewith in accordance with the terms and conditions of the Exchange Offer, the Holder hereby sells, assigns and transfers to the Issuers all right, title and interest in and to all of the Series A Notes that are being tendered for exchange hereby, and hereby irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the Holder with respect to such securities, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (i) deliver Series A Notes tendered hereby or transfer ownership of such securities on the account books maintained by DTC together, in either such case, with the accompanying evidences of transfer and authority, to the Issuers upon the receipt by the Exchange Agent, as the Holder's agent, of the consideration therefor pursuant to the Exchange Offer, and (ii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Series A Notes.


      THE HOLDER HEREBY REPRESENTS AND WARRANTS THAT THE HOLDER HAS FULL POWER AND AUTHORITY TO TENDER, EXCHANGE, SELL, ASSIGN AND TRANSFER THE SERIES A NOTES TENDERED HEREBY AND TO ACQUIRE THE EXCHANGE NOTES ISSUABLE UPON THE EXCHANGE OF SUCH TENDERED SECURITIES, THAT THE EXCHANGE AGENT, AS AGENT OF THE ISSUERS, WILL ACQUIRE GOOD AND UNENCUMBERED TITLE TO SUCH TENDERED SERIES A NOTES, FREE AND CLEAR OF ALL LIENS, RESTRICTIONS, CHARGES AND ENCUMBRANCES, AND THE SERIES A NOTES TENDERED HEREBY ARE NOT SUBJECT TO ANY ADVERSE CLAIM OR ENCUMBRANCE WHEN THE SAME ARE ACCEPTED BY THE ISSUERS. THE HOLDER WILL, UPON REQUEST, EXECUTE AND DELIVER ANY ADDITIONAL DOCUMENTS DEEMED BY THE ISSUERS OR THE EXCHANGE AGENT TO BE NECESSARY OR DESIRABLE TO COMPLETE THE EXCHANGE, SALE, ASSIGNMENT AND TRANSFER OF THE SERIES A NOTES TENDERED HEREBY.


      All authority herein conferred or agreed to be conferred in this Letter of Transmittal shall survive the death or incapacity of the Holder, and any obligation of the Holder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the Holder. Except as stated in the Prospectus, this tender is irrevocable.

      A tender of Series A Notes pursuant to the procedures described in the Prospectus and in the instructions hereto will constitute the Holder's acceptance of the terms and conditions of the Exchange Offer and a binding agreement between the tendering Holder of Series A Notes and the Issuers upon the terms and subject to the conditions of the Exchange Offer. The Holder recognizes that, under certain circumstances set forth in the Prospectus, the Issuers may not be required to accept any of the Series A Notes tendered for exchange hereby. The Holder hereby directs that the Exchange Notes and/or any Series A Notes representing any principal amount of such securities not exchanged be issued in the name of the Holder. The Holder understands that Holders who tender Series A Notes by book-entry transfer ("Book-Entry Holders") will receive their Exchange Notes and any principal amount of Series A Notes not exchanged will be returned to such Book-Entry Holder by crediting in the name of such Book-Entry Holder the account maintained by DTC. The Holder recognizes that the Issuers have no obligation to transfer any Series A Notes from the name(s) of the registered holder(s) thereof.

      BY TENDERING SERIES A NOTES AND EXECUTING THIS LETTER OF TRANSMITTAL, THE HOLDER IS DEEMED TO REPRESENT AND AGREE, AND HEREBY REPRESENTS AND AGREES, THAT
(I) IT IS ACQUIRING EXCHANGE NOTES ISSUABLE IN EXCHANGE THEREFOR IN THE ORDINARY COURSE OF ITS BUSINESS, (II) UNLESS IT IS A BROKER-DEALER REFERRED TO IN THE NEXT SENTENCE, IT IS NOT ENGAGING AND DOES NOT INTEND TO ENGAGE IN THE DISTRIBUTION OF THE EXCHANGE NOTES, (III) AT THE TIME OF CONSUMMATION OF THE EXCHANGE OFFER THE HOLDER WILL HAVE NO ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN THE DISTRIBUTION OF THE EXCHANGE NOTES IN VIOLATION OF THE PROVISIONS OF THE SECURITIES ACT, (IV) THE HOLDER IS NOT AN AFFILIATE OF ANY OF THE ISSUERS WITHIN THE MEANING OF RULE 405 UNDER THE SECURITIES ACT AND (V) IF IT PARTICIPATES IN THE EXCHANGE OFFER FOR THE PURPOSE OF DISTRIBUTING THE EXCHANGE NOTES IT MUST COMPLY WITH THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT IN CONNECTION WITH ANY RESALE OF THE EXCHANGE NOTES. EACH HOLDER WHO IS A PARTICIPATING BROKER-DEALER (AS DEFINED IN THE PROSPECTUS) HOLDING SERIES A NOTES ACQUIRED FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES THAT WILL RECEIVE EXCHANGE NOTES IN EXCHANGE FOR SUCH SERIES A NOTES PURSUANT TO THE EXCHANGE OFFER FURTHER REPRESENTS AND AGREES THAT IT WILL DELIVER A PROSPECTUS (WHICH MAY BE THE PROSPECTUS) IN CONNECTION WITH ANY RESALE OF SUCH EXCHANGE NOTES DURING THE PERIOD REQUIRED BY THE SECURITIES ACT. BY ACKNOWLEDGING THAT IT WILL DELIVER AND BY DELIVERING A PROSPECTUS, A PARTICIPATING BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT.

HOLDER SIGN HERE

X____________________________________________

X____________________________________________
           (Signature(s) of Owner(s))

Dated___________________________________, 1995

Holder's Telephone Number_____________________


(Must be signed by the registered holder(s) exactly as name(s) appear(s) on Series A Notes. If signature is by an attorney, executor, administrator, trustee, guardian or others acting in a fiduciary capacity, please set forth full title and see Instruction 5.)

Signature(s)
Guaranteed
(See Instruction 1)

------------------------------------------------------------------------
(Firm -- Please Print)

------------------------------------------------------------------------
(Authorized Signature)

------------------------------------------------------------------------
(Date)

                          SPECIAL DELIVERY INSTRUCTIONS
                        (See Instructions 1, 4, 5 and 6)

      To be completed ONLY by registered holders and ONLY if Exchange Notes or Series A Notes representing any principal amount of such securities not exchanged are to be sent to the Holder at an address other than that shown above.

Mail Exchange Notes (or Series A Notes) to:

(Name -- Please Print) _________________________________________________

(Address) (Include Zip Code)____________________________________________
========================================================================
FOR PARTICIPATING BROKER-DEALERS ONLY
(See Instruction 11)

Please send copies of the Prospectus and any supplements or amendments thereto to the following address:

------------------------------------------------------------------------
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


                                  INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. GUARANTEE OF SIGNATURES. Signatures on Letters of Transmittal need not be guaranteed, except as provided in this Instruction 1. In cases where Series A Notes are tendered for exchange by a registered holder of Series A Notes who has completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal, signatures on Letters of Transmittal (or facsimiles thereof) must be guaranteed by a commercial bank or trust company having an office or correspondent in the United States or a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (an "Eligible Institution").

2. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES. In order to participate in the Exchange Offer and receiveExchange Notes, a holder must properly complete and duly execute (with signatures guaranteed if required by Instruction 1) the Letter of Transmittal (or a facsimile thereof) and mail or deliver it, together with the Series A Notes to be tendered for exchange (or the Exchange Agent must receive a timely confirmation of a book-entry transfer of such Series A Notes into the Exchange Agent's account at DTC as described in the Prospectus) and any other required documents, to the Exchange Agent. The Exchange Agent must receive the foregoing documents and instruments on or prior to the Expiration Date. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.


      If a holder desires to tender Series A Notes pursuant to the Exchange Offer and such holder's Series A Notes are not immediately available, or if the procedure for book-entry transfer cannot be completed on a timely basis, or such holder cannot deliver the Series A Notes and all other required documents to the Exchange Agent prior to the Expiration Date, such Series A Notes may be tendered if all of the following guaranteed delivery procedures are complied with: (i) such tenders are made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery, in substantially the form provided by the Issuers, is received by the Exchange Agent on or prior to the Expiration Date; and (iii) the Series A Notes, in proper form for transfer (or confirmation of book-entry transfer of such Series A Notes into the Exchange Agent's account at DTC as described in the Prospectus), together with a properly completed and duly executed Letter of Transmittal and all other documents required by this Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange, Inc. trading days after the date of execution of such Notice of Guaranteed Delivery, all as provided under the caption "The Exchange Offer -- How to Tender" in the Prospectus.

      All questions as to the validity, form, eligibility (including time of receipt) and acceptability of Series A Notes tendered will be determined by the Issuers in their sole discretion, and such determinations will be final and binding. The Issuers reserve the right to reject any and all tenders determined by their not to be in proper form or otherwise not valid or the acceptance for exchange of which may, in the opinion of the Issuers' counsel, be unlawful or to waive any irregularities or conditions. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and Instructions thereto) will also be final and binding. The Issuers and the Exchange Agent are not under any duty to give notification of any irregularities or defects and shall not incur any liability for failure to give any such notification. Tenders will not be deemed to have been made until such irregularities or defects have been cured or waived. Any tender (including the Letter of Transmittal and Series A Notes) that is not properly completed and executed, and as to which irregularities or defects are not cured or waived, will be returned by the Exchange Agent to the tendering holder promptly after the Expiration Date without cost to the tendering holder (or, in the case of Series A Notes delivered by book-entry transfer within DTC, the tendered Series A Notes will be credited to the account maintained within DTC by the participant).


      THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL, THE SERIES A NOTES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER AND, EXCEPT AS OTHERWISE PROVIDED IN THIS INSTRUCTION 2, THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

      No alternative, conditional or contingent tenders will be accepted. All tendering holders, by execution of this Letter of Transmittal or facsimile hereof, waive any rights to receive any notice of the acceptance of their tender.

3. INADEQUATE SPACE. If the space provided herein is inadequate, the Series A Note numbers and the principal amount of Series A Notes should be listed on a separate signed schedule attached hereto.

4. PARTIAL TENDERS. If less than all of the principal amount represented by any Series A Note submitted is to be tendered, the principal amount of the Series A Notes which are to be tendered should be stated in the box entitled "Principal Amount of Series A Notes Tendered." New Series A Notes for the remaining principal amount of the old Series A Note(s) will either be sent to the registered holder of the Series A Note(s) tendered as soon as practicable after the tender has been accepted or credited to the holder's account in accordance with appropriate book-entry procedures. The aggregate principal amount of all Series A Notes listed are deemed to have been tendered unless otherwise indicated. Partial tenders of all Series A Notes may be made only if (i) the principal amount tendered is equal to $1,000 or an integral multiple thereof; and
       (ii) the remaining untendered portion of such Series A Note is in a principal amount of $250,000, or any integral multiple of $1,000 in excess of such amount.

5. SIGNATURES ON LETTER OF TRANSMITTAL. This Letter of Transmittal must be signed by the registered holder of the Series A Note(s) tendered hereby and if the Series A Notes are registered the signature must correspond exactly with the name as written on the face of the Series A Note(s) with alteration, enlargement or any change whatsoever.

      If the Series A Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

      If this Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Issuers of their authority to so act must be submitted.

6. DELIVERY OF EXCHANGE NOTES. Delivery of Exchange Notes will be made promptly after the Expiration Date for all Series A Notes properly tendered and accepted for exchange by the Issuers. The Exchange Notes of registered holders will be issued in the name of the registered holder(s) of the Series A Notes and will either be mailed to such holder(s) or credited to such holder's account in accordance with appropriate book-entry procedures. In the case of tenders by Notice of Guaranteed Delivery, Exchange Notes will not be delivered until the Letter of Transmittal, the Series A Notes relating to such Notice of Guaranteed Delivery (or a timely confirmation of a book-entry transfer of such Series A Notes into the Exchange Agent's account of DTC) and all other required documents have been received by the Exchange Agent.

7. SECURITY TRANSFER TAXES. The Issuers will pay all security transfer taxes, if any, applicable to the exchange of Series A Notes tendered and accepted pursuant to the Exchange Offer.

8. BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W9. Under the federal income tax laws, payments that may be made by the Issuers on account of Exchange Notes issued pursuant to the Exchange Offer may be subject to backup withholding at the rate of 31%. In order to avoid such backup withholding, each tendering holder should complete and sign the Substitute Form W-9 included in this Letter of Transmittal and either (a) provide the correct taxpayer identification number ("TIN") and certify, under penalties of perjury, that the TIN provided is correct and that (i) the holder has not been notified by the Internal Revenue Service (the "IRS") that the holder is subject to backup withholding as a result of failure to report all interest or dividends or (ii) the IRS has notified the holder that the holder is no longer subject to backup withholding; or
       (b) provide an adequate basis for exemption. If the tendering holder has not been issued a TIN and has applied for one, or intends to apply for one in the near future, such holder should write "Applied For" in the space provided for the TIN in Part I of the Substitute Form W-9, sign and date the Substitute Form W-9 and sign the Certificate of Payee Awaiting Taxpayer Identification Number. If "Applied For" is written in Part I, the Issuers (or the Paying Agent under the Indenture governing the Exchange Notes) shall retain 31% of payments made to the tendering holder during the sixty day period following the date of the Substitute Form W-9. If the holder furnishes the Exchange Agent or the Issuers with its TIN within sixty days after the date of the Substitute Form W-9, the Issuers (or the Paying Agent) shall remit such amounts retained during the sixty day period to the holder and no further amounts shall be retained or withheld from payments made to the holder thereafter. If, however, the holder has not provided the Exchange Agent or the Issuers with its TIN within such sixty day period, the Issuers (or the Paying Agent) shall remit such previously retained amounts to the IRS as backup withholding. In general, if a holder is an individual, the TIN is the Social Security number of such individual. If the Exchange Agent or the Issuers are not provided with the correct TIN, the holder may be subject to a $50 penalty imposed by the IRS. Certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such holder must submit a statement (generally, IRS Form W-8), signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Exchange Agent.

      Failure to complete the Substitute Form W-9 will not, by itself, cause Notes to be deemed invalidly tendered, but may require the Issuers (or the Paying Agent) to withhold 31% of the amount of any payment made on account of the Exchange Notes. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

9. WAIVER OF CONDITIONS. Subject to limitations set forth in the Prospectus, the conditions of the Exchange Offer may be waived by the Issuers, in whole or in part, at any time or from time to time, in the Issuers' sole discretion in the case of any Series A Notes tendered.


10. LOST, DESTROYED OR STOLEN NOTES. If any Series A Note has been lost, stolen, mutilated or destroyed, the holder should promptly notify the Trustee, IBJ Schroder Bank & Trust Company, of such fact in writing, or call (212) 858-2103. The holder will then be directed as to the steps that must be taken in order to replace the Series A Note. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, stolen, mutilated or destroyed Series A Notes have been followed.


11. REQUEST FOR ADDITIONAL COPIES. Questions and requests for additional copies of the Prospectus and this Letter of Transmittal may be obtained from the Exchange Agent at the address and telephone number set forth in the Prospectus.

12. PARTICIPATING BROKER-DEALERS. Each Holder which is a Participating Broker-Dealer must advise the Exchange Agent as to the number of copies of the Prospectus (including supplements and amendments thereto) it will require in order to satisfy the prospectus delivery requirements for resales of Exchange Notes which are exchanged for Series A Notes acquired by it for its own account as a result of market-making or other trading activities.

(DO NOT WRITE IN SPACE BELOW)

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IMPORTANT TAX INFORMATION

      Under federal income tax laws, a holder whose tendered Series A Notes are accepted for payment is required to provide the Exchange Agent (as payor) with such holder's correct TIN on Substitute Form W-9 below or otherwise establish a basis for exemption from backup withholding. If such holder is an individual, the TIN is his social security number. If the Exchange Agent is not provided with the correct TIN, a $50 penalty may be imposed by the Internal Revenue Service.

      Certain holders (including, among others, all corporations and certain foreign persons) are not subject to these backup withholding and reporting requirements. Exempt holders should indicate their exempt status on Substitute Form W-9. A foreign person may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed Internal Revenue Service Form W-8, signed under penalties of perjury, attesting to that holder's exempt status. A Form W-8 can be obtained from the Exchange Agent.

      If backup withholding applies, the Exchange Agent is required to withhold 20% of any payments made to the holder or other payee. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

PURPOSE OF SUBSTITUTE FORM W-9

      To prevent backup withholding on payments made with respect to the Exchange Offer, the holder is required to provide the Exchange Agent with either: (i) the holder's correct TIN by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such holder is awaiting a TIN) and that (A) the holder has been notified by the Internal Revenue Service that the holder is subject to backup withholding as a result of failure to report all interest or dividends or (B) the Internal Revenue Service has notified the holder that the holder is no longer subject to backup withholding, or (ii) an adequate basis for exemption.


      PAYER'S NAME:  IBJ SCHRODER BANK & TRUST COMPANY



-------------------------------------------------------------------------

SUBSTITUTE            Part 1 -  PLEASE  PROVIDE  YOUR TIN     Social
                      IN  THE  BOX  AT  THE   RIGHT   AND    Security
Form   W - 9          CERTIFY  BY   SIGNING   AND  DATING     Number
                      BELOW.                               or Employer
                                                          Identification
                                                              Number



                      ---------------------------------------------------
                      ---------------------------------------------------

                      Part 2 - Certification - Under penalties of perjury, I certify that:

                      (1)The number  shown on this form is my  correct  Taxpayer
                         Identification Number (or I am waiting for a number to be issued to me) and

Department of the     (2)   I  am  not  subject  to  backup  withholding
Treasury                 because:   (a)   I  am   exempt   from   backup
Internal Revenue         withholding,  or (b) I have not  been  notified
Service                  by the  Internal  Revenue  Service  (the "IRS")
                         that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

Payer's  Request for     Certification  Instructions  - You must cross out
Taxpayer Identification  Item (2) above if you have been notified by the   IRS
Number("TIN")            that you are currently  subject to backup withholding
                         because   of    under-reporting interest or  dividends
                         on your tax  return.  However, if after being  notified
                         by the IRS  that you were subject to backup withholding
                         you   received another  notification from the IRS that
                         you are no longer subject to backup withholding, do not cross out such Item (2).

                      ---------------------------------------------------

      SIGN HERE       SIGNATURE.  . . . . . . . . . . . .   Part 3 ---
                      .  .  . . . . . . . . . . . . . . .
                      . .. . . . . . . . . .
                      DATE.  .  . . . . . . . . . . . . .    Awaiting
                      .  .  . . . . . . . . . . . . . . .     TIN
                      . . . . . . . . . . .. . . . .

-------------------------------------------------------------------------


   NOTE:    FAILURE  TO  COMPLETE  AND  RETURN  THIS  FORM MAY  RESULT IN BACKUP
            WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

            YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

-------------------------------------------------------------------------

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 31% of all reportable payments made to me will be withheld, but that such amounts will be refunded to me if I then provide a Taxpayer Identification Number within sixty
(60) days.

Signature.  .  . . . . . . . . . . . Date.  .  . . . . . . . . . . . . .
 .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . ., 19 . . .
 .

-------------------------------------------------------------------------

January 23, 1997
Page 2


                                                                 EXHIBIT 8.1
                                   COX & SMITH
                             I N C O R P O R A T E D
                              ATTORNEYS COUNSELORS



                              112 East Pecan Street
                                   Suite 1800
                          San Antonio, Texas 78205-1521
                                 (210) 554-5500
                               Fax (210) 226-8395



Writer's Direct Number                           Writer's E-Mail Address
(210) 554-5266                                     srjacobs@coxsmith.com


                                January 23, 1997

Abraxas Petroleum Corporation
500 North Loop 1604 East
Suite 100
San Antonio, Texas 78232

Canadian Abraxas Petroleum Limited
#303, 630 - 6th Avenue S.W.
Calgary, Alberta  T2P 0S8
Canada

                     Re:   Exchange of Series A 11.5% Senior Notes due 2004
                           ------------------------------------------------

Ladies and Gentlemen:

      We have acted as counsel to Abraxas Petroleum Corporation, a Nevada corporation (the "Company"), and special United States counsel to Canadian Abraxas Petroleum Limited, a Canada corporation ("Canadian Abraxas" and, together with the Company, the "Issuers"), in connection with the Issuers' proposed offer to exchange $215,000,000 aggregate principal amount of Series B 11.5% Senior Notes due 2004 of the Issuers for a like amount of the Issuers' privately placed Series A 11.5% Senior Notes due 2004. The Notes are the subject of a Registration Statement on Form S-4 (the "Registration Statement") (File No. 333-18673) filed by the Issuers with the Securities and Exchange Commission. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Registration Statement.

      In rendering our opinion, we have examined and relied upon the accuracy and completeness of the information contained in the Registration Statement and in other related documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon representations furnished to us by the Issuers (the "Representations"). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents (or the form of drafts thereof) submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents, and, with respect to any drafts, that the final executed documents will not be substantially different from the drafts previously submitted to us. We have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. Our opinion is conditioned upon, among other things, the Representations, the initial and continuing accuracy of the information and representations set forth in the documents referred to above, including the Representations, and on the assumption that the Exchange Offer will be consummated in accordance with the descriptions set forth in such documents, including the Representations. Any change in such information or Representations could render the affected provisions of this opinion inoperative.

      This opinion expresses our views as to United States federal income tax laws in effect as of the date hereof only, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations (including proposed
Regulations), published rulings and administrative practice of the Internal Revenue Service (the "IRS") and court decisions. Our opinion does not address any foreign, state or local tax consequences of the Exchange Offer. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the IRS or the courts. Accordingly, no assurance can be given that the legal conclusions expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely are subject to change either prospectively or retroactively, and any variation or difference in the facts and representations as set forth in the Registration Statement might affect the conclusions stated herein.

      Based solely upon the foregoing, we are of the opinion that, for United States federal income tax purposes:

             (i) No gain or loss will be recognized by the Issuers in connection with the Exchange Offer;
            (ii) No gain or loss will be recognized by the holders of the Series A Notes upon their receipt of the Exchange Notes in exchange for their Series A Notes;
            (iii) The tax basis of the Exchange Notes received by the holders of the Series A Notes will be the same as the tax basis of their Series A Notes exchanged therefor; and
            (iv) The holding period of the Exchange Notes in the hands of the holders will include the holding period of the Series A Notes exchanged therefor, provided that such Series A Notes are held as capital assets on the date of the consummation of the Exchange Order.

      This opinion is rendered solely for your benefit and the benefit of holders of Exchange Notes in connection with the Exchange Offer. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Certain United States and Canadian Income Tax Consequences" in the Prospectus forming a part of said Registration Statement. Except as stated above, without our prior consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                    Very truly yours,

                                    COX & SMITH INCORPORATED


                                    By:         /s/ Robert W. Nelson
                                       ---------------------------------
                                          For the Firm

                                                            Exhibit 8.2


                            Burnet, Duckworth &Palmer
                              First Canadian Centre
                            1400, 350 7th Avenue S.W.
                        Calgary, Alberta, Canada T2P 3N9




December 20, 1996


Canadian Abraxas Petroleum Limited
500 N. Loop, 1604 East, Suite 100
San Antonio, Texas  78232
U.S.A.


Dear Sirs:

Re: Canadian Abraxas Petroleum Limited ("Canadian Abraxas") - Exchange of Exchange Notes pursuant to the Exchange Offer

The following opinion is restricted to a person who is:

a. a person who is neither resident nor deemed to be resident in Canada, nor at any time has been a resident in Canada;

b. a person who neither holds the Exchange Notes, nor is deemed to use or hold, the Exchange Notes or the Notes in the course of carrying on a business in Canada; and

c. a person who deals at arm's length with Canadian Abraxas throughout the period which is relevant for this opinion (referred to hereinafter as a "non-resident person").

The opinion expressed herein are based on the provisions of the Income Tax Act (Canada) (the "Act"), the Income Tax Regulations taking into consideration all published proposals for the amendment thereof issued to the date hereof.

Based on the foregoing, we are of the opinion that the exchange of the Exchange Notes for the Notes will not constitute an event which will give rise to taxation under the Act to non-resident persons.

This opinion is rendered solely for the benefit of the addressee and the benefit of holders of Exchange Notes in connection with Exchange Offer. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any attachments thereto. Except as stated above, without our prior consent, this opinion may not be furnished or quoted to or relied upon by any other person.

Yours very truly,

BURNET, DUCKWORTH & PALMER


/s/ John A. Brussa

                                                                   EXHIBIT 12.1

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
       AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                    DIVIDENDS


                                                                                                    Nine Months Ended
                                             Year Ended December 31,                                       September 30,
                         -------------------------------------------------------------------   ------------------------------
                                                                                   Pro                                 Pro
                                                                                  Forma                               Forma
                           1991         1992        1993       1994       1995     1995          1995       1996       1996
                         --------     -------    ---------  ---------   -------- -----------   --------   ---------  --------
                             (dollars in thousands)

Consolidated  pretax
  income(loss) from
  continuing operations   $    (15)   $ (1,072)   $  1,393   $    113    $(1,208) $ (16,500)   $    684  $     122  $ (8,474)
Interest ..............        132         906       2,531      2,359      3,911     24,276       2,915      2,142    18,151
Net amortization  of
  debt issuance
  expense .............       --          --           649        400        214      1,025         120        192       769
                          --------    --------    --------   --------   --------   --------    --------   ---------  -------
Earnings (loss) .......   $    117    $   (166)   $  1,787   $  2,872   $  2,917   $  8,801    $  2,351   $  2,456 $  10,446
                          ========    ========    ========   ========   ========   ========    ========   ========   ========

Interest ..............   $    132    $    906    $  2,531   $  2,359   $  3,911   $ 24,276    $  2,915   $  2,142  $ 18,151
Net amortization  of
  debt issuance expense        --          --          649        400        214      1,025         120        192        769
    Fixed Charges .....        132         906       3,180      2,759      4,125     25,301       3,035      2,334     18,920
  Ratio or (deficiency)
      of   Earnings   to
      Fixed Charges       $    (15)   $ (1,072)   $ (1,393)   1.04 to 1 $ (1,208)  $(16,500)   $   (684)  1.05 to 1 $ (8,474)
                          ========    ========    ========   ========   ========   ========    ========   ========   ========


  Preferred  Stock
      dividends                249         249         186        183        366        366         274        274      274
                          --------     -------    --------   --------   --------  ---------    --------   --------   ------
  Fixed  Charges
      including Preferred
      Stock dividends          381       1,155       3,366      2,942      4,491     25,667       3,309      2,608   19,194
                          --------     -------    --------   --------   --------  ---------    --------   --------   ------
  Ratio or (deficiency)
      of Earnings to
      combined Fixed
      Charges and
      Preferred Stock
      dividends            $ (264)     $(1,321)    $(1,579)   $  (70)    $(1,574)  $(16,866)     $ (958)    $ (152) $(8,748)
                          ========     ========    ========   ========   ========   ========    ========   ======== ========


                                                           EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 19, 1996 except for paragraph 2 of Note 16, as to which the date is March 21, 1996 with respect to the consolidated financial statements of Abraxas Petroleum Corporation, August 30, 1996 with respect to the statements of combined oil and gas revenues and direct operating expenses of certain overriding royalty interests in the Portilla Field acquired by Abraxas Petroleum Corporation, and October 7, 1996 with respect to the financial statements of Canadian Abraxas Petroleum Limited, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-18673) of Abraxas Petroleum Corporation and Canadian Abraxas Petroleum Limited for the Registration of $215,000,000 of 11.5% Senior Notes due 2004, Series B.



                                    /s/ Ernst & Young LLP


San Antonio, Texas
January 20, 1997

                                                            EXHIBIT 23.5




INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-18673 of Abraxas Petroleum Corporation and Canadian Abraxas Petroleum Limited of our report on Enserch Exploration, Inc.'s Wamsutter Area Package dated June 26, 1996 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP
Dallas, Texas

January 20, 1997

                                                            EXHIBIT 23.6


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


To the Board of Directors of
CGGS Canadian Gas Gathering Systems Inc.


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Prospectus and the Registration Statement.


/s/ KPMG
Chartered Accountants

Calgary, Canada
January 20, 1997

                                                           EXHIBIT 24.7

                                                  POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of Abraxas Petroleum Corporation and Canadian Abraxas Petroleum Limited and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


      Dated:  December 23, 1996.



                                    /s/ Richard M. Riggs
                                    Richard M. Riggs